   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 20, 1998


                                                      REGISTRATION NO. 333-43933

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               AMENDMENT NO. 1 TO


                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                               OCEAN ENERGY, INC.
             (Exact name of Registrant as specified in its charter)

                      DELAWARE                                             72-1277752
           (State or other jurisdiction of                              (I.R.S. Employer
           incorporation or organization)                              Identification No.)

                               OCEAN ENERGY, INC.
                       8440 JEFFERSON HIGHWAY, SUITE 420
                          BATON ROUGE, LOUISIANA 70809
                                 (504) 927-1450
   (Address, including zip code, and telephone number, including area code of
                   Registrant's principal executive offices)

                                ROBERT K. REEVES
                  EXECUTIVE VICE PRESIDENT-ADMINISTRATION AND
                                GENERAL COUNSEL
                               OCEAN ENERGY, INC.
                       8440 JEFFERSON HIGHWAY, SUITE 420
                          BATON ROUGE, LOUISIANA 70809
                                 (504) 927-1450
(Name, address, including zip code, and telephone number, including area code of agent for service)

                             ---------------------

                                   Copies to:


                    JAMES M. PRINCE                                   MICHAEL E. DILLARD, P.C.
                 ANDREWS & KURTH L.L.P.                       AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                 600 TRAVIS, SUITE 4200                            1700 PACIFIC AVENUE, SUITE 4100
                  HOUSTON, TEXAS 77002                                DALLAS, TEXAS 75201-4675
                     (713) 220-4200                                        (214) 969-2800


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the Registration Statement becomes effective and the satisfaction or waiver of all other conditions to the Mergers, pursuant to the Agreement and Plan of Merger, dated as of December 22, 1997, as amended by that certain Amendment No. 1 thereto dated as of January 7, 1998, described in the enclosed Joint Proxy Statement/Prospectus.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                              [OCEAN ENERGY LOGO]

                               OCEAN ENERGY, INC.
                       8440 JEFFERSON HIGHWAY, SUITE 420
                          BATON ROUGE, LOUISIANA 70809


                               February 27, 1998


Dear Stockholder,


     You are cordially invited to attend the Annual Meeting of Stockholders (the "OEI Annual Meeting") of Ocean Energy, Inc. ("OEI") to be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas on Friday, March 27, 1998, at 9:30 a.m., Houston time.


     At the OEI Annual Meeting, you will be asked to approve a stock-for-stock merger of United Meridian Corporation ("UMC") with OEI and certain related transactions. In the merger transactions, each of the 22.9 million existing shares of OEI Common Stock will be converted into 2.34 shares of common stock of the combined company and each of the 35.8 million existing shares of UMC Common Stock will be converted into 1.30 shares of common stock of the combined company. The result will be a new Ocean Energy with approximately 100 million shares outstanding; approximately 54 million shares (54%) to be held by OEI stockholders and approximately 46 million shares (46%) to be held by UMC stockholders.

     The proposed mergers are subject to certain conditions, including the approval of the stockholders of OEI and UMC, and will be consummated shortly after such approvals are obtained and the other conditions to the mergers are satisfied or waived.

     FOR THE REASONS DETAILED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS, YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY CONCLUDED THAT THE MERGERS ARE FAIR TO, AND IN THE BEST INTERESTS OF, OEI AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT OEI STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGERS AND RELATED MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     The merger will create one of the preeminent independent oil and gas companies operating throughout the world. OEI's geographically concentrated, high working interest producing properties and high impact shelf and deep water exploration prospects in the Gulf of Mexico will be combined with UMC's high impact growth prospects in West Africa and Asia and domestic long-lived oil and gas reserves. The merger will result in a new, financially stronger company with tremendous growth opportunities.

     The attached Joint Proxy Statement/Prospectus describes the proposed transaction more fully and includes other information about UMC and OEI.

     In addition, at the OEI Annual Meeting, you will be asked separately (i) to consider and approve the adoption of a proposed 1998 Long-Term Incentive Plan (the "Plan") (which will only be adopted in the event the merger are approved and effected), (ii) to elect two Class III directors to serve until the annual stockholders' meeting in 2001 or until their successors have been duly elected and qualified, and (iii) to ratify and approve the appointment of Arthur Andersen LLP as OEI's independent auditors for the 1998 fiscal year. The foregoing proposals, including the terms of the Plan and the nominees for director, are described in the accompanying Joint Proxy Statement/Prospectus, which you should read carefully. Your Board of Directors also recommends that OEI stockholders vote in favor of the foregoing proposals.

     To ensure your representation at the OEI Annual Meeting, please promptly complete, sign and date the enclosed proxy and return it in the envelope provided. If you plan to attend the OEI Annual Meeting, you may vote in person at that time, even though you have previously turned in your proxy.

                                            Sincerely,

                                            James C. Flores
                                            Chairman of the Board, President
                                            and Chief Executive Officer

                               OCEAN ENERGY, INC.
                       8440 JEFFERSON HIGHWAY, SUITE 420
                          BATON ROUGE, LOUISIANA 70809

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                               February 27, 1998



     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "OEI Annual Meeting") of Ocean Energy, Inc., a Delaware corporation ("OEI"), will be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas on Friday, March 27, 1998, at 9:30 a.m., Houston time, for the following purposes:



          1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 22, 1997, as amended by that certain Amendment No. 1 thereto dated as of January 7, 1998 and that certain Amendment No. 2 thereto dated as of February 20, 1998 (the "Merger Agreement"), among OEI Holding Corporation ("Newco"), United Meridian Corporation ("UMC") and OEI, and to approve the other matters contemplated thereby, including (i) the merger of Newco with and into OEI (the "Newco Merger"), (ii) the merger of UMC with and into OEI (the "UMC Merger" and, together with the Newco Merger, the "Mergers"), (iii) an amendment to
     Section 4 of the Certificate of Incorporation of OEI to increase the number of authorized shares of common stock, par value $0.01 per share, of OEI ("OEI Common Stock")to 250 million shares, and (iv) the issuance of shares of common stock pursuant to the Merger Agreement;


          2. To approve the adoption of the proposed 1998 Long-Term Incentive Plan;

          3. To elect two Class III directors to serve until the annual stockholders' meeting in 2001 or until their successors have been duly elected and qualified;

          4. To ratify and approve the appointment of Arthur Andersen LLP as OEI's independent auditors for the 1998 fiscal year; and

          5. To consider and act upon any other matters which may properly come before the OEI Annual Meeting or any adjournments or postponements thereof.


     Only stockholders of record at the close of business on February 20, 1998, are entitled to notice of and to vote at the OEI Annual Meeting or at any adjournments or postponements thereof. A list of stockholders will be available for examination at the offices of Andrews & Kurth L.L.P., 600 Travis, Suite 4200, Houston, Texas 77002 during normal business hours by any holder of OEI Common Stock for any purpose relevant to the OEI Annual Meeting for a period of 10 days prior to the OEI Annual Meeting. Holders of OEI Common Stock are not entitled to dissenters' appraisal rights under the Delaware General Corporation Law in respect of the Mergers contemplated by the Merger Agreement.


                                            By Order of the Board of Directors

Baton Rouge, Louisiana

February 27, 1998


                             ---------------------

     TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE OEI ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF OEI, AND RETURN IT TO OEI IN THE PREADDRESSED ENVELOPE PROVIDED FOR THAT PURPOSE. STOCKHOLDERS MAY REVOKE THEIR PROXY AT ANY TIME BEFORE THE OEI ANNUAL MEETING BY WRITTEN NOTICE TO SUCH EFFECT, BY SUBMITTING A SUBSEQUENTLY DATED PROXY OR BY ATTENDING THE OEI ANNUAL MEETING AND VOTING IN PERSON.

                       [UNITED MERIDIAN CORPORATION LOGO]

                          UNITED MERIDIAN CORPORATION
                           1201 LOUISIANA, SUITE 1400
                              HOUSTON, TEXAS 77002


                               February 27, 1998


Dear Stockholder:


     You are cordially invited to attend a Special Meeting of Stockholders (the "UMC Special Meeting") of United Meridian Corporation ("UMC") to be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas on Friday, March 27, 1998, at 10:30 a.m., Houston time.


     At the UMC Special Meeting, you will be asked to approve a stock-for-stock merger of UMC with Ocean Energy, Inc. ("OEI"). In the merger transactions, each of the 35.8 million existing shares of UMC common stock will be converted into
1.30 shares of common stock of the combined company and each of the 22.9 million existing shares of OEI common stock will be converted into 2.34 shares of common stock of the combined company. The result will be a new Ocean Energy with approximately 100 million shares outstanding; approximately 46 million shares (46%) to be held by UMC stockholders and 54 million shares (54%) to be held by OEI stockholders.

     The proposed merger is subject to certain conditions, including the approval of the stockholders of OEI and UMC, and will be consummated shortly after such approvals are obtained and the other conditions to the merger are satisfied or waived.

     FOR THE REASONS DETAILED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS, YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY CONCLUDED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, UMC AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT UMC STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AND THE RELATED MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     The merger will create one of the preeminent independent oil and gas companies operating throughout the world. UMC's high impact growth prospects in West Africa and Asia and domestic long-lived oil and gas reserves will be combined with OEI's geographically concentrated, high working interest producing properties and high impact shelf and deep water exploration prospects in the Gulf of Mexico. The merger will result in a new, financially stronger company with tremendous growth opportunities.

     The attached Joint Proxy Statement/Prospectus describes the proposed transaction more fully and includes other information about UMC and OEI.

     To ensure your representation at the UMC Special Meeting, please promptly complete, sign and date the enclosed proxy and return it in the envelope provided. If you plan to attend the UMC Special Meeting, you may vote in person at that time, even though you have previously turned in your proxy.

                                            Sincerely,

                                            John B. Brock
                                            Chairman of the Board and
                                            Chief Executive Officer

                          UNITED MERIDIAN CORPORATION
                           1201 LOUISIANA, SUITE 1400
                              HOUSTON, TEXAS 77002

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                               FEBRUARY 27, 1998

                             ---------------------


     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "UMC Special Meeting") of United Meridian Corporation, a Delaware corporation ("UMC"), will be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, on Friday, March 27, 1998, at 10:30 a.m., Houston time, for the following purposes:



          1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 22, 1997, as amended by that certain Amendment No. 1 thereto dated as of January 7, 1998 and that certain Amendment No. 2 thereto dated as of February 20, 1998 (the "Merger Agreement"), among OEI Holding Corporation ("Newco"), UMC and Ocean Energy, Inc. ("OEI"), and to approve the transactions contemplated thereby, including the merger of UMC with and into OEI (the "UMC Merger"), pursuant to which, each share of common stock, par value $0.01 per share, of UMC ("UMC Common Stock"), outstanding immediately prior to the effective time of the UMC Merger will be converted into 1.30 shares of common stock, par value $0.01 per share, of OEI and the separate existence of UMC will cease; and


          2. To consider and act upon any other matters which may properly come before the UMC Special Meeting or any adjournments or postponements thereof.


     Only stockholders of record at the close of business on February 20, 1998, are entitled to notice of and to vote at the UMC Special Meeting or at any adjournments or postponements thereof. A list of such stockholders will be available for examination at the offices of UMC during normal business hours by any holder of UMC Common Stock for any purpose relevant to the UMC Special Meeting for a period of 10 days prior to the UMC Special Meeting. Holders of UMC Common Stock are not entitled to dissenters' appraisal rights under the Delaware General Corporation Law in respect of the UMC Merger contemplated by the Merger Agreement.


                                            By Order of the Board of Directors

Houston, Texas

February 27, 1998


                             ---------------------

     TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE UMC SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF UMC, AND RETURN IT TO UMC IN THE PREADDRESSED ENVELOPE PROVIDED FOR THAT PURPOSE. STOCKHOLDERS MAY REVOKE THEIR PROXY AT ANY TIME BEFORE THE UMC SPECIAL MEETING BY WRITTEN NOTICE TO SUCH EFFECT, BY SUBMITTING A SUBSEQUENTLY DATED PROXY OR BY ATTENDING THE UMC SPECIAL MEETING AND VOTING IN PERSON.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED FEBRUARY 20, 1998

                               OCEAN ENERGY, INC.
                                      AND

                          UNITED MERIDIAN CORPORATION

[OCEAN ENERGY LOGO]          JOINT PROXY STATEMENT     [UNITED MERIDAN
                                                       CORPORATION LOGO]
                         ------------------------------
                               OCEAN ENERGY, INC.

                                   PROSPECTUS
                         ------------------------------


     This Joint Proxy Statement/Prospectus is being furnished to holders of common stock, par value $0.01 per share ("OEI Common Stock"), of Ocean Energy, Inc., a Delaware corporation ("OEI"), in connection with the solicitation of proxies by its Board of Directors (the "OEI Board") for use at the annual meeting of stockholders of OEI to be held on March 27, 1998, or any adjournments or postponements thereof (the "OEI Annual Meeting"), and to holders of common stock, par value $0.01 per share ("UMC Common Stock"), of United Meridian Corporation, a Delaware corporation ("UMC"), in connection with the solicitation of proxies by its Board of Directors (the "UMC Board") for use at the special meeting of stockholders of UMC to be held on March 27, 1998, or any adjournments or postponements thereof (the "UMC Special Meeting" and, together with the OEI Annual Meeting, the "Stockholders' Meetings"). At the Stockholders' Meetings, stockholders of OEI and UMC will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 22, 1997, as amended by an Amendment No. 1, dated as of January 7, 1998 and an Amendment No. 2, dated as of February 20, 1998 (as amended, the "Merger Agreement"), among OEI, UMC and OEI Holding Corporation, a Delaware corporation ("Newco") (one-half of the issued and outstanding capital stock of which is owned by each of OEI and UMC), and the consummation of the other matters contemplated by the Merger Agreement. In addition, at the OEI Annual Meeting, stockholders of OEI will be asked to consider and vote upon proposals (i) to approve the adoption of the proposed 1998 Long-Term Incentive Plan (the "Plan"),
(ii) to elect two Class III directors, and (iii) to ratify and approve the selection of Arthur Andersen LLP as OEI's independent auditors for the 1998 fiscal year.



     The Merger Agreement provides for (i) the merger of Newco with and into OEI (the "Newco Merger"), and (ii) the subsequent merger of UMC with and into OEI (the "UMC Merger" and, together with the Newco Merger, the "Mergers"), with OEI being the corporation surviving each Merger ("New Ocean") under the name Ocean Energy, Inc. Upon the Mergers becoming effective, each share of OEI Common Stock issued and outstanding immediately prior to the effective time of the Newco Merger (the "Old OEI Common Stock") will be converted into the right to receive
2.34 shares of common stock, par value $0.01 per share, of New Ocean (the "New Ocean Common Stock"), and each share of UMC Common Stock issued and outstanding immediately prior to the effective time of the UMC Merger (other than shares to be canceled pursuant to the Merger Agreement) will be converted into the right to receive 1.30 shares of New Ocean Common Stock. As a result, UMC stockholders will own an aggregate of approximately 46 million, or 46%, of the outstanding shares of New Ocean Common Stock, and OEI stockholders will own an aggregate of approximately 54 million, or 54%, of the outstanding shares of New Ocean Common Stock. Cash will be paid in lieu of any fractional shares of New Ocean Common Stock. Upon consummation of the transactions contemplated by the Merger Agreement, the separate existences of Newco and UMC will cease, New Ocean will succeed to all of the assets, rights and liabilities of UMC and Newco, and
Section 4 of the Certificate of Incorporation of OEI shall be amended to increase the number of authorized shares of OEI Common Stock to 250 million shares. A copy of the Merger Agreement is attached hereto as Appendix A and is incorporated herein by reference.


     The consummation of the Mergers is subject to various conditions, including approval by the stockholders of each of OEI and UMC and the receipt of required regulatory approvals.


     OEI has filed a registration statement on Form S-4 under the Securities Act of 1933, as amended, covering the shares of New Ocean Common Stock, including accompanying OEI preferred stock purchase rights (the "Rights"), that are proposed to be issued in connection with the UMC Merger to holders of outstanding shares of UMC Common Stock. This Joint Proxy Statement/Prospectus also constitutes the prospectus of OEI with respect to shares of New Ocean Common Stock to be issued in connection with the UMC Merger. For a description of the New Ocean Common Stock and Rights, see "Description of New Ocean Capital Stock."


     The shares of New Ocean Common Stock that will be issued pursuant to the UMC Merger, together with the accompanying Rights, will be authorized for listing, subject to official notice of issuance, on the New York Stock Exchange, Inc. (the "NYSE") prior to the effective time of the Mergers.

     FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BEFORE VOTING ON THE PROPOSALS DESCRIBED HEREIN AT THE STOCKHOLDERS' MEETINGS, SEE "RISK FACTORS" BEGINNING ON PAGE 23.


     This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of each of OEI and UMC on or about February 27, 1998.

 THE SECURITIES TO BE ISSUED PURSUANT TO THIS JOINT PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
     OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
  ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

    The date of this Joint Proxy Statement/Prospectus is             , 1998.

                               TABLE OF CONTENTS


AVAILABLE INFORMATION.....................................    3
INCORPORATION OF DOCUMENTS BY REFERENCE...................    4
SUMMARY...................................................    5
 The Transaction..........................................    5
 New Ocean -- The Combined Company........................    5
 Risk Factors.............................................    7
 Shares Issuable in the Mergers...........................    7
 The Companies............................................    8
   Ocean Energy, Inc......................................    8
   United Meridian Corporation............................    8
   OEI Holding Corporation................................    8
 The Stockholders' Meetings...............................    8
   Date, Time and Place...................................    8
   Purpose of the Stockholders' Meetings..................    8
   Record Dates; Shares Entitled to Vote..................    9
   Vote Required..........................................    9
 The Mergers and the Merger Agreement.....................   10
   General................................................   10
   Consideration..........................................   10
   Exchange Agent; Procedures for Exchange of Stock
     Certificates.........................................   10
   Ownership of New Ocean Following the Mergers...........   10
   Proposed Adoption of Integrated Incentive Plan.........   11
   Reasons for the Mergers; Recommendation of the
     Boards...............................................   11
   Opinions of Financial Advisors.........................   11
   Accounting Treatment...................................   12
   Certain Material U.S. Federal Income Tax Consequences
     of the Mergers.......................................   12
   Board of Directors of New Ocean Following the
     Mergers..............................................   12
   Regulatory Approvals...................................   12
   Absence of Appraisal Rights............................   13
   Conditions Precedent to the Mergers....................   13
   Termination of the Merger Agreement....................   14
 The Stock Option Agreements..............................   14
 Comparison of Stockholder Rights.........................   14
 Interests of Certain Persons in the Mergers..............   15
 Forward-Looking Statements or Information................   15
 Market Price and Dividend Information....................   15
 Summary Selected Historical Consolidated Financial and
   Operating Data.........................................   17
 Summary Historical Oil and Gas Reserve Information.......   19
 Summary Unaudited Pro Forma Combined Financial and
   Operating Data.........................................   20
 Summary Pro Forma Oil and Gas Reserve Information........   21
 Comparative Per Share Data...............................   22
RISK FACTORS..............................................   23
 Integration of Operations................................   23
 Replacement of Reserves..................................   23
 Price Fluctuations and Volatile Nature of Markets........   23
 Substantial Capital Requirements.........................   23
 Reliance on Estimates of Proved Reserves.................   24
 Economic Risks of Oil and Gas Operations.................   24
 Drilling Risks...........................................   25
 Competition..............................................   25
 Government Regulations...................................   25
 Foreign Operations.......................................   25
 Tax Risks................................................   26
 Interests of Certain Persons in the Mergers..............   26
THE STOCKHOLDERS' MEETINGS................................   27
 General..................................................   27
 Purpose of the Stockholders' Meetings....................   27
 Voting Securities and Record Dates.......................   28
 Proxies..................................................   28
THE COMPANIES.............................................   29
 Ocean Energy, Inc........................................   29
 United Meridian Corporation..............................   29
 OEI Holding Corporation..................................   30
THE MERGERS...............................................   30
 General..................................................   30
 Consideration............................................   30
 Ownership of New Ocean Following the Mergers.............   30
 Background of the Mergers................................   30
 Reasons for the Mergers; Recommendations of the Boards...   33
 Opinion of OEI's Financial Advisor.......................   36
 Opinion of UMC's Financial Advisor.......................   42
 Accounting Treatment.....................................   49
 Certain Material U.S. Federal Income Tax Consequences of
   the Mergers............................................   49
 Board of Directors of New Ocean Following the Mergers....   50
 Governmental and Regulatory Approvals....................   50
 Interests of Certain Persons in the Mergers..............   50
 Absence of Appraisal Rights..............................   53
 Stock Exchange Listing...................................   53
 Delisting and Deregistration of UMC Common Stock.........   53
 Certain Litigation.......................................   53
THE MERGER AGREEMENT......................................   54
 General..................................................   54
 Consideration............................................   54
 Exchange Agent; Procedures for Exchange of Stock
   Certificates...........................................   55
 No Fractional Shares.....................................   57
 Governance of New Ocean After the Mergers................   58
 New Ocean Charter Documents and Bylaws...................   59
 Representations and Warranties...........................   59
 Conduct of Business Pending the Mergers..................   59
 No Solicitation..........................................   62
 Conditions Precedent to the Mergers......................   63
 Stock Options............................................   64
 Employee Benefits and Restricted Stock...................   64
 Indemnification; Directors' and Officers' Insurance......   65
 Termination..............................................   66
 Termination Fees.........................................   66
 Fees and Expenses........................................   67
 Amendments...............................................   67
 Waiver...................................................   67
THE STOCK OPTION AGREEMENTS...............................   67
 General..................................................   68
 Termination..............................................   68
 Certain Adjustments......................................   69
 Registration Rights......................................   70
CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF
 THE MERGERS..............................................   70
 Tax Consequences to OEI, Newco and UMC...................   71
 Tax Consequences to Holders of Merger Stock..............   71
 Backup Withholding.......................................   71
COMPARISON OF STOCKHOLDER RIGHTS..........................   72
 Authorized Capital Stock.................................   72
 Directors................................................   72
 Stockholder Action by Written Consent; Special Meetings
   of Stockholders........................................   73
 Charter Amendment........................................   73
 Amendment to Bylaws......................................   74
 Rights Plan..............................................   74
 State Takeover Legislation...............................   75
 Liability of Directors; Indemnification of Directors and
   Officers...............................................   76
 Absence of Appraisal Rights..............................   76
DESCRIPTION OF NEW OCEAN CAPITAL STOCK....................   77
 Authorized and Outstanding Capital Stock.................   77
 New Ocean Common Stock...................................   77
 New Ocean Preferred Stock................................   78
 Anti-Takeover Provisions.................................   79
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING
 DATA.....................................................   80
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF OEI
 AND UMC..................................................   84
ADDITIONAL MATTERS TO BE CONSIDERED AT THE OEI ANNUAL
 MEETING..................................................   90
 Election Of Directors....................................   90
 Approval of Auditors.....................................   97
 Approval of 1998 Long-Term Incentive Plan................   98
 Security Ownership of Certain Beneficial Owners and
   Management of OEI......................................  103
EXPERTS...................................................  104
LEGAL MATTERS.............................................  104
STOCKHOLDER PROPOSALS.....................................  105
GLOSSARY OF CERTAIN OIL AND GAS TERMS.....................  106
APPENDICES:
A  -- Agreement and Plan of Merger, as modified by
      Amendment No. 1 and Amendment No. 2 thereto
B-1 -- Ocean Energy, Inc. Stock Option Agreement
B-2 -- United Meridian Corporation Stock Option Agreement
C  -- Fairness Opinion of Lehman Brothers
D  -- Fairness Opinion of Merrill Lynch
E  -- 1998 Long-Term Incentive Plan

                             AVAILABLE INFORMATION

     Each of OEI and UMC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements, and other information regarding registrants (including OEI and UMC) that file electronically with the Commission (at http://www.sec.gov). Each of the OEI Common Stock and UMC Common Stock is listed on the NYSE and reports, proxy statements and other information relating to each of OEI and UMC can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.


     This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") filed with the Commission by OEI under the Securities Act of 1933, as amended (the "Securities Act"), certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and the exhibits thereto for further information. Exhibits to the Registration Statement that are omitted from this Joint Proxy Statement/ Prospectus may also be obtained at the Commission's World Wide Web site described above. Statements contained or incorporated by reference herein concerning the provisions of any agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and readers are referred to the copy so filed for more detailed information, each such statement being qualified in its entirety by such reference.


     Each of OEI and UMC has supplied all information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to OEI and UMC, respectively.
                             ---------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE BY THIS JOINT PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY OEI OR UMC. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/ PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents, as amended, heretofore filed by OEI (File No. 0-25058) with the Commission pursuant to the Exchange Act are incorporated herein by reference and shall be deemed a part hereof:


          1. the OEI Annual Report on Form 10-K for the year ended December 31, 1997;



          2. the OEI Registration Statement on Form 8-A filed with respect to the OEI Common Stock, as amended to date; and



          3. the OEI Registration Statement on Form 8-A filed with respect to the Rights, as amended to date.


     The following documents heretofore filed by UMC (File No. 1-12088) with the Commission pursuant to the Exchange Act are incorporated herein by reference and shall be deemed a part hereof:


          1. the UMC Annual Report on Form 10-K for the year ended December 31, 1997.



     All reports and other documents filed by either OEI or UMC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the date of the OEI Annual Meeting and the UMC Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes the earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.



     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH DOCUMENTS (OTHER THAN EXHIBITS THERETO WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF SHARES OF OEI COMMON STOCK OR UMC COMMON STOCK TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS SENT, UPON WRITTEN OR ORAL REQUEST, IN THE CASE OF DOCUMENTS RELATING TO OEI, TO CORPORATE SECRETARY, OCEAN ENERGY, INC., 8440 JEFFERSON HIGHWAY, SUITE 420, BATON ROUGE, LOUISIANA 70809, TELEPHONE (504) 927-1450, AND, IN THE CASE OF DOCUMENTS RELATING TO UMC, TO CORPORATE SECRETARY, UNITED MERIDIAN CORPORATION, 1201 LOUISIANA, SUITE 1400, HOUSTON, TEXAS 77002, TELEPHONE (713) 654-9110. IN ORDER TO ENSURE DELIVERY OF DOCUMENTS PRIOR TO THE APPLICABLE STOCKHOLDERS' MEETING, ANY SUCH REQUEST SHOULD BE RECEIVED NOT LATER THAN MARCH 17, 1998.

                                    SUMMARY

     The following is only a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus and in the appendices hereto including, but not limited to, the Merger Agreement set forth as Appendix A hereto. Unless otherwise defined, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Joint Proxy Statement/Prospectus. Stockholders of OEI and UMC are urged to carefully read this Joint Proxy Statement/Prospectus and the appendices hereto, and the documents incorporated by reference herein, in their entirety. Unless the context otherwise requires, as used herein the term "UMC" refers to United Meridian Corporation and its subsidiaries, the term "OEI" refers to Ocean Energy, Inc. and its subsidiaries prior to the Mergers and the term "New Ocean" refers to the combined company following the Mergers. Certain terms relating to the oil and gas business are defined in the "Glossary of Certain Oil and Gas Terms" section of this Joint Proxy Statement/Prospectus.

                                THE TRANSACTION

     OEI and UMC have entered into the Merger Agreement that provides for a stock-for-stock merger of the companies pursuant to which OEI stockholders will receive 2.34 shares of New Ocean Common Stock for each of the 22.9 million existing shares of Old OEI Common Stock and UMC stockholders will receive 1.30 shares of New Ocean Common Stock for each of the 35.8 million existing shares of UMC Common Stock. The surviving corporation will be named Ocean Energy, Inc. and will have capitalization of approximately 100 million shares of New Ocean Common Stock issued and outstanding. As a result of the Mergers, current OEI stockholders will own approximately 54% of the equity in New Ocean while current UMC stockholders will own approximately 46%. See "-- Shares Issuable in the Mergers." The Mergers are expected to qualify as tax-free transactions and are subject to each company's stockholders' approval and certain other conditions. The transaction is expected to be treated as a pooling of interests for accounting purposes.


                       NEW OCEAN -- THE COMBINED COMPANY



     The combination of OEI and UMC will create a stronger, better positioned independent oil and gas company with a portfolio including many exploration and exploitation opportunities that are high growth, providing the opportunity for rapid increases in reserves and cash flows, as well as high impact, having a significant positive impact on New Ocean if successful. As a result of the Mergers, New Ocean will become one of the largest independent oil and gas companies, with total proved reserves of approximately 271 million barrels of oil equivalent ("MMBOE") as of December 31, 1997, and combined average production of approximately 117,000 barrels of oil equivalent per day ("BOEPD") in December of 1997. The larger scale provided by the combination will allow New Ocean the financial flexibility necessary to retain a larger share of the existing high impact exploration prospects contained in each company's portfolio, and therefore a larger proportion of the related upside potential. Acceleration of several of these projects is expected given the financial strength provided by the increased size and diversification of a larger entity. OEI and UMC believe that the larger scale will facilitate the securing of scarce drilling rigs and other oil field services critical to exploration and exploitation activities, especially in respect of the combined deepwater operations.


     The Mergers will combine UMC's high impact growth prospects in West Africa and Asia and long-lived oil and gas reserves in North America with OEI's geographically concentrated, high working interest producing properties, including its unique operating infrastructure, and high impact shelf and deepwater exploration prospects in the Gulf of Mexico. On a combined pro forma basis for the three years ended December 31, 1997, New Ocean's production would have grown at an average annual rate in excess of 30%, which would have made it one of the fastest growing large independent oil and gas companies during that period. In addition, OEI and UMC believe that UMC's proven capabilities in acquiring international production sharing contracts ("PSCs") combined with OEI's acumen in acquiring high potential Gulf of Mexico properties and prospects will provide New Ocean with additional growth opportunities in the future.

Because of each company's past success in establishing joint-venture relationships with major oil companies such as Conoco, Inc. ("Conoco"), Shell Offshore, Inc. ("Shell") and Mobil Corporation, management of the companies believe that New Ocean will have an enhanced position as the independent of choice for major companies seeking joint venture partners for large domestic and international opportunities.


     Both OEI and UMC have experienced significant growth in production over the past four years. For the four-year period ended December 31, 1997, average annual production increased approximately 43% for OEI and 27% for UMC. On a combined basis, 1997 production would have averaged approximately 92,000 BOEPD compared to approximately 65,000 BOEPD in 1996. On a combined basis, average daily production for December 1997 would have been approximately 61,000 Bbls of oil and 333 MMcf of gas per day, or a total of approximately 117,000 BOEPD. Management of OEI and UMC expect New Ocean to grow annual production in 1998 by approximately 30%, a rate consistent with the companies' combined growth plans.


     OEI and UMC will greatly complement each other in terms of New Ocean's reserve composition and geographic diversity, execution strategy for the combined exploration and exploitation program, strong financial position and superior management and technical prowess, providing benefits not available to each company individually. In order to take maximum advantage of these benefits, the two companies are presently developing plans to integrate their operations immediately following the Mergers.


     Reserve Composition and Geographic Diversity. New Ocean's pro forma proved reserve base would have been approximately 271 MMBOE as of December 31, 1997. The combined reserves are expected to be balanced approximately evenly between oil and gas. Further, New Ocean's reserves will be well diversified geographically, with approximately 45% located in the Gulf of Mexico/Gulf Coast region, 23% located in the Rocky Mountain/Mid-Continent region, 7% located in Canada, 15% located in Equatorial Guinea and 10% located in Cote d'Ivoire. The balance provided between North American and international properties will lower the overall risk profile of current production as well as the risk profile of the exploration and development opportunities in the combined company. The presence of this geographic balance, as well as the commodity balance between oil and gas, will further diversify the revenue and cash flow sources for New Ocean, while its proved reserve-to-annual production ratio will exceed seven years based on year-end reserves and 1997 production. Pro forma for the Mergers, in 1997 New Ocean would have replaced in excess of 330% of its production with new proved reserves.


     Operational Execution Strategy. The combination will allow management to optimize each company's exploration and development programs to provide accelerated growth opportunities, while effectively diversifying New Ocean's exploration risk. Additionally, from an execution standpoint, the two companies' respective exploration and exploitation programs largely complement each other in that OEI's current portfolio contains multiple near-term domestic cash flow generating prospects which will enhance and support longer term opportunities including UMC's multiple international prospects as well as OEI's deepwater Gulf of Mexico prospects. In 1998, New Ocean's operating capital budget is expected to total between $550 and $600 million, allocated approximately two-thirds domestically and one-third internationally. With this budget, New Ocean is expected to drill approximately 140 exploration and 280 development wells in 1998. In the larger, riskier projects where the potential exists for large-scale exploratory success, New Ocean will be able to retain a greater proportion of the project than either company might otherwise have retained if the companies had remained separate. In addition, management will look for growth opportunities by accelerating high impact projects in each company's portfolio. An example of this is New Ocean's potential acceleration of the deepwater exploration of UMC's large acreage positions offshore West Africa.


     Financial Position. New Ocean will have a larger, stronger capitalization base which should enhance the funding sources available to explore and exploit the multiple prospects available to the combined company. Pro forma for the transaction, New Ocean would have had earnings before interest, taxes, depreciation, amortization and exploration expense ("EBITDAX") of $398 million for the year ended December 31, 1997. Management of each company believes that New Ocean will have adequate financial capacity to fund a growth-oriented capital expenditure program for the foreseeable future. Pro forma for the transaction, New Ocean's debt-to-capitalization ratio as of December 31, 1997 would have been approximately 49% and the

EBITDAX/interest expense ratio for the year ended December 31, 1997 would have exceeded 8.0x. These strong credit statistics, combined with the enlarged, more diversified critical mass of proved reserves, should benefit stockholders in the form of higher credit ratings and lower financing costs. Combined total debt at December 31, 1997 consisted of three issues of subordinated long-term debt totaling $510 million in aggregate principal amount and $157 million of outstanding debt under revolving credit facilities. At December 31, 1997, the companies collectively had $500 million of committed availability under their revolving credit lines, with $338 million of unused capacity. Preliminary discussions have taken place with respect to a new combined company senior revolving credit facility of $500 to $600 million. New Ocean's increased size and presence in the worldwide capital markets should make available new forms of cost effective financing.


     Superior Management and Technical Prowess. The Mergers combine two of the more technically advanced and successful exploration and development groups in the industry. John B. Brock (current Chairman of the Board and Chief Executive Officer of UMC) will be Chairman of the Board of New Ocean, while James C. Flores (current Chairman of the Board, President and Chief Executive Officer of
OEI) will be President and Chief Executive Officer. James L. Dunlap, as Vice Chairman and Chairman of United Meridian International Corporation, and James E. Smitherman III, as Executive Vice President -- International, will continue to oversee international operations. Richard G. Zepernick, Jr. will manage the United States and Canada operations as Executive Vice President -- North America. Technically, New Ocean's expertise will be well balanced geographically with UMC's international and on-shore North American technical expertise complementing OEI's Gulf of Mexico technical prowess. Jonathan M. Clarkson, Executive Vice President -- Chief Financial Officer, Robert L. Belk, Executive Vice President -- Administration, and Robert K. Reeves, Executive Vice
President -- General Counsel, will oversee financial, administrative and legal functions of New Ocean. In addition, New Ocean will draw on the best and brightest members of both senior and mid-management teams providing significant depth and experience.


                                  RISK FACTORS



     Stockholders of OEI and UMC should refer to the information under "Risk Factors" for a discussion of certain matters that should be considered in connection with an evaluation of the proposals to be considered at their respective Stockholders' Meetings.


                         SHARES ISSUABLE IN THE MERGERS

     Pursuant to the Merger Agreement, the approximate number of shares of New Ocean Common Stock to be issued to common stockholders of OEI and UMC, and the resulting expected equity capitalization will be as follows:


                                                 SHARES
                                              OUTSTANDING
                                                 AS OF
                                              DECEMBER 31,     EXCHANGE     NEW OCEAN           %
             STOCKHOLDER GROUP                    1997          RATIO         SHARES       OUTSTANDING
             -----------------                ------------     --------     ---------      -----------
                                               (MILLIONS)                   (MILLIONS)
OEI.........................................       22.9X         2.34          53.6             54
UMC.........................................       35.8X         1.30          46.5             46
                                                                              -----            ---
New Ocean...................................                                  100.1            100
                                                                              =====            ===

                                 THE COMPANIES

OCEAN ENERGY, INC.

     OEI is an independent energy company engaged in the exploration, development, acquisition and production of oil and gas. OEI has one of the most active exploration and development programs in the Gulf of Mexico, which is among the most prolific oil and gas producing regions in the United States.

     OEI's activities are focused primarily in four geographically distinct areas in the Gulf of Mexico region, consisting of OEI's holdings in the Mississippi River Delta area, the Central Gulf of Mexico area, deepwater areas of the Gulf of Mexico and onshore Louisiana.

UNITED MERIDIAN CORPORATION


     UMC is a leading independent energy company engaged in the exploration, development, production and acquisition of oil and gas in North America and certain international regions. In North America, UMC's production is concentrated in the Gulf Coast, Permian Basin, Midcontinent and Rocky Mountain regions and in Western Canada. Internationally, UMC currently operates in the West African oil and gas producing regions of Cote d'Ivoire and Equatorial Guinea, has PSCs or petroleum concession agreements on five blocks in Pakistan and on one block in Bangladesh, has been awarded a participation in a block in offshore Angola, and has two applications pending for PSCs in an additional West African nation.


OEI HOLDING CORPORATION

     Newco is a newly formed Delaware corporation that has not, to date, conducted any activities other than those incident to its formation, its execution of the Merger Agreement and related agreements, and its participation in the preparation of this Joint Proxy Statement/Prospectus. One-half of the issued and outstanding capital stock of Newco is owned by each of OEI and UMC. As a result of the Newco Merger, Newco will cease to exist.

                           THE STOCKHOLDERS' MEETINGS

DATE, TIME AND PLACE

  OEI


     The OEI Annual Meeting will be held on Friday, March 27, 1998, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, commencing at 9:30 a.m. Houston time. See "The Stockholders' Meetings -- General."


  UMC


     The UMC Special Meeting will be held on Friday, March 27, 1998, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, commencing at 10:30 a.m. Houston time. See "The Stockholders' Meetings -- General."


PURPOSE OF THE STOCKHOLDERS' MEETINGS

  OEI


     The purpose of the OEI Annual Meeting is to consider and vote upon a proposal (the "OEI Proposal") to adopt the Merger Agreement, approve the Mergers, including certain amendments to the OEI Certificate, and approve the other matters contemplated by the Merger Agreement. In addition, at the OEI Annual Meeting, holders of OEI Common Stock will be asked to approve the adoption of the Plan, to elect two Class III directors to serve until the annual meeting of stockholders in 2001 or until their successors have been duly elected and qualified, and to ratify and approve the appointment of Arthur Andersen LLP as OEI's independent auditors for the 1998 fiscal year. The Plan will not be adopted unless the Mergers are approved by

\stockholders and consummated. See "The Stockholders' Meetings -- Purpose of the Stockholders' Meetings."


  UMC

     The purpose of the UMC Special Meeting is to consider and vote upon a proposal (the "UMC Proposal") to adopt the Merger Agreement and to approve the UMC Merger and the other matters contemplated by the Merger Agreement. See "The Stockholders' Meetings -- Purpose of the Stockholders' Meetings."

RECORD DATES; SHARES ENTITLED TO VOTE

  OEI


     Only holders of record of shares of OEI Common Stock at the close of business on February 20, 1998 (the "OEI Record Date") are entitled to notice of and to vote at the OEI Annual Meeting. On such date, there were 22,896,887 shares of OEI Common Stock outstanding. Each share of OEI Common Stock will be entitled to one vote on each matter to be acted upon at the OEI Annual Meeting. See "The Stockholders' Meetings -- Voting Securities and Record Dates."


  UMC


     Only holders of record of shares of UMC Common Stock at the close of business on February 20, 1998 (the "UMC Record Date") are entitled to notice of and to vote at the UMC Special Meeting. On such date, there were 35,793,991 shares of UMC Common Stock outstanding. Each share of UMC Common Stock will be entitled to one vote on each matter to be acted upon at the UMC Special Meeting. See "The Stockholders' Meetings -- Voting Securities and Record Dates."


VOTE REQUIRED

  OEI

     The presence, in person or by proxy, at the OEI Annual Meeting of the holders of a majority of the shares of OEI Common Stock outstanding and entitled to vote at the OEI Annual Meeting is necessary to constitute a quorum at the OEI Annual Meeting. The affirmative vote of the holders of a majority of the outstanding shares of OEI Common Stock is required to approve and adopt the OEI Proposal. The affirmative vote of holders of a majority of the shares of OEI Common Stock present and entitled to vote at the OEI Annual Meeting will be required to approve the adoption of the Plan and ratify and approve the selection of Arthur Andersen LLP as OEI's independent auditors for the 1998 fiscal year. The Class III directors will be elected by plurality vote of the outstanding shares of OEI Common Stock. See "The Stockholders' Meetings -- Voting Securities and Record Dates -- OEI" and " -- Proxies."

  UMC

     The presence, in person or by proxy, at the UMC Special Meeting of the holders of a majority of the shares of UMC Common Stock outstanding and entitled to vote at the UMC Special Meeting is necessary to constitute a quorum at the UMC Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of UMC Common Stock is required to approve and adopt the UMC Proposal. See "The Stockholders' Meetings -- Voting Securities and Record
Dates -- UMC" and " -- Proxies."

  Security Ownership of Management


     As of the OEI Record Date, the directors and executive officers of OEI beneficially owned approximately 21.4% of the outstanding shares of OEI Common Stock entitled to vote at the OEI Annual Meeting. As of the UMC Record Date, the directors and executive officers of UMC beneficially owned approximately 0.9% of the outstanding shares of UMC Common Stock entitled to vote at the UMC Special Meeting. Upon consummation of the Mergers, the current directors and executive officers of OEI and UMC will own 11.5% and 0.4%, respectively, of the outstanding shares of New Ocean Common Stock. Each of the directors and executive officers of OEI has advised OEI that he or she plans to vote or to direct the vote of all shares of OEI Common Stock beneficially owned by him or her and entitled to vote, FOR (i) the approval and adoption of the OEI Proposal, (ii) the adoption of the Plan, (iii) the election of the Class III directors, and (iv) the ratification and approval of the selection of Arthur Andersen LLP as OEI's independent auditors for the 1998 fiscal year. Each of the directors and executive officers of UMC has advised UMC that he or she plans to vote or to direct the vote of all shares beneficially owned by him or her and entitled to vote, FOR the approval and adoption of the UMC Proposal.


                      THE MERGERS AND THE MERGER AGREEMENT

GENERAL


     The Merger Agreement provides that following the satisfaction or waiver of the conditions set forth therein, the parties shall file a certificate of merger (individually, a "Certificate of Merger" with respect to each of the Mergers, and collectively with respect to both Mergers, the "Certificates of Merger") executed in accordance with the relevant provisions of the Delaware General Corporation Law (the "DGCL") and shall make all other filings or recordings required under the DGCL in order to effect both Mergers. The Newco Merger shall become effective at such time as is specified in the Certificate of Merger for the Newco Merger, which time shall be at 3:00 p.m. (Houston, Texas time) on the date of the closing (the "Closing") of the transactions contemplated by the Merger Agreement (the "Newco Effective Time"). The UMC Merger shall become effective at such time as is specified in the Certificate of Merger for the UMC Merger, which time shall be at 3:01 p.m. (Houston, Texas time) on the date of the Closing (the "UMC Effective Time" or, in some cases, the "Effective Time"). At the Newco Effective Time, Newco will be merged with and into OEI, and, at the UMC Effective Time, UMC will be merged with and into OEI, with New Ocean continuing as the surviving corporation in each of the Mergers and the separate existences of Newco and UMC will cease. See " -- Conditions Precedent to the Mergers."


CONSIDERATION

     Upon consummation of the Mergers, (i) each share of Old OEI Common Stock issued and outstanding immediately prior to the Newco Effective Time will be converted into the right to receive 2.34 shares of New Ocean Common Stock (the "OEI Exchange Ratio") and (ii) each share of UMC Common Stock issued and outstanding immediately prior to the UMC Effective Time (other than shares to be canceled pursuant to the Merger Agreement) will be converted into the right to receive 1.30 shares of New Ocean Common Stock (the "UMC Exchange Ratio" and, together with the OEI Exchange Ratio, the "Exchange Ratios"). Cash will be paid in lieu of any fractional shares of New Ocean Common Stock. See "The Merger Agreement -- Consideration" and "-- No Fractional Shares."

EXCHANGE AGENT; PROCEDURES FOR EXCHANGE OF STOCK CERTIFICATES


     Promptly after consummation of the Mergers, Harris Trust and Savings Bank (the "Exchange Agent") will mail a letter of transmittal with instructions to holders of record of Old OEI Common Stock and UMC Common Stock immediately before the Effective Time for use in exchanging certificates representing shares of Old OEI Common Stock and UMC Common Stock for certificates representing shares of New Ocean Common Stock and cash in lieu of any fractional shares. Certificates should not be surrendered by the holders of Old OEI Common Stock and UMC Common Stock until stockholders have received a letter of transmittal from the Exchange Agent. See "The Merger Agreement -- Exchange Agent; Procedures for Exchange of Stock Certificates."


OWNERSHIP OF NEW OCEAN FOLLOWING THE MERGERS

     The shares of New Ocean Common Stock issued to holders of Old OEI Common Stock in the Newco Merger will constitute approximately 54% of all of the issued and outstanding New Ocean Common Stock immediately after the Mergers and the shares of New Ocean Common Stock issued to UMC stockholders in the UMC Merger will constitute approximately 46% of all of the issued and outstanding New Ocean Common Stock immediately after the Mergers. Approximately 100 million shares of New Ocean Common Stock will be issued and outstanding immediately following the Mergers.

     Upon consummation of the Newco Merger, each outstanding and unexercised option (each, an "OEI Stock Option") to purchase shares of Old OEI Common Stock will be converted into an option to purchase the number of shares of New Ocean Common Stock equal to the number of shares of Old OEI Common Stock that could have been obtained upon exercise of such option prior to the Newco Effective Time multiplied by the OEI Exchange Ratio, and the exercise price with respect thereto will equal the exercise price under such OEI Stock Option divided by the OEI Exchange Ratio.

     Upon consummation of the UMC Merger, each outstanding and unexercised option (each, a "UMC Stock Option") to purchase shares of UMC Common Stock will be converted into an option to purchase the number of shares of New Ocean Common Stock equal to the number of shares of UMC Common Stock that could have been obtained upon exercise of such option prior to the UMC Effective Time multiplied by the UMC Exchange Ratio, and the exercise price with respect thereto will equal the exercise price under such UMC Stock Option divided by the UMC Exchange Ratio.

PROPOSED ADOPTION OF INTEGRATED INCENTIVE PLAN


     On February 18, 1998, the OEI Board adopted the Plan, subject to the consummation of the Mergers and the approval of the Plan by the stockholders of OEI. The Plan is designed to consolidate the approximately 540,000 shares of OEI Common Stock that remain available for grant under OEI's 1996 Long-Term Incentive Plan with the approximately 1,246,000 shares of UMC Common Stock that remain available for grant under the UMC 1994 Outside Directors' Nonqualified Stock Option Plan and the UMC 1994 Employee Nonqualified Stock Option Plan (after giving effect to the Exchange Ratios). Accordingly, a maximum of 2,900,000 shares of authorized but unissued New Ocean Common Stock, subject to certain adjustments, will initially be available for grant under the Plan. Effective with the approval of the Plan and the consummation of the Mergers, OEI's 1996 Long-Term Incentive Plan will be "frozen," such that no further options or awards may be granted under it after that date, and no additional grants will be made under either UMC plan thereafter. If the Mergers are not consummated, the Plan will not be adopted. If the Mergers are consummated but the Plan is not approved, OEI's 1996 Long-Term Incentive Plan will remain in effect.


REASONS FOR THE MERGERS; RECOMMENDATION OF THE BOARDS

  OEI

     The OEI Board believes that the terms of the Mergers are fair to, and in the best interests of, OEI stockholders and unanimously recommends that the stockholders of OEI vote FOR adoption and approval of the OEI Proposal. The recommendation of the OEI Board is based on a number of factors as described in "The Mergers -- Reasons for the Mergers; Recommendations of the Boards."

  UMC

     The UMC Board believes that the terms of the UMC Merger are fair to, and in the best interests of, UMC stockholders and unanimously recommends that the stockholders of UMC vote FOR adoption and approval of the UMC Proposal. The recommendation of the UMC Board is based on a number of factors as described in "The Mergers -- Reasons for the Mergers; Recommendations of the Boards."

OPINIONS OF FINANCIAL ADVISORS

     In deciding to approve the Mergers, each of the OEI Board and the UMC Board (together, the "Boards") considered opinions from their respective financial advisors relating to the fairness of the respective Exchange Ratios from a financial point of view. OEI received a written opinion (the "OEI Fairness Opinion") from its financial advisor, Lehman Brothers Inc. ("Lehman Brothers"), to the effect that, as of the date of such opinion, and based upon and subject to certain matters stated therein, from a financial point of view and in relation to the UMC Exchange Ratio, the OEI Exchange Ratio offered to OEI's stockholders in the Mergers was fair to such stockholders. UMC received a separate written opinion (the "UMC Fairness Opinion") from its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), to the effect that, as of the date of such opinion, the UMC Exchange Ratio is fair, from a financial point of view, to UMC's stockholders. The OEI Fairness Opinion and the UMC Fairness Opinion are attached as Appendices C and D, respectively, to this Joint Proxy Statement/Prospectus. Stockholders are encouraged to read these opinions. See "The Mergers -- Opinion of OEI's Financial Advisor" and "-- Opinion of UMC's Financial Advisor."

ACCOUNTING TREATMENT

     The Mergers are intended to qualify for "pooling of interests" accounting treatment under generally accepted accounting principles. See "The
Mergers -- Accounting Treatment."


CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS



     OEI has received an opinion of its tax counsel, Andrews & Kurth L.L.P., that the Mergers will qualify as reorganizations within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and UMC has received an opinion of its tax counsel, Akin, Gump, Strauss, Hauer & Feld, L.L.P., to the effect that the UMC Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Each of the formal opinions are filed as exhibits to the Registration Statement, and the opinions themselves are set forth under "Certain Material U.S. Federal Income Tax Consequences of the Mergers." Consummation of the Mergers is conditioned upon, among other things, the receipt by each company of a subsequent, confirming opinion dated as of the Effective Time. While the Merger Agreement permits OEI and UMC to waive this condition, neither company intends to do so.


     The Mergers have been structured with the intention that each of them qualify as a reorganization under Section 368(a) of the Code. Accordingly, no gain or loss will be recognized by OEI, Newco, UMC, or any of their stockholders (except to the extent that any of such stockholders receives cash in lieu of fractional shares pursuant to the Mergers). The aggregate adjusted tax basis and holding periods of the New Ocean Common Stock received by the OEI and UMC stockholders will be the same as the adjusted tax basis and holding periods of the shares exchanged therefor. The tax basis and holding periods of the assets of Newco and UMC transferred to New Ocean in the Mergers will carry over to New Ocean.


     All stockholders of OEI and UMC should read carefully the discussion regarding tax matters in "Certain Material U.S. Federal Income Tax Consequences of the Mergers" and other sections of this Joint Proxy Statement/Prospectus. Stockholders are urged to consult their own tax advisors as to the specific consequences to them of the Mergers under U.S. federal, state, local, foreign or any other applicable tax laws. See "Risk Factors" and "Certain Material U.S. Federal Income Tax Consequences of the Mergers."


BOARD OF DIRECTORS OF NEW OCEAN FOLLOWING THE MERGERS

     Immediately subsequent to consummation of the Mergers, the Board of Directors of New Ocean (the "New Ocean Board") will initially consist of 14 members divided into three classes, seven of whom will be designated by the OEI Board and seven of whom will be designated by the UMC Board. See "The
Mergers -- Board of Directors of New Ocean Following the Mergers" and
"-- Interests of Certain Persons in the Mergers."

REGULATORY APPROVALS

     The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), prohibits consummation of the Mergers until Premerger Notification and Report Forms have been submitted and certain information has been furnished to the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the specified waiting period requirements of the HSR Act have expired or been terminated. Early termination of the required waiting period under the HSR Act with respect to the Mergers was granted on January 20, 1998.


ABSENCE OF APPRAISAL RIGHTS

     Under the DGCL, the stockholders of OEI and UMC are not entitled to appraisal rights with respect to the Mergers. See "The Mergers -- Absence of Appraisal Rights" and "Comparison of Stockholder Rights -- Absence of Appraisal Rights."

CONDITIONS PRECEDENT TO THE MERGERS


     The obligations of OEI and UMC to effect the Mergers are subject, among other things, to the fulfillment or, where permissible, waiver of each of the following: (i) the approval and adoption of the OEI Proposal by the requisite vote of the stockholders of OEI (the "OEI Stockholders' Approval") and the approval and adoption of the UMC Proposal by the requisite vote of the stockholders of UMC (the "UMC Stockholders' Approval") will have been obtained in accordance with applicable law; (ii) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or governmental body or authority which prohibits the consummation of the Mergers substantially on the terms contemplated by the Merger Agreement; (iii) the effectiveness of the Registration Statement and the absence of a stop order suspending such effectiveness; (iv) the approval for listing on the NYSE, subject only to official notice of issuance, of the shares of New Ocean Common Stock issuable in the Mergers; (v) expiration or termination of any waiting period applicable to the consummation of the Mergers under the HSR Act, and the obtaining of all other approvals required to be obtained by OEI and UMC, except where the failure to obtain such approvals would not have a material adverse effect upon OEI or UMC, as the case may be; (vi) OEI and UMC having received a confirming opinion as of the Effective Time of Andrews & Kurth L.L.P. and Akin, Gump, Strauss, Hauer & Feld, L.L.P., respectively, relating to certain tax matters; and (vii) each of OEI and UMC having received from Arthur Andersen LLP a written opinion dated the Effective Time to the effect that the transactions contemplated by the Merger Agreement, including the Mergers, when effected in accordance with the terms thereof, shall be accounted for in the consolidated financial statements of New Ocean and its subsidiaries as a pooling transaction, and a copy of each party's respective opinion having been delivered to the other. See "The Merger Agreement -- Conditions Precedent to the Mergers."


     The obligation of OEI to effect the Newco Merger and the UMC Merger is subject to the fulfillment of certain additional conditions, including the accuracy of the representations and warranties of UMC contained in the Merger Agreement, the performance in all material respects of the obligations and covenants of UMC under the Merger Agreement, the receipt of a certificate of the Chairman of the Board and Chief Executive Officer or a Senior Vice President of UMC certifying to such effect, and the execution by James C. Flores of an employment agreement with New Ocean.

     The obligation of UMC to effect the UMC Merger is also subject to the fulfillment of certain additional conditions, including the accuracy of the representations and warranties of OEI contained in the Merger Agreement, the performance in all material respects of the obligations and covenants of OEI under the Merger Agreement, the receipt of a certificate of the Chairman of the Board, Chief Executive Officer and President or a Senior Vice President of OEI certifying to such effect, and the execution by John B. Brock of an employment agreement with New Ocean.

     Prior to the Effective Time, the parties to the Merger Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained therein or in any documents delivered pursuant thereto, and (iii) where permissible, waive compliance with any of the agreements or conditions contained therein. See "The Merger Agreement -- Conditions Precedent to the Mergers."

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated by action of either the OEI Board or the UMC Board and the Mergers abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Mergers by the respective stockholders of OEI and UMC, as follows: (i) by the mutual written consent of OEI and UMC; (ii) by either OEI or UMC if the Effective Time has not occurred on or before July 31, 1998; provided, that the party seeking to so terminate the Merger Agreement has not breached in any material respect its obligations under the Merger Agreement in any manner that has proximately contributed to the failure to consummate the Mergers on or before such date; (iii) by either OEI or UMC if (a) a statute, rule, regulation or executive order has been enacted, entered or promulgated prohibiting the consummation of the Mergers substantially on the terms contemplated by the Merger Agreement or (b) an order, decree, ruling or injunction has been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Mergers substantially on the terms contemplated by the Merger Agreement and such order, decree, ruling or injunction has become final and non-appealable; provided, that the party seeking to so terminate the Merger Agreement has used its reasonable best efforts to remove such injunction, order or decree; (iv) by either OEI or UMC, if the OEI Stockholders' Approval or the UMC Stockholders' Approval has not been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof; (v) by either OEI, on the one hand, or UMC, on the other hand, if its Board determines in good faith that there is a substantial probability that its stockholders will not approve and adopt the Merger Agreement due to the existence of a Superior Proposal (as defined therein) and if such terminating party has complied with certain notice requirements; (vi) by either OEI, on the one hand, or UMC, on the other hand, if the other party or any of its officers or directors has taken any of the actions that would be prohibited by certain covenants of the Merger Agreement; or (vii) by OEI or UMC if there shall have been a material breach by the other of any of its representatives, warranties, covenants or agreements contained in the Merger Agreement and such breach shall not have been cured within 30 days after notice thereof shall have been received by the party alleged to be in breach.

     Under certain circumstances in connection with the termination of the Merger Agreement, UMC may be required to pay OEI a termination fee of $40 million. Under certain circumstances in connection with the termination of the Merger Agreement, OEI may be required to pay UMC a termination fee of $40 million. See "The Merger Agreement -- Termination" and "-- Termination Fees."

                          THE STOCK OPTION AGREEMENTS

     Pursuant to two Stock Option Agreements (the "Stock Option Agreements"), each dated as of December 22, 1997, by and between OEI and UMC, OEI has granted UMC an irrevocable option (the "UMC Option") to purchase 2,267,300 shares (subject to adjustment for changes in capitalization) of OEI Common Stock (representing approximately 9.9% of the outstanding OEI Common Stock on December 22, 1997), at $49 13/16 per share, and UMC has granted OEI an irrevocable option (the "OEI Option" and, together with the UMC Option, the "Options") to purchase 3,543,000 shares (subject to adjustment for changes in capitalization) of UMC Common Stock (representing approximately 9.9% of the outstanding UMC Common Stock on December 22, 1997), at $32 3/16 per share, in the event of a termination of the Merger Agreement under certain circumstances. The exercise of each Option is subject to certain conditions set forth in the Stock Option Agreements, including that the party exercising the Option be entitled to receive a termination fee from the other party pursuant to the terms of the Merger Agreement, and are limited so that the aggregate value that may be received by UMC or OEI pursuant to the Stock Option Agreements and any termination fee paid pursuant to the Merger Agreement shall not exceed $50 million. See "The Stock Option Agreements" and "The Merger
Agreement -- Termination." The Stock Option Agreements are attached as Appendices B-1 and B-2 to this Joint Proxy Statement/Prospectus.

                        COMPARISON OF STOCKHOLDER RIGHTS

     As a result of the Mergers, shares of Old OEI Common Stock and UMC Common Stock will be converted into the right to receive shares of New Ocean Common Stock. If the Mergers are consummated and become effective pursuant to the terms of the Merger Agreement, the rights of the former holders of the Old OEI Common Stock and UMC Common Stock will be governed by the DGCL and the Certificate of Incorporation of New Ocean and the bylaws of New Ocean as amended at the Newco Effective Time. For a comparison of the material rights of the holders of Old OEI Common Stock, UMC Common Stock and New Ocean Common Stock, see "Comparison of Stockholder Rights."

                  INTERESTS OF CERTAIN PERSONS IN THE MERGERS

     In considering the recommendations of the Boards, OEI and UMC stockholders should be aware that certain officers and directors of OEI and UMC have certain interests in the Mergers that are in addition to the interests of stockholders generally. For information regarding interests of certain officers and directors of OEI and UMC separate from and in addition to their interests, respectively, as stockholders of OEI or UMC generally, see "The Mergers -- Interests of Certain Persons in the Mergers."

                   FORWARD-LOOKING STATEMENTS OR INFORMATION


     This Joint Proxy Statement/Prospectus includes or incorporates by reference "forward-looking statements" within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements other than statements of historical fact included in this Joint Proxy Statement/Prospectus, including, without limitation, statements under "Summary" and "Risk Factors" regarding the financial position, business strategy production and reserve growth, and other plans and objectives for future operations of OEI or UMC are forward-looking statements. Although OEI and UMC believe that the expectations reflected in such forward-looking statements are reasonable, neither OEI nor UMC can assure that such expectations will prove to have been correct. Forward-looking statements are subject to risks and uncertainties and include information concerning cost savings from the Mergers, integration of the businesses of OEI and UMC, general economic conditions and possible or assumed future results of operations of OEI, UMC or New Ocean, estimates of oil and gas production and reserves, drilling plans, future cash flows, anticipated capital expenditures and management's strategies, plans and objectives as set forth under "Summary -- New Ocean -- The Combined Company," "The Mergers -- Background of the Mergers," "-- Reasons for the Mergers; Recommendations of the Boards," "-- Opinion of OEI's Financial Advisor" and
"-- Opinion of UMC's Financial Advisor" and those preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends" or similar expressions. The following important factors, in addition to those discussed elsewhere in this Joint Proxy Statement/Prospectus and in the documents which are incorporated herein by reference, could affect the future results of the energy industry in general, and OEI, UMC and/or New Ocean subsequent to the Mergers in particular, and could cause those results to differ materially from those expressed in such forward-looking statements: risks incident to the drilling and operation of oil and gas wells; future production and development costs; the effect of existing and future laws and regulatory actions; the political and economic climate in the jurisdictions in which OEI or UMC conducts oil and gas operations; the effect of changes in commodity prices, hedging activities and conditions in the capital markets; a significant delay in the expected closing of the Mergers; and competition from others in the energy industry. For additional information with respect to these factors, see the respective Annual Reports on Form 10-K for the year ended December 31, 1997 of each of OEI and UMC. Additional important factors that could cause actual results to differ materially from expectations of OEI and UMC are disclosed under "Risk Factors" and elsewhere in this Joint Proxy Statement/Prospectus, including without limitation in conjunction with the forward-looking statements. All written and verbal forward-looking statements attributable to OEI or UMC or persons acting on behalf of OEI and UMC are expressly qualified in their entirety by such factors.


                     MARKET PRICE AND DIVIDEND INFORMATION

     Each of the OEI Common Stock and the UMC Common Stock is listed and traded on the NYSE under the symbols "OEI" and "UMC," respectively. The following table sets forth the high and low trading prices per share of each of the OEI Common Stock and the UMC Common Stock on the NYSE, and with respect to the OEI Common Stock on the NASDAQ National Market prior to March 25, 1996, for the periods indicated:


                                                           OEI             UMC
                                                       COMMON STOCK    COMMON STOCK
                                                       ------------    ------------
                                                       HIGH    LOW     HIGH    LOW
                                                       ----    ----    ----    ----
1996
First Quarter........................................  $18 3/4 $13 1/2 $25 7/8  $15
Second Quarter.......................................   36 3/8  17 7/8  36 1/4   23 1/8
Third Quarter........................................   41 1/2  28 3/4  48 3/8   32 1/8
Fourth Quarter.......................................   54 3/8  38 3/8  53 1/2   43 7/8
1997
First Quarter........................................  $56     $38     $52 3/8  $28 3/8
Second Quarter.......................................   53 1/8  38 7/8  38 1/4   26 1/2
Third Quarter........................................   70 1/8  41 1/4  42 1/4   29 1/4
Fourth Quarter.......................................   70 9/1  46 1/4  40 1/4   26
1998
First Quarter (through February 19, 1998)............  $49 1/2  38     $29 1/4  $22


     On December 22, 1997, the last full trading day prior to the first public announcement of the execution of the Merger Agreement, the reported high and low sale prices per share and closing price per share of OEI Common Stock and UMC Common Stock on the NYSE were as follows:

                                                            DECEMBER 22, 1997
                                                           -------------------
                                                           HIGH   LOW    CLOSE
                                                           ----   ----   -----
OEI...................................................... $50 3/4 $49     $ 50
UMC......................................................  32 3/8  31 1/4   32 1/4

     The ratio of average stock prices of OEI and UMC for the 60 trading days prior to and including December 22, 1997 was approximately 1.8.


     On February 19, 1998, the closing prices per share of OEI Common Stock and UMC Common Stock as reported on the NYSE were $46 1/8 and $27 1/4, respectively.


     In light of the approximately 100 million share capitalization to be outstanding as a result of the Mergers, the trading price of New Ocean Common Stock following the Mergers should be different from the trading price of Old OEI Common Stock prior to the Mergers. No assurance can be given as to the market prices of Old OEI Common Stock or UMC Common Stock immediately prior to the Effective Time or of New Ocean Common Stock after the Effective Time. Because the Exchange Ratios are fixed in the Merger Agreement and neither OEI nor UMC has the right to terminate the Merger Agreement based on changes in the market price of Old OEI Common Stock or UMC Common Stock, the market value of the shares of New Ocean Common Stock that holders of UMC Common Stock and Old OEI Common Stock will receive upon consummation of the Mergers may vary significantly from the market value of the shares of New Ocean Common Stock that such holders would receive if the Mergers were consummated on the date of this Joint Proxy Statement/Prospectus. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SHARES OF OLD OEI COMMON STOCK AND UMC COMMON STOCK.

     SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA


     The following tables set forth summary selected historical consolidated financial and operating data for OEI and UMC as of and for each of the three years ended December 31, 1997. OEI utilizes the full cost method of accounting and UMC utilizes the successful efforts method of accounting, and therefore the financial data may not be directly comparable. Such data have been derived from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in OEI's Annual Report on Form 10-K for the year ended December 31, 1997, and the audited consolidated financial statements and other financial information contained in UMC's Annual Report on Form 10-K for the year ended December 31, 1997, including, in each case, the notes thereto, all of which are incorporated by reference herein. See "Available Information" and "Incorporation of Documents by Reference."


                               OCEAN ENERGY, INC.


                                                                    YEAR ENDED DECEMBER 31,
                                                               ---------------------------------
                                                                 1995        1996        1997
                                                               ---------   ---------   ---------
                                                                    (DOLLARS IN THOUSANDS,
                                                                   EXCEPT PER UNIT AMOUNTS)
REVENUE AND EXPENSE DATA:
Revenue.....................................................   $ 127,970   $ 188,451   $ 292,180
Production costs............................................      40,047      47,098      67,902
General and administrative..................................      11,312      16,154      19,137
Depreciation, depletion and amortization....................      54,084      74,652     121,623
Interest expense............................................      17,620      17,954      27,385
Net income before taxes and extraordinary item..............       5,210      32,988      57,639
Income tax benefit (provision)(1)...........................       4,692     (12,037)    (20,189)
Net income before extraordinary item........................       9,902      20,951      37,450
Extraordinary loss on early extinguishment of debt, net of
  taxes.....................................................          --          --      19,301
Net income..................................................       9,902      20,951      18,149
Earnings per common share before extraordinary item(2)
  Basic.....................................................   $    0.66   $    1.13   $    1.86
  Diluted...................................................        0.66        1.09        1.79
Earnings per common share after extraordinary item(2)
  Basic.....................................................   $    0.66   $    1.13   $    0.90
  Diluted...................................................        0.66        1.09        0.87
BALANCE SHEET DATA (AT END OF PERIOD):
Oil and gas assets, net.....................................   $ 179,944   $ 355,698   $ 722,666
Total assets................................................     215,457     460,710     822,938
Long-term debt..............................................     171,692     284,142     389,652
Stockholders' equity........................................      19,976     105,153     305,272
OTHER FINANCIAL DATA:
EBITDAX(3)..................................................   $  77,645   $ 129,100   $ 208,322
Net cash provided by operating activities...................      59,489     126,753     173,622
Net cash used in investing activities.......................     (77,699)   (293,132)   (465,428)
Net cash provided by financing activities...................      17,853     171,926     286,047
Capital expenditures........................................      73,652     251,305     488,591
OPERATING DATA:
Sales Volumes:
  Oil (Mbbls)...............................................       6,057       7,149       9,945
  Gas (Mmcf)................................................      12,393      18,720      38,916
  MBOE......................................................       8,123      10,269      16,431
  BOEPD.....................................................      22,255      28,057      45,016
Average Prices(4):
  Oil (per Bbl).............................................   $   17.39   $   21.58   $   19.09
  Gas (per Mcf).............................................        1.82        2.79        2.63
  Per BOE...................................................       15.75       20.10       17.79
Production costs (per BOE)..................................        4.93        4.59        4.13
Total proved reserves at end of period (MBOE)...............      48,363      75,002     108,396


---------------


(1) OEI was formed as an S corporation under the Code and, as such, all income taxes were the obligation of OEI's stockholders. Therefore, through the date of the initial public offerings, no historical federal or state income tax expense has been provided for in the financial statements. In conjunction with the initial public offerings, OEI converted to a C corporation under the Code. OEI recorded a deferred tax asset of $6.3 million, offset by a valuation allowance of $6.3 million at December 31, 1994 and a deferred tax asset of $4.7 million at December 31, 1995. As a result of the reversal of the valuation allowance, OEI recorded a net income tax benefit of $4.7 million in the year ended December 31, 1995.



(2) If OEI had recognized a tax provision at statutory rates for the year ended December 31, 1995, rather than an income tax benefit, basic and diluted earnings per common share would have been $0.22 for such period.



(3) Earnings before interest, taxes, depreciation, depletion, amortization and exploration expense (to the extent a company utilizes the successful efforts method of accounting). EBITDAX is presented because it is a widely accepted financial indicator of OEI's ability to service and incur debt. EBITDAX should not be considered as an alternative to earnings (loss) as an indicator of OEI's operating performance or to cash flows as a measure of liquidity. EBITDAX may not be comparable to similarly titled measures presented by other companies and could be misleading unless all companies and analysts calculate them in the same fashion.



(4) Excludes results of hedging activities which decreased revenue recognized in the 1995, 1996 and 1997 periods by $(0.5) million, $(18.7) million and $(0.1) million, respectively. Including the effect of hedging activities, OEI's average oil price per Bbl received was $17.27, $19.70 and $19.08 in the years ended December 31, 1995, 1996 and 1997, respectively, and the average gas price per Mcf received was $1.84 and $2.50 in the years ended December 31, 1995 and 1996, respectively. OEI did not enter into any hedging activities relating to gas during the year ended December 31, 1997.

                          UNITED MERIDIAN CORPORATION


                                                                    YEAR ENDED DECEMBER 31,
                                                              -----------------------------------
                                                                1995         1996         1997
                                                              ---------    ---------    ---------
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER
                                                                         UNIT AMOUNTS)
REVENUE AND EXPENSE DATA:
Revenue.....................................................  $147,041     $236,404     $264,865
Production costs............................................    42,891       51,298       56,492
Exploration, including dry holes and impairments(1).........    15,682       40,325       38,845
General and administrative..................................    10,425       12,727       13,580
Depreciation, depletion and amortization....................    53,942       84,979       96,418
Impairment of proved oil and gas properties.................     8,317           --           --
Interest expense............................................    17,945       22,811       21,749
Interest and other (income) expense.........................      (375)         844       (1,681)
                                                              --------     --------     --------
Income (loss) before taxes..................................    (1,786)      23,420       39,462
Income tax benefit (provision)..............................     3,885       (6,016)     (19,675)
                                                              --------     --------     --------
Net income..................................................  $  2,099     $ 17,404     $ 19,787
                                                              ========     ========     ========
Net income available to common stockholders(2)..............  $    615     $ 15,873     $ 19,787
Basic earnings per share of common stock:
  Net income per common share(2)............................  $   0.02     $   0.53     $   0.56
Diluted earnings per share of common stock:
  Net income per common share(2)............................  $   0.02     $   0.51     $   0.54
                                                              ========     ========     ========
BALANCE SHEET DATA (AT END OF PERIOD):
Property, plant and equipment, net..........................  $468,673     $524,189     $740,972
Total assets................................................   578,450      718,293      885,025
Long-term debt, including current maturities................   247,899      157,731      283,557
Stockholders' equity........................................   212,312      432,236      459,399
OTHER FINANCIAL DATA:
EBITDAX(3)..................................................  $ 93,725     $172,379     $194,793
Net cash provided by operating activities...................    46,006       83,434      165,788
Net cash used in investing activities.......................   (82,708)    (135,749)    (337,986)
Net cash provided by financing activities...................    38,463       93,671      128,945
Capital expenditures(4).....................................   160,827      185,901      357,361
OPERATING DATA:
Sales Volumes:
  Oil (MBbls)...............................................     2,760        4,394        8,133
  Gas (MMcf)................................................    44,453       55,445       54,807
  MBOE......................................................    10,169       13,635       17,268
  BOEPD.....................................................    27,860       37,254       47,310
Average Prices(5):
  Oil (per Bbl).............................................  $  16.13     $  20.99     $  17.87
  Gas (per Mcf).............................................      1.46         2.13         2.06
  Per BOE...................................................     10.74        14.86        14.96
Production costs (per BOE)..................................      4.22         3.76         3.27
Total proved reserves at end of period (MBOE)...............   105,593      119,651      162,197


---------------


(1) See notes to UMC's consolidated financial statements incorporated herein by reference regarding UMC's policy for assessing the recoverability of proved oil and gas properties. In 1995, UMC adopted SFAS 121, resulting in a pre-tax impairment charge of $8.3 million.



(2) On July 25, 1996, all of the outstanding shares of Series F Convertible Preferred Stock were converted into 1.845 million shares of UMC Common Stock in accordance with the automatic conversion terms of such shares.



(3) Reflects income from operations plus depreciation, depletion and amortization, impairment of proved oil and gas properties, non-recurring costs and exploration expense of $15.7 million, $40.3 million and $38.8 million for the years ended December 31, 1995, 1996 and 1997, respectively. EBITDAX is presented because it is a widely accepted financial indicator of UMC's ability to service and incur debt. EBITDAX should not be considered as an alternative to earnings (loss) as an indicator of UMC's operating performance or to cash flows as a measure of liquidity. EBITDAX may not be comparable to similarly titled measures presented by other companies and could be misleading unless all companies and analysts calculate them in the same manner.



(4) See consolidated statement of cash flows included in UMC's consolidated financial statements incorporated herein by reference.



(5) Excludes results of hedging activities which increased (decreased) revenue recognized in the 1995, 1996 and 1997 periods by $4.1 million, $(3.9) million and $(1.2) million respectively. Including the effect of hedging activities, UMC's average oil price per Bbl received was $16.35, $20.94 and $17.87 in the years ended December 31, 1995, 1996 and 1997, respectively, and the average gas price per Mcf received was $1.53, $2.07 and $2.04 in the years ended December 31, 1995, 1996 and 1997, respectively.

               SUMMARY HISTORICAL OIL AND GAS RESERVE INFORMATION


     The following table sets forth summary information with respect to OEI's and UMC's proved oil and gas reserves as of December 31, 1997.



                                                                                        BARREL OF OIL
                                                            CRUDE OIL    NATURAL GAS     EQUIVALENTS
                                                             (MBBLS)       (MMCF)          (MBOE)
                                                            ---------    -----------    -------------
NET PROVED RESERVES
OEI:
  Developed...............................................    53,289       174,233          82,328
  Undeveloped.............................................    15,493        63,451          26,068
                                                             -------      --------        --------
          Total...........................................    68,782       237,684         108,396
                                                             =======      ========        ========
UMC:
  Developed...............................................    34,069       410,414         102,472
  Undeveloped.............................................    34,751       149,837          59,725
                                                             -------      --------        --------
          Total...........................................    68,820       560,251         162,197
                                                             =======      ========        ========

       SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL AND OPERATING DATA


     The following table sets forth summary unaudited pro forma combined financial and operating data which are presented to give effect to the Mergers under the pooling of interests method of accounting and to reflect the conversion of UMC to the full cost method of accounting. The income statement data for each of the three years ended December 31, 1997 assume that the Mergers were consummated at the beginning of the earliest period presented. The balance sheet data assume that the Mergers were consummated on December 31, 1997. The unaudited pro forma combined financial data are not necessarily indicative of the results of operations or the financial position which would have occurred had the Mergers been consummated at the beginning of the earliest period presented, nor are they necessarily indicative of future results of operations or financial position. Additionally, the unaudited pro forma combined revenue and expense data excludes non-recurring charges directly attributable to the Mergers (currently estimated to range from $28 million to $32 million) which will be charged to operations in the quarter in which the Mergers are consummated. The unaudited balance sheet data have been adjusted for the assumed after-tax impact of such non-recurring charges. The unaudited pro forma combined financial data should be read in conjunction with the historical consolidated financial statements of OEI and UMC, including the notes thereto, incorporated by reference in this Joint Proxy Statement/Prospectus and the unaudited pro forma combined financial statements contained elsewhere herein. See "Available Information," "Incorporation of Documents by Reference" and "Unaudited Pro Forma Combined Financial Statements of OEI and UMC."



                                                                     YEAR ENDED DECEMBER 31,
                                                              --------------------------------------
                                                                 1995          1996          1997
                                                              ----------    ----------    ----------
                                                                      (DOLLARS IN THOUSANDS,
                                                                     EXCEPT PER UNIT AMOUNTS)

REVENUE AND EXPENSE DATA:
  Revenue...................................................  $  243,827    $  395,834    $  552,194
  Production costs..........................................      82,937        98,396       124,394
  General and administrative................................      21,737        28,881        32,717
  Depreciation, depletion and amortization..................      88,964       145,265       236,425
  Interest expense..........................................      35,565        40,765        49,134
  Interest and other (income) expense.......................        (677)          449        (3,187)
                                                              ----------    ----------    ----------
  Income before income taxes and extraordinary item.........      15,301        82,078       112,711
  Income tax benefit (provision)............................       4,064       (27,808)      (45,796)
                                                              ----------    ----------    ----------
  Income before extraordinary item..........................      19,365        54,270        66,915
  Extraordinary loss on early extinguishment of debt, net of
    taxes...................................................          --            --       (19,301)
                                                              ----------    ----------    ----------
  Net income................................................  $   19,365    $   54,270    $   47,614
                                                              ==========    ==========    ==========
  Earnings per share of common stock (basic):
    Income before extraordinary item........................  $     0.25    $     0.64    $     0.72
    Extraordinary item......................................          --            --         (0.21)
                                                              ----------    ----------    ----------
    Net income..............................................  $     0.25    $     0.64    $     0.51
                                                              ==========    ==========    ==========
  Earnings per share of common stock (diluted):
    Income before extraordinary item........................  $     0.24    $     0.61    $     0.69
    Extraordinary item......................................          --            --         (0.20)
                                                              ----------    ----------    ----------
    Net income..............................................  $     0.24    $     0.61    $     0.49
                                                              ==========    ==========    ==========
BALANCE SHEET DATA (AT END OF PERIOD):
  Oil and gas assets, net...................................                              $1,401,853
  Total assets..............................................                               1,654,700
  Long-term debt............................................                                 672,298
  Stockholders' equity......................................                                 701,652






OTHER FINANCIAL DATA:
  EBITDAX(1)................................................  $  140,186    $  272,458    $  398,264
  Net cash provided by operating activities.................     105,495       210,187       339,410
  Net cash used in investing activities.....................    (160,407)     (428,881)     (803,414)
  Net cash provided by financing activities.................      56,316       265,597       414,992
OPERATING DATA:
Sales Volumes:
  Oil (MBbls)...............................................       8,817        11,543        18,078
  Gas (MMcf)................................................      56,846        74,165        93,723
  MBOE......................................................      18,291        23,904        33,699
  BOEPD.....................................................      50,112        65,311        92,326
Average Prices(2):
  Oil (per Bbl).............................................  $    17.08    $    22.52    $    18.54
  Gas (per Mcf).............................................        1.53          2.37          2.30
  Per BOE...................................................       13.00         18.22         16.34
Production costs (per BOE)..................................        4.53          4.12          3.69
Total proved reserves at end of period (MBOE)...............     153,956       194,653       270,593

---------------


(1) Reflects income from operations plus depreciation, depletion and amortization, impairment of proved oil and gas properties, non-recurring costs and exploration expense (to the extent a company utilizes the successful efforts method of accounting). EBITDAX is presented because it is a widely accepted financial indicator of the combined company's ability to service and incur debt. EBITDAX should not be considered as an alternative to earnings (loss) as an indicator of UMC's operating performance or to cash flows as a measure of liquidity. EBITDAX may not be comparable to similarly titled measures presented by other companies and comparing such measures could be misleading unless all companies and analysts calculate them in the same fashion.



(2) Excludes results of hedging activities which increased (decreased) revenue recognized in the 1995, 1996 and 1997 periods by $3.6 million, $(22.6) million and $(1.3) million, respectively. Including the effect of hedging activities, the pro forma average oil price per Bbl received was $17.07, $21.34 and $18.54, in the years ended December 31, 1995, 1996 and 1997, respectively, and the average pro forma average gas price per Mcf received was $1.60, $2.25 and $2.28 in the years ended December 31, 1995, 1996 and 1997, respectively.


                  SUMMARY PRO FORMA OIL AND GAS RESERVE INFORMATION


     The following table sets forth summary information with respect to OEI's and UMC's proved oil and gas reserves as of December 31, 1997.



                                                                                        BARREL OF OIL
                                                            CRUDE OIL    NATURAL GAS     EQUIVALENTS
                                                             (MBBLS)       (MMCF)          (MBOE)
                                                            ---------    -----------    -------------
NET PROVED RESERVES
  Developed...............................................    87,358       584,647         184,800
  Undeveloped.............................................    50,244       213,288          85,793
                                                             -------      --------        --------
          Total...........................................   137,602       797,935         270,593
                                                             =======      ========        ========

                           COMPARATIVE PER SHARE DATA


    The following table sets forth certain historical per share data for OEI and UMC and unaudited pro forma and equivalent pro forma combined per share data after giving effect to the proposed Mergers on a pooling of interests basis at the UMC Exchange Ratio of 1.30 shares of New Ocean Common Stock for each share of UMC Common Stock and the OEI Exchange Ratio of 2.34 shares of New Ocean Common Stock for each share of Old OEI Common Stock. Earnings (Loss) Per Share is presented for each of the three years ended December 31, 1997. Book Value Per Share is presented as of December 31, 1997. This data should be read in conjunction with the selected historical consolidated financial data and the unaudited pro forma combined financial statements included in this Joint Proxy Statement/Prospectus and the separate historical consolidated financial statements of OEI and UMC and the notes thereto incorporated by reference in this Joint Proxy Statement/Prospectus. The unaudited pro forma combined financial data are not necessarily indicative of the operating results or financial position that would have occurred had the Mergers been consummated at the beginning of the earliest period presented and should not be construed as indicative of future operations.



                                                               YEARS ENDED DECEMBER 31,
                                                               ------------------------
                                                                1995     1996     1997
                                                               ------   ------   ------
Historical -- OEI
  Earnings Per Share Before Extraordinary
    Item -- Basic(a)(f).....................................   $ 0.66   $ 1.13   $ 1.86
  Earnings Per Share -- Basic(a)(f).........................     0.66     1.13     0.90
  Earnings Per Share Before Extraordinary
    Item -- Diluted(a)......................................     0.66     1.09     1.79
  Earnings Per Share -- Diluted(a)(f).......................     0.66     1.09     0.87
  Book Value Per Share(b)...................................                      13.33
Historical -- UMC
  Earnings Per Share -- Basic(a)............................   $ 0.02   $ 0.53   $ 0.56
  Earnings Per Share -- Diluted(a)..........................     0.02     0.51     0.54
  Book Value Per Share(b)...................................                      12.83
Pro Forma Full Cost -- UMC(c)
  Earnings Per Share -- Basic(a)............................   $ 0.18   $ 1.18   $ 0.76
  Earnings Per Share -- Diluted(a)..........................     0.17     1.13     0.74
  Book Value Per Share(b)...................................                      11.30
Pro Forma Combined(d)
  Earnings Per Share Before Extraordinary
    Item -- Basic(c)........................................   $ 0.25   $ 0.64   $ 0.72
  Earnings Per Share -- Basic(f)............................     0.25     0.64     0.51
  Earnings Per Share Before Extraordinary Item -- Diluted...     0.24     0.61     0.69
  Earnings Per Share -- Diluted(f)..........................     0.24     0.61     0.49
  Book Value Per Share......................................                       7.01
Equivalent Pro Forma -- OEI(e)
  Earnings Per Share Before Extraordinary
    Item -- Basic(d)........................................   $ 0.59   $ 1.50   $ 1.68
  Earnings Per Share -- Basic(f)............................     0.59     1.50     1.19
  Earnings Per Share Before Extraordinary Item -- Diluted...     0.56     1.43     1.61
  Earnings Per Share -- Diluted(f)..........................     0.56     1.43     1.15
  Book Value Per Share......................................                      16.40
Equivalent Pro Forma -- UMC(e)
  Earnings Per Share Before Extraordinary
    Item -- Basic(d)........................................   $ 0.33   $ 0.83   $ 0.94
  Earnings Per Share -- Basic(f)............................     0.33     0.83     0.66
  Earnings Per Share Before Extraordinary Item -- Diluted...     0.31     0.79     0.90
  Earnings Per Share -- Diluted(f)..........................     0.31     0.79     0.64
  Book Value Per Share......................................                       9.11


---------------


(a) The Historical Earnings (Loss) Per Share is based upon the weighted average number of common and common equivalent shares of OEI and UMC outstanding for each period per Statement of Financial Accounting Standards (SFAS) No. 128.


(b) The Historical Book Value Per Share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of each period.


(c) This amount represents UMC's per share amounts adjusted for UMC's use of the full cost method of accounting. This information provides a comparison of UMC per share data with equivalent pro forma data on the same basis of accounting, which is more meaningful than a comparison to the historical UMC amounts.



(d) Amounts are based upon the weighted average number of common and common equivalent shares outstanding of OEI and UMC for each period at the Exchange Ratio of 1.30 shares of New Ocean Common Stock for each share of UMC Common Stock and 2.34 shares of New Ocean Common Stock for each share of Old OEI Common Stock.



(e) The unaudited Equivalent Pro Forma per Common Share Data is calculated by multiplying the Pro Forma Combined per Common Share Data by the Exchange Ratio of 2.34 shares and 1.30 shares for OEI and UMC, respectively.



(f) If OEI had recognized a tax provision at statutory rates for the year ending December 31, 1995, rather than an income tax benefit, earnings per common share would have been $0.22 on a basic and diluted basis for the historical period, $0.18 and $0.17 on a basic and diluted basis for the pro forma combined period, $0.42 and $0.40, on a basic and diluted basis for the equivalent pro forma -- OEI and $0.23 and $0.22 on a basic and diluted basis for the equivalent pro forma -- UMC.

                                  RISK FACTORS

     Stockholders of OEI and UMC should carefully consider the following factors together with the information provided elsewhere in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus contains forward-looking statements which involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Joint Proxy Statement/Prospectus. See "Summary -- Forward-Looking Statements or Information."

INTEGRATION OF OPERATIONS


     The success of the Mergers will depend on the ability of management to integrate the two companies that have previously operated independently. The integration of the operations of OEI and UMC will require substantial attention of management, and no assurance can be given that such integration may be accomplished without encountering difficulties or experiencing the loss of key employees, customers or suppliers, or that the benefits expected from such integration will be realized. Any inability of management to integrate the operations of the two companies in a timely and efficient manner would adversely affect New Ocean's ability to realize the expected benefits of the Mergers, including those described under "Summary -- New Ocean -- The Combined Company and "The Mergers -- Reasons for the Mergers; Recommendations of the Boards."


REPLACEMENT OF RESERVES

     New Ocean's future success will depend upon its ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. The proved reserves of New Ocean will generally decline as reserves are depleted, except to the extent that New Ocean conducts successful exploration or development activities or acquires properties containing proved reserves, or both. In order to increase reserves and production, New Ocean must undertake development and exploration drilling and recompletion programs or undertake other replacement activities, such as increasing its reserve base through acquisitions of producing properties and by exploiting its existing properties. There can be no assurance, however, that New Ocean's planned development and exploration projects and acquisition activities will result in significant additional reserves or that it will have success drilling productive wells at low finding and development costs. Furthermore, while New Ocean's revenues may increase if prevailing oil and gas prices increase significantly, its finding costs for additional reserves could also increase.

PRICE FLUCTUATIONS AND VOLATILE NATURE OF MARKETS

     New Ocean's results of operations will be highly dependent upon the prices of and demand for oil and gas. Historically, the markets for oil and gas have been volatile and are likely to continue to be volatile in the future. Accordingly, the prices received by New Ocean for its oil and gas production are dependent upon numerous factors which will be beyond its control. These factors include, but are not limited to, the level of consumer product demand, governmental regulations and taxes, the price and availability of alternative fuels, the level of foreign imports of oil and gas, and the overall economic environment. Any significant decline in prices for oil and gas could have a material adverse effect on New Ocean's financial condition, results of operations and quantities of reserves recoverable on an economic basis. Should the industry experience significant price declines or other adverse market conditions, New Ocean may not be able to generate sufficient cash flow from operations to meet its obligations and make planned capital expenditures. In order to manage its exposure to price risks in the sale of its oil and gas, New Ocean from time to time will enter into energy price swap arrangements covering a portion of its actual production volumes. The companies believe that New Ocean's hedging strategies will be generally conservative in nature.

SUBSTANTIAL CAPITAL REQUIREMENTS

     The companies expect to make substantial capital expenditures for the acquisition, exploration and development of oil and gas reserves. Historically, the companies have financed these expenditures primarily with proceeds from debt and equity financings, cash provided by operating activities, asset sales and sales of partial interests in foreign concessions. The companies believe that, after debt service, New Ocean will have sufficient cash provided by operating activities, availability under its credit facility and other debt financings to fund planned capital expenditures in 1998. If revenues decrease as a result of lower oil and gas prices or otherwise, New Ocean may have limited ability to expend the capital necessary to replace its reserves or to maintain production at current levels, resulting in a decrease in production over time. Where New Ocean is not the majority owner, it may have no control over the timing or amount of capital expenditures associated with the particular project. Additionally, capital expenditures associated with international projects can be significantly greater than those typically associated with OEI's domestic projects. If New Ocean is not able to fund its capital expenditures, its interests in some of its properties may be reduced or forfeited. If New Ocean's cash flow from operations is not sufficient to satisfy its capital expenditure requirements, there can be no assurance that additional debt or equity financing or other sources of capital will be available to meet these requirements.

RELIANCE ON ESTIMATES OF PROVED RESERVES


     There are numerous uncertainties inherent in estimating quantities of proved reserves, including many factors beyond the control of the companies. OEI's and UMC's historical proved reserve information incorporated by reference in this Joint Proxy Statement/Prospectus represents only estimates based on reports prepared by independent petroleum engineers and, in the case of OEI, in part by internal engineers, as of December 31, 1997.


     Petroleum engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers at different times may vary substantially. Actual production, revenues and expenditures with respect to New Ocean's reserves will likely vary from estimates, and such variances may be material.

     The discounted future net cash flows incorporated by reference in this Joint Proxy Statement/Prospectus should not be construed as the current market value of the estimated oil and gas reserves attributable to OEI's or UMC's properties. In accordance with applicable requirements of the Commission, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as the amount and timing of actual production, supply and demand for oil and gas, curtailments or increases in consumption by gas purchasers and changes in governmental regulations or taxation. The timing of actual future net cash flows from proved reserves, and thus their actual present value, will be affected by the timing of both the production and the incurrence of expenses in connection with development and production of oil and gas properties. In addition, the 10% discount factor, which is required by the Commission to be used to calculate discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with OEI, UMC or the oil and gas industry in general.

ECONOMIC RISKS OF OIL AND GAS OPERATIONS

     The oil and gas operations of New Ocean will be subject to the economic risks typically associated with exploration, development and production activities, including the necessity of significant expenditures to locate and acquire producing properties and to drill exploratory wells. In conducting exploration and development activities, New Ocean may drill unsuccessful wells and experience losses and, if oil and gas is discovered, there is no assurance that such oil and gas can be economically produced or satisfactorily marketed. There can be no assurance that new wells drilled by New Ocean will be productive or that it will recover all or any portion of its investment. The presence of unanticipated pressure or irregularities in formations, miscalculations or accidents may cause New Ocean's exploration, development and production activities to be unsuccessful, resulting in a total loss of its investment in such activities. The cost of drilling, completing and operating wells is often uncertain. New Ocean's drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which may be beyond its control, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment and services.

DRILLING RISKS

     The nature of the oil and gas business involves certain operating hazards such as well blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, formations with abnormal pressures, pollution, releases of toxic gas and other environmental hazards and risks, any of which could result in substantial losses to New Ocean. In addition, New Ocean may be liable for environmental damages caused by previous owners of property purchased by New Ocean or its predecessors. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for exploration, development or acquisitions, or result in loss of New Ocean's properties. Additionally, some of New Ocean's oil and gas operations are located in an area that is subject to tropical weather disturbances, some of which can be severe enough to cause substantial damage to facilities and possibly interrupt production. In accordance with customary industry practices, each of OEI and UMC maintains, and New Ocean will maintain, insurance against some, but not all, of such risks and losses. The occurrence of such an event not fully covered by insurance could have a material adverse effect on the financial position and results of operations of New Ocean.

COMPETITION

     New Ocean will operate in the highly competitive areas of oil and gas exploration, development and production with other companies, many of which may have substantially larger financial resources, staffs and facilities.

GOVERNMENT REGULATIONS

     New Ocean's business will be subject to certain foreign, federal, state and local laws and regulations relating to the exploration for, and the development, production and transportation of, oil and gas, as well as environmental and safety matters. Many of these laws and regulations have become more stringent in recent years, often imposing greater liability on a larger number of potentially responsible parties. Although OEI and UMC believe they are, and that New Ocean will remain, in substantial compliance with all applicable laws and regulations, the requirements imposed by such laws and regulations are frequently changed and subject to interpretation, and the companies are unable to predict the ultimate cost of compliance with these requirements or their effect on their or New Ocean's operations. Under certain circumstances, the Minerals Management Service, an agency of the U.S. Department of the Interior, may require any company operations on federal leases to be suspended or terminated. Any such suspensions, terminations or inability to meet applicable bonding requirements could materially and adversely affect New Ocean's financial condition and operations. Although significant expenditures may be required to comply with governmental laws and regulations applicable to New Ocean, to date such compliance has not had a material adverse effect on the earnings or competitive position of OEI or UMC. It is possible that such regulations in the future may add to the cost of operating offshore drilling equipment or may significantly limit drilling activity.

FOREIGN OPERATIONS


     New Ocean's international operations will initially be conducted in the countries of Cote d'Ivoire, Equatorial Guinea and Angola in Western Africa and in Pakistan and Bangladesh. Such operations are subject to political, economic and other uncertainties, including, among others, risk of war, revolution, border disputes, expropriation, renegotiation or modification of existing contracts, import, export and transportation regulations and tariffs, taxation policies, including royalty and tax increases and retroactive tax claims, exchange controls, currency fluctuations and other uncertainties arising out of foreign government sovereignty over New Ocean's international operations. New Ocean's international operations may also be adversely affected by laws and policies of the United States affecting foreign trade, taxation and investment. Furthermore, in the event of a dispute arising from international operations, New Ocean may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in the United States. On occasion, certain African countries, including Nigeria, have asserted rights to land, including oil and gas properties, through border disputes. If a country other than the one that granted New Ocean the PSC to properties successfully asserted superior rights to such properties, New Ocean's interests could be adversely affected. Certain regions of Africa and other regions of the world have a history of political and economic instability. Such instability could result in new governments or the adoption of new policies that might assume a substantially more hostile attitude toward foreign investment. In an extreme case, such a change could result in voiding pre-existing contracts and/or expropriation of foreign-owned assets. Although UMC operates and New Ocean will operate in countries that have relatively stable political and economic environments, there can be no assurance that political, economic and other uncertainties will not develop in the region or countries in which New Ocean operates.

TAX RISKS


     If the Newco Merger is consummated, but fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, each holder of Old OEI Common Stock would recognize gain or loss in an amount equal to the difference between the fair market value of the New Ocean Common Stock plus the amount of any cash or other property received by such stockholder pursuant to the Newco Merger and such stockholder's aggregate adjusted tax basis in its Old OEI Common Stock exchanged therefor. If the UMC Merger is consummated, but fails to qualify as a reorganization within the meaning of Section 368(a) of the Code,
(a) UMC would be treated as if it had sold its assets to OEI and would recognize gain or loss in an amount equal to the difference between (i) the sum of (A) the fair market value of the New Ocean Common Stock received by holders of UMC Common Stock in the UMC Merger, (B) the amount of any cash or other property received by holders of UMC Common Stock in the UMC Merger, and (C) the amount of liabilities of UMC at the time of the UMC Merger, and (ii) UMC's aggregate adjusted tax basis in its assets at the time of the UMC Merger, and (b) each UMC stockholder would recognize gain or loss in an amount equal to the difference, at the time of the UMC Merger, between the fair market value of the New Ocean Common Stock plus the amount of any cash or other property received by such stockholder in the UMC Merger and such stockholder's aggregate adjusted tax basis in its UMC Common Stock exchanged therefor. It is a condition to the consummation of the Mergers that OEI receive a confirming opinion of its counsel to the effect that the Mergers will qualify as reorganizations within the meaning of Section 368(a) of the Code and that UMC receive a confirming opinion of its counsel to the effect that the UMC Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; however, OEI and UMC will not obtain an Internal Revenue Service ("IRS") ruling to that effect. For a discussion of these and other material federal income tax considerations in connection with the Mergers, see "Certain Material U.S. Federal Income Tax Consequences of the Mergers."


INTERESTS OF CERTAIN PERSONS IN THE MERGERS


     Certain members of the OEI and UMC Boards (which have recommended that their respective stockholders vote in favor of the proposals described in this Joint Proxy Statement/Prospectus) have interests in the Mergers that are separate from and may conflict with the interests of the stockholders generally. See "The Mergers -- Interests of Certain Persons in the Mergers." These separate interests are summarized below:



     Composition of New Ocean Board. Messrs. Brock and Flores will serve as members of the New Ocean Board. Certain other members of the current OEI Board and UMC Board may be designated as members of the New Ocean Board.



     Employment Agreements. Upon the Effective Time, Messrs. Brock and Flores will enter into employment agreements with New Ocean which will extend for an initial period of three years, subject to extension. Mr. Brock and Mr. Flores will receive a base salary per year of $475,000 and $600,000, respectively, and a maximum discretionary annual bonus of 200% of such executive's base salary in effect during such year.

     Mr. Dunlap has entered into an employment agreement with UMC which provides for a severance payment upon termination of employment with UMC for good reason. The severance payment consists of an aggregate amount equal to two times the sum of (a) his base salary in effect upon such termination of employment and (b) his bonus under UMC's compensation plan for the fiscal year preceding the fiscal year of the termination of employment.



     Additionally, thirteen officers of OEI have entered into employment agreements with OEI which provide for the vesting of certain severance benefits upon consummation of the Mergers. Also, the employment agreements provide for severance payments upon termination for any reason other than misconduct or disability after the Effective Time or upon the resignation by such officers within 90 days after the Effective Time.



     UMC Severance Agreements. Certain officers of UMC have entered into severance agreements with UMC providing for certain benefits to such officers in the event of termination of employment under specified circumstances within 24 months of a "change in control," which would be deemed to occur upon the consummation of the UMC Merger.



     Stock Options. Stock options held by certain officers and directors of OEI and UMC under the OEI Option Plans and the UMC Option Plans, respectively, will automatically become fully exercisable upon the consummation of the UMC Merger.



     Directors' and Officers' Indemnification and Insurance. New Ocean will indemnify each person who was prior to the Effective Time an officer, director or employee of OEI, UMC or any of their subsidiaries with respect to service prior to the Effective Time to the extent permitted by applicable law. For a period of not less than three years following the Effective Time, New Ocean will cause the directors' and officers' liability insurance coverage of OEI and UMC to continue in effect for matters occurring on or prior to the Effective Time.


                           THE STOCKHOLDERS' MEETINGS

GENERAL


     The OEI Annual Meeting will be held at 9:30 a.m. local time, on Friday, March 27, 1998, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, for the purpose set forth in the Notice of OEI Annual Meeting and as described below. The UMC Special Meeting will be held at 10:30 a.m., Houston time, on Friday, March 27, 1998, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, for the purpose set forth in the Notice of UMC Special Meeting and as described below. This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation by the OEI Board and the UMC Board of proxies to be used at their respective Stockholders' Meeting and at any and all adjournments or postponements of such Stockholders' Meeting. Any person executing a proxy card may revoke it prior to its exercise by filing with the Corporate Secretary of OEI or UMC, as the case may be, prior to or at the applicable Stockholders' Meeting, at the address specified under the caption "Available Information" in this Joint Proxy Statement/Prospectus, either an instrument revoking the proxy or a duly executed proxy bearing a later date.


PURPOSE OF THE STOCKHOLDERS' MEETINGS


  OEI


     The purpose of the OEI Annual Meeting is to consider and vote upon the proposal to adopt the Merger Agreement, approve the Mergers, approve certain amendments to the OEI Certificate, and approve the other matters contemplated by the Merger Agreement. In addition, at the OEI Annual Meeting holders of OEI Common Stock will be asked to approve the adoption of the Plan, to elect James
C. Flores and Thomas D. Clark, Jr. as Class III directors to serve until the annual meeting of stockholders in 2001 or until their successors have been duly elected and qualified, and ratify and approve the appointment of Arthur Andersen LLP as OEI's independent auditors for the 1998 fiscal year. The Plan will not be adopted unless the Mergers are approved by stockholders and consummated.

  UMC

     The purpose of the UMC Special Meeting is to consider and vote upon the proposal to adopt the Merger Agreement and to approve the UMC Merger and the other matters contemplated by the Merger Agreement.

VOTING SECURITIES AND RECORD DATES


     Only holders of record of shares of OEI Common Stock and UMC Common Stock at the close of business on February 20, 1998 are entitled to notice of and to vote at the OEI Annual Meeting and the UMC Special Meeting, respectively.


  OEI

     The presence, in person or by proxy, at the OEI Annual Meeting of the holders of a majority of the shares of Old OEI Common Stock outstanding and entitled to vote at the OEI Annual Meeting is necessary to constitute a quorum at the OEI Annual Meeting. The affirmative vote of the holders of a majority of the outstanding shares of Old OEI Common Stock is required to approve and adopt the OEI Proposal. The affirmative vote of holders of a majority of the shares of OEI Common Stock present and entitled to vote at the OEI Annual Meeting will be required to approve the adoption of the Plan and ratify and approve the selection of Arthur Andersen LLP as OEI's independent auditors for the 1998 fiscal year. The Class III directors will be elected by plurality vote of the outstanding shares of Old OEI Common Stock. See "-- Proxies."

  UMC

     The presence, in person or by proxy, at the UMC Special Meeting of the holders of a majority of the shares of UMC Common Stock outstanding and entitled to vote at the UMC Special Meeting is necessary to constitute a quorum at the UMC Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of UMC Common Stock is required to approve and adopt the UMC Proposal. See "-- Proxies."

PROXIES


     All shares of Old OEI Common Stock and UMC Common Stock represented by properly executed proxies received prior to or at the OEI Annual Meeting or UMC Special Meeting, as the case may be, and not duly and timely revoked, will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated on a properly executed returned proxy, such proxies will be voted FOR (A) in the case of shares of Old OEI Common Stock, (i) the approval of the OEI Proposal, (ii) the adoption of the Plan, (iii) the election of the duly nominated Class III directors, and (iv) the ratification and approval of the selection of Arthur Andersen LLP as OEI's independent auditors for the 1998 fiscal year, and (B) in the case of shares of UMC Common Stock, the UMC Proposal. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the applicable Stockholders' Meeting, will not be voted. Accordingly, a proxy marked "ABSTAIN" will have the effect of a vote against each of the proposals described herein.


     Shares represented by "broker non-votes" (i.e., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote) will be counted for purposes of determining whether there is a quorum at a Stockholders' Meeting. In accordance with NYSE rules, however, brokers and nominees are precluded from exercising their voting discretion with respect to the approval and adoption of either the OEI Proposal or the UMC Proposal and thus, absent specific instructions from the beneficial owner of such shares, are not empowered to vote such shares with respect to the approval and adoption of such proposals. A "broker non-vote" or the failure to be present in person or by proxy at the Stockholders' Meetings will have the effect of a vote against the OEI Proposal or the UMC Proposal, as applicable, but will not affect the outcome of the vote with respect to (i) the adoption of the Plan, (ii) the election of the duly nominated Class III directors and (iii) the ratification and approval of the selection of Arthur Andersen as OEI's independent auditors for the 1998 fiscal year.

     The OEI Board and the UMC Board are not currently aware of any business to be acted upon at their respective Stockholders' Meeting other than as described herein. If, however, other matters are properly brought before either Stockholders' Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their judgment. Such adjournments may be for the purpose of soliciting additional proxies. Neither OEI nor UMC currently intends to seek an adjournment of its respective Stockholders' Meeting.

     Any proxy given pursuant to this solicitation may be revoked at any time before such proxy is voted. Attendance at the OEI Annual Meeting or the UMC Special Meeting will not in and of itself constitute a revocation of a proxy.


     The cost of soliciting proxies will be shared equally by OEI and UMC. In addition to the use of the mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners and OEI or UMC, as the case may be, will, upon request, reimburse them for their reasonable expenses. OEI and UMC have retained Georgeson & Company Inc. to aid in the solicitation of proxies and to verify certain records related to the solicitation at a maximum fee of $14,000 plus expenses. To the extent necessary in order to ensure sufficient representation at its Stockholders' Meeting, OEI or UMC may request by telephone, telegram or in person the return of proxy cards. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. Stockholders are urged to send in their proxies without delay.


                                 THE COMPANIES

OCEAN ENERGY, INC.

     OEI is an independent energy company engaged in the exploration, development, acquisition and production of oil and gas. OEI has one of the most active exploration and development programs in the Gulf of Mexico, which is among the most prolific oil and gas producing regions in the United States.

     OEI's activities are focused primarily in four geographically distinct areas in the Gulf of Mexico region, consisting of OEI's holdings in the Mississippi River Delta area, the Central Gulf of Mexico area, deepwater areas of the Gulf of Mexico and onshore Louisiana. OEI's operating leverage and technical expertise have allowed the company to enter into several significant industry joint ventures/alliances. These include (i) a 3-D seismic-oriented joint venture with Shell covering 240 square miles of coastal and offshore regions of the Mississippi River Delta; (ii) an exploitation alliance with Shell on 80 square miles of 3-D seismic covering the South Pass 61 and 65 fields in the Gulf of Mexico; and (iii) a deepwater joint venture with Conoco on 27 blocks covering six prospect areas and over 200 square miles of 3-D seismic data.

     OEI's principal executive offices are located at 8440 Jefferson Highway, Suite 420, Baton Rouge, Louisiana 70809, and its telephone number is (504) 927-1450.

UNITED MERIDIAN CORPORATION


     UMC is a leading independent energy company engaged in the exploration, development, production and acquisition of oil and gas in North America and certain international regions. In North America, UMC's production is concentrated in the Gulf Coast, Permian Basin, Midcontinent and Rocky Mountain regions and in Western Canada. Internationally, UMC currently operates in the West African oil and gas producing regions of Cote d'Ivoire and Equatorial Guinea, has PSCs or petroleum concession agreements on five blocks in Pakistan and on one block in Bangledesh, has been awarded a participation in a block in offshore Angola, and has two applications pending for PSCs in an additional West African nation.


     UMC's principal executive offices are located at 1201 Louisiana, Suite 1400, Houston, Texas 77002, and its telephone number is (713) 654-9110.

OEI HOLDING CORPORATION

     Newco is a newly formed Delaware corporation that has not, to date, conducted any activities other than those incident to its formation, its execution of the Merger Agreement and related agreements, and its participation in the preparation of this Joint Proxy Statement/Prospectus. One-half of the issued and outstanding capital stock of Newco is owned by each of OEI and UMC. As a result of the Newco Merger, Newco will cease to exist.

                                  THE MERGERS

GENERAL

     The Merger Agreement provides that following the satisfaction or waiver of the conditions set forth therein, the parties shall file Certificates of Merger executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in order to effect both Mergers. The Newco Merger shall become effective at the Newco Effective Time. The UMC Merger shall become effective at the UMC Effective Time. At the Newco Effective Time, Newco will be merged with and into OEI, and, at the UMC Effective Time, UMC will be merged with and into OEI, with New Ocean continuing as the surviving corporation and the separate existences of Newco and UMC will cease.

CONSIDERATION

     Upon consummation of the Mergers, (i) each share of Old OEI Common Stock issued and outstanding immediately prior to the Newco Effective Time will be converted into the right to receive 2.34 shares of New Ocean Common Stock and
(ii) each share of UMC Common Stock issued and outstanding immediately prior to the UMC Effective Time (other than shares to be canceled pursuant to the Merger Agreement) will be converted into the right to receive 1.30 shares of New Ocean Common Stock. Cash will be paid in lieu of any fractional shares of New Ocean Common Stock.

OWNERSHIP OF NEW OCEAN FOLLOWING THE MERGERS

     The shares of New Ocean Common Stock issued to holders of Old OEI Common Stock in the Newco Merger will constitute approximately 54% of all of the issued and outstanding New Ocean Common Stock after the Mergers and the shares of New Ocean Common Stock issued to UMC stockholders in the UMC Merger will constitute approximately 46% of all of the issued and outstanding New Ocean Common Stock after the Merger. Approximately 100 million shares of New Ocean Common Stock will be issued and outstanding following the Mergers.

     Upon consummation of the Newco Merger, each outstanding and unexercised OEI Stock Option will be converted into an option to purchase the number of shares of New Ocean Common Stock equal to the number of shares of Old OEI Common Stock that could have been obtained upon exercise of such Option prior to the Newco Effective Time multiplied by the OEI Exchange Ratio, and the exercise price with respect thereto will equal the exercise price under such OEI Stock Option divided by the OEI Exchange Ratio.

     Upon consummation of the UMC Merger, each outstanding and unexercised UMC Option will be converted into an option to purchase the number of shares of New Ocean Common Stock equal to the number of shares of UMC Common Stock that could have been obtained upon exercise of such Option prior to the UMC Effective Time multiplied by the UMC Exchange Ratio, and the exercise price with respect thereto will equal the exercise price under such UMC Stock Option divided by the UMC Exchange Ratio.

BACKGROUND OF THE MERGERS


     From time to time, management of each of OEI and UMC have internally reviewed and evaluated merger and acquisition opportunities in the oil and gas exploration and production business. As part of its ongoing strategic planning process, UMC requested in early 1997 that a review of strategic combinations be performed by several investment banks, including Merrill Lynch. Representatives of Merrill Lynch (including a former representative of Merrill Lynch now employed by Lehman Brothers) provided UMC with a review of publicly available and internally generated information and analyses of combinations of UMC and several companies, including an analysis of a possible strategic combination of OEI and UMC. After review of other strategic combination possibilities (including analyses by other investment banks), UMC management concluded that, at that time, OEI was the most attractive candidate for a strategic combination with UMC because of the fit with UMC's current operations and the similarities in size and projected growth in production, reserves and financial measures, including cash flow. On March 24, 1997, at the request of UMC, representatives of Merrill Lynch met with officers of OEI to discuss the possibility of a strategic combination of UMC and OEI.



     At a regularly scheduled meeting of the UMC Board held on March 26, 1997, these investment bankers made a presentation regarding a possible combination of UMC and OEI, including a report which reviewed (i) the current oil and gas financial and merger and acquisition environment at that time; (ii) the operations and financial performance of OEI; (iii) the operations and financial performance of UMC; and (iv) the operating and financial effects of the potential combination. On or around April 3, 1997, the investment bankers met again with officers of OEI to discuss OEI and UMC combination possibilities. On April 9, 1997, Mr. Brock met with Mr. Flores in Lafayette, Louisiana to discuss the possible benefits and challenges associated with a strategic combination of the two companies.


     On April 16 and 17, 1997, management of OEI and UMC and the investment bankers had a series of meetings to review the respective businesses, operations and prospects of the two companies. In connection with these meetings, UMC and OEI entered into a mutual confidentiality agreement.

     At a breakfast meeting on April 17, 1997, Mr. Brock introduced Mr. Flores to certain members of the UMC Board.

     On April 23, 1997, Mr. Brock and the investment bankers met with Mr. Flores, to discuss the parameters of a possible strategic combination proposal.


     However, in early May, Mr. Brock and Mr. Flores mutually determined on a telephone call that discussions concerning any proposed business combination of OEI and UMC should be terminated because of the inability to agree on the substantive terms of a proposed transaction that could be recommended to their respective Board of Directors at such time. One of the primary issues involved several pending OEI operational initiatives which were expected to be realized in the near future. As such initiatives had not yet been fully realized, it was Mr. Brock's view that UMC would be unwilling to fully credit such initiatives at that time in any valuation of OEI. As of such date, no formal proposal had been considered by either the UMC Board or the OEI Board. As part of their normal strategic planning processes, OEI and UMC continued to review merger and acquisition possibilities.



     In September 1997, Mr. Flores and Mr. Brock had several telephone conversations regarding the possible exchange of updated company information. Such exchanges, however, did not occur, and further discussions terminated after Mr. Flores and Mr. Brock expressed fundamental concerns regarding the ability to reach acceptable terms for a strategic combination proposal at such time.



     On September 24, 1997, the UMC Board reviewed merger and acquisition activity in the oil and gas industry which had increased significantly compared to recent periods. The UMC Board was also informed of the results of the September discussions between Messrs. Brock and Flores concerning a possible strategic combination of UMC and OEI. At this meeting, the UMC Board also generally considered certain other potential combinations and determined not to pursue any such combinations in light of the lack of a strategic fit and the potential dilution in UMC's projected growth rates. Additionally, while UMC had not received any indications of interest from third parties regarding a possible acquisition of UMC, the UMC Board at this meeting considered whether it would be advisable to attempt a sale of the company at that time. It was concluded that it would be highly unlikely to capture the long-term value of the company in a current sale and, therefore, that such a course would not be in the best interests of UMC stockholders. In light of the determination by the UMC Board that the interests of the UMC stockholders would be best served by not selling UMC at that time, the UMC Board determined not to attempt to sell UMC.


     On November 19, 1997, the UMC Board again reviewed merger and acquisition activity in the oil and gas industry and generally considered certain potential combinations. Additionally, while UMC had not received any indications of interest from third parties regarding a possible acquisition of UMC, the UMC Board at this meeting again considered whether it would be advisable to attempt a sale of the company at that time. It was concluded that it would be difficult if not impossible to capture the long-term value of the company in a current sale and, therefore, that such a course would not be in the best interests of UMC stockholders.

     After reviewing several recent announcements by OEI, including third quarter results, the results of an OEI stock offering and the consequent improvement in the OEI balance sheet, the alliances with Shell in the Delta Area and South Pass properties, and other development successes, on November 21, 1997, Mr. Brock contacted Mr. Flores to express his renewed interest in pursuing a possible business combination between the companies. As a result, Messrs. Brock and Flores agreed that the respective Chief Financial Officers of the two companies should meet to discuss certain financial aspects of each company to better evaluate the financial ramifications of a business combination. After these conversations, UMC and OEI entered into discussions with Merrill Lynch and Lehman Brothers, respectively, regarding their possible engagement as financial advisors in evaluating any business combination proposals.

     On December 4, 1997, representatives of UMC, OEI, Merrill Lynch and Lehman Brothers met to discuss potential strategic benefits of a proposed business combination and to exchange certain financial and operating data. After the meeting, UMC engaged Merrill Lynch, and OEI engaged Lehman Brothers, to act as their respective financial advisors in evaluating any proposed business combination of the two companies.

     On December 5, 6, 8 and 9, 1997, Messrs. Brock and Flores discussed organizational, financial and structural issues with respect to a possible transaction, the relative strengths of the two companies and the synergies of a combined entity. During these discussions, Messrs. Brock and Flores discussed possible exchange ratios in the context of an "at the market, no premium, merger of equals" based upon recent average historical stock prices as well as other financial and operating measures. Pursuant to these discussions, Messrs. Brock and Flores indicated that they could potentially recommend to their respective boards of directors an exchange ratio for the proposed business combination of
1.8 to 1.0. This ratio was acceptable to both chairmen on the basis of current and projected financial and operating data, and was also the approximate ratio of the respective company's average stock prices for the preceding 20, 30 and 60 day periods. At this time, the companies also discussed the possibility of a combined capitalization of 100 million shares, to be achieved through the use of the two exchange ratios of 2.34 and 1.30, which would equate to the 1.8 to 1.0 ratio.

     On December 9, 1997, UMC delivered a preliminary draft of a merger agreement and related documents prepared by its counsel to OEI and its counsel.


     At a regularly scheduled meeting of the OEI Board held on December 10, 1997, the OEI Board initially discussed a possible business combination with UMC. At the meeting, Lehman Brothers made a preliminary informational presentation regarding the current environment in the oil and gas industry, an overview of both OEI and UMC's assets and the merits of a strategic combination. The meeting was adjourned pending a call to reconvene the meeting to further discuss a possible merger proposal.


     On December 11, 1997, representatives of UMC, OEI and their respective counsel and financial advisors engaged in initial discussions of the draft Merger Agreement and other related documents.

     During the days of December 12 through 22, 1997, representatives of the two companies, including their respective financial advisers, counsel and accountants, held numerous due diligence meetings covering properties and prospects, engineering, financial, legal, tax and accounting matters and held numerous additional meetings to complete their respective factual investigations, to resolve open issues and to finalize the documentation relating to the Mergers. On December 18, 1997, the OEI Board reconvened its meeting by telephone conference call to review results of the due diligence investigation of UMC, to discuss the status of merger negotiations and to discuss the possibility of, and reasons for, adoption of a shareholder rights plan.


     On December 21, 1997, the OEI Board reconvened its meeting at its corporate offices. At this meeting, management of OEI and OEI's counsel presented a detailed discussion of the terms and structure of the proposed Mergers and related transactions. In addition, at such meeting, Lehman Brothers made a presentation regarding the proposed Mergers, copies of which were provided to members of the OEI Board prior to the meeting. The presentation included a summary of: (i) the terms and structure of the Mergers;

(ii) the due diligence conducted with regard to UMC; (iii) an expected timetable for completion of the Mergers; (iv) considerations supporting Lehman Brothers' opinion to the OEI Board as summarized under "-- Opinion of OEI's Financial Advisor"; and (v) the factors described under "-- Reasons for the Mergers; Recommendations of the Boards -- Reasons for the Mergers -- OEI." Lehman Brothers also delivered its oral opinion to the OEI Board (subsequently confirmed in writing as of December 22, 1997) to the effect that as of such date and based upon and subject to certain matters stated therein, from a financial point of view and in relation to the UMC Exchange Ratio, the OEI Exchange Ratio offered to OEI's stockholders in the Mergers was fair to such stockholders. The OEI Board discussed the factors described under "-- Reasons for the Mergers; Recommendations of the Boards -- Reasons for the Merger -- OEI." At this meeting, Lehman Brothers and OEI's counsel made a presentation regarding a proposal to adopt a preferred stock shareholder rights plan. Lehman Brothers' presentation outlined its recommendation that adoption of a preferred stock shareholder rights plan would enhance the OEI Board's ability to promote the interests of all shareholders in the event of an unsolicited offer to acquire the company or engage in a merger transaction or accumulation of a substantial block of company stock by a holder or group of holders. Lehman Brothers' presentation also included an overview of other shareholder rights plans and an analysis of the recommended exercise price for the proposed OEI preferred stock shareholder rights plan.



     On December 22, 1997 the UMC Board held a meeting at which management of UMC presented a detailed discussion of the UMC Merger, and Merrill Lynch presented its opinion that, as of such date, the UMC Exchange Ratio is fair, from a financial point of view, to the holders of UMC Common Stock. As preparation for that meeting, Merrill Lynch provided members of the UMC Board a report which reviewed (i) the current oil and gas environment at that time; (ii) the operations and financial performance of UMC; (iii) the operations and financial performance of OEI; (iv) the strategic rationale for the proposed combination of UMC and OEI; (v) the proposed structure of a combination of UMC and OEI at that time; (vi) projected financial and operating data for UMC and OEI; and (vii) the operating and financial effects of the proposed combination. After such presentations and a discussion and consideration of the factors described under "-- Reasons for the Mergers; Recommendations of the Boards -- Reasons for the Merger -- UMC," the UMC Board approved the proposed business combination and authorized the officers of UMC to execute the definitive Merger Agreement and related documents.


     Also on December 22, 1997, the OEI Board reconvened its continued meeting and, in consideration of the factors described under "-- Reasons for the Mergers; Recommendations of the Boards -- Reasons for the Merger -- OEI," approved the proposed business combination and authorized the officers of OEI to execute the definitive Merger Agreement and related documents. The OEI Board also adopted the proposed preferred stock shareholder rights plan described under "Comparison of Stockholder Rights -- Rights Plans -- OEI Rights Plan."

     Immediately prior to the execution of the Merger Agreement, (i) each of Mr. Flores and the Flores Family Limited Partnership (the "OEI Principal Stockholders") entered into an Agreement to Vote and Proxy with UMC pursuant to which each OEI Principal Stockholder has agreed to, among other things, grant a proxy and vote in favor of the Mergers all of the shares of OEI Common Stock either owned by such stockholder or for which it has the power to vote or direct the vote, and (ii) Mr. Brock entered into an Agreement to Vote and Proxy with OEI pursuant to which he has agreed to, among other things, grant a proxy to vote in favor of the UMC Merger all of the shares of UMC Common Stock owned by him.

     Following the December 22 board meetings, UMC and OEI executed the Merger Agreement and the Stock Option Agreements.

     On December 23, 1997, the parties publicly announced that they had entered into a definitive agreement to effect a strategic combination.

REASONS FOR THE MERGERS; RECOMMENDATIONS OF THE BOARDS

  Reasons for the Merger -- OEI

     At its continued meeting held on December 21 and 22, 1997, the OEI Board unanimously approved the Merger Agreement and the transactions contemplated thereby. The OEI Board believes that the terms of the Mergers are fair to, and in the best interests of, OEI stockholders and unanimously recommends that the stockholders of OEI vote FOR adoption and approval of the Merger Agreement and the transactions contemplated thereby.

     In reaching its determination, the OEI Board consulted with OEI's management, as well as its financial and legal advisors, and considered the following material factors:

          (i) the strategic fit between OEI and UMC, including: the match of OEI's concentrated domestic operations, reserves and exploration opportunities with UMC's international operations, reserves and exploration potential; the complementary management teams and internal cultures; and the complementary mix of geological, engineering and production expertise;

          (ii) the fact that the Mergers would diversify OEI's reserves and exploration opportunities geographically, reducing its present Gulf of Mexico focus while adding new core exploration and development areas domestically and internationally with significant exploration opportunities;

          (iii) the fact that the addition of UMC's properties would increase OEI's reserve life index;

          (iv) the continued involvement of key members of OEI management in the management of the combined company, including James C. Flores as President and Chief Executive Officer and equal board representation;

          (v) OEI management's belief that OEI's operational and technological expertise in the exploration and exploitation of oil and gas properties should substantially enhance the value of UMC's exploration projects and provide additional opportunities within UMC's existing assets;

          (vi) New Ocean would be among the largest independent energy companies, which OEI management believes would provide benefits including greater leverage with suppliers of various oil field services, greater financial strength and growth opportunities and the potential for market valuations comparable to other large independents;


          (vii) the proposed combination is expected to allow future production growth at levels consistent with OEI's plans for future production;


          (viii) the preliminary pro forma financial condition, results of operations and other financial information of New Ocean;

          (ix) the fact that New Ocean after the Mergers would be more widely held, providing stockholders with a more liquid market for their shares, would have a broader mix of institutional stockholders and would likely receive greater attention from financial analysts and institutional investors; New Ocean should also benefit from better credit ratings, more flexible financing terms and lower financing costs;

          (x) the expected accounting treatment of the Mergers as a pooling of interests;

          (xi) the structure of the Mergers, which would permit the holders of Old OEI Common Stock to exchange all of their shares for shares of OEI Common Stock in a transaction generally intended to be tax-free for federal income tax purposes except to the extent of cash received in lieu of fractional shares of Old OEI Common Stock;

          (xii) the oral opinion to the OEI Board (subsequently confirmed in writing as of December 22, 1997) to the effect that as of such date and based upon and subject to certain matters stated therein, from a financial point of view and in relation to the UMC Exchange Ratio, the OEI Exchange Ratio offered to OEI's stockholders in the Mergers was fair to such stockholders. See "-- Opinion of OEI's Financial Advisor" for a discussion of Lehman Brothers' opinion, which is subject to certain limitations, qualifications and assumptions. A copy of the Lehman Brothers opinion is included as Appendix C hereto and should be read carefully and in its entirety.

     In reaching the determination that the Mergers, the Merger Agreement and the transactions contemplated thereby are advisable and fair to and in the best interests of OEI and its stockholders, the OEI Board also considered a number of additional factors, including its discussions with OEI's management concerning the results of OEI's investigation of UMC, the strategic, operational and financial opportunities available to OEI in the normal course of its business compared to those that might be available following the Mergers, the historical and current market prices of OEI Common Stock and UMC Common Stock and the proposed structure of the transaction and the other terms of the Merger Agreement and related agreements.


     The OEI Board also considered certain risks and potential disadvantages associated with the Mergers, including the risk that the operations of the two companies may not be successfully integrated, the risk that anticipated positive synergies will not be realized to the degree anticipated, the risk that the business combination might not be completed as a result of a failure to satisfy the conditions to the Merger Agreement and other matters described under "Risk Factors" and "Summary -- Forward-Looking Statements or Information." In the judgment of the OEI Board, the potential benefits of the Mergers outweigh these considerations.

     The foregoing discussion of the information and factors that were given weight by the OEI Board is not intended to be exhaustive, but it is believed to include all material factors considered by the OEI Board. In view of the variety of factors considered in connection with its evaluation of the proposed Mergers and the terms of the Merger Agreement, the OEI Board did not deem it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its conclusion, and individual directors may have given different weights to different factors. After considering all such factors, at its meeting held on December 10, 1997, which meeting was adjourned and reconvened on each of December 18, 21 and 22, 1997, the OEI Board unanimously approved the Mergers, the Merger Agreement and the transactions contemplated thereby. See "-- Background of the Mergers."

     THE OEI BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF OEI VOTE "FOR" ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     In considering the recommendation of the OEI Board with respect to the Mergers, the Merger Agreement and the transactions contemplated thereby, OEI stockholders should be aware that certain officers and directors of OEI have certain interests in the proposed Mergers that are different from and in addition to the interests of OEI stockholders generally. The OEI Board was aware of these interests and considered them in approving the Mergers and Merger Agreement. See "-- Interests of Certain Persons in the Mergers."

  Reasons for the Merger -- UMC

     At a meeting on December 22, 1997, the UMC Board unanimously approved the Merger Agreement and the transactions contemplated thereby. The UMC Board believes that the terms of the UMC Merger are fair to, and in the best interests of, UMC stockholders and unanimously recommends that the stockholders of UMC vote FOR adoption and approval of the Merger Agreement and the transactions contemplated thereby.

     In reaching its determination, the UMC Board consulted with its management, as well as its financial and legal advisors, and considered a number of factors including the following:

          (i) the view of the UMC Board that the Mergers will allow New Ocean to take advantage of both companies strengths in exploration and exploitation and create new opportunities for strategic expansion;

          (ii) UMC's management's belief that the Mergers will diversify and lower New Ocean's risk profile and at the same time enable it to retain a greater portion of large-scale exploration and development projects;

          (iii) UMC's management's belief that the Mergers will facilitate and minimize financial risks in securing scarce drilling rigs and other oil field services;

          (iv) the view of the UMC Board that the combination was consistent with UMC's long-term growth strategy, and will allow stockholders to continue ownership of UMC in a much larger entity;

          (v) the view of the UMC Board that New Ocean will benefit from better credit ratings, more flexible financing terms, greater stock liquidity and lower financing costs;

          (vi) the view of the UMC Board that UMC is not sacrificing its own individual potential growth rate merely to become larger;

          (vii) the fact that both UMC and OEI possess numerous internal growth opportunities and new growth opportunities will be created through the combination;

          (viii) the view of the UMC Board that the Mergers will combine two oil and gas companies with complementary management teams, internal cultures, operating expertise, asset portfolios and financial attributes;

          (ix) the fact that New Ocean will have a balanced and concentrated international and domestic reserves base, with interests in oil and gas producing properties in most of the major domestic oil and gas basins and interests in several of the most attractive international hydrocarbon producing regions;

          (x) the oral presentation made by Merrill Lynch to the UMC Board at its December 22, 1997 meeting and the oral opinion of Merrill Lynch (subsequently confirmed in writing as of December 22, 1997) to the effect that, as of such date and subject to the assumptions, limitations and qualifications set forth therein, the UMC Exchange Ratio is fair to the stockholders of UMC from a financial point of view;

          (xi) the continued involvement of key members of UMC management in the management of New Ocean, including John B. Brock as Chairman of the Board and equal board representation;

          (xii) the expected accounting treatment of the Mergers as a pooling of interests;

          (xiii) the structure of the Mergers, which would permit the holders of UMC Common Stock to exchange all of their shares for shares of New Ocean Common Stock in a transaction generally intended to be tax-free for federal income tax purposes except to the extent of cash received in lieu of fractional shares of UMC Common Stock;

          (xiv) UMC management's belief that New Ocean will be better able to withstand price volatility in commodities than UMC on a stand-alone basis;

          (xv) potential consolidation savings resulting from the proposed combination;

          (xvi) the more favorable commodity prices achieved by OEI in view of the location of its reserves;

          (xvii) the terms of the Merger Agreement; and

          (xviii) the opportunity for UMC's stockholders to participate in the ownership of New Ocean and benefit from the economies of scale created by the Mergers without having incurred a merger premium.


     In reaching the determination that the Merger Agreement and the transactions contemplated thereby were fair to and in the best interests of UMC and its stockholders, the UMC Board also considered a number of additional factors, including its discussions with UMC's management concerning the results of UMC's investigation of OEI, the strategic, operational and financial opportunities available to UMC in the normal course of its business compared to those that might be available following the Mergers, the historical and current market prices of UMC Common Stock and OEI Common Stock and the proposed structure of the transaction and the other terms of the Merger Agreement and related agreements.


     In view of the variety of factors considered in connection with its evaluation of the Mergers, the UMC Board did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

     THE UMC BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF UMC VOTE "FOR" ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

OPINION OF OEI'S FINANCIAL ADVISOR

     On December 5, 1997, OEI engaged Lehman Brothers to act as its financial advisor in connection with the Mergers. OEI instructed Lehman Brothers, in its role as a financial advisor, to evaluate the fairness, from a financial perspective, to OEI's stockholders of the OEI Exchange Ratio offered to such stockholders in the Mergers in relation to the UMC Exchange Ratio, and in such regard, to conduct such investigations as Lehman Brothers deemed appropriate for such purposes. On December 21, 1997, Lehman Brothers delivered its oral opinion to the OEI Board (subsequently confirmed in writing as of December 22, 1997) to the effect that as of such date and based upon and subject to certain matters stated therein, from a financial point of view and in relation to the UMC Exchange Ratio, the OEI Exchange Ratio offered to OEI's stockholders in the Mergers was fair to such stockholders.

     THE FULL TEXT OF THE OEI FAIRNESS OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, FACTORS CONSIDERED AND LIMITATIONS UPON THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN RENDERING ITS OPINION, IS INCLUDED AS APPENDIX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS, AND IS INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING IS A SUMMARY OF OEI FAIRNESS OPINION AND THE METHODOLOGY LEHMAN BROTHERS USED TO RENDER ITS FAIRNESS OPINION.

     No limitations were imposed by OEI on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion. Lehman Brothers was not requested to and did not make any recommendation to the OEI Board as to the form or amount of the consideration to be received by OEI's stockholders in the Mergers, which was determined through arm's-length negotiations between the parties. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of values to OEI but made its determination as to the fairness of the OEI Exchange Ratio to be offered to OEI's stockholders in the Mergers on the basis of the financial and comparative analyses described below. Lehman Brothers' opinion is for the use and benefit of the OEI Board and was rendered to the OEI Board in connection with its consideration of the Mergers. Lehman Brothers' opinion does not constitute a recommendation to any stockholder of OEI as to how the stockholders of OEI should vote with respect to the Mergers. Lehman Brothers was not requested to opine as to, and its opinion does not address, OEI's underlying business decision to proceed with or effect the Mergers. Lehman Brothers also expressed no opinion as to the prices at which shares of New Ocean Common Stock actually will trade following consummation of the Mergers and Lehman Brothers' opinion should not be viewed as providing any assurance that the market value of the shares of New Ocean Common Stock to be held by stockholders of OEI after the Mergers will be in excess of the market value of the shares of Old OEI Common Stock owned by such stockholders at any time prior to announcement or consummation of the Mergers.

     In arriving at its opinion, Lehman Brothers reviewed and analyzed: (1) a draft of the Merger Agreement dated December 19, 1997, the related Stock Option Agreements and stockholder agreements and the specific terms of the Mergers, including provisions therein relating to corporate governance and management of New Ocean following the Mergers; (2) such publicly available information concerning OEI and UMC that Lehman Brothers believed to be relevant to its analysis, including, without limitation, each of the periodic reports and proxy statements filed by OEI and UMC since January 1, 1997 and the Prospectus dated November 12, 1997 of OEI (including the audited and unaudited financial statements included in such reports, statements and prospectus); (3) financial and operating information with respect to the respective businesses, operations and prospects of OEI and UMC as furnished to Lehman Brothers by OEI and UMC, respectively, including financial projections based on the respective business plans of OEI and UMC and, in particular, (A) certain estimates of proved and non-proved reserves, as well as the reports of independent reserve engineers and company engineers, (B) projected annual production of such reserves in certain domestic and international areas and (C) amounts and timing of the cost savings expected to result from the Mergers; (4) a trading history of Old OEI Common Stock from December 3, 1996 to December 19, 1997 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant, including UMC; (5) a trading history of the UMC Common Stock from December 3, 1996 to December 19, 1997 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant, including OEI; (6) a comparison of the historical financial results and present financial condition of OEI with those of other companies that Lehman Brothers deemed relevant; (7) a comparison of the historical financial results and present financial condition of UMC with those of other companies that Lehman Brothers deemed relevant; and (8) a comparison of the financial terms of the Mergers with the financial terms of certain other transactions that Lehman Brothers deemed relevant. In addition, Lehman Brothers (i) had discussions with the senior managements of OEI and UMC concerning their respective businesses, operations, assets, financial conditions and prospects and the cost savings and strategic benefits expected by the managements of OEI and UMC to result from a combination of the businesses of OEI and UMC, (ii) had discussions with the independent public accountants of OEI and UMC related to the audited financial statements of OEI and UMC and their reports thereon and other matters relating to the accounting for the Mergers, (iii) had discussions with the reserve engineers of OEI and UMC and (iv) undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

     In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information and further relied upon the assurances of managements of OEI and UMC that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of OEI, UMC and New Ocean following the consummation of the Mergers (including the cost savings expected to result from a combination of the businesses), upon advice of OEI and UMC, Lehman Brothers assumed that such projections had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of OEI and UMC, respectively, as to the future financial performance of OEI, UMC and New Ocean, and that each of OEI and UMC would perform, and New Ocean will perform, substantially in accordance with such projections. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of OEI or UMC and did not make or obtain any evaluations or appraisals of the assets or liabilities of OEI or UMC. In addition, Lehman Brothers was not authorized to solicit, and did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of OEI's business. Upon advice of OEI and its legal and accounting advisors, Lehman Brothers assumed that the Mergers will qualify (i) for pooling-of-interests accounting treatment and (ii) as a reorganization within the meaning of Section 368(a) of the Code and therefore as a tax-free transaction to the stockholders of OEI. Lehman Brothers' opinion necessarily is based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion letter.

     In connection with rendering its opinion, Lehman Brothers performed certain financial, comparative and other analyses as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore such an opinion is not readily susceptible to summary description. Furthermore, in arriving at the OEI Fairness Opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the opinion. In performing its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of OEI or UMC. Any estimates contained in the analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

  Valuation Analyses

     Lehman Brothers prepared valuations of both OEI and UMC. The valuations of the separate businesses were analyzed without any consideration of any cost savings or operating synergies resulting from the Mergers. In determining valuation, Lehman Brothers used the following methodologies: net asset valuation analysis ("NAV Analysis"), comparable acquisition analysis, comparable company analysis, going concern analysis and historical common stock trading analysis. Each of these methodologies was used to generate a reference enterprise value range for both OEI and UMC. The enterprise value range for each company was adjusted for appropriate on and off balance sheet assets and liabilities to arrive at a common equity value range (in aggregate dollars and dollars per common share) for each company. The per share equity value ranges were then used to evaluate the OEI Exchange Ratio and the UMC Exchange Ratio (conversion of each outstanding share of Old OEI Common Stock into the right to receive 2.34 shares of New Ocean Common Stock and conversion of each outstanding share of UMC Common Stock into the right to receive 1.3 shares of New Ocean Common Stock) (together the "Exchange Ratios in the Transaction"). The Exchange Ratios in the Transaction is the relative equivalent of having each outstanding share of Old OEI Common Stock converted into 1.8 shares of New Ocean Common Stock and each outstanding share of UMC Common Stock converted into one share of New Ocean Common Stock (the "Relative Exchange Ratio"). The implied exchange ratio ranges derived using the various valuation methodologies described above all supported the conclusion that, from a financial point of view and in relation to the UMC Exchange Ratio, the OEI Exchange Ratio offered to the OEI stockholders in the Mergers is fair to such stockholders. Lehman Brothers compared all implied exchange ratio ranges to the Relative Exchange Ratio. The various valuation analyses are summarized below:

     NAV Analysis. Lehman Brothers estimated the present value of the future after-tax cash flows that OEI could be expected to generate from OEI's proved, probable and possible reserves as of January 1, 1998 based on reserve, production and production cost estimates and a range of discount rates, all as provided by OEI management and discussed with UMC management. Lehman Brothers added to such estimated values for proved, probable and possible reserves assessments of the historical value of certain other assets and liabilities of OEI, including certain exploration and exploitation prospects, other land and acreage, seismic inventory, net operating loss carryforwards, working capital and the market value of debt under three oil and gas price scenarios ("Case I," "Case II," and "Case III," collectively, the "Pricing Scenarios"). These assessments were made by Lehman Brothers based on information provided by OEI's management and on various industry benchmarks and assumptions provided by and discussed with UMC management.

     Lehman Brothers estimated the present value of the future after-tax cash flows that UMC could be expected to generate from proved, probable and possible reserves as of January 1, 1998 based on reserve, production and production cost estimates and a range of discount rates, all as provided by UMC management and discussed with OEI management. Lehman Brothers added to such estimated values for proved, probable and possible reserves assessments of the value of certain other assets and liabilities of UMC, including certain exploration and exploitation prospects, other land and acreage, seismic inventory, net operating loss carryforwards, working capital and the market value of debt under the Pricing Scenarios. These assessments were made by Lehman Brothers based on information provided by UMC's management and on various industry benchmarks and assumptions provided by and discussed with OEI management.

     The oil price forecasts in the Pricing Scenarios were based on NYMEX WTI oil prices. Adjustments were made to the oil price forecasts to reflect location and quality differentials. In Case I, the unadjusted WTI oil price per Bbl for the year 1998 was assumed to be $20.00 and was assumed to remain at that price thereafter without any escalation. In Case II, the unadjusted WTI oil price per Bbl for the years 1998 to 2002 was assumed to be $19.25 and was assumed to escalate at 4% per annum thereafter. In Case III, the unadjusted WTI oil prices per Bbl for the years 1998 to 2002 were assumed to be $20.00, $21.00, $22.00, $23.00 and $24.00, respectively, and were assumed to escalate at 4% per annum thereafter.

     The gas price forecasts in the Pricing Scenarios were based on NYMEX (Henry Hub, Louisiana delivery) price forecasts from which adjustments were made for location and quality differentials. In addition, adjustments to the forecasted NYMEX prices were made to reflect the value per Mcf of gas. NYMEX gas price quotations are stated in heating value equivalents per MMBtu. In Case I, the unadjusted gas price per MMBtu for the year 1998 was assumed to be $2.00 and was assumed to remain at that price thereafter without any escalation. In Case II, the unadjusted gas price per MMBtu for the years 1998 to 2002 was assumed to be $2.25 and was assumed to escalate at 4% per annum thereafter. In Case III, the unadjusted gas prices per MMBtu for the years 1998 to 2002 were assumed to be $2.30, $2.40, $2.50, $2.60 and $2.70, respectively, and were assumed to escalate at 4% per annum thereafter.

     The NAV Analysis resulted in implied Relative Exchange Ratio ranges for Case I, Case II and Case III of 1.4 to 1.8, 1.6 to 2.0 and 1.9 to 2.4, respectively.

     Comparable Acquisition Analysis. With respect to OEI, Lehman Brothers reviewed certain publicly available information on selected Gulf of Mexico exploration and production company transactions which were announced from June of 1997 to November of 1997 including, but not limited to, Sonat Inc./Zilkha Energy Company, Comstock Resources, Inc./Bois d'Arc Resources, Kelley Oil and Gas Corporation/ SCANA Petroleum Resources, Inc., Meridian Resource Corporation/Cairn Energy USA, Inc. and Louis Dreyfus Natural Gas Corp./American Exploration Company. For each transaction, Lehman Brothers calculated an enterprise transaction value multiple based on proved oil and gas reserves. The enterprise transaction value ranges were applied to OEI's proved reserves and adjusted for the market value of total debt less cash and cash equivalents to calculate an implied range of equity value.

     With respect to UMC, Lehman Brothers reviewed certain publicly available information on selected domestic and international exploration and production company transactions which were announced from December of 1996 to December of 1997 including, but not limited to, Sonat Inc./Zilkha Energy Company, Chesapeake Energy Corporation/Hugoton Energy Corporation, Burlington Resources Inc./Louisiana Land and Exploration Company, Parker & Parsley Petroleum Company/Mesa, Inc., Texaco Inc./Monterey Resources, Inc., Pioneer Natural Resources Company/Chauvco Resources Ltd. and Canadian Occidental Petroleum Ltd./Wascana Energy Inc. For each transaction, Lehman Brothers calculated an enterprise transaction value multiple based on proved oil and gas reserves. Lehman Brothers added to such estimated reserve values assessments of the value of UMC's international exploration and development opportunities and other land and acreage. The resultant enterprise value range for UMC was adjusted for the market value of total debt less cash and cash equivalents to calculate an implied range of equity value.

     The comparable acquisition analysis resulted in an implied Relative Exchange Ratio range of 1.7 to 1.9. However, because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of OEI and UMC and the companies involved in the comparable transactions analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the characteristics of these transactions and the Mergers that would affect the equity values of OEI and UMC and such other companies.

     Comparable Company Trading Analysis. With respect to OEI, Lehman Brothers reviewed the public stock market trading multiples for selected exploration and production companies with a focus in the Gulf of Mexico, including Forcenergy Inc, Houston Exploration Company, Newfield Exploration Company, Noble Affiliates, Inc., PETSEC Energy Inc., Pogo Producing Company and Stone Energy Corporation. Using publicly available information, Lehman Brothers calculated and analyzed the common equity market value multiples of certain projected financial criteria (such as net income and discretionary cash flow) and the adjusted capitalization multiples of certain historical and projected financial criteria (such as EBITDA and proved reserves of oil and gas equivalent barrels). The adjusted capitalization of each company was obtained by adding long-term debt to the sum of the market value of its common equity, the value of its preferred stock (market value if publicly traded, liquidation value if not) and the book value of any minority interest minus the cash balance.

     With respect to UMC, Lehman Brothers reviewed the public stock market trading multiples for selected large capitalization exploration and production companies with significant international assets, including Anadarko Petroleum Corporation, Apache Corporation, Burlington Resources Inc., Enron Oil & Gas Company, Oryx Energy Company, Pioneer Natural Resources Company, Seagull Energy Corporation and Union Texas Petroleum Holdings, Inc. Using publicly available information, Lehman Brothers calculated and analyzed the common equity market value multiples of certain projected financial criteria (such as net income and discretionary cash flow) and the adjusted capitalization multiples of certain historical and projected financial criteria (such as EBITDA and proved reserves of oil and gas equivalent barrels). The adjusted capitalization of each company was obtained by adding long-term debt to the sum of the market value of its common equity, the value of its preferred stock (market value if publicly traded, liquidation value if not) and the book value of any minority interest minus the cash balance.

     This methodology yielded an implied Relative Exchange Ratio range of 1.7 to
1.8. However, because of the inherent differences between the businesses, operations and prospects of OEI and UMC and the businesses, operations and prospects of the companies included in the comparable company groups, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics of OEI and UMC and companies in the comparable company groups that would affect the public trading values of OEI and UMC and such comparable companies.

     Going Concern Analysis. Lehman Brothers prepared an after-tax cash flow model for both OEI and UMC utilizing information and projections provided by both companies. With respect to the after-tax cash flow of OEI, Lehman Brothers used discount rates of 10% to 15% and terminal value EBITDA multiples of 5.0 to
7.0. The discount rates were based on Lehman Brothers' review of the financial terms of similar transactions in the sector of exploration and production companies with a focus in the Gulf of Mexico. The terminal value multiples were selected based on the trading multiples of similar publicly traded companies and the multiples from recent acquisitions of similar assets and companies. With respect to the after-tax cash flow of UMC, Lehman Brothers used discount rates of 10% to 15% and terminal value EBITDA multiples of 6.0 to 8.0. The discount rates were based on Lehman Brothers' review of the financial terms of similar transactions in the sector of exploration and production companies with an international portfolio of assets. The terminal value multiples were selected based on the current trading multiples of similar publicly traded companies and the multiples from recent acquisitions of similar companies.

     This methodology yielded valuations for OEI and UMC that imply a Relative Exchange Ratio of 1.8.

     Historical Common Stock Trading Analysis. Lehman Brothers reviewed the daily historical closing prices of Old OEI Common Stock and UMC Common Stock for the period from December 3, 1996 to December 19, 1997. Lehman Brothers analyzed the ratio of the December 19, 1997 closing share price for OEI to the corresponding closing share price of UMC. In addition, Lehman Brothers reviewed the ratio of the closing share prices for OEI and UMC based on 10-day, 20-day, 30-day and 60-day averages, respectively, as of December 19, 1997. This analysis implied an Relative Exchange Ratio of 1.8.

  Contribution Analysis

     Lehman Brothers analyzed the relative EBITDA and discretionary cash flow contributions of OEI and UMC to New Ocean based on projected financial data and assuming no cost savings or synergies for the years 1997 to 2000. The analysis indicated that OEI will contribute approximately 53% to 58% of New Ocean's annual EBITDA and 52% to 60% of New Ocean's annual discretionary cash flow for the years 1997 to 2000. OEI stockholders will receive approximately 54% of New Ocean's equity.

  Pro Forma Merger Consequences Analysis

     Lehman Brothers prepared a pro forma merger model which incorporates OEI's and UMC's financial projections based on certain assumptions for the years 1998 through 2000 as well as the companies' estimates of future cost savings and synergies resulting from the Mergers. Lehman Brothers then compared the earnings and discretionary cash flow of OEI on a standalone basis to the earnings and discretionary cash flow attributable to OEI's interest in pro forma New Ocean.

     Lehman Brothers is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The OEI Board selected Lehman Brothers because of its expertise, reputation and familiarity with OEI and because its investment banking professionals have substantial experience in transactions comparable to the Mergers.

     Lehman Brothers has previously rendered certain financial advisory and investment banking services to OEI, for which it has received customary compensation, including co-lead managing OEI's common stock offering in November 1997 and co-managing OEI's high-yield debt offering in June 1997. Pursuant to the terms of an engagement letter agreement, dated December 5, 1997, between Lehman Brothers and OEI, (a) OEI paid Lehman Brothers an initial financial advisory fee of $100,000, (b) OEI paid a fee of $200,000 upon delivery of the fairness opinion and (c) OEI has agreed to pay an additional fee of $7,700,000 upon the successful completion of the Mergers. In addition, OEI has agreed to reimburse Lehman Brothers for its reasonable expenses (including, without limitation, professional and legal fees and disbursements) incurred in connection with its engagement, and to indemnify Lehman Brothers and certain related persons against certain liabilities in connection with its engagement, including certain liabilities that may arise under the federal securities laws. Lehman Brothers also has performed various investment banking services for UMC in the past and has received customary fees for such services.

     In the ordinary course of its business, Lehman Brothers actively trades in the debt and equity securities of OEI and UMC for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

OPINION OF UMC'S FINANCIAL ADVISOR

     UMC retained Merrill Lynch to act as its exclusive financial advisor in connection with the Mergers. On December 22, 1997, Merrill Lynch rendered its oral opinion to the UMC Board, later confirmed in writing, in the UMC Fairness Opinion, that, as of such date and based upon and subject to the factors and assumptions set forth therein, the UMC Exchange Ratio was fair from a financial point of view to holders of UMC Common Stock.

     THE FULL TEXT OF THE UMC FAIRNESS OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY MERRILL LYNCH, IS ATTACHED AS APPENDIX D HERETO AND IS INCORPORATED HEREIN BY REFERENCE. THE SUMMARY OF THE UMC FAIRNESS OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. STOCKHOLDERS OF UMC ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY. THE UMC FAIRNESS OPINION WAS PROVIDED TO THE UMC BOARD FOR ITS INFORMATION AND IS DIRECTED ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE UMC EXCHANGE RATIO TO HOLDERS OF UMC COMMON STOCK AND DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY UMC TO ENGAGE IN THE MERGERS AND DOES NOT CONSTITUTE A RECOMMENDATION TO UMC'S STOCKHOLDERS AS TO HOW SUCH STOCKHOLDERS SHOULD VOTE ON THE APPROVAL OF THE MERGERS OR ANY MATTER RELATED THERETO.

     Merrill Lynch has consented to the use of Appendix D containing the UMC Fairness Opinion, in this Joint Proxy Statement/Prospectus, and to the references to Merrill Lynch under the headings "Summary" and "The Mergers" in this Joint Proxy Statement/Prospectus. In giving such consent, Merrill Lynch does not admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder, nor does Merrill Lynch admit that it is an expert with respect to any part of the Registration Statement in which this Joint Proxy Statement/ Prospectus is included, within the meaning of the term "experts" as used in the Securities Act or the rules and regulations of the Commission promulgated thereunder.

     The UMC Exchange Ratio was determined through an analysis by the Chairmen of both UMC and OEI of current and projected financial and operating data and was also the approximate ratio of the respective Company's average stock price for the preceding 20, 30 and 60 day periods, in addition to negotiations between OEI and UMC, and after substantial analysis and consideration was authorized by the UMC Board.

     The summary set forth below does not purport to be a complete description of the analyses underlying the UMC Fairness Opinion or the presentation made by Merrill Lynch to the UMC Board. The preparation of a fairness opinion is a complex and analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all of its analyses, would create an incomplete view of the process underlying the UMC Fairness Opinion.

     In performing its analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch, OEI or UMC. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, the requirement for the delivery of the UMC Fairness Opinion was among several factors taken into consideration by the UMC Board in making its determination to approve the Merger Agreement. Consequently, the Merrill Lynch analyses described below should not be viewed as determinative of the decision of the UMC Board or UMC's management with respect to the fairness of the UMC Exchange Ratio.

     In arriving at the UMC Fairness Opinion, Merrill Lynch, among other things:
(i) reviewed the Annual Reports, Forms 10-K and related financial information for UMC for the three years ended December 31, 1996 and for OEI for the two years ended December 31, 1996 and the Forms 10-Q and the related unaudited financial information for UMC and OEI for the quarterly periods ending March 31, 1997, June 30, 1997 and September 30, 1997; (ii) reviewed certain historical reserve reports as of December 31, 1996 and certain projected reserve reports as of December 31, 1997 (the "UMC Reserve Reports") prepared by UMC and by UMC's independent petroleum engineers ("UMC's Petroleum Engineers"); (iii) reviewed certain reserve reports as of December 31, 1996 and certain projected reserve reports as of December 31, 1997 (the "OEI Reserve Reports" and together with the UMC Reserve Reports, the "Reserve Reports") prepared by OEI and OEI's independent petroleum engineers ("OEI's Petroleum Engineers" and together with UMC's Petroleum Engineers, the "Petroleum Engineers"); (iv) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of OEI and UMC, furnished by OEI and UMC, respectively; (v) conducted discussions with members of senior management of OEI and UMC concerning their respective businesses and prospects before and after giving effect to the Mergers; (vi) conducted discussions with representatives of the independent public accountants of OEI and UMC related to the audited financial statements of OEI and UMC and their reports thereon and other matters related to the accounting for the Mergers; (vii) reviewed the market prices and valuation multiples for OEI Common Stock and UMC Common Stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant; (viii) reviewed the results of operations of OEI and UMC and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant; (ix) compared the proposed financial terms of the Mergers with the financial terms of certain other transactions which Merrill Lynch deemed to be relevant; (x) reviewed the potential pro forma impact of the Mergers; (xi) reviewed a draft of the Merger Agreement dated December 19, 1997; and (xii) reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary.

     In preparing the UMC Fairness Opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch or publicly available or discussed with or reviewed by or for Merrill Lynch, and Merrill Lynch did not assume any responsibility for independently verifying such information, did not undertake an independent evaluation or appraisal of any of the assets or liabilities of OEI or UMC and was not furnished with any such evaluation or appraisal other than the Reserve Reports. In addition, Merrill Lynch did not conduct any physical inspection of the properties or facilities of OEI or UMC. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by OEI or UMC, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgments of OEI's or UMC's management as to the expected future financial performance of OEI or UMC, as the case may be. In addition, Merrill Lynch assumed that the Reserve Reports had been reasonably prepared and reflected the best currently available estimates and judgments of OEI and UMC and their respective Petroleum Engineers and their respective reserves, future hydrocarbon production volume and associated costs. Merrill Lynch further assumed that the Mergers will be accounted for as poolings of interests under generally accepted accounting principles and that they will qualify as tax-free reorganizations for U.S. federal income tax purposes. Further, Merrill Lynch assumed that UMC will adopt full-cost accounting principles with respect to its oil and gas operations and that any write-downs associated therewith have been reasonably prepared and reflect the best currently available estimates and judgment of the managements of OEI and UMC.

     The UMC Fairness Opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on the date of such opinion. Merrill Lynch was not authorized by UMC or the UMC Board to solicit, nor did it solicit, third-party indications of interest for the acquisition of all or any part of UMC. In addition, Merrill Lynch was not asked to consider, and the UMC Fairness Opinion does not in any manner address, the price at which shares of New Ocean will actually trade following consummation of the Mergers. UMC did not impose any limitations on the scope of Merrill Lynch's analyses.

     The following is a brief summary of the material analyses performed by Merrill Lynch in connection with its preparation of the UMC Fairness Opinion.

  Financial and Reserve Forecasts

     Both OEI and UMC provided Merrill Lynch their respective forecasted financial and reserve performance based upon two distinct energy price scenarios: (i) Flat Case and (ii) Base Case (the "Energy Price Scenarios"). The oil price forecasts were based on the price per Bbl for WTI crude and the gas price forecasts were based on Henry Hub gas prices and on a standard heating value of one MMBtu per 1,000 cubic feet of gas. Adjustments were made to the oil and gas price forecasts to reflect location and quality differentials. In the Flat Case, the unadjusted oil price per Bbl and the unadjusted gas price per Mcf for the year 1998 were assumed to be $20.00 and $2.00, respectively, and were assumed to remain at those prices thereafter. In the Base Case, the unadjusted oil prices per Bbl for the years 1998 to 2002 were assumed to be $20.00, $21.00, $22.00, $23.00 and $24.00, respectively, and were assumed to escalate at 4% per annum thereafter. The unadjusted oil prices were capped at $50.00 per Bbl. In the Base Case, the unadjusted gas prices per Mcf for the years 1998 to 2002 were assumed to be $2.30, $2.40, $2.50, $2.60 and $2.70, respectively, and were assumed to escalate at 4% per annum thereafter. The unadjusted gas prices were capped at $5.00 per Mcf. Production forecasts and associated production costs were supplied by OEI and UMC for proved, probable and possible reserves. Operating expenses and maintenance capital expenditures necessary to lift and produce the proved, probable and possible reserves estimated in the Reserve Reports were assumed to not increase in the Flat Case and to increase at a rate of 4% per annum in the Base Case. The NGL price forecasts were based on approximately 70% of the oil price forecast and were adjusted for the transportation and quality of UMC's NGLs. The NGL volumes and prices per Bbl assumed in the Flat Case and the Base Case had only a minor impact on the Merrill Lynch analyses.

  Contribution Analysis

     Using Base Case projections for both OEI ("OEI Base Case") and UMC ("UMC Base Case") for the years 1997 through 2001, Merrill Lynch compared the relative projected levels of EBITDA, discretionary cash flow and production for each company during this period as well as the relative level of estimated proved reserves as of December 31, 1997. The relative levels of EBITDA, production and reserves were used to develop implied enterprise value contributions. Before any adjustment for the relative levels of each company's debt, Merrill Lynch estimated that UMC's implied enterprise value contribution to the combined company is 47.6%, 42.6%, 41.8% and 46.7% based on projected EBITDA in 1997, 1998, 1999 and 2000, respectively, 50.9%, 46.8%, 46.1% and 49.3% based on projected production in 1997, 1998, 1999 and 2000, respectively, 56.8% based on estimated proved reserves at December 31, 1997, and 49.8% based on the net present value of the proved reserves under the Flat Case. The relative levels of EBITDA, production and reserves used to develop implied enterprise value contributions, were then used to derive implied equity value contributions by subtracting each company's respective level of net debt. Relative levels of discretionary cash flow were also used to develop implied equity market value contributions. Merrill Lynch estimated that UMC's implied equity market value contribution to the combined company is 49.1%, 42.6%, 41.6% and 47.9% based on projected EBITDA in 1997, 1998, 1999 and 2000, respectively, 47.6%, 40.7%, 40.2%
and 45.6% based on
projected discretionary cash flow in 1997, 1998, 1999 and 2000, respectively, 53.2%, 48.0%, 47.1% and 51.2% based on projected production in 1997, 1998, 1999 and 2000, respectively, 60.8% based on estimated proved reserves at December 31, 1997, and 51.8% based on the net present value of the proved reserves under the Flat Case.

  UMC Comparable Company Trading Analysis

     Merrill Lynch reviewed and compared certain financial information, ratios and public market multiples relating to the UMC Base Case to corresponding financial information, ratios and public market multiples for seven publicly traded corporations in the oil and gas exploration, development and production industry: Anadarko Petroleum Company, Apache Corporation, Burlington Resources, Inc., Enron Oil & Gas Company, Pogo Producing Company, Union Texas Petroleum Holdings, Inc., and Vintage Petroleum, Inc. (collectively, the "UMC Selected Companies"). The UMC Selected Companies were chosen because they are publicly traded companies with financial and operating characteristics which Merrill Lynch deemed to be similar to those of UMC. Merrill Lynch calculated various financial ratios for the UMC Selected Companies and compared them to those of the UMC Base Case. The ratios for the UMC Selected Companies were based on publicly available information, including estimates provided by Merrill Lynch research and the Institutional Brokers Estimate System ("IBES"). Merrill Lynch calculated the following financial ratios: (i) equity market value multiples of
(a) 1997 estimated discretionary cash flow ("DCF") and (b) 1998 estimated DCF and (ii) enterprise value (defined as market value of common equity plus book value of debt less cash) multiples of (a) 1997 estimated EBITDA, (b) 1998 estimated EBITDA, (c) proved reserves as of December 31, 1996 and (d) the value of future net cash flows from proved reserves before taxes discounted at 10% as filed with the Commission ("Pre-Tax SEC-10") at December 31, 1996.

     For the UMC Selected Companies, the highest, lowest and mean equity market value multiples of 1997 estimated DCF (except for one non-meaningful ratio) were 11.4x, 4.9x and 7.2x and of 1998 estimated DCF were 8.6x, 5.1x and 6.0x. The highest, lowest and mean enterprise value multiples of 1997 estimated EBITDA (except for one non-meaningful ratio) were 11.4x, 4.1x and 7.2x and of 1998 estimated EBITDA were 9.1x, 4.3x and 5.9x. The high, low and mean enterprise value per BOE of proved reserves were $11.24, $5.20 and $7.22 and the high, low and mean enterprise value multiple of Pre-Tax SEC-10 were 1.34x, 0.68x and 0.87x. Such analysis indicated that, with respect to UMC, equity enterprise value multiples for 1997 estimated DCF range from 5.5x to 7.0x and from 4.5x to 6.0x for 1998 estimated DCF. Further, such analysis indicated that, with respect to UMC, enterprise value multiples of 1997 estimated EBITDA range from 6.0x to 7.0x, enterprise value multiples of 1998 estimated EBITDA range from 4.5x to 5.5x, and price per BOE of proved reserves range from $6.00 to $9.00. In addition, such analysis indicated that, with respect to UMC, enterprise value multiples for 1997 Pre-Tax SEC-10 range from 0.80x to 1.20x. From the enterprise value ranges implied by these multiple ranges, Merrill Lynch determined a composite enterprise value range for UMC under this method of $1,200 million to $1,450 million for the UMC Base Case, or an equity market value range of $914 million to $1,164 million.

     None of the UMC Selected Companies is identical to UMC. Accordingly, an analysis of the results of the foregoing is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the UMC Selected Companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

  UMC Comparable Acquisition Analysis

     Merrill Lynch analyzed the financial terms, to the extent publicly available, of 16 selected corporate acquisition transactions in the energy industry which were announced during the last twelve months which, in Merrill Lynch's judgment, were generally comparable to the transaction contemplated by the Mergers ("Going Concern Approach"). Selected transactions included, (listed according to seller/buyer) Zilkha Energy Corporation/Sonat Inc., Hugoton Energy Corporation/Chesapeake Energy Corporation, Coda Energy, Inc./Belco Oil & Gas Corp., DLB Oil and Gas, Inc./Chesapeake Energy Corporation, Chauvco Resources Ltd./Pioneer Natural Resources Company, Monterey Resources., Inc./Texaco Inc., Stampeder

Exploration Ltd./Gulf Canada Resources Ltd., The Louisiana Land and Exploration Company/Burlington Resources Inc., Cairn Energy USA, Inc./The Meridian Resource Corporation, Edisto Resources Corporation and Convest Energy Corporation/Forcenergy, Inc, American Exploration Company/Louis Dreyfus Natural Gas Corp., McFarland Energy, Inc./Monterey Resources, Inc., Ashland Exploration/Statoil, Greenhill Petroleum/Mesa, Inc., Parker & Parsley Petroleum Company/Mesa, Inc. and Belden & Blake Energy Company/Texas Pacific Group (the "Comparable Acquisitions"). Merrill Lynch reviewed the prices paid in the Comparable Acquisitions in terms of (i) equity market value as a multiple of latest twelve months ("LTM") DCF, (ii) enterprise value as a multiple of LTM EBITDA and (iii) enterprise value per BOE of proved reserves. Such analysis indicated that (i) the relevant range for UMC of equity market value as a multiple of LTM DCF was from 7.0x to 8.5x, (ii) the relevant range for UMC of enterprise value as a multiple of LTM EBITDA was from 7.0x to 9.0x, and (iii) the relevant range for UMC of enterprise value per BOE of proved reserves was from $7.50 to $9.50 per BOE (the "UMC Relevant Comparable Acquisition Multiples"). Merrill Lynch then applied the UMC Relevant Comparable Acquisition Multiples to the corresponding UMC financial measures and UMC Base Case estimated future performance and derived a theoretical range of enterprise values for UMC of $1,300 million to $1,700 million, or equity market values of $1,014 million to $1,414 million.

     Merrill Lynch is of the view that no transaction reviewed was identical to the Mergers and that, accordingly, an analysis of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of UMC that could affect the acquisition value of the companies to which it was being compared.

  UMC Net Asset Value Analysis

     Using a discounted cash flow analysis, Merrill Lynch calculated the present value of the after-tax future cash flows that UMC could be expected to generate after January 1, 1998 based on (i) the UMC Flat Case and (ii) the UMC Base Case projections. The after-tax cash flows were discounted at rates ranging from 8% to 10% for proved reserves in North America, from 12% to 15% for proved reserves in Equatorial Guinea and Cote d'Ivoire and from 15% to 20% for probable and possible reserves. Exploratory reserves were adjusted for probability, or risked, by multiplying the reserves by 5% and applying values of $1.50 to $2.00 per Bbl for such reserves.

     Merrill Lynch estimated UMC's enterprise value by adding (i) the discounted after-tax cash flows generated by UMCs proved, probable and possible reserves as estimated by UMC management plus (ii) UMC's exploratory reserves as estimated by UMC management and risk-adjusted and multiplied by $1.50 to $2.00 per Bbl, (iii) UMC's undeveloped acreage and (iv) other assets (including seismic, net operating loss carryforward and working capital). From this analysis Merrill Lynch arrived at a range of enterprise values for UMC of (i) $1,100 million to $1,250 million for the UMC Flat Case and (ii) $1,250 million to $1,450 million for the UMC Base Case or equity market values of (i) $814 million to $964 million for the UMC Flat Case and (ii) $964 million to $1,164 million for the UMC Base Case.

  UMC Corporate Discounted Cash Flow Analysis

     Using a discounted cash flow methodology, Merrill Lynch calculated a range of enterprise values for UMC based on the UMC Base Case projections. In addition, Merrill Lynch based its discounted cash flow methodology calculations on a range of terminal EBITDA multiples of 4.0x to 6.0x and a range of discount rates of 10% to 15%. The relevant range of enterprise values for UMC resulting from the analysis was $1,150 million to $1,600 million or an equity market value of $864 million to $1,314 million.

  OEI Comparable Company Trading Analysis

     Merrill Lynch reviewed and compared certain financial information, ratios and public market multiples relating to OEI to corresponding financial information, ratios and public market multiples for six publicly traded corporations in the oil and gas exploration, development and production industry: Enserch Exploration, Inc., Forcenergy Inc, Newfield Exploration Company, Noble Affiliates, Inc., Oryx Energy Company and

Vastar Resources, Inc. (collectively, the "OEI Selected Companies"). The OEI Selected Companies were chosen because they are publicly traded companies with financial and operating characteristics which Merrill Lynch deemed to be similar to those of OEI. Merrill Lynch calculated various financial ratios for the OEI Selected Companies and compared them to those of the OEI Base Case. The ratios for the OEI Selected Companies were based on publicly available information, including estimates provided by Merrill Lynch research and IBES. Merrill Lynch calculated the following financial ratios: (i) equity market value multiples of
(a) 1997 estimated DCF and (b) 1998 estimated DCF and (ii) enterprise value multiples of (a) 1997 estimated EBITDA, (b) 1998 estimated EBITDA, (c) proved reserves as of December 31, 1996 and (d) Pre-Tax SEC-10 at December 31, 1996.

     For the OEI Selected Companies, the highest, lowest and mean equity market value multiples of 1997 estimated DCF (excluding one non-meaningful ratio) were 7.0x, 3.8x and 5.0x and of 1998 estimated DCF were 7.0x, 3.7x and 5.0x. The highest, lowest and mean enterprise value multiples of 1997 estimated EBITDA were 7.5x, 4.2x and 5.7x and of 1998 estimated EBITDA were 6.9x, 4.1x and 5.4x. The high, low and mean enterprise value per BOE of proved reserves were $16.19, $6.15 and $9.49 and the high, low and mean enterprise value multiples of Pre-Tax SEC-10 were 1.19x, 0.69x and 0.89x. Such analysis indicated that, with respect to OEI, equity market value multiples for 1997 estimated DCF range from 5.0x to 6.5x, and from 4.5x to 5.5x for 1998 estimated DCF. Further such analyses indicate that, with respect to OEI, enterprise value multiples for 1997 estimated EBITDA range from 6.0x to 7.5x, 1998 estimated EBITDA range from 4.5x to 6.0x and per BOE of proved reserves range from $8.50 to $13.50. In addition, such analysis indicated that, with respect to OEI, enterprise value multiples for Pre-Tax SEC-10 range from 0.80x to 1.40x. From the enterprise value ranges implied by these multiple ranges, Merrill Lynch determined a composite enterprise value range for OEI under this method of $1,400 million to $1,800 million for the OEI Base Case or an equity market value range of $1,011 million to $1,411 million.

     None of the OEI Selected Companies is identical to OEI. Accordingly, an analysis of the results of the foregoing is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the OEI Selected Companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

  OEI Comparable Acquisition Analysis

     Merrill Lynch reviewed the prices paid in the Comparable Acquisitions in terms of (i) equity market value as a multiple of LTM DCF, (ii) enterprise value as a multiple of LTM EBITDA and (iii) enterprise value per BOE of proved reserves. Such analysis indicated that (i) the relevant range for OEI of equity market value as a multiple of LTM DCF was from 7.0x to 8.5x, (ii) the relevant range for OEI of enterprise value as a multiple of LTM EBITDA was from 7.0x to 9.0x, and (iii) the relevant range for OEI of enterprise value per BOE of proved reserves was from $6.00 to $9.00 per BOE ("OEI Relevant Comparable Acquisition Multiples"). Merrill Lynch then applied the OEI Relevant Comparable Acquisition Multiples to the corresponding OEI financial measures and OEI Base Case estimated future performance and derived a theoretical range of enterprise values for OEI of $1,500 million to $1,900 million or equity market values of $1,111 million to $1,511 million.

     Merrill Lynch is of the view that no transaction reviewed was identical to the Mergers and that, accordingly, an analysis of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of OEI that could affect the acquisition value of the companies to which it was being compared.

  OEI Net Asset Value Analysis

     Using a discounted cash flow analysis, Merrill Lynch calculated the present value of the after-tax future cash flows that OEI could be expected to generate after January 1, 1998 based on (i) the OEI Flat Case and (ii) the OEI Base Case projections. The after-tax cash flows were discounted at rates ranging from 8% to 10% for proved reserves. Probable and possible reserves were each adjusted for probability, or risked, by multiplying the reserves by 50% and 20% for probable and possible reserves, respectively. Risked probable reserves were then discounted at 15% to 20% and risked possible reserves were discounted at 20%. Exploratory reserves were adjusted for probability, or risked, by multiplying the reserves by 10% and applying values of $1.50 to $2.00 per Bbl for such reserves.

     Merrill Lynch estimated OEI's enterprise value by adding (i) the discounted after-tax cash flows generated by OEI's proved, probable and possible reserves as estimated by OEI management plus (ii) OEI's exploratory reserves as estimated by OEI management and risk-adjusted and multiplied by $1.50 to $2.00 per Bbl and
(iii) other assets (including undeveloped acreage, unevaluated assets and working capital). From this analysis Merrill Lynch arrived at a range of enterprise values for OEI of (i) $1,200 million to $1,350 million for the OEI Flat Case and (ii) $1,300 million to $1,600 million for the OEI Base Case or equity market values of (i) $811 million to $961 million for the OEI Flat Case and (ii) $911 million to $1,211 million for the OEI Base Case.

  OEI Corporate Discounted Cash Flow Analysis

     Using a discounted cash flow methodology, Merrill Lynch calculated a range of enterprise values for OEI based on the OEI Base Case projections. In addition, Merrill Lynch based its discounted cash flow methodology calculations on a range of EBITDA multiples of 4.0x to 6.0x and a range of discount rates of 10% to 15%. The relevant range of enterprise values for OEI resulting from the analysis was $1,400 million to $1,850 million or equity market values of $1,011 million to $1,461 million.

  Common Stock Trading Analysis

     Using closing stock prices for UMC and OEI at December 17, 1997 as well as average closing stock prices for both companies for the periods 5, 10, 15, 20, 25, 30, 35, 40, 45, 50, 55 and 60 days prior to December 17, 1997, Merrill Lynch derived equity market valuations for UMC and OEI based on each of these stock prices. The relative levels of such equity market valuations were then used to derive implied levels of UMC equity market value contribution to New Ocean ranging between 45.2% and 46.8%.

  Preliminary Valuation Comparison


     Using the enterprise values derived through the UMC Comparable Company Trading Analysis, the UMC Comparable Acquisition Analysis, the UMC Net Asset Value Analysis, the UMC Corporate Discounted Cash Flow Analysis, the OEI Comparable Company Trading Analysis, the OEI Comparable Acquisition Analysis, the OEI Net Asset Value Analysis and the OEI Corporate Discounted Cash Flow Analysis, as well as the Contribution Analysis and the Common Stock Trading Analysis, Merrill Lynch derived ranges of UMC's implied equity market value contribution to New Ocean. After adjusting the enterprise values derived in the above analyses for net debt of $286.4 million and $388.9 million at UMC and OEI, respectively, Merrill Lynch derived ranges of implied UMC equity market value contribution to New Ocean of 40.2% to 52.7% on a Contribution Analysis basis, 46.0% to 47.4% on a Comparable Company Trading Analysis basis, 47.6% to 48.3% on a Comparable Acquisition Analysis basis, 49.0% to 51.4% on a Net Asset Value Analysis, 45.9% to 47.3% on a Corporate DCF Analysis basis and 45.2% to 46.8% on a Common Stock Trading Analysis basis. Such ranges of UMC equity market value contribution to New Ocean were then converted into ranges of implied UMC Exchange Ratios and such implied UMC Exchange Ratios were compared to the UMC Exchange Ratio of 1.3x. These implied UMC Exchange Ratios ranged from 1.13x to 1.47x on a Contribution Analysis basis, 1.29x to 1.32x on a Comparable Company Trading Analysis basis, 1.33x to 1.35x on a Comparable Acquisition Analysis basis, 1.37x to 1.44x on a Net Asset Value Analysis basis, 1.28x to 1.32x on a Corporate DCF Analysis basis and 1.26x to 1.31x on a Common Stock Trading Analysis basis.


  Merger Consequences

     For both the UMC Base Case and OEI Base Case, Merrill Lynch analyzed the respective contributions of each of UMC and OEI to the estimated earnings and DCF of New Ocean giving effect to the Mergers on a pro forma basis for the years 1997, 1998, 1999 and 2000 and analyzed the increase or decrease in earnings per share and discretionary cash flow per current UMC share resulting from the Mergers. Based on the foregoing the analysis indicated that the Mergers would (i) increase estimated earnings per current UMC share by 46.9% in 1997 on a pro forma basis and 80.9%, 48.9% and 7.3% in 1998, 1999 and 2000, respectively, and (ii) decrease estimated DCF per current UMC share by 3.8% in 1997 and increase DCF per current UMC share by 12.2%, 13.9% and 5.0% in 1998, 1999 and 2000, respectively.

  Merrill Lynch Financial Advisor Fee

     Pursuant to a letter agreement dated December 4, 1997 between UMC and Merrill Lynch (the "Letter Agreement"), UMC has agreed to pay Merrill Lynch a fee of $8,000,000, if, during the period Merrill Lynch is retained by UMC or within one year thereafter, (i) an Acquisition Transaction (as defined in the Letter Agreement) is consummated with OEI or, (ii) UMC or a UMC Affiliate (as defined in the Letter Agreement) enters into an agreement with OEI which subsequently results in an Acquisition Transaction, payable in cash upon the closing of such Acquisition Transaction. If UMC (including a UMC Affiliate) receives or becomes entitled to receive a Break-up Fee (as defined in the Letter Agreement) resulting from, or as a result of, the termination of any agreement entered into by UMC (including a UMC Affiliate) and OEI the effect of which is to effect an Acquisition Transaction, UMC has agreed to pay Merrill Lynch the lesser of 20% of any such Break-up Fee or $2,500,000, payable in cash immediately following receipt by UMC (including any UMC Affiliate) of any such Break-up Fee. UMC has also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, including reasonable fees and disbursements of its legal counsel. Additionally, UMC agreed to indemnify Merrill Lynch and certain related persons for certain liabilities related to or arising out of its engagement, including liabilities under federal securities laws.

     UMC retained Merrill Lynch based upon Merrill Lynch's experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. Merrill Lynch, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Merrill Lynch has in the past provided financial advisory and/or financing services to OEI and UMC, including co-lead managing OEI's common stock offering in November 1997 and lead-managing OEI's high yield debt offering in June 1997 and was the dealer manager on a related debt tender offer, and may continue to do so and has received, and may receive, fees for the rendering of such services. In the ordinary course of its business, Merrill Lynch and its affiliates may actively trade the debt and equity securities of OEI and UMC (and anticipate trading after the Mergers in the securities of New Ocean) for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

ACCOUNTING TREATMENT

     Prior to entering into the Merger Agreement, each of OEI and UMC reviewed relevant data and consulted their respective independent accounting firms to determine the appropriate accounting method for the Mergers under Accounting Principles Board Opinion No. 16 ("APB 16"). Based upon that review and consultation, OEI and UMC intend to account for the Mergers as a pooling of interests in accordance with APB 16.


CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS



     OEI has received an opinion of its tax counsel, Andrews & Kurth L.L.P., that the Mergers will qualify as reorganizations within the meaning of Section 368(a) of the Code, and UMC has received an opinion of its tax counsel, Akin, Gump, Strauss, Hauer & Feld, L.L.P., to the effect that the UMC Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Each of the formal opinions are filed as exhibits to the Registration Statement, and the opinions themselves are set forth under "Certain Material U.S. Federal Income Tax Consequences of the Mergers." Consummation of the Mergers is conditioned upon, among other things, the receipt by each company of a subsequent, confirming opinion dated as of the Effective Time. While the Merger Agreement permits OEI and UMC to waive this condition, neither company intends to do so. In the event that such condition is waived by either company, OEI and UMC intend to recirculate this Joint Proxy Statement/Prospectus and resolicit their respective shareholders with respect to the OEI Proposal and the UMC Proposal. See "Risk Factors" and "Certain Material U.S. Federal Income Tax Consequences of the Mergers."


BOARD OF DIRECTORS OF NEW OCEAN FOLLOWING THE MERGERS


     Immediately subsequent to consummation of the Mergers, the New Ocean Board will consist of 14 members divided into three classes, seven of whom will be designated by the OEI Board (the "OEI Director Nominees") and seven of whom will be designated by the UMC Board (the "UMC Director Nominees"). See "-- Interests of Certain Persons in the Mergers." Immediately following the Effective Time, John B. Brock, currently the Chairman of the Board and Chief Executive Officer of UMC, shall be the Chairman of the Board of New Ocean, and James C. Flores, currently the Chairman of the Board, Chief Executive Officer and President of OEI, shall be the President and Chief Executive Officer of New Ocean. The committees of the New Ocean Board immediately subsequent to the UMC Effective Time shall contain an equal number of OEI Director Nominees and UMC Director Nominees and the composition of such committees (including chairmen thereof) will be designated prior to the UMC Effective Time, provided, however, that if at any time prior to the UMC Effective Time any director nominee designated as a member of a committee shall be unable to serve as a member of a committee (including as a chairman of any committee) at the UMC Effective Time, the respective Board that designated such individual as provided herein (or in the case of Messrs. Brock and Flores, the respective Board on which they presently serve) shall designate another individual to serve in such individual's place. OEI and UMC expect to designate the respective OEI director Nominees (other than James C. Flores) and UMC Director Nominees (other than John B. Brock) prior to the UMC Effective Time. See "The Merger Agreement -- Governance of New Ocean After the Mergers."


GOVERNMENTAL AND REGULATORY APPROVALS

     Under the HSR Act, and the rules promulgated thereunder by the FTC, the Mergers may not be consummated until the following steps have been taken: (i) Premerger Notification and Report Forms have been submitted and certain information has been furnished to the FTC and the Antitrust Division; and (ii) required waiting periods have expired or terminated.


     OEI and UMC have agreed, pursuant to the Merger Agreement, to use their best efforts to file or cause to be filed with the FTC and the Antitrust Division such notifications as are required to be filed under the HSR Act and the rules and regulations promulgated thereunder, and to respond as promptly as practicable to any requests for additional information made by either the FTC or the Antitrust Division. Accordingly, OEI and UMC each filed Premerger Notification and Report Forms with the FTC and the Antitrust Division, on January 9, 1998. Early termination of the statutory waiting period was granted on January 20, 1998.


     At any time before or after the consummation of the Mergers and notwithstanding the expiration or termination of the HSR Act waiting period, any federal or state antitrust authorities could take action under the antitrust laws as they deem necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Mergers or seeking divestiture of all or part of the assets of OEI or UMC. Private parties may also seek to take legal action under the antitrust laws, if circumstances permit.

     If the Antitrust Division, or any other federal or state antitrust authority, were to challenge one or both of the Mergers, the consummation of the Mergers could be postponed beyond July 31, 1998, in which event, either OEI or UMC may terminate the Merger Agreement, pursuant to its terms, at any time thereafter. See "The Merger Agreement -- Termination."

INTERESTS OF CERTAIN PERSONS IN THE MERGERS

     In considering the recommendation of the Boards with respect to the Mergers, stockholders of OEI and UMC should be aware that certain officers and directors of OEI and UMC have the following interests in the Mergers that are separate from and in addition to their interests as stockholders of OEI and UMC generally.

The Boards were aware of these interests and took them into account in approving the Merger Agreement and the transactions contemplated thereby.

  Composition of New Ocean Board


     The Merger Agreement provides that immediately subsequent to the Effective Time, the New Ocean Board will consist of 14 members, seven of whom will be designated by the OEI Board and seven of whom will be designated by the UMC Board. John B. Brock will serve on the New Ocean Board as its Chairman and James
C. Flores will continue as a director and the President and Chief Executive Officer of New Ocean. It is expected that certain other members of the current OEI Board and UMC Board will be designated as members of the New Ocean Board.


  Employment Agreements

     Each of John B. Brock and James C. Flores (the "New Ocean Executives") will be employed by New Ocean after the Effective Time pursuant to an employment agreement dated as of the Effective Time between New Ocean and each of Mr. Brock and Mr. Flores (together, the "New Ocean Employment Agreements"). Pursuant to their respective New Ocean Employment Agreement, after the Effective Time, Mr. Brock will serve as Chairman of the Board of New Ocean and Mr. Flores will serve as President and Chief Executive Officer of New Ocean, each for an initial period of three years, which may be subsequently extended. Mr. Brock's base salary will be $475,000 per year, and Mr. Flores' base salary will be $600,000 per year. In addition, each New Ocean Employment Agreement entitles the New Ocean Executive to a maximum discretionary annual bonus of 200% of such executive's base salary in effect during such year. Each New Ocean Executive's employment with New Ocean also entitles such executive to participate in all incentive compensation plans and to receive all fringe benefits and perquisites offered by New Ocean to any of its senior executive officers on a basis at least as favorable to such executive as may be provided or offered to any other senior executive officer of New Ocean. Each New Ocean Employment Agreement is terminable by either party to such agreement in certain circumstances, including each New Ocean Executive's respective right to voluntarily terminate his employment at any time with or without good reason. Each New Ocean Executive is entitled to termination payments and acceleration of unvested options as a result of termination under certain circumstances.

     James L. Dunlap is a party to an employment agreement with UMC, dated as of October 9, 1996 ("Dunlap Employment Agreement"), providing for a three-year employment period. Pursuant to the Dunlap Employment Agreement, if Mr. Dunlap terminates his employment for "good reason" (as defined below) at any time during the term of such agreement, (i) Mr. Dunlap shall receive as severance compensation in an amount equal to two times the sum of (a) his base salary in effect as of the date of such termination and (b) his bonus under UMC's incentive compensation plan for the fiscal year preceding the fiscal year in which the date of termination occurs and (ii) all unvested options granted to Mr. Dunlap shall be automatically accelerated. For purposes of the Dunlap Employment Agreement, "good reason" includes, among other things, the termination by Mr. Dunlap of his employment with UMC if UMC undertakes any action which results in a material diminution in the position, duties or status of Mr. Dunlap with UMC (which would be deemed to occur for purposes of the Dunlap Employment Agreement upon the consummation of the UMC Merger). Mr. Dunlap's base salary in 1997 was $350,000.

     Each of thirteen officers of OEI, including all executive officers of OEI other than James C. Flores, are parties to employment agreements with OEI. These agreements provide for an automatically renewing three year term that either such officer or OEI may at any time affirmatively elect to cease renewal of such term. Under these agreements, each officer will have certain severance benefits vest upon the consummation of the Mergers and related transactions. Generally, in the event any of these officers are terminated for any reason other than misconduct or disability after the Effective Time, or such officer elects to resign within 90 days of the Effective Time, the officer will be entitled to a severance payment equal to the sum of his annual base salary in effect immediately prior to the employee's termination (plus the average annual bonus paid during the most recent two years) multiplied by the number of whole and partial years of remaining employment term (i.e., a maximum of three years). In addition, certain health, disability and accident insurance benefits during the remaining employment term of the agreement.

  UMC Severance Agreements


     Eleven executive officers of UMC (collectively, the "UMC Executives") are parties to Severance Protection Agreements with UMC, each dated December 20, 1997 (as amended through the date hereof, collectively, the "UMC Severance Agreements"), providing for certain benefits to each UMC Executive in the event that a "change of control" (which would be deemed to occur for purposes of the UMC Severance Agreements upon the consummation of the UMC Merger) occurs during the three-year period after the execution of such agreement. Pursuant to the UMC Severance Agreements, if any UMC Executive's employment with UMC is terminated within 24 months following a change of control by (a) UMC for cause or disability, (b) by reason of such executive's death or (c) by such executive other than for good reason, UMC will pay to such executive in a single lump sum cash payment an amount equal to all amounts of compensation, any unreimbursed expenses and any vacation pay that have been earned or accrued through the date of such termination but have not been paid as of such date ("Accrued Compensation"). If any UMC Executive's employment with UMC is terminated within 24 months following a change of control (or, in certain cases, within six months prior to a change of control) for any reason other than as set forth in the prior sentence, each such executive is entitled to receive a single lump sum cash payment in an amount equal to the sum of (i) his or her Accrued Compensation, (ii) an amount determined by multiplying 3.0 times the sum of (a) such executive's annual base salary in effect as of the date of the change of control or, if greater, any time thereafter and (b) such executive's "Bonus Amount," which is the greater of (x) the target annual bonus payable to such executive under UMC's Annual Incentive Plan in respect of the fiscal year during which such executive's employment is terminated or (y) the bonus paid or payable under UMC's Annual Incentive Plan in respect of the fiscal year ended prior to the date in which such executive's employment was terminated, and (iii) certain benefits for a period of 24 months following such executive's termination of employment or as long as such plan or benefits allow. Based on current compensation levels, the total cash payments which could be incurred if all eleven executives were terminated as a result of a change in control is $8.4 million. Relative to the UMC Merger, UMC anticipates approximately half of this executive group receiving payments under the agreements over the next two years ranging from $2.3 million to $3.7 million.



     Notwithstanding the foregoing, in the event of a change of control that is intended to be treated as a "pooling of interests" under generally accepted accounting principles (a "Pooling Transaction"), UMC shall rescind the UMC Severance Agreements and, subject to certain limitations contained therein, will not make any payments thereunder if such action is necessary by UMC in order to assure that the Pooling Transaction will qualify as such. Pursuant to the Merger Agreement, a condition to the consummation of the Mergers is that the UMC Merger shall be treated as a "pooling of interests" under generally accepted accounting principles.


     The UMC Severance Agreements also provide that if any payments to one of the UMC Executives will be subject to any excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), a "gross-up" payment will be made to place such executive in the same net after-tax position as would have been the case if no excise tax had been payable.

  Stock Options

     The UMC Merger constitutes a change of control for purposes of the OEI Option Plans and UMC Option Plans (each, as defined herein). Upon a change of control, as defined within such plans, stock options held by officers and directors automatically become fully exercisable notwithstanding any vesting or exercisability provisions. Certain officers and directors of OEI and UMC hold stock options granted under the OEI Option Plans and the UMC Option Plans, respectively.

  Directors' and Officers' Indemnification and Insurance

     Pursuant to the Merger Agreement, from and after the Effective Time, New Ocean will indemnify, defend and hold harmless officers, directors and employees of OEI and UMC and its subsidiaries who were such at any time prior to the Effective Time from and against all losses, expenses, claims, damages or liabilities arising out of the transactions contemplated by the Merger Agreement to the fullest extent permitted or required under applicable law, and advance expenses to such indemnified parties subject to a customary reimbursement agreement. All indemnification rights of such officers, directors and employees which exist prior to the Effective Time will survive the Mergers and New Ocean will maintain in effect for not less than three years after the Effective Time, the current policies of directors' and officers' liability insurance with respect to matters occurring on or prior to the Effective Time. See "The Merger Agreement -- Indemnification; Directors' and Officers' Insurance."

ABSENCE OF APPRAISAL RIGHTS

     Under the DGCL, the stockholders of OEI and UMC are not entitled to appraisal rights with respect to the Mergers. See "Comparison of Stockholder Rights -- Absence of Appraisal Rights."

STOCK EXCHANGE LISTING

     The New Ocean Common Stock to be issued in the Mergers has been approved for listing on the NYSE, subject to official notice of issuance, and will trade on the NYSE under the symbol "OEI."

DELISTING AND DEREGISTRATION OF UMC COMMON STOCK

     If the UMC Merger is consummated, the UMC Common Stock will be delisted from the NYSE and designated under the Exchange Act.

CERTAIN LITIGATION


     OEI has been named as a defendant in two purported class action lawsuits described below filed by alleged stockholders of UMC against the UMC directors and OEI alleging, among other things, breaches of the duties of the UMC directors to the stockholders of UMC in connection with the approval of the Merger Agreement, pursuant to which UMC would be merged with and into OEI. No specific damages have been alleged against OEI in the pleadings. OEI and UMC believe that the lawsuits are without merit and intend to defend vigorously the actions.


     On December 29, 1997, a class action complaint (Newman v. Carson, et. al., Civil Action No. 16109-NC) was filed in the Court of Chancery of the State of Delaware, by a person claiming to represent the stockholders of UMC against UMC, each of its directors and OEI. The complaint alleges, among other things, that
(i) the UMC Board breached their fiduciary duties in considering and approving the Merger Agreement, (ii) the consideration offered to UMC stockholders for the sale of control of UMC is inadequate because the intrinsic value of UMC Common Stock is materially in excess of the amount offered for those securities in the UMC Merger giving due consideration to, among other things, anticipated operating results, proven reserves and profitability of OEI, and (iii) the UMC Board approved the proposed merger without taking steps to accurately ascertain UMC's market value. The complaint states that OEI was named as defendant to permit the court to grant complete relief.

     Among other things, the complaint seeks to (i) preliminary and permanently enjoin the UMC Merger; (ii) require the UMC directors to maximize stockholder value by placing UMC up for auction and/or to conduct a "market-check"; (iii) require the defendants to make a full and fair disclosure of all material facts to the class members before the consummation of the UMC Merger; (iv) rescind the UMC Merger should it be consummated prior to the resolution of the lawsuit; and/or (v) recover unspecified damages and costs from the UMC directors for their alleged breach of their fiduciary duties. Management of UMC and OEI believe that the complaint is without merit and intend to vigorously defend the action.

     On January 9, 1998, a second class action lawsuit (Robert E. Ross and Betsy
S. Ross v. John B. Brock, et al., Cause No. 98-00845) was filed in the 164th Judicial District Court of Harris County, Texas, by purported stockholders of UMC against the UMC directors and OEI in connection with the UMC Merger. To date, with one exception, the allegations of plaintiffs and relief sought in this Texas lawsuit are substantively identical to the allegations set forth in the Delaware case. In the Texas case, however, plaintiffs have asserted a separate claim against OEI for aiding and abetting the alleged breach of duties to UMC stockholders by the UMC directors.


                              THE MERGER AGREEMENT

GENERAL

     The following description of the Merger Agreement is qualified in its entirety by reference to the complete text of the Merger Agreement, which is incorporated herein by reference and a copy of which is annexed to this Joint Proxy Statement/Prospectus as Appendix A.


     The Merger Agreement provides that following the satisfaction or waiver of the conditions set forth therein, the parties shall file the Certificates of Merger executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in order to effect both Mergers. The Newco Merger shall become effective at such time as is specified in the Certificate of Merger for the Newco Merger, which time shall be at 3:00 p.m. (Houston, Texas time) on the date of the Closing. The UMC Merger shall become effective at such time as specified in the Certificate of Merger for the UMC Merger, which time shall be at 3:01 p.m. (Houston, Texas time) on the date of the Closing. At the Newco Effective Time, Newco will be merged with and into OEI, and, at the UMC Effective Time, UMC will be merged with and into OEI, with the result that the separate existences of Newco and UMC will cease. There can be no assurance, however, that the required regulatory approvals will be obtained, or that the other conditions to the Mergers will be satisfied, by such date. See "-- Conditions Precedent to the Mergers."



     On January 7, 1998, and February 20, 1998, the parties entered into an Amendment No. 1 and an Amendment No. 2, respectively, to the Merger Agreement to make certain technical revisions.


CONSIDERATION

  Newco Merger

     Upon consummation of the Newco Merger each share of Old OEI Common Stock issued and outstanding immediately prior to the Newco Effective Time shall be converted into the right to receive 2.34 fully paid and nonassessable shares of New Ocean Common Stock (the "Newco Merger Consideration"). Notwithstanding the foregoing, holders of Old OEI Common Stock otherwise entitled to fractional shares of New Ocean Common Stock will be entitled to receive, from the Exchange Agent in accordance with the Merger Agreement, a cash payment in lieu of such fractional shares, representing (i) such holders' proportionate interests, if any, in the net proceeds from the sale by the Exchange Agent in one or more transactions (which sale transactions shall be made at such times in such manner and on such terms as the Exchange Agent shall determine in its sole judgment) on behalf of all such holders of the aggregate of the fractional shares of New Ocean Common Stock which would otherwise have been issued or (ii) at OEI's election, an amount equal to the product obtained by multiplying (a) the fractional interest to which such holder would otherwise be entitled to by (b) the closing price for a share of New Ocean Common Stock as reported on the NYSE on the Closing Date. Each issued and outstanding share of common stock, par value $0.01 per share, of Newco shall be automatically canceled and retired and shall cease to exist.

     All such shares of Old OEI Common Stock converted as provided in the preceding paragraph will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Old OEI Common Stock (the "OEI Stock Certificates") shall cease to have any rights with respect thereto, except the right to receive, if applicable, (i) certificates ("New Stock Certificates") representing the number

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of whole shares of New Ocean Common Stock into which such shares have been converted, (ii) certain dividends and other distributions, and (iii) cash in lieu of fractional shares of New Ocean Common Stock, in each case without interest.

     As of the Newco Effective Time, by virtue of the Newco Merger and without any action on the part of Newco, OEI or the holders of any securities of Newco or OEI, each share of Old OEI Common Stock that is owned by OEI or UMC, or by a direct or indirect wholly-owned subsidiary of OEI or UMC, shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each share of Series A Junior Participating Preferred Stock, par value $0.01 per share ("OEI Junior Preferred Stock"), of OEI issued and outstanding immediately prior to the Newco Effective Time shall remain unchanged as a result of the Newco Merger.

  UMC Merger

     Upon consummation of the UMC Merger, each share of UMC Common Stock issued and outstanding immediately prior to the UMC Effective Time (other than shares to be canceled pursuant to the Merger Agreement) shall be converted into the right to receive 1.30 fully paid and nonassessable shares of New Ocean Common Stock (the "UMC Merger Consideration"). Notwithstanding the foregoing, holders of UMC Common Stock otherwise entitled to fractional shares of New Ocean Common Stock will be entitled to receive, from the Exchange Agent in accordance with the Merger Agreement, a cash payment in lieu of such fractional shares, representing (i) such holders' proportionate interests, if any, in the net proceeds from the sale by the Exchange Agent in one or more transactions (which sale transactions shall be made at such times in such manner and on such terms as the Exchange Agent shall determine in its sole judgment) on behalf of all such holders of the aggregate of the fractional shares of New Ocean Common Stock which would otherwise have been issued or (ii) at OEI's election, an amount equal to the product obtained by multiplying (a) the fractional interest to which such holder would otherwise be entitled to by (b) the closing price for a share of New Ocean Common Stock as reported on the NYSE on the Closing Date.

     All such shares of UMC Common Stock converted as provided in the preceding paragraph will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of UMC Common Stock (the "UMC Stock Certificates" and, together with the OEI Stock Certificates, the "Stock Certificates") shall cease to have any rights with respect thereto, except the right to receive, if applicable, (i) New Stock Certificates representing the number of whole shares of New Ocean Common Stock into which such shares have been converted, (ii) certain dividends and other distributions, and (iii) cash in lieu of fractional shares of New Ocean Common Stock, in each case without interest.

     As of the UMC Effective Time, by virtue of the UMC Merger and without any action on the part of UMC or the holders of any securities of UMC, each share of UMC Common Stock that is owned by OEI or UMC, or by a direct or indirect wholly owned subsidiary of OEI or UMC, shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each share of New Ocean Common Stock and each share of OEI Junior Preferred Stock issued and outstanding immediately prior to the UMC Effective Time shall remain unchanged as a result of the UMC Merger.

EXCHANGE AGENT; PROCEDURES FOR EXCHANGE OF STOCK CERTIFICATES

     As of the Effective Time, New Ocean shall enter into an agreement with the Exchange Agent, pursuant to which New Ocean will deposit with the Exchange Agent, for the benefit of the holders of the Stock Certificates, New Stock Certificates representing the number of whole shares of New Ocean Common Stock issuable pursuant to the Merger Agreement in exchange for outstanding shares of Old OEI Common Stock or UMC Common Stock, as the case may be. Such shares of New Ocean Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, any Excess Shares (as hereinafter defined) and any cash (including cash proceeds from the sale of the Excess Shares) payable in lieu of any fractional shares of New Ocean Common Stock are hereinafter referred to as the "Exchange

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

Fund." The Exchange Agent will deliver New Stock Certificates upon the surrender for exchange of the Stock Certificates.

     As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each record holder of a Stock Certificate a packet of information about exchanging Stock Certificates for the property described below. The packet will include a form of letter of transmittal for the record holder to use to transmit the Stock Certificates to the Exchange Agent, which letter of transmittal will specify that delivery will be effected, and risk of loss and title to the Stock Certificates will pass, only upon actual delivery thereof to the Exchange Agent and will be in such form and have such other provisions as OEI and UMC reasonably specify, and instructions for use in effecting the surrender of the Stock Certificates. Upon surrender for cancellation to the Exchange Agent of Stock Certificates held by any record holder, together with such letter of transmittal duly executed and such other documents as are reasonably required by the Exchange Agent, such holder will be entitled to receive in exchange therefor: (i) a New Stock Certificate representing the number of whole shares of New Ocean Common Stock, if any, into which the shares of Old OEI Common Stock or UMC Common Stock, as applicable, represented by the surrendered Stock Certificate(s) have been converted at the Effective Time; (ii) cash in lieu of any fractional share of New Ocean Common Stock (see "-- No Fractional Shares"); and (iii) the dividends and other distributions described in the next paragraph. All Stock Certificates so surrendered will be canceled. All shares of New Ocean Common Stock issued upon the surrender for exchange of any Stock Certificate in accordance with the terms of the Merger Agreement (including the cash paid in respect of any such fractional share or of any such dividends or distributions) will be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Old OEI Common Stock or UMC Common Stock, as the case may be, represented by such surrendered Stock Certificate; provided, however, that OEI is obligated to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been authorized or made by OEI or UMC on such shares of Old OEI Common Stock or UMC Common Stock, as the case may be, which remain unpaid at the Effective Time.

     No dividends or other distributions with respect to New Ocean Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Stock Certificate with respect to the shares of New Ocean Common Stock represented thereby, and no cash payment in lieu of fractional shares will be paid to any such holder pursuant to the Merger Agreement, and all such dividends, other distributions and cash in lieu of fractional shares of New Ocean Common Stock will be paid by New Ocean to the Exchange Agent and will be included in the Exchange Fund, in each case until the surrender of such Stock Certificate in accordance with the exchange procedures set forth in the Merger Agreement. Subject to the effect of applicable escheat or similar laws, following surrender of any such Stock Certificate there will be paid to the holder of the Stock Certificate representing whole shares of New Ocean Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of New Ocean Common Stock and the amount of any cash payable in lieu of a fractional share of New Ocean Common Stock to which such holder is entitled pursuant to the Merger Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of New Ocean Common Stock. New Ocean will make available to the Exchange Agent cash for these purposes.

     If after the Effective Time, Stock Certificates are presented to either New Ocean or the Exchange Agent for any reason, they will be canceled and exchanged as described in the three preceding paragraphs, except as otherwise provided by law. There will be no further registration of transfers on the stock transfer books of New Ocean of the shares of Old OEI Common Stock and UMC Common Stock which were outstanding immediately prior to the Effective Time.

     Any portion of the Exchange Fund that remains undistributed to the holders of the Stock Certificates for six months after the Effective Time will be delivered to New Ocean upon demand, and any holders of the Stock Certificates who have not theretofore complied with the exchange provisions of the Merger Agreement may thereafter look only to New Ocean for payment of their claim for Newco Merger Consideration or UMC
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

Merger Consideration, as the case may be, any cash in lieu of fractional shares of New Ocean Common Stock and any dividends or distributions with respect to New Ocean Common Stock.

     None of Newco, OEI, UMC or the Exchange Agent will be liable to any person in respect of any shares of New Ocean Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Stock Certificate has not been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Newco Merger Consideration or UMC Merger Consideration, any cash payable to the holder of such Stock Certificate pursuant to the Merger Agreement or any dividends or distributions payable to the holder of such Stock Certificate would otherwise escheat to or become the property of any governmental body or authority) any such Newco Merger Consideration or UMC Merger Consideration or cash, dividends or distributions in respect of such Stock Certificate will, to the extent permitted by applicable law, become the property of New Ocean, free and clear of all claims or interest of any person previously entitled thereto.

     The Exchange Agent will invest any cash included in the Exchange Fund, as directed by New Ocean, on a daily basis. Any interest and other income resulting from such investments will be paid to New Ocean.

     STOCKHOLDERS OF OEI AND UMC SHOULD NOT FORWARD STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD, NOR SHOULD THEY FORWARD STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED THE PACKET OF INFORMATION DESCRIBED ABOVE, INCLUDING THE LETTER OF TRANSMITTAL.

NO FRACTIONAL SHARES

     No New Stock Certificates or scrip representing fractional shares of New Ocean Common Stock will be issued upon the surrender of Stock Certificates for exchange; no New Ocean dividend or other distribution will relate to any such fractional shares; and no such fractional shares will entitle the owner thereof to any voting or other rights of a stockholder of New Ocean. In lieu of any such fractional shares, each holder of shares of Old OEI Common Stock and UMC Common Stock who would otherwise have been entitled thereto upon the surrender of Stock Certificates for exchange will be paid cash (as described below).

     As promptly as practicable following the Effective Time, the Exchange Agent will determine the excess of (i) the number of whole shares of New Ocean Common Stock delivered to the Exchange Agent by OEI pursuant to the Merger Agreement over (ii) the aggregate number of whole shares of New Ocean Common Stock to be distributed to holders of Old OEI Common Stock and UMC Common Stock pursuant to the Merger Agreement (such excess being herein called the "Excess Shares"). Following the Effective Time, the Exchange Agent will, on behalf of former stockholders of UMC, if any, and OEI, sell the Excess Shares at then prevailing prices on the NYSE, all in the manner provided for in the Merger Agreement (as described in the paragraph immediately below).

     The sale of the Excess Shares by the Exchange Agent will be executed on the NYSE through one or more member firms of the NYSE and will be executed in round lots to the extent practicable. The Exchange Agent will use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Old OEI Common Stock and UMC Common Stock, the Exchange Agent will hold such proceeds in trust for the holders of Old OEI Common Stock and UMC Common Stock (the "Common Shares Trust"). New Ocean will pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent will determine the portion of the Common Shares Trust to which each holder of Old OEI Common Stock and UMC Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which will be the amount of the fractional share interest to which such holder of Old OEI Common Stock or UMC Common Stock is entitled (after taking into account all shares of Old OEI Common Stock or UMC Common Stock held at the Effective Time by such holder) and the denominator of which will

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

be the aggregate amount of fractional share interests to which all holders of Old OEI Common Stock and UMC Common Stock are entitled.

     Notwithstanding the provisions of the Merger Agreement described in the two preceding paragraphs, OEI may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments above contemplated, to pay each holder of Old OEI Common Stock or UMC Common Stock an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all shares of Old OEI Common Stock or UMC Common Stock held at the Effective Time by such holder) would otherwise be entitled by (ii) the closing price per share of New Ocean Common Stock as reported on the NYSE Composite Transactions Tape (as reported in The Wall Street Journal or, if not reported thereby, any other authoritative source) on the closing date of the Mergers.

     As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Old OEI Common Stock and UMC Common Stock with respect to any fractional share interest, the Exchange Agent will make available such amounts to such holders of Old OEI Common Stock and UMC Common Stock, subject to and in accordance with the Merger Agreement. See "-- Exchange Agent; Procedures for Exchange of Stock Certificates."

GOVERNANCE OF NEW OCEAN AFTER THE MERGERS


     Immediately subsequent to the UMC Effective Time, the New Ocean Board shall have 14 members and shall be divided into three classes, Class I, Class II and Class III, with the term of Class I expiring at New Ocean's first annual meeting following the Effective Time, the term of Class II expiring at New Ocean's second annual meeting following the Effective Time and the term of Class III expiring at New Ocean's third annual meeting following the Effective Time. The OEI Board will select the OEI Director Nominees, including James C. Flores, from among the current members of the OEI Board. The UMC Board will select the UMC Director Nominees, including John B. Brock, from among the current members of the UMC Board. If the individuals so selected consent to serve as directors, such individuals shall be elected as directors of New Ocean, effective as of the UMC Effective Time, for a term expiring at New Ocean's next annual meeting of stockholders following the Effective Time at which the term of the class to which such director belongs expires, subject to being renominated as a director at the discretion of the New Ocean Board. Each class shall consist of an equal, or near equal as possible, number of directors; provided, however, that (i) James C. Flores shall be designated by the OEI Board as a Class III director and shall serve as President and Chief Executive Officer as of the UMC Effective Time until the earlier of his resignation or removal or until his successor is duly elected and qualified in accordance with the bylaws of New Ocean in effect subsequent to the UMC Effective Time (the "New Ocean Bylaws") and (ii) John B. Brock shall be designated by the UMC Board as a Class III director and shall serve as Chairman of the Board as of the UMC Effective Time until the earlier of his resignation or removal or until his successor is duly elected and qualified in accordance with the New Ocean Bylaws. If at any time prior to the UMC Effective Time any OEI Director Nominee or UMC Director Nominee shall be unable to serve as a director at the UMC Effective Time, the respective Board that designated such individual as provided herein shall designate another individual to serve in such individual's place; provided that in the event John B. Brock is unable to serve as Chairman of the New Ocean Board, James C. Flores shall serve as Chairman of the New Ocean Board as of the Effective Time until his successor is duly elected and qualified in accordance with the New Ocean Bylaws; provided, further, in the event James C. Flores is unable to serve as President and Chief Executive Officer, John B. Brock shall serve as President and Chief Executive Officer as of the Effective Time until his successor is duly elected and qualified in accordance with the New Ocean Bylaws.



     The committees of the New Ocean Board immediately subsequent to the UMC Effective Time shall contain an equal number of OEI Director Nominees and UMC Director Nominees and the composition of such committees (including chairmen thereof) will be designated prior to the UMC Effective Time, provided, however, that if at any time prior to the UMC Effective Time any director nominee designated as a member of a committee shall be unable to serve as a member of a committee (including as a chairman of any committee) at the UMC Effective Time, the respective Board that designated such individual as provided herein (or in the


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case of Messrs. Brock and Flores, the respective Board on which they presently serve) shall designate another individual to serve in such individual's place. The chairman of each of the Finance and Audit Committees of the New Ocean Board immediately subsequent to the UMC Effective Time shall be UMC Director Nominees and the chairman of each of the Nominating and Compensation Committees of the New Ocean Board immediately subsequent to the UMC Effective Time shall be OEI Director Nominees.

     Immediately following the Effective Time, John B. Brock, currently the Chairman of the Board and Chief Executive Officer of UMC, shall be the Chairman of the Board of New Ocean, and James C. Flores, currently the Chairman of the Board and Chief Executive Officer of OEI, shall be the Chief Executive Officer and President of New Ocean.

NEW OCEAN CHARTER DOCUMENTS AND BYLAWS


     The Certificate of Merger for the Newco Merger shall provide that at the Newco Effective Time, the introductory paragraph to Section 4 of the OEI Certificate of Incorporation (the "OEI Certificate") shall be amended to increase the authorized shares of OEI capital stock to 260 million shares consisting of 10 million shares of OEI Preferred Stock and 250 million shares of New Ocean Common Stock (as amended, the "New Ocean Certificate"). At the Newco Effective Time, (i) Sections 13 and 14 of Article III of the bylaws of OEI (the "OEI Bylaws") will be amended to create certain committees of the New Ocean Board and set forth their respective powers and authority, (ii) Article V of the OEI Bylaws will be amended to specify certain officers of New Ocean and their respective duties, and (iii) Article VIII of the OEI Bylaws will be amended to require the vote of no less than two-thirds of the New Ocean Board to alter, amend or repeal the bylaws set forth in Sections 13 and 14 of Article III and
Section 15 of Article V. At the UMC Effective Time, the New Ocean Certificate and New Ocean Bylaws, as in effect immediately prior to the UMC Effective Time, shall remain unchanged until thereafter changed or amended as provided therein or by applicable law.


REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of OEI and UMC relating, among other things, to the following: (i) their organization, existence, good standing, corporate power and similar corporate matters; (ii) their capitalization; (iii) their authorization, execution, delivery and performance and the enforceability of the Merger Agreement and related matters;
(iv) the absence of conflicts, violations and defaults under their certificate or articles of incorporation and bylaws and certain other agreements and documents; (v) the documents and reports filed with the Commission and the accuracy and completeness of the information contained therein; (vi) the absence of undisclosed liabilities; (vii) compliance with laws, ordinances, regulations and permitting requirements; (viii) environmental matters; (ix) insurance; (x) employee benefit and labor matters; (xi) the absence of certain material changes or events since December 31, 1996; (xii) pending or threatened investigations or litigation; (xiii) material contracts; (xiv) the Registration Statement and this Joint Proxy Statement/Prospectus and the accuracy and completeness of the information contained therein and herein; (xv) the inapplicability of their stockholder rights plans to the Mergers; (xvi) the lack of ownership of the stock of other entities; (xvii) tax matters; (xviii) the receipt of fairness opinions from financial advisors; (xix) the OEI Stockholders' Approval and the UMC Stockholders' Approval; (xx) intellectual property; (xxi) hedging; (xxii) brokers; (xxiii) applicability of Section 203 of the DGCL; and (xxiv) certain acts that may affect the accounting treatment of the Mergers. All representations and warranties of OEI and UMC expire at the Effective Time.

CONDUCT OF BUSINESS PENDING THE MERGERS

     Each of OEI and UMC has agreed that during the period from the date of the Merger Agreement through the Effective Time or the date on which the Merger Agreement terminates in accordance with its terms (the "Termination Date"), except as otherwise agreed to in writing by the other parties to, or permitted by, the Merger Agreement, it will, and will cause each of its subsidiaries (each a "Subsidiary" and collectively, the "Subsidiaries") to, conduct its business operations according to their ordinary and usual course of business in substantially the same manner as conducted prior to the date of the Merger Agreement, use its commercially reasonable best efforts, and cause each of its Subsidiaries to use its commercially reasonable best efforts, to preserve intact its business organizations, keep available the services of its current

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officers and other employees and preserve its relationships with those persons having business dealings with it and its Subsidiaries to the end that its goodwill and ongoing business will not be impaired.

     Without limiting the generality of the foregoing, and except as otherwise agreed to by the parties to, or permitted by, the Merger Agreement, each of OEI and UMC has agreed that it will not: (i) and will not (except in the ordinary course of business consistent with past practice) permit any of its Subsidiaries that is not wholly owned to: (A) declare, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock;
(B) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (C) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock, except as required by the terms of its securities outstanding on the date of the Merger Agreement or as contemplated by any existing employee benefit plan; (ii) propose or adopt any amendments to its corporate charter or bylaws; and (iii) will not permit any of its Subsidiaries which constitute "significant subsidiaries" under Rule 405 promulgated by the Commission under the Securities Act ("Significant Subsidiaries") to, issue, deliver or sell or authorize or propose to issue, deliver or sell, any shares of their capital stock of any class or other voting securities or any securities convertible into such shares (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), except, in the case of OEI, as specifically set forth in
Section 4.2 of the Merger Agreement and the disclosure schedule relating thereto and, in the case of UMC, except as specifically set forth in Section 5.2 of the Merger Agreement and the disclosure schedule relating thereto.

     Except as otherwise agreed to by the parties to, or permitted by, the Merger Agreement, each of OEI and UMC has agreed that it will not: (i) and it will not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or any of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, other than any such acquisition or acquisitions having a purchase price not exceeding $50,000,000 in the aggregate; (ii) other than: (A) as may be necessary or required by law to consummate the transactions contemplated by the Merger Agreement; or (B) sales, leases, encumbrances or other dispositions in the ordinary course of business consistent with past practice that are not material, individually or in the aggregate, and it will not permit any of its Subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, any of its material assets; (iii) and it will not permit any of its Subsidiaries to, (A) incur any indebtedness for borrowed money (except (w) intercompany debt, (x) indebtedness incurred to finance any transactions or capital or other expenditures permitted by the Merger Agreement and regular borrowings under credit facilities made in the ordinary course of its cash management practices, (y) refinancings of existing debt, and (z) immaterial borrowings that, in each such case, permit prepayment of such debt without penalty (other than LIBOR breakage costs), and, in the case of UMC indebtedness incurred by (a) Lion GPL, S.A. in connection with the Lion Liquid Propane Gas Extraction Plant, (b) UMC Equatorial Guinea Corporation in connection with Block B and any guarantees thereof and (c) Havre Pipeline Company L.L.C.) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any of its debt securities or the debt securities of any of its Subsidiaries or guarantee any debt securities of others, (B) except in the ordinary course of business, enter into any material lease (whether such lease is an operating or capital lease) or create any material mortgages, liens, security interests or other encumbrances on its property or the property of any of its Subsidiaries in connection with any indebtedness thereof, (C) make or commit to make aggregate capital expenditures in excess of an amount equal to the aggregate capital expenditures budgeted by such party for the fiscal years ending December 31, 1997 as set forth in the capital expenditure budgets (the "Budgets") each party has delivered to the other party, less any budgeted capital expenditures expended prior to the date of the Merger Agreement, or (D) make or commit to make aggregate capital expenditures in excess of an amount equal to the sum of (y) the aggregate capital expenditures budgeted by each for the year ended December 31, 1998, as set forth in the Budgets, plus (z) capital expenditures (not otherwise included in budgeted capital expenditures) that may be incurred in connection with acquisitions permitted by the Merger Agreement;
(iv) and will not permit any of its Subsidiaries to, except (A) in the ordinary course of business consistent with past practice or (B) as otherwise provided in the Merger Agreement, enter into or amend any
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

employment, severance or similar agreements or arrangements with any of their respective directors or executive officers, enter into, adopt or amend any bonus, deferred compensation, stock purchase, stock option, pension, retirement or other employee benefit plan, program, agreement or arrangement or grant any increases in the compensation of any of its directors, officers or employees, except increases to employees who are not directors or officers made in the ordinary course of business and in accordance with past practice; provided, however, that OEI and UMC will not be precluded from paying or reimbursing any of its respective directors, officers or employees relocation expenses; (v) and will not permit any of its Significant Subsidiaries to, except as otherwise permitted or contemplated by the Merger Agreement, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution; (vi) and will not permit any of its Subsidiaries to, enter into any agreement or arrangement with any of their respective Affiliates (as such term is defined in Rule 405 under the Securities Act, an "Affiliate"), other than with its wholly owned Subsidiaries, on terms less favorable to it or its Subsidiary, as the case may be, than could be reasonably expected to have been obtained with an unaffiliated third party on an arm's-length basis; (vii) and will not permit any of its Subsidiaries to, take any actions which would, or would be reasonably likely to, prevent accounting for the Mergers in accordance with the pooling of interests method of accounting under the requirements of APB 16; (viii) and will not permit any of its Subsidiaries to (A) make or rescind any material express or deemed election relating to all federal, state, local and foreign taxes, and other assessments of a similar nature, however imposed, including interest, penalties and additions thereto ("Taxes"), unless it is reasonably expected that such action will not have an OEI Material Adverse Effect or a UMC Material Adverse Effect (as used herein a "Material Adverse Effect," with respect to either of OEI or UMC, shall mean any event, circumstance, condition, development or occurrence causing, resulting in or having a material adverse effect on the condition (financial or otherwise), business, assets, properties or results of operations of, respectively, OEI or UMC and their respective Subsidiaries), including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where it has the capacity to make such binding election, (B) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except where such settlement or compromise will not have an OEI Material Adverse Effect or a UMC Material Adverse Effect, or (C) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns that have been filed for prior taxable years, except as may be required by applicable law or except for changes that are reasonably expected not to have an OEI Material Adverse Effect or a UMC Material Adverse Effect; (ix) and will not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions or take any action which would (A) make any representation or warranty in the Merger Agreement untrue or incorrect or (B) result in any of the conditions to the Mergers set forth in the Merger Agreement not being satisfied; and (x) in the case of UMC's 1994 Nonqualified Stock Option Plan or 1994 Outside Directors' Nonqualified Stock Option Plan (collectively, the "UMC Option Plans"), provide notice of the UMC Merger to the optionees thereunder more than 15 days prior to the UMC Effective Time.

     Each of OEI and UMC also has agreed that, upon reasonable notice and subject to legal restrictions applicable to it, it will afford, during normal business hours during the period prior to the earlier of the Effective Time or the Termination Date, to one another's accountants, counsel, employees, officers and other authorized representatives full and complete access to its and its Subsidiaries' properties, books, contracts, commitments and records (including, but not limited to, tax returns) and any report, schedule or other document filed or received by it pursuant to the requirements of federal or state securities laws, and OEI and UMC each will use its reasonable best efforts to cause its representatives to furnish promptly to one another such additional financial and operating data and other information as to its and its Subsidiaries' respective businesses and properties as the other or its duly authorized representatives may from time to time reasonably request; provided, however, that neither OEI nor UMC nor any of their respective Subsidiaries will be required to disclose information to the other that would violate applicable laws or regulations. All confidential information obtained by OEI or UMC, as the case may be, will be kept confidential pursuant to the Confidentiality Agreement between such parties dated April 16, 1997.

     Each of OEI and UMC further has agreed that they will together, or pursuant to an allocation of responsibility to be agreed upon between them: (i) prepare and file with the Commission, as soon as is
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

reasonably practicable, this Joint Proxy Statement/Prospectus, and will use their reasonable best efforts to have this Joint Proxy Statement/Prospectus cleared by the Commission under the Exchange Act and the Registration Statement declared effective by the Commission under the Securities Act as promptly as possible after such filing; (ii) cooperate with one another in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated in the Merger Agreement; and (iii) cooperate with one another in obtaining opinions of Andrews & Kurth L.L.P., counsel to OEI, and Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel to UMC, dated as of the Effective Time, concerning certain tax matters related to the Mergers.

     OEI shall: (i) promptly prepare to file with the Commission the Registration Statement; (ii) as soon as is reasonably practicable take all actions as may be required under state blue sky or securities laws in connection with the issuance of shares of New Ocean Common Stock in the UMC Merger and as contemplated by the Merger Agreement; and (iii) promptly prepare and file with the NYSE and such other stock exchanges as shall be agreed upon listing applications covering the shares of New Ocean Common Stock issuable in the UMC Merger or upon exercise of OEI and UMC stock options, warrants, conversion rights or other rights or vesting or payment of other OEI and UMC equity-based awards and use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such New Ocean Common Stock, subject only to official notice of issuance.

     Each of OEI and UMC have agreed to cause this Joint Proxy Statement/Prospectus to be mailed to each of their stockholders, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act. In addition, each of OEI and UMC have agreed to, as soon as practicable following the date of the Merger Agreement, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the OEI Stockholders' Approval and the UMC Stockholders' Approval and to, through its Board, recommend to its stockholders the adoption of the Merger Agreement, the Newco Merger or the UMC Merger, as applicable, and the other transactions contemplated by the Merger Agreement. Both OEI and UMC agreed that, subject to each of their rights to terminate the Merger Agreement, each of their obligations to call a meeting of their stockholders shall not be affected by the commencement, public proposal, public disclosure or communication to OEI or UMC of any Takeover Proposal (as defined below) with respect to OEI or UMC. Each of OEI and UMC has agreed to use their best efforts to hold their stockholders meetings on the same date and as soon as practicable after the date of the Merger Agreement. Further, each of OEI and UMC have agreed to cause Newco to adopt the Merger Agreement and to take all additional actions as may be necessary to cause Newco to effect the transactions contemplated thereby.

NO SOLICITATION

     The Merger Agreement provides that OEI and UMC will not, nor will they authorize or permit any of their respective directors or officers (or employees in the case of UMC) or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, the OEI Board or the UMC Board determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to its stockholders under applicable law, each of OEI and UMC may, in response to a Superior Proposal (as defined below) which was not solicited by it, subject to providing at least one business day's prior written notice of its decision to do so to the other party, and complying with certain other provisions of the Merger Agreement (x) furnish information with respect to it and its Subsidiaries to any person making a Superior Proposal pursuant to a customary confidentiality agreement and (y) participate in discussions or negotiations regarding such Superior Proposal.

     A "Takeover Proposal," with respect to either of OEI or UMC, means any inquiry, proposal or offer (or any improvement, restatement, amendment, renewal or reiteration thereof) from any person relating to (i) any direct or indirect acquisition or purchase of a business or assets that (A) constitutes 25% or more of the net revenues, net income or assets of OEI or UMC and their respective Subsidiaries, taken as a whole, or
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

(B) is reasonably expected to result in the receipt of cash, securities and/or property having a value of at least $400 million, (ii) the direct or indirect acquisition of a substantial portion of shares of any class of equity securities of OEI or UMC or their respective Subsidiaries, (iii) any tender offer or exchange offer that if consummated would result in any person beneficially owning a substantial portion of any class of equity securities of OEI or UMC or their respective Subsidiaries, or (iv) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving OEI or UMC or their respective Subsidiaries, other than the transactions contemplated by the Merger Agreement. A "Superior Proposal," with respect to either of OEI or UMC, means any Takeover Proposal which the OEI Board or UMC Board determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to such party's stockholders than the Newco Merger or the UMC Merger, as applicable, and for which financing, to the extent required, is then committed or as to which the OEI Board or UMC Board has received a "highly confident letter" from a nationally recognized investment bank or financial institution.

     Except as expressly permitted by the Merger Agreement, neither the OEI Board nor the UMC Board nor any committee thereof will (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the other party, the approval or recommendation by such Board or such committee of the Mergers or the Merger Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, or (iii) cause such party to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Takeover Proposal. Notwithstanding the foregoing, in the event that the OEI Board or the UMC Board, respectively, determines in good faith that there is a substantial probability that the adoption of the Merger Agreement by the stockholders of OEI or UMC will not be obtained due to the existence of a Superior Proposal, the OEI Board or UMC Board may terminate the Merger Agreement, but only at a time that is after the third business day following the other party's receipt of written notice advising such other party that the Board of such party is prepared to accept a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. The terminating party must pay a fee in the amount of $40 million (the "Termination Fee") to the non-terminating party upon such termination. See "-- Termination" and " -- Termination Fees."

CONDITIONS PRECEDENT TO THE MERGERS


     The respective obligations of each party to effect the Mergers are subject, among other things, to the fulfillment or waiver of the following conditions at or prior to the Effective Time: (i) the OEI Stockholders' Approval and the UMC Stockholders' Approval will have been obtained all in accordance with applicable law; (ii) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or governmental body or authority which prohibits the consummation of the Mergers substantially on the terms contemplated by the Merger Agreement; (iii) the effectiveness of the Registration Statement and the absence of a stop order suspending such effectiveness; (iv) the approval for listing on the NYSE, subject only to official notice of issuance, of the shares of New Ocean Common Stock issuable in the UMC Merger; (v) expiration or termination of any waiting period applicable to the consummation of the Mergers under the HSR Act, and the obtaining of all other approvals required to be obtained by OEI and UMC, except where the failure to obtain such approvals would not have an OEI Material Adverse Effect or a UMC Material Adverse Effect, as the case may be; (vi) OEI and UMC having received a confirming opinion as of the Effective Time of Andrews & Kurth L.L.P. and Akin, Gump, Strauss, Hauer & Feld, L.L.P., respectively, relating to certain tax matters and (vii) receipt by each of OEI and UMC of a written opinion from Arthur Andersen LLP dated the Effective Time concerning the accounting effect of the transaction contemplated by the Merger Agreement. See "The Mergers -- Certain Material U.S. Federal Income Tax Consequences of the Mergers."


     The obligation of OEI to effect the Newco Merger and the UMC Merger is also subject to the fulfillment or waiver of the following additional conditions: (i) the representations and warranties of UMC contained in the Merger Agreement being true and correct in all material respects (and in all respects with regard to the representations and warranties that are qualified as to materiality) as of the Effective Time with the same effect as though made as of the Effective Time except (A) for changes specifically permitted by the terms of

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

the Merger Agreement, (B) that the accuracy of representations and warranties that by their terms speak as of the date of the Merger Agreement or some other date will be determined as of such date and (C) where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a UMC Material Adverse Effect; (ii) UMC having performed in all material respects all obligations and having complied with all covenants required by the Merger Agreement to be performed or complied with by it prior to the Effective Time, (iii) delivery of certain certificates to OEI, (iv) the execution by James C. Flores of an employment agreement with New Ocean, and (v) completion of certain other actions and execution of additional agreements in accordance with the terms of the Merger Agreement.

     The obligation of UMC to effect the UMC Merger is also subject to the fulfillment or waiver of the following additional conditions: (i) the representations and warranties of OEI contained in the Merger Agreement being true and correct in all material respects (and in all respects with regard to the representations and warranties that are qualified as to materiality) as of the Effective Time with the same effect as though made as of the Effective Time except (A) for changes specifically permitted by the terms of the Merger Agreement, (B) that the accuracy of representations and warranties that by their terms speak as of the date of the Merger Agreement or some other date will be determined as of such date and (C) where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have an OEI Material Adverse Effect; (ii) OEI having performed in all material respects all obligations and having complied with all covenants required by the Merger Agreement to be performed or complied with by it prior to the Effective Time, (iii) delivery of certain certificates to UMC, (iv) all necessary actions to designate the directors and executive officers of New Ocean shall have been taken, (v) the execution by John B. Brock of an employment agreement with New Ocean, and (vi) completion of certain other actions and execution of additional agreements in accordance with the terms of the Merger Agreement.

STOCK OPTIONS

     Simultaneously with the Newco Merger, to the extent that the holders of such options so elect, each outstanding OEI Stock Option (and related stock appreciation right ("OEI SAR"), if any) to purchase or acquire a share of Old OEI Common Stock under any employee incentive or benefit plans, programs or arrangements and non-employee director plans presently maintained by OEI ("OEI Option Plans") will be converted into an option (together with a related stock appreciation right of OEI, if applicable) to purchase the number of shares of New Ocean Common Stock equal to 2.34 times the number of shares of Old OEI Common Stock which could have been obtained prior to the Newco Effective Time upon the exercise of each such option, at an exercise price per share equal to the exercise price for each such share of Old OEI Common Stock subject to an option (and related OEI SAR, if any) under the OEI Option Plans divided by 2.34. The other terms of each such option and OEI SAR, and the plans under which they were issued, will continue to apply in accordance with their terms, including any provisions providing for acceleration.

     Simultaneously with the UMC Merger, (i) to the extent that the holders of such options so elect, each outstanding UMC Stock Options (and related stock appreciation right ("UMC SAR"), if any) to purchase or acquire a share of UMC Common Stock under the UMC Option Plans will be converted into an option (together with a related stock appreciation right of UMC, if applicable) to purchase the number of shares of New Ocean Common Stock equal to 1.30 times the number of shares of UMC Common Stock which could have been obtained prior to the UMC Effective Time upon the exercise of each such option, at an exercise price per share equal to the exercise price for each such share of UMC Common Stock subject to an option (and related UMC SAR, if any) under the UMC Option Plans divided by 1.30, and all references in each such option (and related UMC SAR, if any) to UMC shall be deemed to refer to New Ocean, where appropriate, and (ii) New Ocean shall assume the obligations of UMC under the UMC Option Plans. The other terms of each such UMC Stock Option and UMC SAR, and the plans under which they were issued, will continue to apply in accordance with their terms, including any provisions providing for acceleration.

EMPLOYEE BENEFITS AND RESTRICTED STOCK

     Simultaneously with the UMC Merger, each outstanding award (including restricted stock, phantom stock, stock equivalents and stock units) (each, an "Award") under any employee incentive or benefit plans,

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

programs or arrangements and non-employee director plans presently maintained by UMC which provide for grants of equity-based awards shall be amended or converted into a similar instrument of New Ocean, in each case with such adjustments to the terms of such Awards as are appropriate to preserve the value inherent in such Awards with no detrimental effects on the holders thereof. The other terms of each Award, and the plans or agreements under which they were issued, shall continue to apply in accordance with their terms, including any provisions providing for acceleration. With respect to any restricted stock awards as to which the restrictions shall have lapsed on or prior to the UMC Effective Time in accordance with the terms of the applicable plans or award agreements, shares of such previously restricted stock shall be converted in accordance with the conversion provisions of the Merger Agreement.

     UMC has agreed that each of its employee incentive or benefit plans, programs and arrangements and non-employee director plans will be amended, to the extent necessary and appropriate, to reflect the transactions contemplated by the Merger Agreement, including, but not limited to, the conversion of shares of UMC Common Stock held or to be awarded or paid pursuant to such benefit plans, programs or arrangements into shares of New Ocean Common Stock on a basis consistent with the transactions contemplated by the Merger Agreement; provided that any present employees of UMC will be credited for their services with UMC and its predecessor entities in connection with such amendments. At the UMC Effective Time, New Ocean shall automatically assume the Severance Protection Agreements between UMC and certain employees of UMC and its subsidiaries.

INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

     OEI has agreed to indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time, an officer or director of OEI, UMC or Newco or any of their Subsidiaries or an employee of OEI or UMC or any of their Subsidiaries who acts as a fiduciary under certain benefit plans of OEI and UMC (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, or such employee of OEI or UMC or any Subsidiary of such party whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated thereby, in each case to the fullest extent permitted under applicable law (and OEI will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by law). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel reasonably satisfactory to them and OEI, and OEI shall pay all fees and expenses of such counsel for the Indemnified Parties, and (ii) OEI will use all commercially reasonable efforts to assist in the vigorous defense of any such matter, provided, that no party shall be liable for any settlement effected without its written consent, which consent shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under the Merger Agreement, upon learning of any such claim, action, suit, proceeding or investigation, shall notify OEI, but the failure so to notify shall not relieve a party from any liability that it may have under the Merger Agreement, except to the extent such failure materially prejudices such party. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. The parties agree that the rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties in the charter and bylaws of OEI and UMC with respect to matters occurring through the Effective Time, shall survive the Mergers and shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities. The provisions of the Merger

Agreement will not limit or impair the rights of the Indemnified Parties arising under any indemnification or other agreements to which they are a party, the charter, bylaws or other organizational documents of OEI, UMC and their Subsidiaries or applicable laws.

     For three years from the Effective Time, New Ocean shall maintain in effect OEI's and UMC's current directors' and officers' liability insurance policy (the "Liability Policies") covering those persons who are currently covered by the Liability Policies; provided, however, that in no event shall New Ocean be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by OEI or UMC for such insurance, and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, New Ocean will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     In the event that OEI or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, in each such case, proper provisions shall be made so that the successors and assigns of OEI shall assume the obligations set forth in the two preceding paragraphs.

TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Mergers by the respective stockholders of OEI and UMC: (i) by the mutual written consent of OEI and UMC; (ii) by either OEI or UMC if the Effective Time has not occurred on or before July 31, 1998; provided, that the party seeking to so terminate the Merger Agreement has not breached in any material respect its obligations under the Merger Agreement in any manner that has proximately contributed to the failure to consummate the Mergers on or before such date; (iii) by either OEI or UMC if (a) a statute, rule, regulation or executive order has been enacted, entered or promulgated prohibiting the consummation of the Mergers substantially on the terms contemplated by the Merger Agreement or (b) an order, decree, ruling or injunction has been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Mergers substantially on the terms contemplated by the Merger Agreement and such order, decree, ruling or injunction has become final and non-appealable; provided, that the party seeking to so terminate the Merger Agreement has used its reasonable best efforts to remove such injunction, order or decree; (iv) by either OEI or UMC, if the OEI Stockholders' Approval or the UMC Stockholders' Approval have not been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or of any adjournment thereof; (v) by either OEI, on the one hand, or UMC, on the other hand, if the OEI Board or the UMC Board determines in good faith that there is a substantial probability that its stockholders will not approve and adopt the Merger Agreement due to the existence of a Superior Proposal and if such terminating party has complied with certain notice requirements, the provisions relating to the payment of the Termination Fee and the reimbursement of certain transaction expenses; (vi) by either OEI, on the one hand, or UMC, on the other hand, if the other party or any of its officers and directors has taken any of the actions that would be prohibited by the covenant described under "-- No Solicitation" above; or (vii) by OEI or UMC if there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in the Merger Agreement and such breach shall not have been cured within 30 days after notice thereof shall have been received by the party alleged to be in breach.

TERMINATION FEES

     Each of OEI and UMC is liable to the other for the Termination Fee of $40 million if the Merger Agreement is terminated under certain circumstances.

     In general, the Termination Fee is payable by OEI if: (i) UMC terminates the Merger Agreement due to OEI's breach of its covenant not to solicit or negotiate the acquisition by a third party of stock or assets of OEI; (ii) either party terminates the Merger Agreement due to failure to obtain the necessary stockholders' approvals or to consummate the Mergers prior to July 31, 1998, and OEI has received a Takeover Proposal

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

and the UMC stockholders have not voted to disapprove the Mergers; provided, no Termination Fee is payable unless within 12 months of the termination OEI or any of its Subsidiaries consummates any Takeover Proposal; or (iii) OEI terminates the Merger Agreement because it has received a Superior Proposal, and the OEI Board determines in good faith that there is a substantial probability that the OEI stockholders will not approve the Mergers.

     In general, the Termination Fee is payable by UMC if: (i) OEI terminates the Merger Agreement due to UMC's breach of its covenant not to solicit or negotiate the acquisition by a third party of stock or assets of UMC; (ii) either party terminates the Merger Agreement due to failure to obtain the necessary stockholder approvals or to consummate the Mergers prior to July 31, 1998, and UMC has received a Takeover Proposal and the OEI stockholders have not voted to disapprove the UMC Merger; provided, no Termination Fee is payable unless within 12 months of the termination UMC or any of its Subsidiaries consummates any Takeover Proposal; or (iii) UMC terminates the Merger Agreement because it has received a Superior Proposal, and the UMC Board determines in good faith that there is a substantial probability that the UMC stockholders will not approve the Mergers.

     The Merger Agreement further provides that if one party should fail to pay any Termination Fee due, the defaulting party must pay the costs and expenses in connection with any action taken to collect payment, together with interest on the amount of the Termination Fee.

FEES AND EXPENSES

     Except for (i) the filing fee in connection with any HSR Act filing, (ii) the commissions and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with the sale of Excess Shares, (iii) the expenses incurred in connection with the printing and mailing of this Joint Proxy Statement/Prospectus, (iv) all transfer taxes, and (v) any other expenses that were agreed to be shared equally by the parties prior to their incurrence, OEI and UMC will each pay its own costs and expenses in connection with the Merger Agreement and the transactions contemplated thereby, whether or not the Mergers are consummated. Notwithstanding the foregoing, pursuant to a termination under certain circumstances, the terminating party may be required to reimburse certain expenses of the non-terminating party, such reimbursement not to exceed $3 million.

AMENDMENTS

     At any time before or after approval of the matters presented in connection with the Mergers by the respective stockholders of OEI and UMC and prior to the Effective Time, the Merger Agreement may be amended or supplemented in writing by OEI and UMC with respect to any of the terms contained in the Merger Agreement, except, that following approval by the stockholders of OEI and UMC there may be no amendment or change to the provisions of the Merger Agreement with respect to the Exchange Ratios nor any amendment or change not permitted under applicable law without further approval by the stockholders of OEI and UMC.

WAIVER

     The Merger Agreement permits OEI and UMC at any time prior to the Effective Time, to: (i) extend the time for the performance of any of the obligations or other acts of the other party; (ii) waive any inaccuracies in the representations and warranties of the other party contained therein or in any document delivered pursuant thereto; and (iii) waive compliance with any of the agreements or conditions of the other party contained therein, in each case pursuant to a written instrument.

                          THE STOCK OPTION AGREEMENTS

     The following summary of the terms of the Stock Option Agreements is qualified in its entirety by reference to the Stock Option Agreements, which are incorporated herein by reference and attached as Appendices B-1 and B-2 to this Joint Proxy Statement/Prospectus. Certain defined terms used in the description of the Stock Option Agreements below which are not otherwise defined in this Joint Proxy

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

Statement/Prospectus and which are defined in the Stock Option Agreements shall have the respective meanings set forth therein.

GENERAL

     Immediately following the execution and delivery of the Merger Agreement, UMC and OEI entered into the Stock Option Agreements pursuant to which OEI granted UMC the UMC Option to purchase 2,267,300 shares (subject to adjustment for changes in capitalization) of OEI Common Stock (the "OEI Option Shares") at an exercise price of $49 13/16 per share (the "UMC Option Purchase Price"), representing 9.9% of the number of shares of OEI Common Stock issued and outstanding on December 22, 1997, and UMC granted OEI the OEI Option to purchase 3,543,000 shares (subject to adjustment for changes in capitalization) of UMC Common Stock (the "UMC Option Shares" and, together with the OEI Option Shares, the "Option Shares") at an exercise price of $32 3/16 per share (the "OEI Option Purchase Price" and, together with the UMC Option Purchase Price, the "Purchase Price"), representing 9.9% of the number of shares of UMC Common Stock issued and outstanding on December 22, 1997. Each of the UMC Option and the OEI Option becomes exercisable only if the holder thereof could be entitled to the Termination Fee under the Merger Agreement (a "Purchase Event"), see "The Merger Agreement -- Termination" and "--Termination Fees." The Stock Option Agreements were executed as an inducement to the parties to enter into the Merger Agreement and are intended, together with the Termination Fee payable as described under "The Merger Agreement -- Termination Fees," to compensate one of the parties in the event that the Merger Agreement is terminated under certain circumstances. In addition, as discussed below, certain aspects of the Stock Option Agreements may discourage other persons from considering or proposing a business combination with OEI and UMC. The terms of the Stock Option Agreements are the result of arms' length negotiations between OEI and UMC with respect to the conditions to the exercise of the respective Options and the maximum value receivable by OEI or UMC pursuant to the Stock Option Agreements and the Termination Fee. The exercise price of each of the Options is equivalent to the value of the OEI Common Stock receivable by holders of UMC Common Stock pursuant to the Merger valued as of the execution of the Merger Agreement, based upon the closing price of the OEI Common Stock on the trading day immediately preceding the execution of the Merger Agreement and the Stock Option Agreements. The Options are exercisable only under certain circumstances in the event of termination of the Merger Agreement. In the analysis undertaken by each of Merrill Lynch and Lehman Brothers in rendering its fairness opinion, each such financial advisor considered a broad range of factors and information as described in "The Mergers -- Opinion of UMC's Financial Advisor" and "-- Opinion of OEI's Financial Advisor," including the terms of the Merger Agreement and the Stock Option Agreements. However, the fairness opinion of each of Merrill Lynch and Lehman Brothers addresses the fairness of the Exchange Ratio from a financial point of view to the respective stockholders, and does not express any opinion on any other aspect of the Merger or the terms of the Merger Agreement or the Stock Option Agreements.

     Certain aspects of the Stock Option Agreements (including the fact that the exercise of the UMC Option or the OEI Option would render the granting party ineligible for "pooling of interests" accounting treatment for a period of two years) may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all of or a significant interest in, or otherwise effecting a business combination with OEI or UMC, from considering or proposing such a transaction, even if such persons were prepared to offer to pay consideration to stockholders of OEI or UMC which had a higher value than the shares of OEI Common Stock to be received per share of UMC Common Stock pursuant to the Merger Agreement.

TERMINATION

     Each of the UMC Option and the OEI Option will terminate upon the earliest to occur of (i) the Effective Time, (ii) 18 months after the first occurrence of a Purchase Event and (iii) termination of the Merger Agreement in accordance with its terms prior to the occurrence of a Purchase Event, unless the grantee of an Option has the right to receive a Termination Fee following such termination upon the occurrence of certain events, in which case such Option shall not terminate until the later of (x) six months following the time such Termination Fee becomes payable and (y) the expiration of the period in which the grantee has such right to receive a Termination Fee. Notwithstanding the termination of such Option, the
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

grantee will be entitled to purchase the applicable Option Shares if it has exercised its Option in accordance with the terms thereof prior to the termination of such Option and the termination of such Option shall not affect any rights under the Stock Option Agreement pursuant to which such Option was granted which by their terms do not terminate or expire prior to or as of such termination.

CERTAIN ADJUSTMENTS

     In the event of any change in OEI Common Stock or UMC Common Stock by reason of a stock dividend, split-up, reverse stock split, merger, recapitalization, combination, exchange of shares, or similar transaction, the type and number of shares or securities subject to the respective Options, and the Purchase Price therefor, will be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that the grantee will receive upon exercise of its Option the number and class of shares or other securities or property that such grantee would have received in respect of the Option Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

     In the event that the issuer of an Option enters into an agreement (i) to consolidate with or merge into any person, other than the grantee of such Option or one of its subsidiaries, and the issuer will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any person, other than the grantee or one of its subsidiaries, to merge into the issuer and issuer will be the continuing or surviving corporation, but in connection with such merger, the shares of the issuer's common stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of issuer or any other person or cash or any other property, or the shares of the issuer's common stock outstanding immediately prior to the consummation of such merger will, after such merger, represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than the grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction should make proper provision so that the UMC Option or the OEI Option, as the case may be, will, upon the consummation of any such transaction and upon the terms and conditions set forth therein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that the grantee would have received in respect of OEI Common Stock or UMC Common Stock, as the case may be, if the applicable Option had been exercised immediately prior to such consolidation, merger, sale, or transfer, or the record date therefor, as applicable.

     If, prior to the termination of the UMC Option or the OEI Option, the issuer of such Option in accordance with the immediately preceding paragraph, enters into any agreement (x) pursuant to which all outstanding shares of the issuer's common stock are to be purchased for, or converted into the right to receive in whole or in part (other than in respect of fractional shares) cash or
(y) with respect to any transaction described in clauses (i), (ii) and (iii) of the preceding paragraph (each of (x) and (y), a "Transaction"), the issuer covenants that proper provision will be made in such agreement to provide that, if the UMC Option or the OEI Option, as the case may be, has not previously been exercised, then upon the consummation of the Transaction (which in the case of a Transaction involving a tender offer will be when shares of the issuer's common stock are accepted for payment), the grantee will have the right, at its election, by not less than two business days' prior written notice to the issuer, to receive in exchange for the cancellation of the respective Option an amount in cash equal to the Spread (as defined below). For purposes of the Stock Option Agreements, the term "Spread" means the number of Option Shares with respect to such Stock Option Agreement multiplied by the excess of (A) the closing sales price per share of the issuer's common stock on the principal securities exchange or quotation system on which such stock is then listed or traded, as reported by The Wall Street Journal on the day immediately prior to the consummation of such Transaction, over (B) the Purchase Price with respect to such Stock Option Agreement. Notwithstanding the foregoing, the amount of the Spread, when added to any Termination Fee paid or payable to the grantee, will not exceed $50 million. See "The Merger Agreement -- Termination Fees."

     Following exercise of the UMC Option or the OEI Option by UMC or OEI, respectively, in the event that the grantee sells, pledges or otherwise disposes of (including, without limitation, by merger or exchange) any of the Option Shares (a "Sale"), then: (i) any Termination Fee due and payable by the issuer following such time will be reduced by an amount, if any, equal to the excess of (1) the total of (A) such Termination Fee and (B) the excess of (w) the aggregate amounts received (whether in cash, securities or otherwise) by the grantee in all such Sales, over (x) the aggregate Purchase Price for the Option Shares sold in such Sales (such excess in this sub-clause (B) being the "Offset Amounts") over (2) $50 million; (ii) if the issuer has paid to the grantee such termination fee prior to the Sale, then the grantee will immediately remit to the issuer, as additional Purchase Price for such Option Shares, the excess, if any, of (y) the total of such Termination Fee and the Offset Amounts of all Sales over (z) $50 million, and (iii) if a Sale or Sales occurred prior to the payment of any Termination Fee to the grantee by the issuer, and the aggregate amount received (whether in cash, securities or otherwise) by the grantee in such Sale exceeded $50 million, then the grantee will remit to the issuer the aggregate amount received in excess of $50 million and deliver to the issuer for cancellation any remaining OEI Option Shares or UMC Option Shares, as the case may be, owned by the grantee.

     Notwithstanding anything to the contrary in the Stock Option Agreements or the Merger Agreement, in no event will the aggregate of any Termination Fee, all Offset Amounts and the Spread with respect to a Stock Option Agreement exceed $50 million.

REGISTRATION RIGHTS

     Pursuant to the Stock Option Agreements, each of UMC and OEI also has the right on not more than two occasions to require the other party to register any portion of the OEI Option Shares and the UMC Option Shares, respectively, under the Securities Act within two years after the date of exercise of its Option, if such registration is necessary in order to permit the sale or other disposition of any or all of such Option Shares.


      CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS



     The following sets forth the opinion of Andrews & Kurth L.L.P. as to the material U.S. federal income tax consequences of the Mergers, including the tax consequences of the receipt of New Ocean Common Stock by a holder of Merger Stock (together, UMC Common Stock and Old OEI Common Stock are referred to as "Merger Stock") pursuant to the Mergers. The following also sets forth the opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P., to the extent that such opinion describes the material U.S. federal income tax consequences of the UMC Merger to holders of UMC Common Stock. Akin, Gump, Strauss, Hauer & Feld, L.L.P. has not opined with respect to the Newco Merger. This summary only applies to U.S. Holders (as defined below) who hold shares of Merger Stock as capital assets and does not deal with special classes of investors, such as insurance companies, tax-exempt organizations, financial institutions, dealers in securities, foreign persons, persons who acquired shares of Merger Stock pursuant to an exercise of employee stock options or rights or otherwise as compensation, persons that hold shares of Merger Stock as part of a position in a "straddle" or as part of a "hedging" or "conversion" transaction for U.S. federal income tax purposes, and persons with a "functional currency" other than the U.S. dollar. Furthermore, the following discussion addresses only certain U.S. federal income tax matters and does not consider any state, local or foreign tax consequences of the Mergers.


     A "U.S. Holder" means a holder of shares of Merger Stock who is (i) a citizen or resident of the United States, (ii) a corporation or partnership created in or organized under the laws of the United States or any state thereof (including the District of Columbia), (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust if
(x) a U.S. court can exercise primary supervision over the administration of such trust, and one or more U.S. persons have the authority to control all of the substantial decisions of such trust or (y) such trust was in existence on August 20, 1996 and properly elects to continue to be treated as a United States person.


     This discussion is based on current law and future legislative, judicial or administrative changes or interpretations, which may be retroactive and could alter or modify the statements set forth herein. FURTHER, IT IS A CONDITION TO THE CONSUMMATION OF THE MERGERS THAT UMC RECEIVE A SUBSEQUENT, CONFIRMING OPINION OF ITS TAX COUNSEL, AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P., DATED AS OF THE EFFECTIVE TIME, THAT THE UMC


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


MERGER WILL QUALIFY AS A REORGANIZATION WITHIN THE MEANING OF SECTION 368(A) OF THE CODE, AND THAT OEI RECEIVE A SUBSEQUENT, CONFIRMING OPINION OF ITS TAX COUNSEL, ANDREWS & KURTH L.L.P., DATED AS OF THE EFFECTIVE TIME, THAT THE MERGERS WILL QUALIFY AS REORGANIZATIONS WITHIN THE MEANING OF SECTION 368(A) OF THE CODE. WHILE THE MERGER AGREEMENT PERMITS OEI AND UMC TO WAIVE THIS CONDITION, NEITHER COMPANY INTENDS TO DO SO. In the event that such condition is waived by either company, OEI and UMC intend to recirculate this Joint Proxy Statement/Prospectus to disclose such waiver and the implications thereof, and to resolicit their respective shareholders with respect to the OEI Proposal and the UMC Proposal.



     In rendering these opinions, Akin, Gump, Strauss, Hauer & Feld, L.L.P. and Andrews & Kurth L.L.P. have assumed (i) that the Mergers generally will be consummated as contemplated by this Joint Proxy Statement/Prospectus, and (ii) that such firms will receive customary representations of facts from OEI and UMC at the Effective Time (upon which they may rely).


     Neither UMC nor OEI will request any ruling from the IRS as to the U.S. federal income tax consequences of the Mergers. Opinions of counsel are not binding on the IRS or the courts, and the IRS and the courts are not precluded from taking contrary positions.

     EACH HOLDER OF SHARES OF MERGER STOCK IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE TRANSACTIONS DESCRIBED HEREIN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF CHANGES IN APPLICABLE TAX LAWS.

TAX CONSEQUENCES TO OEI, NEWCO AND UMC

     OEI, Newco, and UMC will not recognize gain or loss as a result of the Mergers. OEI's aggregate adjusted tax basis in the assets received from UMC will be the same as UMC's aggregate adjusted tax basis in its assets. The holding period of the assets received by OEI pursuant to the UMC Merger will include the periods for which UMC held its assets. Further, OEI will not recognize gain as a result of the issuance of shares of OEI Common Stock or the payment of cash or other property to stockholders of OEI and UMC.

TAX CONSEQUENCES TO HOLDERS OF MERGER STOCK

     A U.S. Holder of Merger Stock will not recognize gain or loss on the exchange of such Merger Stock for New Ocean Common Stock pursuant to the Mergers, except to the extent that such U.S. Holder receives cash in lieu of fractional shares of New Ocean Common Stock. Such holder's aggregate adjusted tax basis in the shares of New Ocean Common Stock received in the Mergers will equal such holder's adjusted tax basis in the shares of Merger Stock surrendered in exchange therefor, less the portion of such basis, if any, allocable to fractional shares. The holding period of the shares of New Ocean Common Stock received by each holder of Merger Stock in the Mergers (including any fractional share interest) will include the holding period of the Merger Stock surrendered in exchange therefor.

     No fractional shares of New Ocean Common Stock will be issued pursuant to the Mergers. A U.S. Holder of Merger Stock who, pursuant to the Mergers, receives cash in lieu of fractional shares of New Ocean Common Stock will be treated as having received such fractional shares of New Ocean Common Stock pursuant to the Mergers and then as having received cash in a redemption of such fractional shares of New Ocean Common Stock. Under Section 302 of the Code, provided that such deemed redemption is "substantially disproportionate" with respect to such U.S. Holder or is not "essentially equivalent to a dividend" after giving effect to the constructive ownership rules of the Code, such U.S. Holder generally will recognize capital gain or loss on such deemed redemption equal to the difference between the amount of cash received and such U.S. Holder's adjusted tax basis in the fractional shares of New Ocean Common Stock deemed to have been issued.

BACKUP WITHHOLDING

     Generally, any payments received with respect to fractional shares will be subject to backup withholding of 31% unless a U.S. Holder (i) is a corporation or comes within certain other exempt categories or

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

(ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder receiving payments for fractional shares who does not provide OEI with its correct taxpayer identification number may be subject to penalties imposed by the IRS. OEI has provided a Substitute Form W-9 to holders of Merger Stock in conjunction with this Joint Proxy Statement/Prospectus which such holders may use to provide their correct taxpayer identification numbers. U.S. Holders should consult their own tax advisors as to their qualification for exemption from withholding and the procedure for obtaining such exemption.

                        COMPARISON OF STOCKHOLDER RIGHTS

     Upon consummation of the Mergers, the holders of Old OEI Common Stock and UMC Common Stock upon exchange of their respective shares of stock will become holders of New Ocean Common Stock, and their rights as such will be governed by the DGCL, the New Ocean Certificate and the New Ocean Bylaws as in effect at the Effective Time. The following is a comparison of the material rights of the holders of Old OEI Common Stock, UMC Common Stock and New Ocean Common Stock.

     The following summary does not purport to be a complete statement of the provisions affecting, and the differences between, the rights of holders of Old OEI Common Stock, UMC Common Stock and New Ocean Common Stock. This summary is qualified in its entirety by reference to the DGCL, the New Ocean Certificate and the New Ocean Bylaws, the OEI Certificate and the OEI Bylaws, and UMC's Restated Certificate of Incorporation (the "UMC Certificate") and bylaws (the "UMC Bylaws").

AUTHORIZED CAPITAL STOCK


     The OEI Certificate authorizes 100,000,000 shares of OEI Common Stock and 10,000,000 shares of OEI preferred stock, par value $0.01 per share ("OEI Preferred Stock"), in one or more series and with such voting powers and designations, preferences, limitations and relative rights as may be designated by the OEI Board, of which 2,000,000 shares are designated as OEI Junior Preferred Stock. Upon the consummation of the Newco Merger, the authorized capital stock of OEI will increase to 260,000,000 shares, of which 250,000,000 shares will be common stock and 10,000,000 shares will be preferred stock. The Mergers will have no further effect on the number of authorized shares of the capital stock of OEI. See "Description of New Ocean Capital Stock."


     The UMC Certificate authorizes 46,000,000 shares of UMC Common Stock and 32,000,000 shares of UMC preferred stock, par value $0.01 per share ("UMC Preferred Stock"), in one or more series and with such voting powers and designations, preferences, limitations and relative rights as may be designated by the UMC Board, of which 450,000 are designated as Series A Junior Preferred Stock, par value $0.01 per share.

DIRECTORS

  Number and Term

     The OEI Certificate provides that the number of directors comprising the OEI Board shall not be less than two persons nor more than 15 persons and shall be fixed from time to time by the OEI Board. The OEI Board currently consists of seven directors and will be increased to 14 directors immediately subsequent to the Effective Time. The OEI Board is divided into three classes of directors as equal in number as possible. The directors of each class are elected for three-year terms, with the terms of the three classes staggered so that directors from a single class are elected at each annual meeting of stockholders. These provisions will remain unchanged as a result of the Mergers. The UMC Certificate provides for the UMC Board, which currently consists of 12 directors, to be classified in the same manner as the OEI Board.

  Removal

     The OEI Certificate provides that a director may be removed only for cause and only upon the affirmative vote of the holders of a majority of the outstanding capital stock of OEI. The OEI Bylaws further provide that the sole method for removal of a director for cause is the following: at any annual meeting of the stockholders

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

of OEI or at any special meeting of the stockholders of OEI, the notice of which shall state that the removal of a director is among the purposes of the meeting, the affirmative vote of the holders of at least 66 2/3% of the combined voting power of the outstanding shares of voting stock, voting together as a single class, may remove the director for cause. These provisions will remain unchanged as a result of the Mergers. The UMC Bylaws provide that any director or the entire UMC Board may be removed, with cause, by a majority of shares entitled to vote at an election of directors, if notice is provided.

  Vacancy

     Any vacancy in the OEI Board shall be filled by the majority vote of the remaining directors. The UMC Bylaws provide that vacancies may be filled by a majority of the directors then in office, though less than a quorum, and the directors so chosen shall hold office until their successors are duly elected and qualified.

STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS OF STOCKHOLDERS


     Section 228 of the DGCL states that unless otherwise provided in a certificate of incorporation, any stockholder action may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes which would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted. The OEI Certificate and OEI Bylaws provide that no action required or permitted to be taken at an annual or special meeting of stockholders may be taken by written consent. These provisions will remain unchanged as a result of the Mergers. The UMC Certificate does not prohibit stockholder action by written consent and the UMC Bylaws provide for actions to be taken by its stockholders by written consent in conformance with Section 228, provided that written notice is given to stockholders whose consent has not been obtained in writing.


     The OEI Certificate provides that annual or special meetings of stockholders may be called only by the Chairman of the Board and shall be called within ten days after receipt of the written request of the OEI Board, pursuant to a resolution approved by a majority of the whole OEI Board. The UMC Bylaws also provide that special meetings of stockholders may be called by the Chairman of the Board, the Vice Chairman or the President and may be called by the President or Secretary at the request in writing of a majority of the UMC Board or stockholders owning capital stock of UMC representing one-third of the votes of all capital stock of UMC entitled to vote thereat.

CHARTER AMENDMENT


     Under the DGCL, a proposed amendment to the certificate of incorporation requires a resolution adopted by the board of directors and, unless otherwise provided in the certificate of incorporation, the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon and (if applicable) the affirmative vote of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class. If any such amendment would adversely affect the rights of any holders of shares of a class of stock, the vote of the holders of a majority of all outstanding shares of the class, voting as a class, is also necessary to authorize such amendment.



     The OEI Certificate requires certain supermajority votes. The affirmative vote of the holders of at least 75% of the then outstanding shares entitled to vote thereon and the affirmative vote of the holders of at least 75% of the then outstanding shares of each class of stock of the corporation voting separately as a class shall be required to adopt any amendment to the OEI Certificate regarding: (i) the creation, issuance, redemption and governance of rights to purchase capital stock or other securities of OEI; (ii) amendments to the OEI Bylaws; (iii) the liquidation or dissolution of OEI; (iv) indemnification of directors, officers, agents and employees; (v) certain provisions concerning stockholders' meetings; (vi) the number, power, removal and election of directors; and (vii) the vote required to amend the OEI Certificate. The affirmative vote of the holders of at least a majority of the then outstanding shares entitled to vote thereon and the affirmative vote of the holders of at least a majority of the then outstanding shares of each class of stock of the corporation voting separately as a class shall be required to adopt any amendment to the OEI Certificate regarding: (i) the name of the corporation; (ii) the name and address of OEI's registered agent; (iii) the nature and purpose of the corporation's business; (iv) OEI's capitalization and the relative rights and powers of stockholders; (v) preemptive purchase rights;
(vi) the election of directors by written ballot; (vii) the location of stockholders' meetings; and (viii) the availability of the corporation's books and records. The foregoing provisions of the OEI Certificate will remain unchanged by the Mergers. The UMC Certificate is silent regarding amendment thereof.

AMENDMENT TO BYLAWS

     The OEI Certificate and the OEI Bylaws provide that the OEI Board may make, alter, amend or repeal the OEI Bylaws without the consent or vote of the stockholders, but any such action regarding the OEI Bylaws taken by the OEI Board may also be altered, amended, or repealed by the stockholders at any meeting of stockholders by the affirmative vote of the holders of at least
66 2/3% of the outstanding shares entitled to vote thereon, provided notice that an amendment is to be considered and acted upon is inserted in the notice or waiver of notice of such meeting. These provisions will remain unchanged as a result of the Mergers. The UMC Certificate provides that the UMC Board is expressly authorized to make, alter or repeal the UMC Bylaws. The UMC Bylaws confer the same powers on the stockholders.


RIGHTS PLAN


  OEI Rights Plan


     OEI has entered into the OEI Rights Agreement with Harris Trust and Savings Bank as the rights agent (as amended, the "OEI Rights Agreement"). Pursuant to the OEI Rights Agreement, rights (each, an "OEI Right") attach to each share of OEI Common Stock outstanding and entitle the registered holder to purchase from OEI one one-hundredth of a share of OEI Junior Preferred Stock at a purchase price of $240 (the "OEI Purchase Price"), subject to adjustment. Each share of OEI Common Stock outstanding has attached thereto one OEI Right. Pursuant to the OEI Rights Agreement, the OEI Rights will be automatically adjusted (as adjusted, the "Adjusted OEI Rights") in the Newco Merger such that the total number of OEI Rights outstanding immediately after the Newco Merger will be approximately equal to the total number outstanding immediately before the Newco Merger. An Adjusted OEI Right will attach to shares of New Ocean Common Stock received in exchange for shares of UMC Common Stock in the UMC Merger.



     The OEI Rights will separate from the OEI Common Stock upon the earlier of
(A) 10 days following a public announcement that a person or group of affiliated or associated persons (other than (i) OEI or any subsidiary of OEI or any employee benefit plan of OEI or (ii) James C. Flores, his spouse, lineal descendants and ascendants, heirs, executors or other legal representatives and any trusts established for the benefit of the foregoing, or any other person or entity in which the foregoing persons or entities are at the time of determination the direct record and beneficial owners of all outstanding voting securities (the "Flores Stockholders") provided, however, that in the event James C. Flores and all other Flores stockholders shall at any time cease to collectively beneficially own 15% or more of the Common Stock, then all such stockholders shall cease to be so excepted) (an "OEI Acquiring Person") has acquired or obtained the right to acquire beneficial ownership of 15% or more of the outstanding shares of OEI Common Stock (the "OEI Stock Acquisition Date") and (B) 10 business days (or such later date as may be determined by action of the OEI Board prior to the time a person becomes an Acquiring Person) following the commencement of, or the announcement of an intention to make, a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of such outstanding shares of OEI Common Stock (the date of any such event, the "OEI Distribution Date"). Until the OEI Distribution Date (or earlier redemption or expiration of the OEI Rights), (i) the OEI Rights will be evidenced by OEI Common Stock certificates and will be transferred with and only with OEI Common Stock certificates, (ii) OEI Common Stock certificates will contain a notation incorporating the OEI Rights Agreement by reference and (iii) the transfer of any certificates representing outstanding OEI Common Stock outstanding will also constitute the transfer of the OEI Rights associated with OEI Common Stock represented by such certificate.

     In the event that, at any time following the OEI Stock Acquisition Date,
(A) OEI is acquired in a merger or other business combination transaction or (B) 50% or more of OEI's consolidated assets or earning power is sold, each holder of an OEI Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the OEI Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the OEI Right. In the event that any person or group of affiliated or associated persons becomes an OEI Acquiring Person, each holder of an OEI Right, other than OEI Rights beneficially owned by the OEI Acquiring Person or a transferee thereof (which will thereafter be void), will thereafter have the right to receive upon exercise of the OEI Right that number of shares of OEI Common Stock (or, under certain circumstances, cash, other equity securities or property of OEI) having a market value of two times the exercise price of the OEI Right.

     At any time prior to the earlier to occur of (i) 5:00 p.m., Houston, Texas time on the 10th day after the person or group has become an OEI Acquiring Person or (ii) the expiration of the OEI Rights, the Company may redeem the OEI Rights in whole, but not in part, at a price of $0.001 per OEI Right (the "Redemption Price"); provided, that (i) if the OEI Board authorizes redemption on or after the time a person becomes an Acquiring Person, then such authorization must be by Board Approval (as hereinafter defined) and (ii) the period for redemption may, upon Board Approval, be extended by amending the OEI Rights Agreement. The term "Board Approval" means the approval of a majority of the directors of the OEI. Immediately upon any redemption of the OEI Rights described in this paragraph, the right to exercise the OEI Rights will terminate and the only right of the holders of OEI Rights will be to receive the Redemption Price.

     The OEI Rights are not exercisable until the OEI Distribution Date and will expire at the close of business on December 22, 2007 unless earlier redeemed by OEI. Until an OEI Right is exercised, the holder of the OEI Rights, as such, will have no rights as a stockholder of OEI, including the right to vote or to receive dividends. Subject to certain exceptions, any of the provisions of the OEI Rights Agreement may be amended by the OEI Board prior to the OEI Distribution Date.

     Pursuant to the OEI Rights Agreement, the OEI Rights are inapplicable to the Merger and the other transactions contemplated by the Merger Agreement.

     The above summary of the OEI Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the terms and conditions of the OEI Rights Agreement. See "Available Information."

STATE TAKEOVER LEGISLATION

     Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in a "Business Combination" (defined as a variety of transactions, including mergers, asset sales, issuance of stock and other transactions resulting in a financial benefit to the Interested Stockholder) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the date that such person became an Interested Stockholder unless:

          (i) prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder's becoming an Interested Stockholder;

          (ii) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

          (iii) on or subsequent to the date such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

     A corporation may adopt an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by Section 203 of the DGCL if, in addition to any other vote required by law, such amendment is approved by the affirmative vote of a majority of the shares entitled to vote. However, such amendment generally will not be effective until 12 months after adoption of such amendment and will not apply to a business combination with an Interested Stockholder who was such on or prior to the adoption of the amendment.

     Neither OEI nor UMC has opted out of Section 203 of the DGCL.

LIABILITY OF DIRECTORS; INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The OEI Certificate provides for the elimination of personal monetary liability of directors for breaches of fiduciary duties as a director to the fullest extent permissible under DGCL. The OEI Certificate excludes from coverage the following: (i) any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith that involve intentional misconduct or knowing violations of law; (iii) violations of
Section 174 of the DGCL, which relates to unlawful dividends, stock purchases, or redemptions; and (iv) any transaction from which the director received an improper benefit. The UMC Certificate provides for the elimination of personal monetary liability of directors for breaches of fiduciary duties as a director to the fullest extent permissible under DGCL.

     Under the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.


     The DGCL permits indemnification of expenses (including attorneys' fees) in the case of actions or suits by or in right of the corporation (including derivative actions), except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability and in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. A director or officer who is successful, on the merits or otherwise, in defense of any proceeding subject to the DGCL's indemnification provisions must be indemnified by the corporation for reasonable expenses incurred in connection therewith, including attorneys' fees.


     The OEI Certificate and the OEI Bylaws provide, in substance, that each person made a party or threatened to be made a party to any type of proceeding, by reason of the fact that he or she is or was a director or officer of OEI or is or was serving at the request of OEI as a director, officer, employee or agent of another corporation, will be indemnified and held harmless by OEI to the full extent permitted by the DGCL, against all expense, liability, loss, judgments and fines actually and reasonably incurred by such person in connection therewith. In certain cases, the indemnified party will be entitled to the advancement of certain expenses relating to indemnification. The foregoing provisions of the OEI Certificate and OEI Bylaws will remain unchanged by the Mergers. The UMC Certificate and the UMC Bylaws contain provisions that are substantively identical to those found in the OEI Certificate and the OEI Bylaws.

ABSENCE OF APPRAISAL RIGHTS

     Under the DGCL, except as otherwise provided by the DGCL, stockholders have the right to demand and receive payment in cash of the fair value of their stock (as appraised pursuant to judicial proceedings) in the event of a merger or consolidation in lieu of the consideration such stockholder would otherwise receive in such transaction. However, except as otherwise provided by the DGCL, stockholders do not have such appraisal rights if they hold shares or depository receipts that are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders and if, among other things, the consideration they receive for their shares consists of (i) shares of stock of the corporation surviving or resulting from such merger or consolidation or depository receipts in respect thereof, (ii) shares of stock or depository receipts in respect thereof of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, (iii) cash in lieu of fractional shares of the corporations described in clause (i) or (ii) of this sentence, or (iv) any combination of shares of stock and cash in lieu of fractional shares described in the foregoing clauses (i), (ii) and (iii).


     The OEI Common Stock and the UMC Common Stock are listed on the NYSE. The New Ocean Common Stock will be listed on the NYSE.

                     DESCRIPTION OF NEW OCEAN CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK


     The New Ocean Certificate, as amended at the Effective Time, will provide that the authorized capital stock of New Ocean will consist of (i) 250,000,000 shares of New Ocean Common Stock, (ii) 8,000,000 shares of OEI Preferred Stock, which will not have been issued or designated as to a series by the OEI Board at the Effective Time (the "New Ocean Preferred Stock"), and (iii) 2,000,000 shares of OEI Junior Preferred Stock designated by the OEI Board in connection with the adoption by the OEI Board, concurrently with the authorization of the Merger Agreement, of a stockholder rights plan pursuant to which a preferred share purchase right has been declared payable as a dividend on all outstanding shares of OEI Common Stock, which rights will be issued pursuant to the OEI Rights Agreement. As of December 31, 1997, 22,896,787 shares of OEI Common Stock were issued and outstanding, 100 shares were held as treasury stock and 3,623,955 shares were reserved for issuance upon exercise of options under employee incentive or benefit plans, programs or arrangements and non-employee director plans maintained by OEI. All of the aforesaid outstanding shares of capital stock have been validly issued, are fully paid and non-assessable, and are free of preemptive rights. It is anticipated that approximately 100.1 million shares of New Ocean Common Stock and no shares of New Ocean Preferred Stock will be issued and outstanding immediately after completion of the Mergers. The following summary is qualified in its entirety by reference to the OEI Certificate and OEI Bylaws, which are included as exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus is part, as each is amended pursuant to the terms of the Merger Agreement.


NEW OCEAN COMMON STOCK

  Liability for Future Calls or to Assessments

     All outstanding shares of OEI Common Stock are fully paid and non-assessable. Upon the issuance of the Merger Consideration in accordance with the terms of the Merger Agreement, the shares of New Ocean Common Stock so issued will be fully paid and non-assessable. The Transfer Agent and Registrar for the OEI Common Stock is Harris Trust and Savings Bank.

  Restrictions on Dividends

     Each share of New Ocean Common Stock will have an equal and ratable right to receive dividends when, as and if declared by the New Ocean Board out of assets legally available therefor, subject to any dividend obligations of New Ocean to the holders of any New Ocean Preferred Stock then outstanding.

  Other


     Holders of New Ocean Common Stock will have no preemptive, subscription, conversion or redemption rights and will not be subject to further calls or assessments of New Ocean. There will be no sinking fund provisions applicable to the New Ocean Common Stock. Each share of New Ocean Common Stock will be entitled to one vote in the election of directors and on all other matters submitted to a vote of stockholders. Holders of New Ocean Common Stock will have no right to cumulate their votes in the election of directors. As of February 12, 1998, there were approximately 163 record holders of OEI Common Stock.


     The OEI Board is currently divided into three classes of directors serving staggered three-year terms, with the number of directors in each class to be as nearly equal as possible. A staggered board of directors makes it more difficult for stockholders to change the majority of directors and instead promotes continuity of existing management. The OEI Bylaws include provisions that establish procedures for director nominations by stockholders and for the presentation by stockholders of matters to be considered at stockholder meetings. Subject to compliance with applicable law, immediately prior to the Effective Time but after the approval by the requisite vote of OEI stockholders and UMC stockholders of the Merger Agreement, the Mergers and the transactions contemplated thereby, UMC (acting through the UMC Board) and OEI (acting through the OEI Board) shall each be entitled to designate seven persons to be members of the New Ocean Board. Upon consummation of the Mergers, each of the committees of the New Ocean Board will include an equal, or as near as equal as possible, number of directors designated by OEI and an equal, or as near as equal as possible, number of directors designated by UMC. See "The Merger
Agreement -- Governance of New Ocean after the Mergers."

     In the event of a liquidation, dissolution or winding up of New Ocean, the holders of New Ocean Common Stock will be entitled to share equally and ratably in the assets available for distribution upon payment of all liabilities, and subject to any prior rights of any holders of New Ocean Preferred Stock that at the time may be outstanding.

NEW OCEAN PREFERRED STOCK

     The New Ocean Board will be authorized to issue from time to time, without stockholder authorization, in one or more designated series, shares of New Ocean Preferred Stock with such voting rights, if any, dividends, dividend rates, preferences, limitations and other relative rights as the New Ocean Board may determine. In some circumstances, the New Ocean Board could authorize and issue blank-check preferred stock to have the effect of preventing a merger, tender offer or other takeover attempts which the New Ocean Board opposes.

  Junior Preferred Stock


     In connection with the adoption of the OEI Rights Agreement, on December 22, 1997, OEI's Board designated 2,000,000 shares of OEI's authorized but unissued OEI Preferred Stock. Upon consummation of the Mergers, an Adjusted OEI Right will attach to each share of New Ocean Common Stock into which shares of Old OEI Common Stock and UMC Common Stock are converted, and the terms of the OEI Junior Preferred Stock described below will remain unchanged. The terms of the OEI Junior Preferred Stock are such that one share of OEI Junior Preferred Stock will be approximately equivalent to 100 shares of OEI Common Stock. Each 1/100th of one share of OEI Junior Preferred Stock (a "Preferred Share Fraction") has a minimum preferential quarterly dividend rate of $0.01 per Preferred Share Fraction but is, in any event, entitled to a dividend equal to the per share dividend declared on the OEI Common Stock. In the event of liquidation, the holder of a Preferred Share Fraction will receive a preferred liquidation payment equal to the greater of $0.01 per Preferred Share Fraction or the per share amount paid in respect of a share of OEI Common Stock. In addition, each Preferred Share Fraction will have one vote, voting together with the OEI Common Stock. The holders of Preferred Share Fractions, voting as a separate class, are entitled to elect two directors if dividends on the OEI Junior Preferred Stock are in arrears for six fiscal quarters. Each Preferred Share Fraction that may be acquired upon exercise of the OEI Rights will be nonredeemable and subordinate to any other shares of preferred stock that may be issued by OEI.

     Pursuant to the OEI Rights Agreement, OEI Rights have been issued to the holders of OEI Common Stock, but such OEI Rights have not yet become exercisable or transferable apart from the certificate for the OEI Common Stock, and no shares of OEI Junior Preferred Stock have been issued.

ANTI-TAKEOVER PROVISIONS

  Certificate of Incorporation

     As described above, the New Ocean Certificate will authorize New Ocean Preferred Stock to be issued from time to time in one or more series, and the New Ocean Board, without further approval of the stockholders, is authorized to fix the voting rights, if any, the dividend rates, preferences, limitations and relative rights applicable to each series of New Ocean Preferred Stock. The purpose of authorizing the New Ocean Board to determine such rights, preferences, privileges, and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of New Ocean Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of New Ocean Common Stock, and, under certain circumstances, make it more difficult for a third party to gain control of New Ocean.

     As also described above, the New Ocean Certificate provides for the New Ocean Board to be divided into three classes of directors serving staggered three-year terms, with the number of directors in each class to be as nearly equal as possible. The DGCL provides that directors serving on staggered boards may be removed from office by the stockholders only for cause.

  Section 203 of the DGCL

     For a description of Section 203 of the DGCL see "Comparison of Stockholder Rights -- State Takeover Legislation."

         SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA


     The following tables set forth selected historical consolidated financial and operating data for OEI and UMC as of and for each of the five years ended December 31, 1997. OEI utilizes the full cost method of accounting and UMC utilizes the successful efforts method of accounting, and therefore the financial data may not be directly comparable. Such data have been derived from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in OEI's Annual Report on Form 10-K for the year ended December 31, 1997 and the audited consolidated financial statements and other financial information contained in UMC's Annual Report on Form 10-K for the year ended December 31, 1997 including, in each case, the notes thereto, all of which are incorporated by reference herein. See "Available Information" and "Incorporation of Documents by Reference."


                               OCEAN ENERGY, INC.


                                                                              YEAR ENDED DECEMBER 31,
                                                               -----------------------------------------------------
                                                                 1993       1994        1995       1996       1997
                                                               --------   ---------   --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
REVENUE AND EXPENSE DATA:
Revenues....................................................   $ 47,483   $  75,395   $127,970   $188,451   $292,180
Production costs............................................     19,201      30,324     40,047     47,098     67,902
General and administrative..................................      5,032      10,351     11,312     16,154     19,137
Depreciation, depletion and amortization....................     20,140      36,459     54,084     74,652    121,623
Interest expense............................................      1,055       4,507     17,620     17,954     27,385
Loss on production payment repurchase and refinancing(1)....         --      16,681         --         --         --
Net income (loss) before taxes and extraordinary item.......      2,227     (22,179)     5,210     32,988     57,639
Income tax benefit (provision)(2)...........................         --          --      4,692    (12,037)   (20,189)
Net income (loss) before extraordinary item.................      2,227     (22,179)     9,902     20,951     37,450
Extraordinary loss on early extinguishment of debt, net of
  taxes.....................................................         --          --         --         --     19,301
Net income (loss)...........................................      2,227     (22,179)     9,902     20,951     18,149
Earnings per common share before extraordinary item(3)
  Basic.....................................................   $   0.18   $   (2.06)  $   0.66   $   1.13   $   1.86
  Diluted...................................................       0.18       (2.06)      0.66       1.09       1.79
Earnings per common share after extraordinary item(3)
  Basic.....................................................   $   0.18   $   (2.06)  $   0.66   $   1.13   $   0.90
  Diluted...................................................       0.18       (2.06)      0.66       1.09       0.87
BALANCE SHEET DATA (AT END OF PERIOD):
Oil and gas assets, net.....................................   $122,374   $ 160,311   $179,944   $355,698   $722,666
Total assets................................................    131,613     181,344    215,457    460,710    822,938
Long-term debt..............................................     13,448     154,039    171,692    284,142    389,652
Deferred revenue on production payments(4)..................    108,784          --         --         --         --
Stockholders' equity........................................       (825)      9,703     19,976    105,153    305,272
OTHER FINANCIAL DATA:
EBITDAX(5)..................................................   $ 23,422   $  35,855   $ 77,645   $129,100   $208,322
Net cash provided by (used in) operating activities(6)......    103,112    (115,485)    59,489    126,753    173,622
Net cash used in investing activities.......................   (100,741)    (46,607)   (77,699)  (293,132)  (465,428)
Net cash provided by (used in) financing activities.........     (2,400)    162,462     17,853    171,926    286,047
Capital expenditures(7).....................................    123,600      74,477     73,652    251,305    488,591
OPERATING DATA:
Sales Volumes:
  Oil (Mbbls)...............................................      2,850       4,286      6,057      7,149      9,945
  Gas (Mmcf)................................................      3,704       7,234     12,393     18,720     38,916
  MBOE......................................................      3,467       5,492      8,123     10,269     16,431
  BOEPD.....................................................      9,499      15,047     22,255     28,057     45,016
AVERAGE PRICES(8):
  Oil (per Bbl).............................................   $  13.82   $   14.24   $  17.39   $  21.58   $  19.09
  Gas (per Mcf).............................................       1.81        1.76       1.82       2.79       2.63
  Per BOE...................................................      13.30       13.42      15.75      20.10      17.79
Production costs (per BOE)..................................       5.54        5.52       4.93       4.59       4.13


---------------


(1) The amount shown for the year ended December 31, 1994 represents primarily the excess of the purchase price of certain non-recourse volumetric production payments over the book value of the production payment liability as of December 7, 1994.



(2) OEI was formed as an S corporation under the Code and, as such, all income taxes were the obligation of OEI's stockholders. Therefore, through the date of the initial public offerings, no historical federal or state income tax expense has been provided for in the financial statements. In conjunction with the initial public offerings, OEI converted to a C corporation under the Code. OEI recorded a deferred tax asset of

    $6.3 million, offset by a valuation allowance of $6.3 million at December 31, 1994 and a deferred tax asset of $4.7 million at December 31, 1995. As a result of the reversal of the valuation allowance, OEI recorded a net income tax benefit of $4.7 million in the year ended December 31, 1995.


(3) If OEI had recognized a tax provision at statutory rates for the year ended December 31, 1995, rather than an income tax benefit, basic and diluted earnings per common share would have been $0.22 for such period.



(4) Amounts represent deferred revenues recognized from the sale of production payments.



(5) Earnings before interest, taxes, depreciation, depletion, amortization and exploration expense (to the extent a company uses the successful efforts method of accounting). EBITDAX has not been reduced for the recognition of noncash revenues associated with production payments. EBITDAX is presented because it is a widely accepted financial indicator of OEI's ability to service and incur debt. EBITDAX should not be considered as an alternative to earnings (loss) as an indicator of OEI's operating performance or to cash flows as a measure of liquidity. EBITDAX may not be comparable to similarly titled measures presented by other companies and could be misleading unless all companies and analysts calculate them in the same fashion.



(6) Cash flow from operating activities in 1993 includes $95.7 million from the sale of production payments. Cash flow from operating activities for the year ended December 31, 1994 was reduced by $123.6 million related to the repurchase of production payments.



(7) Includes $115.5 million in the year ended December 31, 1993 related to the acquisition of the East Bay Complex, $117.6 million in the year ended December 31, 1996 related to the acquisition of the Central Gulf Properties and $55.9 million and $59.9 million in the year ended December 31, 1997 related to the Main Pass Acquisition and the South Pass Properties, respectively.



(8) Excludes results of hedging activities which increased (decreased) revenue recognized in the 1993, 1994, 1995, 1996 and 1997 periods by $1.2 million, $1.7 million, $(0.5) million, $(18.7) million and $(0.1) million, respectively. Including the effect of hedging activities, OEI's average oil price per Bbl received was $14.23, $14.56, $17.27, $19.70 and $19.08 in the
    years ended December 31, 1993, 1994, 1995, 1996 and 1997, respectively, and the average gas price per Mcf received was $1.81, $1.84 and $2.50 in the years ended December 31, 1994, 1995 and 1996, respectively. OEI did not enter into any hedging activities relating to gas during the year ended December 31, 1993 or 1997.

                          UNITED MERIDIAN CORPORATION


                                                                              YEAR ENDED DECEMBER 31,
                                                               -----------------------------------------------------
                                                               1993(1)     1994(1)      1995       1996       1997
                                                               --------   ---------   --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
REVENUE AND EXPENSE DATA:
Revenue.....................................................   $ 82,318   $  97,817   $147,041   $236,404   $264,865
Production costs............................................     30,539      36,938     42,891     51,298     56,492
Exploration, including dry holes and impairments............      6,811      16,187     15,682     40,325     38,845
General and administrative..................................      8,097      12,504     10,425     12,727     13,580
Depreciation, depletion and amortization....................     35,938      50,727     53,942     84,979     96,418
Impairment of proved oil and gas properties(2)..............     10,051      94,793      8,317         --         --
Interest expense............................................      6,532       9,040     17,945     22,811     21,749
Interest and other (income) expense.........................     (2,102)        141       (375)       844     (1,681)
                                                               --------   ---------   --------   --------   --------
Income (loss) before taxes and cumulative effect of changes
  in accounting principles..................................    (13,548)   (122,513)    (1,786)    23,420     39,462
Income tax benefit (provision)..............................      6,305      41,524      3,885     (6,016)   (19,675)
                                                               --------   ---------   --------   --------   --------
Income (loss) before cumulative effect of changes in
  accounting principles.....................................     (7,243)    (80,989)     2,099     17,404     19,787
Cumulative effect of changes in accounting principles, net
  of tax....................................................     (3,543)         --         --         --         --
                                                               --------   ---------   --------   --------   --------
Net income (loss)...........................................   $(10,786)  $ (80,989)  $  2,099   $ 17,404   $ 19,787
                                                               ========   =========   ========   ========   ========
Net income (loss) available to common stockholders(3).......   $(12,284)  $ (80,989)  $    615   $ 15,873   $ 19,787
Basic earnings per share of common stock:
  Income (loss) before cumulative effect of changes in
    accounting principles...................................   $  (0.75)  $   (3.47)  $   0.02   $   0.53   $   0.56
  Cumulative effect of changes in accounting principles.....      (0.31)         --         --         --         --
                                                               --------   ---------   --------   --------   --------
  Net income (loss) per common share(3).....................   $  (1.06)  $   (3.47)  $   0.02   $   0.51   $   0.56
                                                               ========   =========   ========   ========   ========
Diluted earnings per share of common stock:
  Income (loss) before cumulative effect of changes in
    accounting principles...................................   $  (0.75)  $   (3.47)  $   0.02   $   0.51   $   0.54
  Cumulative effect of changes in accounting principles.....      (0.31)         --         --         --         --
                                                               --------   ---------   --------   --------   --------
  Net income (loss) per common share(3).....................   $  (1.06)  $   (3.47)  $   0.02   $   0.51   $   0.54
                                                               ========   =========   ========   ========   ========
BALANCE SHEET DATA (AT END OF PERIOD):
  Property, plant and equipment, net........................   $291,723   $ 424,930   $468,673   $524,189   $740,972
  Total assets..............................................    343,223     511,214    578,450    718,293    885,025
  Long-term debt, including current maturities..............     92,149     239,634    247,899    157,731    283,557
  Stockholders' equity......................................    189,672     171,438    212,312    432,236    459,399
OTHER FINANCIAL DATA:
EBITDAX(4)..................................................   $ 43,682   $  48,375   $ 93,725   $172,379   $194,793
Net cash provided by operating activities...................     42,174      43,564     46,006     83,434    165,788
Net cash used in investing activities.......................   (172,554)   (180,160)   (82,708)  (135,749)  (337,986)
Net cash provided by financing activities...................    129,341     147,926     38,463     93,671    128,945
Capital expenditures(5).....................................    175,786     182,536    160,827    185,901    357,361
OPERATING DATA:
Sales Volumes:
  Oil (Mbbls)...............................................      1,298       1,778      2,760      4,394      8,133
  Gas (Mmcf)................................................     29,608      39,669     44,453     55,445     54,807
  MBOE......................................................      6,233       8,390     10,169     13,635     17,268
  BOEPD.....................................................     17,077      22,986     27,860     37,254     47,310
Average Prices(6):
  Oil (per Bbl).............................................   $  15.31   $   14.97   $  16.13   $  20.99   $  17.87
  Gas (per Mcf).............................................       2.09        1.72       1.46       2.13       2.06
  BOE (per BOE).............................................      13.11       11.30      10.74      14.86      14.96
Production costs (per BOE)..................................       4.90        4.40       4.22       3.76       3.27


---------------

(1) UMC made significant acquisitions in 1993 and 1994. See notes to UMC's consolidated financial statements incorporated herein by reference.

(2) See notes to UMC's consolidated financial statements incorporated herein by reference regarding UMC's policy for assessing the recoverability of proved oil and gas properties. In 1993, UMC recorded a total pre-tax charge of $15.4 million against earnings, $10.1 million of which applied to 1993 and $3.5 million which applied to periods prior to 1993, net of a deferred tax benefit of $1.8 million and in 1994 a pre-tax charge against earnings of $94.8 million. In 1995, UMC adopted SFAS 121, resulting in a pre-tax impairment charge of $8.3 million.

(3) On July 25, 1996, all of the outstanding shares of Series F Convertible Preferred Stock were converted into 1.845 million shares of UMC Common Stock in accordance with the automatic conversion terms of such shares.


(4) Reflects income from operations plus depreciation, depletion and amortization, impairment of proved oil and gas properties, non-recurring costs and exploration expense of $6.8 million, $16.2 million, $15.7 million, $40.3 million and $38.8 million for the years ended December 31, 1993, 1994, 1995, 1996 and 1997, respectively. EBITDAX is presented because it is a widely accepted financial indicator of UMC's ability to service and incur debt. EBITDAX should not be considered as an alternative to earnings (loss) as an indicator of UMC's operating performance or to cash flows as a measure of liquidity. EBITDAX may not be comparable to similarly titled measures presented by other companies and could be misleading unless all companies and analysts calculate them in the same manner.


(5) See consolidated statement of cash flows included in UMC's consolidated financial statements incorporated herein by reference.


(6) Excludes results of hedging activities which increased (decreased) revenue recognized in the 1993, 1994, 1995, 1996 and 1997 periods by $(1.4) million, $(0.4) million, $4.1 million $(3.9) million and $(1.2) million, respectively. Including the effect of hedging activities, UMC's average oil price per barrel of oil (Bbl) received was $15.00, $16.35, $20.94 and $17.87 in the years ended December 31, 1994, 1995, 1996 and 1997, respectively. UMC had no oil hedging activities for the year ended December 31, 1993. Including the effect of hedging activities, UMC's average gas price per Mcf received was $2.04, $1.71, $1.53, $2.07 and $2.04 in the years ended December 31, 1993, 1994, 1995, 1996 and 1997, respectively.

        UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF OEI AND UMC


     The following tables set forth unaudited pro forma combined financial data which are presented to give effect to the Mergers under the pooling of interests method of accounting and to reflect the conversion of UMC to the full cost method of accounting. The income statement data for each of the three years in the period ended December 31, 1997 assume that the Mergers were consummated at the beginning of the earliest period presented. The balance sheet data assume that the Mergers were consummated on December 31, 1997. The unaudited pro forma combined financial data are not necessarily indicative of the results of operations or the financial position which would have occurred had the Mergers been consummated at the beginning of the earliest period presented, nor are they necessarily indicative of future results of operations or financial position. Additionally, the unaudited pro forma combined statements of income exclude non-recurring charges directly attributable to the Mergers (currently estimated to range from $28 million to $32 million) which will be charged to operations in the quarter in which the Mergers are consummated. The unaudited pro forma combined balance sheet has been adjusted for the assumed after-tax impact of such non-recurring charges. The unaudited pro forma combined financial data should be read in conjunction with the historical consolidated financial statements of OEI and UMC, including the notes thereto, incorporated by reference in this Joint Proxy Statement/Prospectus. See "Available Information" and "Incorporation of Documents by Reference."

                                  UMC AND OEI

               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                    YEAR ENDED DECEMBER 31, 1997
                                                          ------------------------------------------------
                                                                                   PRO FORMA
                                                                                   COMBINING     PRO FORMA
                                                            OEI         UMC       ADJUSTMENTS    COMBINED
                                                          --------    --------    -----------    ---------
Revenue.................................................  $292,180    $264,865     $ (4,851)(a)  $552,194
Production costs........................................    67,902      56,492                    124,394
Exploration, including dry holes and impairments........        --      38,845      (38,845)(a)        --
General and administrative..............................    19,137      13,580                     32,717
Depreciation, depletion and amortization................   121,623      96,418       22,011(a)    236,425
                                                                                     (3,627)(b)
Interest expense........................................    27,385      21,749                     49,134
Interest and other (income) expense.....................    (1,506)     (1,681)                    (3,187)
                                                          --------    --------                   --------
Income before taxes.....................................    57,639      39,462                    112,711
Income tax provision....................................   (20,189)    (19,675)      (5,932)(c)   (45,796)
                                                          --------    --------                   --------
Income before extraordinary item........................    37,450      19,787                     66,915
Extraordinary item......................................   (19,301)         --                    (19,301)
                                                          --------    --------                   --------
Net income..............................................  $ 18,149    $ 19,787                   $ 47,614
                                                          ========    ========                   ========
Earnings per share of common stock (basic):
Before extraordinary item...............................  $   1.86    $   0.56                   $   0.72
Extraordinary item......................................     (0.96)         --                      (0.21)
                                                          --------    --------                   --------
         Net income per common share....................  $   0.90    $   0.56                   $   0.51
                                                          ========    ========                   ========
Weighted average common shares outstanding..............    20,106      35,590                     93,315
                                                          ========    ========                   ========
Earnings per share of common stock (diluted):
Before extraordinary item...............................  $   1.79    $   0.54                   $   0.69
Extraordinary item......................................     (0.92)         --                      (0.20)
                                                          --------    --------                   --------
         Net income per common share....................  $   0.87    $   0.54                   $   0.49
                                                          ========    ========                   ========
Weighted average common shares outstanding, including
  common share equivalents..............................    20,934      36,662                     96,646
                                                          ========    ========                   ========



        See Notes to Unaudited Pro Forma Combined Financial Statements.

                                  UMC AND OEI

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                    YEAR ENDED DECEMBER 31, 1996
                                                          ------------------------------------------------
                                                                                   PRO FORMA
                                                                                   COMBINING     PRO FORMA
                                                            OEI         UMC       ADJUSTMENTS    COMBINED
                                                          --------    --------    -----------    ---------
Revenue.................................................  $188,451    $236,404     $(29,021)(a)  $395,834
Production costs........................................    47,098      51,298                     98,396
Exploration, including dry holes and impairments........        --      40,325      (40,325)(a)        --
General and administrative..............................    16,154      12,727                     28,881
Depreciation, depletion and amortization................    74,652      84,979      (20,263)(a)   145,265
                                                                                      5,897(b)
Interest expense........................................    17,954      22,811                     40,765
Interest and other (income) expense.....................      (395)        844                        449
                                                          --------    --------                   --------
Income before taxes.....................................    32,988      23,420                     82,078
Income tax provision....................................   (12,037)     (6,016)      (9,755)(c)   (27,808)
                                                          --------    --------                   --------
Net income..............................................    20,951      17,404                     54,270
Dividends paid on preferred stock.......................        --      (1,531)                    (1,531)
                                                          --------    --------                   --------
Net income available to common stockholders.............  $ 20,951    $ 15,873                   $ 52,739
                                                          ========    ========                   ========
Earnings per share of common stock (basic):
         Net income per common share....................  $   1.13    $   0.53                   $   0.64
                                                          ========    ========                   ========
Weighted average common shares outstanding..............    18,601      30,120                     82,682
                                                          ========    ========                   ========
Earnings per share of common stock (diluted):
         Net income per common share....................  $   1.09    $   0.51                   $   0.61
                                                          ========    ========                   ========
Weighted average common shares outstanding, including
  common share equivalents..............................    19,251      31,428                     85,904
                                                          ========    ========                   ========


        See Notes to Unaudited Pro Forma Combined Financial Statements.

                                  UMC AND OEI

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                           YEAR ENDED DECEMBER 31, 1995
                                                ---------------------------------------------------
                                                                         PRO FORMA
                                                                         COMBINING        PRO FORMA
                                                  OEI         UMC       ADJUSTMENTS       COMBINED
                                                --------    --------    -----------       ---------
Revenue.....................................    $127,970    $147,041     $(31,184)(a)     $243,827
Production costs............................      40,046      42,891                        82,937
Exploration, including dry holes and
  impairments...............................          --      15,682      (15,682)(a)           --
General and administrative..................      11,312      10,425                        21,737
Depreciation, depletion and amortization....      54,084      53,942      (14,146)(a)       88,964
                                                                           (4,916)(b)
Impairment of proved oil and gas
  properties................................          --       8,317       (8,317)(a)           --
Interest expense............................      17,620      17,945                        35,565
Interest and other (income) expense.........        (302)       (375)                         (677)
                                                --------    --------                      --------
Income (loss) before taxes..................       5,210      (1,786)                       15,301
Income tax benefit (provision)..............       4,692       3,885       (4,513)(c)        4,064
                                                --------    --------                      --------
Net income..................................       9,902       2,099                        19,365
Dividends paid on preferred stock...........          --      (1,484)                       (1,484)
                                                --------    --------                      --------
Net income available to common
  stockholders..............................    $  9,902    $    615                      $ 17,881
                                                ========    ========                      ========
Earnings per share of common stock (basic):
  Net income per common share...............    $   0.66    $   0.02                      $   0.25
                                                ========    ========                      ========
Weighted average common shares
  outstanding...............................      15,043      27,935                        71,516
                                                ========    ========                      ========
Earnings per share of common stock
  (diluted):
  Net income per common share...............    $   0.66    $   0.02                      $   0.24
                                                ========    ========                      ========
Weighted average common shares outstanding,
  including common share equivalents........      15,115      29,259                        73,406
                                                ========    ========                      ========



        See Notes to Unaudited Pro Forma Combined Financial Statements.

                                  UMC AND OEI

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)


                                                             AS OF DECEMBER 31, 1997
                                              -----------------------------------------------------
                                                                        PRO FORMA
                                                                        COMBINING        PRO FORMA
                                                 OEI         UMC       ADJUSTMENTS        COMBINED
                                              ---------   ----------   -----------       ----------
Current assets..............................  $  50,658   $  108,164                     $  158,822
Property and equipment, at cost.............  1,045,025    1,161,553    $  73,729(a)      2,280,307
Accumulated depreciation, depletion and
  amortization..............................   (315,587)    (420,581)    (126,992)(a)      (863,160)
                                              ---------   ----------                     ----------
Property and equipment, net.................    729,438      740,972                      1,417,147
Other assets................................     42,842       35,889                         78,731
                                              ---------   ----------                     ----------
          Total Assets......................  $ 822,938   $  885,025                     $1,654,700
                                              =========   ==========                     ==========
Current liabilities.........................  $ 114,167   $  106,712       32,000(d)     $  252,879
Long-term debt..............................    389,652      282,646                        672,298
Deferred credits and other liabilities......     13,847       36,268      (17,744)(a)        27,871
                                                                           (4,500)(d)
Stockholders' equity........................    305,272      459,399      (35,519)(a)       701,652
                                                                          (27,500)(d)
                                              ---------   ----------                     ----------
          Total Liabilities and
            Stockholders' Equity............  $ 822,938   $  885,025                     $1,654,700
                                              =========   ==========                     ==========


        See Notes to Unaudited Pro Forma Combined Financial Statements.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

PRO FORMA ADJUSTMENTS


     (a) Adjustments relate to UMC's conversion to full cost method of accounting for oil and gas properties to conform to OEI's presentation. These adjustments relate primarily to the capitalization of exploration expenses, the elimination of gains on the sales of properties, the change in methodology for determination of impairment of properties from that prescribed by SFAS 121 for successful efforts compared to the more restrictive full cost ceiling test as mandated by Regulation S-X 4-10, and the change in methodology for the computation of depreciation, depletion and amortization (DD&A). Under the successful efforts method of accounting, capitalized leasehold costs and tangible/intangible costs of drilling and completing wells are depreciated and depleted by the units-of-production method using total proved and proved developed reserves, respectively, on a property-by-property basis. Under the full cost method, DD&A of oil and gas properties, including an estimate of future development costs of proved properties, is computed by the units-of-production method using total proved reserves on a country-by-country basis.


     (b) To reflect the impact on property impairment and depreciation, depletion, and amortization as if both companies had been combined as of January 1, 1994.


     (c) To reflect the income tax effect of the adjustments in the pro forma combined financial statements at an effective tax rate of approximately 38%.



     (d) Retained earnings is adjusted to reflect estimated expenses of the transaction net of related tax effects, the majority of which will be incurred upon consummation of the Merger.


PRO FORMA NET INCOME PER COMMON SHARE


     The pro forma weighted average common shares outstanding have been computed by adjusting the historical weighted average common shares outstanding of UMC and OEI at a conversion ratio of 1.30 and 2.34, respectively.

         ADDITIONAL MATTERS TO BE CONSIDERED AT THE OEI ANNUAL MEETING

ELECTION OF DIRECTORS

  General

     The OEI Certificate and the OEI Bylaws provide that the number of directors on the OEI Board shall be fixed from time to time by the OEI Board but shall not be less than two nor more than fifteen persons. The OEI Certificate divides the OEI Board into three (3) classes, designated as Class I, Class II and Class III. Each class of directors is to be elected to serve a three-year term and is to consist, so far as possible, of one-third of the number of directors required at the time to constitute a full OEI Board. If the number of directors is not evenly divided into thirds, the OEI Board shall determine which class or classes shall have one extra director. The OEI Board presently consists of eight directors, three in Class I, three in Class II and two in Class III, whose terms of office expire with the 1999, 2000 and 1998 annual meetings, respectively, and until their successors are elected and qualified.

     The term of office of each of the current Class III Directors expires at the time of the OEI Annual Meeting, or as soon thereafter as their successors are elected and qualified. Messrs. Clark and Flores have been nominated to serve an additional three-year term as Class III Directors. Each of the nominees has consented to be named in this Joint Proxy Statement/Prospectus and to serve as a director if elected.

     It is the intention of the persons named in the accompanying proxy card to vote for the election of both nominees named below unless a stockholder has withheld such authority. The affirmative vote of holders of a plurality of the OEI Common Stock present in person or by proxy at the OEI Annual Meeting and entitled to vote is required for election of the nominees.

     If, at the time of or prior to the OEI Annual Meeting, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes designated by the OEI Board. The OEI Board has no reason to believe that any substitute nominee or nominees will be required. No proxy will be voted for a greater number of persons than the number of nominees named herein.

     If the OEI Proposal is approved and the Mergers are consummated, the members of the Board of Directors of New Ocean will be elected, effective as of the Effective Time, in the manner described in "The Merger
Agreement -- Governance of New Ocean After the Mergers."

  Nominees -- Class III Directors (Terms Expiring At The 2001 Annual Meeting)

                       NAME                      AGE              POSITION
                       ----                      ---              --------
      James C. Flores........................    38     Chairman of the OEI Board,
                                                        President and Chief Executive
                                                        Officer
      Thomas D. Clark, Jr....................    56     Director

     James C. Flores has served as Chairman of the Board of OEI since its inception in 1992 and as President and Chief Executive Officer since July 1995. From 1985 to 1992, Mr. Flores served as Vice President of FloRuxco, Inc., an oil and gas exploration company.

     Thomas D. Clark, Jr. has been the Dean of the College of Business Administration at Louisiana State University in Baton Rouge, Louisiana since August 1995. Prior to his current position at Louisiana State University, Mr. Clark was employed with Florida State University in Tallahassee where he held a variety of positions since 1984, including Professor and Chairman of the Department of Information and Management Services and Director of the Center for Information Systems Research. Mr. Clark became a director of OEI in May 1997.

     THE OEI BOARD RECOMMENDS THAT OEI STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE ABOVE-NAMED NOMINEES.

  Directors Remaining In Office

                    NAME                     AGE             POSITION              CLASS
                    ----                     ---             --------              -----
   Richard G. Zepernick, Jr...............   37   Executive Vice President --
                                                  Exploration & Production
                                                  and Director                       I
   Robert L. Belk.........................   49   Executive Vice President &
                                                  Chief Financial Officer,
                                                  Treasurer and Director             I
   Charles F. Mitchell, M.D...............   49   Director                           I
   Lodwrick M. Cook.......................   69   Director                          II
   William W. Rucks, IV...................   40   Director                          II
   Milton J. Womack.......................   71   Director                          II

     Richard G. Zepernick, Jr. has been with OEI since its inception, presently serving as Executive Vice President -- Exploration & Production. Mr. Zepernick became a director of OEI in September 1994. From June 1992 until May 1993, Mr. Zepernick served as Senior Vice President and Secretary of OEI. From 1985 to 1992, Mr. Zepernick served as General Manager of FloRuxco, Inc.

     Robert L. Belk presently serves as Executive Vice President & Chief Financial Officer and Treasurer of OEI. From 1993 to June 1997, he served at Senior Vice President, Chief Financial Officer and Treasurer. Mr. Belk became a director of OEI in September 1994. Prior to joining OEI, Mr. Belk worked in public accounting for H.J. Lowe & Company from 1988 to 1993. Mr. Belk is a Certified Public Accountant.

     Charles F. Mitchell, M.D. is an otolaryngologist and plastic surgeon who has operated a private practice in Baton Rouge, Louisiana since 1978. He is also a Clinical Assistant Professor at the Louisiana State University Medical School in New Orleans and Clinical Instructor at the University Medical Center in Lafayette, Louisiana. Dr. Mitchell became a director of OEI in January 1995.

     Lodwrick M. Cook is Vice Chairman and Managing Director of Pacific Capital Group, Inc. Mr. Cook retired as Atlantic Richfield Company's (ARCO) Chief Executive Officer and Chairman of the Board in 1994 and 1995 respectively. Prior to his retirement, Mr. Cook held various management and executive positions with ARCO, where he began his career in 1956. He became a director of OEI in December 1997.

     William W. Rucks, IV has served as a Director of OEI since its inception. Mr. Rucks is a private venture capital investor. He served as President and Vice Chairman of the OEI Board from July 1995 until September 1996 and as President, Chief Executive Officer and a Director of OEI from its inception in 1992 until July 1995. From 1985 to 1992, Mr. Rucks served as President of FloRuxco, Inc. Prior thereto, Mr. Rucks worked as a petroleum landman with Union Oil Company of California in its Southwest Louisiana District, serving as Area Land Manager from 1981 to 1984.

     Milton J. Womack has owned and operated a general contracting firm in Baton Rouge, Louisiana since 1955. Mr. Womack is Chairman of the Board of Union Planters Bank of Louisiana, serves as a member of the Louisiana State University Board of Supervisors and is a director of Union Planters Corporation. Mr. Womack became a director of OEI in January 1995.

  Committees Of The OEI Board

     The OEI Board has three standing committees, the membership and functions of which are described below:

          Audit Committee. The members of the Audit Committee are Messrs. Womack and Mitchell. The Audit Committee's functions include making recommendations concerning the engagement of independent auditors, reviewing with the independent auditors the plan and results of the auditing engagement, approving professional services provided by the independent auditors and reviewing the adequacy of OEI's internal accounting controls.

          Compensation Committee. The members of the Compensation Committee are Messrs. Womack and Mitchell. The Compensation Committee's functions include a general review of OEI's compensation and benefit plans to ensure that they meet corporate objectives. In addition, the Compensation Committee reviews the Chief Executive Officer's recommendations on (i) compensation of all officers of OEI, (ii) granting of awards under OEI's stock option and other benefit plans, and (iii) adopting and changing major compensation policies and practices of OEI. The Compensation Committee reports its recommendations to the whole OEI Board for approval. The Compensation Committee also administers OEI's 1994 Long-Term Incentive Plan and OEI's 1996 Long-Term Incentive Plan.

          Nominating Committee. The members of the Nominating Committee are Messrs. Womack and Mitchell. The Nominating Committee investigates and studies the qualifications of potential nominees for directors of OEI and makes recommendations to the OEI Board with respect to the nomination of persons to serve as directors of OEI. The Nominating Committee will consider suggestions from stockholders of OEI for nominees to serve as directors, provided such proposals are submitted in writing to the Secretary of OEI at 8440 Jefferson Highway, Suite 420, Baton Rouge, Louisiana 70809.

     In the event the OEI Proposal is adopted and the Mergers are consummated, the committees of the New Ocean Board will be revised as described in "The Merger Agreement -- Governance of New Ocean After the Mergers."

  Information Regarding Meetings

     During 1997, the Audit Committee had three meetings, the Compensation Committee had one meeting, the Nominating Committee had two meetings and the OEI Board had four meetings, one of which was held over four different days. During 1997, each member of the OEI Board attended 75% or more of the meetings of the OEI Board and the committees of which he was a member.

  Director Compensation

     Directors of OEI who are not employees of OEI were paid an annual retainer of $40,000 and $1,500 for each OEI Board or committee meeting attended, plus reasonable travel and related expenses incurred to attend such meetings during 1997. Employee directors receive no additional compensation for attending OEI Board or committee meetings. Pursuant to the 1996 Long-Term Incentive Plan, each non-employee director is awarded, at the time of election or reelection as a director, options to purchase 2,000 shares of OEI Common Stock at the fair market value on the date of such grant, if available. Each director in office immediately following each annual meeting of stockholders, not otherwise entitled to receive an option pursuant to the discretionary provisions of the 1996 Long-Term Incentive Plan, receives options to purchase 2,000 shares of OEI Common Stock.

  Executive Compensation

     The following table summarizes certain information regarding aggregate cash compensation, stock option and restricted stock awards and other compensation earned by OEI's Chief Executive Officer and each of the four other most highly compensated executive officers of OEI for services rendered in all capacities to OEI during 1995, 1996 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                  ANNUAL COMPENSATION                  COMPENSATION
                                         -------------------------------------   -------------------------
                                                                                 SECURITIES
                                FISCAL                          OTHER ANNUAL     UNDERLYING    ALL OTHER
 NAME AND PRINCIPAL POSITION     YEAR     SALARY     BONUS     COMPENSATION(1)    OPTIONS     COMPENSATION
 ---------------------------    ------   --------   --------   ---------------   ----------   ------------
James C. Flores                  1997    $450,000   $400,000            --        100,000        $9,500(2)
Chairman of the Board            1996    $450,000   $405,375            --             --        $9,500(2)
and Chief Executive Officer      1995    $450,000   $252,185            --         75,000        $9,240(2)
Richard G. Zepernick, Jr.        1997    $250,000   $225,000            --             --        $9,500(2)
Executive Vice President --      1996    $250,000   $350,000      $125,625(3)     220,000        $9,500(2)
Exploration & Production         1995    $250,000   $242,602      $ 55,271(4)     160,000        $7,782(2)
Robert L. Belk                   1997    $229,167   $225,000            --         50,000        $9,500(2)
Executive Vice President,        1996    $200,000   $209,438            --         50,000        $9,500(2)
Chief Financial                  1995    $200,000   $111,950                       40,000        $9,240(2)
Officer and Treasurer
Robert K. Reeves                 1997    $229,167   $225,000            --         50,000        $9,500(2)
Executive Vice President --      1996    $200,000   $202,745            --         25,000        $9,500(2)
Administration, General          1995    $200,000   $106,697            --         40,000        $9,240(2)
Counsel and Secretary
David J. Morgan                  1997    $229,167   $225,000            --         50,000        $9,500(2)
Executive Vice President --      1996    $180,000   $200,000            --         25,000        $9,500(2)
Geology                          1995    $130,000   $ 60,000            --         50,000        $5,790(2)

---------------

(1) During the years ended December 31, 1995, 1996 and 1997, perquisites for each individual named in the Summary Compensation Table, except for the amounts set forth for Mr. Zepernick for the years ended December 31, 1995 and 1996, aggregated less than 10% of the total annual salary and bonus reported for such individual in the Summary Compensation Table, or $50,000, if lower.

(2) Represents OEI's matching contributions under OEI's Retirement Savings Plan.

(3) Includes $43,683 in moving expenses paid by OEI and a $64,668 reimbursement during the fiscal year for the payment of taxes.

(4) Includes $46,247 in moving expenses paid by OEI.

  Stock Options

     The following table sets forth information concerning the grant of stock options under OEI's 1996 Long-Term Incentive Plan to the executive officers named in the Summary Compensation Table during fiscal 1997.

                             OPTION GRANTS IN 1997

                                                                                            POTENTIAL
                                                                                       REALIZABLE VALUE AT
                                                                                          ASSUMED ANNUAL
                               NUMBER OF    PERCENTAGE OF                                 RATES OF STOCK
                               SECURITIES   TOTAL OPTIONS                               PRICE APPRECIATION
                               UNDERLYING    GRANTED TO     EXERCISE                    FOR OPTION TERM(1)
                                OPTIONS     EMPLOYEES IN    PRICE PER   EXPIRATION   ------------------------
                                GRANTED      FISCAL 1997      SHARE        DATE          5%           10%
                               ----------   -------------   ---------   ----------   ----------    ----------
James C. Flores..............   100,000          8.46%       $48.50      6/17/07     $3,050,139    $7,729,651
Richard G. Zepernick, Jr.....        --            --            --           --             --            --
Robert L. Belk...............    50,000          4.23         48.50      6/17/07      1,525,069     3,864,825
Robert K. Reeves.............    50,000          4.23         48.50      6/17/07      1,525,069     3,864,825
David J. Morgan..............    50,000          4.23         48.50      6/17/07      1,525,069     3,864,825

---------------

(1) The Commission requires disclosure of the potential realizable value or present value of each grant. The disclosure assumes the options will be held for the full ten-year term prior to exercise. Such options may be exercised prior to the end of such ten-year term. The actual value, if any, an executive officer may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the stock price will appreciate at the rates shown in the table.

  Option Exercises And Holdings

     The following table sets forth information concerning option exercises and the value of unexercised options held by the executive officers of OEI named in the Summary Compensation Table.

                      AGGREGATED OPTION EXERCISES IN 1997
                     AND OPTION VALUES AT DECEMBER 31, 1997

                                                            NUMBERED SECURITIES
                                                          UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED IN-
                                 SHARES                       OPTIONS HELD AT         THE-MONEY OPTIONS, HELD AT
                                ACQUIRED                     DECEMBER 31, 1997           DECEMBER 31, 1997(1)
                                   ON        VALUE      ---------------------------   ---------------------------
                                EXERCISE    REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                --------   ----------   -----------   -------------   -----------   -------------
James C. Flores...............       --    $       --     200,000        125,000      $7,456,250     $  887,500
Richard G. Zepernick, Jr......   50,000     2,493,750     221,500        220,000       7,931,812      4,330,000
Robert L. Belk................   16,667       831,267      66,665         96,668       2,305,361      1,423,376
Robert K. Reeves..............       --            --      74,999         80,001       2,699,133        948,366
David J. Morgan...............   26,666       611,036      40,000         83,334       1,483,912      1,066,688

---------------

(1) Computed based on the difference between aggregate fair market and aggregate exercise price. The fair market value of OEI Common Stock on December 31, 1997 was $47 7/8 based on the average of the high and low sales prices on the New York Stock Exchange on such date.

  Report Of The Compensation Committee Of The OEI Board

     The Compensation Committee of the OEI Board (the "Compensation Committee") currently consists of Messrs. Womack and Mitchell, neither of whom are officers or employees of OEI. The Compensation Committee was formed on January 18, 1995. The committee is responsible for evaluating the performance of management, determining the compensation for certain executive officers of OEI, and administering OEI's 1994 Long-Term Incentive Plan and 1996 Long-Term Incentive Plan, under which stock-related grants and awards may be made to employees of OEI. The Compensation Committee has furnished the following report on executive compensation for 1997.

     OEI has developed a compensation policy which is designed to attract and retain key executives responsible for the success of OEI and motivate management to enhance long-term stockholder value. The annual compensation package of executive officers primarily consists of (i) a cash salary which reflects the responsibilities relating to the position and individual performance, (ii) variable performance awards payable in cash or stock and tied to the individual's or OEI's achievement of certain goals or milestones, and (iii) long-term stock based incentive awards which strengthen the mutuality of interest between the executive officers and OEI's stockholders.

     In determining the level and position of compensation for each of OEI's executive officers, the Compensation Committee took into account various qualitative and quantitative indicators of corporate and individual performance. Although no specific target has been established, the Compensation Committee generally seeks to set salaries at the median to high end of the range in comparison to peer group companies. In setting such salaries, the Compensation Committee considers its peer group to be certain companies in the exploration and production industry with market capitalizations similar to that of OEI. In order to assist the Compensation Committee in making compensation decisions, in 1995 OEI retained a national compensation consulting firm. The consulting firm prepared a national compensation report which the Compensation Committee utilized in determining salaries and bonuses. In addition, in evaluating the performance of management, the Compensation Committee also takes into consideration such factors as successful acquisitions, implementation of capitalization goals, drilling results, production and operating costs. In addition, the Compensation Committee recognizes performance and achievements that are more difficult to quantify, such as the successful supervision of major corporate projects, demonstrated leadership ability, and contributions to the industry and community development.

     Base compensation is established by the OEI Board and reviewed annually. When establishing or reviewing base compensation levels for each executive officer, the OEI Board, in accordance with its general compensation policy, considers numerous factors, including the responsibilities relating to the position, the qualifications of the executive, and the relevant experience the individual brings to OEI, strategic goals for which the executive has responsibility and compensation levels of comparable companies. No predetermined weights are given to any one of such factors. The salaries for each of the executive officers in 1997, including the Chairman of the Board and Chief Executive Officer, were determined based upon the foregoing factors.

     In addition to each executive officer's base compensation, the OEI Board may award cash bonuses and/or grant awards under OEI's stock option plan to chosen executive officers depending on the extent to which certain personal and corporate performance goals are achieved. Such goals are the same as discussed above. As a result of the levels of increases in production, reserves, cash flow, net earnings and the OEI Common Stock price, the Compensation Committee authorized cash bonuses to each of the executive officers, including the Chairman of the Board and Chief Executive Officer, and made stock option grants to certain of the executive officers.

     Since OEI has not yet exceeded the $1,000,000 salary and bonus compensation threshold, the Compensation Committee has not yet adopted a policy with respect to the limitation under the Code that generally limits OEI's ability to deduct compensation in excess of $1,000,000 to a particular executive officer in any year. The Compensation Committee, in consultation with the OEI Board, may adopt a policy if OEI exceeds such amount of salary and bonus.

     This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Joint Proxy Statement/Prospectus into any filing under the Securities Act or under the Exchange Act, except to the extent that OEI specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The foregoing report is given by the following members of the Compensation Committee of the OEI Board.

                                Milton J. Womack
                           Charles F. Mitchell, M.D.

  Performance Chart

     The following performance chart compares the performance of the OEI Common Stock to the NYSE Market Index and a peer group index consisting of public companies with a Standard Industrial Classification ("SIC") Code for Crude Petroleum and Natural Gas (1311), OEI's SIC Code, for the period beginning December 1, 1994 and ending December 31, 1997. The SIC Code for Crude Petroleum and Natural Gas includes approximately 180 issuers, such as Apache Corporation, Burlington Resources, Newfield Exploration, UMC, Noble Affiliates, Inc. and Pogo Producing. The graph assumes that the value of the investment in the OEI Common Stock and each index was $100 at December 1, 1994 and that all dividends were reinvested. The OEI Common Stock began trading on the NASDAQ National Market on December 1, 1994, and was moved to the New York Stock Exchange on March 25, 1996. Prior to December 1, 1994, there was no market in OEI's stock and, accordingly, five year data is unavailable.

            COMPARISON OF TWENTY-FIVE MONTH CUMULATIVE TOTAL RETURN
                  AMONG OCEAN ENERGY, INC., NYSE MARKET INDEX
                              AND PEER GROUP INDEX

        MEASUREMENT PERIOD                                 NYSE MARKET
      (FISCAL YEAR COVERED)         OCEAN ENERGY, INC.        INDEX          SIC CODE 1311
12/01/94                                       100.00              100.00             100.00
12/31/94                                       105.00              100.19              99.54
12/31/95                                       145.00              129.91             109.47
12/31/96                                       532.50              156.49             145.56
12/31/97                                       493.13              205.88             147.54

     The foregoing stock price performance comparisons shall not be deemed incorporated by reference by any general statement incorporating by reference this Joint Proxy Statement/Prospectus into any filing under the Securities Act or under the Exchange Act, except to the extent that OEI specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such acts.

     There can be no assurance that OEI's stock performance will continue into the future with the same or similar trends depicted in the graph above. OEI will not make or endorse any predictions as to future stock performance.

  Compensation Committee Interlocks And Insider Participation

     During fiscal 1997, no executive officer of OEI served as (i) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the OEI Board, or (ii) a director of another entity, one of whose executive officers served on the OEI Board or its subsidiaries.

     During fiscal 1997, no member of the Compensation Committee (or board committee performing equivalent functions) (i) was an officer or employee of OEI, (ii) was formerly an officer of OEI or (iii) had any business relationship or conducted any transactions with OEI, other than the relationship disclosed under "-- Certain Relationships and Other Transactions" involving Mr. Womack's position as Chairman of the Board of Union Planters Bank ("UPB").


  Section 16(a) Beneficial Ownership Reporting Compliance


     Section 16(a) of the Exchange Act requires OEI's directors and officers, and persons who own more than 10% of the OEI Common Stock, to file initial reports of ownership and reports of changes in ownership (Forms 3, 4, and 5) of OEI Common Stock with the Commission and NYSE. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish OEI with copies of all such forms that they file.


     To OEI's knowledge, based solely on OEI's review of the copies of such reports received by OEI and on written representations by certain reporting persons that no reports on Form 5 were required, OEI believes that during the fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were complied with, except that one transaction involving the exercise of employee stock options by Mr. Morgan (an exempt transaction under Section 16(b) of the Exchange Act) was reported late.


  Employment Agreements

     OEI has entered into employment contracts with each of Messrs. Zepernick, Belk, Reeves, Morgan and others. The contracts with Messrs. Zepernick, Belk, Reeves and Morgan are for continuous three-year terms and provide for annual salaries of $250,000 each, plus other employee benefits. In the event of a change of control of OEI, such employees may be entitled to the then remaining benefits under the agreements.

  Certain Relationships And Other Transactions

     Simultaneously with OEI's acquisition of its Main Pass 69, South Pass 24 and South Pass 27 fields, and in consideration of its efforts in consummating the acquisition of such fields, Sable Minerals, Inc. ("Sable"), was granted a non-cost bearing overriding royalty averaging 0.9% net revenue interest in the fields by the owner of a minority interest in such fields. Sable is a corporation owned by James C. Flores as a holding company with other Flores family oil and gas, security and ranching assets. The royalty interest was reserved out of and burdens only such minority interest, which was acquired by OEI in December 1994. During 1997, $1,473,929 was paid to Sable with respect to such interest.

     During 1997, OEI paid the father of Mr. Flores $107,952 for various geological consulting services.

     Union Planters Bank ("UPB") is a lender under the syndicate of banks involved in OEI's revolving credit facility. Mr. Womack is Chairman of the Board of UPB.

APPROVAL OF AUDITORS

     The OEI Board has appointed the firm of Arthur Andersen LLP as OEI's independent public accountants for the fiscal year ending December 31, 1998, subject to ratification by OEI's stockholders. Arthur Andersen LLP has served as OEI's independent public accountants since November 1993. If the Mergers are consummated, it is expected that Arthur Andersen LLP will continue to serve as New Ocean's independent public accountants for the fiscal year ending December 31, 1998. Representatives of Arthur Andersen LLP are expected to be present at the OEI Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the meeting.

     The affirmative vote of holders of a majority of the shares of OEI Common Stock entitled to vote in person or by proxy at the 1998 OEI Annual Meeting is required to ratify the appointment of Arthur Andersen LLP as OEI's independent public accountants for fiscal 1998.

     THE OEI BOARD RECOMMENDS THAT STOCKHOLDERS OF OEI VOTE "FOR" RATIFICATION OF ARTHUR ANDERSEN LLP'S APPOINTMENT, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

APPROVAL OF 1998 LONG-TERM INCENTIVE PLAN

  General


     On February 18, 1998, the OEI Board adopted the Plan, subject to the consummation of the Mergers and the approval of the Plan by the stockholders of OEI. The Plan is designed to consolidate the approximately 540,000 shares of OEI Common Stock that remain available for grant under OEI's 1996 Long-Term Incentive Plan with the approximately 1,246,000 shares of UMC Common Stock that remain available for grant under the UMC 1994 Outside Directors' Nonqualified Stock Option Plan and the UMC 1994 Employee Nonqualified Stock Option Plan (after giving effect to the Exchange Ratios). Accordingly, a maximum of 2,900,000 shares of authorized but unissued New Ocean Common Stock, subject to certain adjustments, will initially be available for grant under the Plan. Effective with the approval of the Plan and the consummation of the Mergers, OEI's 1996 Long-Term Incentive Plan will be "frozen," such that no further options or awards may be granted under it after that date, and no additional grants will be made under either UMC plan thereafter. If the Mergers are not consummated, the Plan will not be adopted. If the Mergers are consummated but the Plan is not approved, OEI's 1996 Long-Term Incentive Plan will remain in effect.


     The purpose of the Plan will be to promote the interests of New Ocean by encouraging employees of New Ocean, its Subsidiaries and affiliated entities and directors to acquire or increase their equity interest in OEI and to provide a means whereby employees may develop a sense of proprietorship and personal involvement in the development and financial success of New Ocean and encourage them to remain with and devote their best efforts to the business of New Ocean, thereby advancing the interests of New Ocean and its stockholders. The Plan is also contemplated to enhance the ability of New Ocean, its Subsidiaries and affiliated entities to attract and retain the services of individuals who are essential for the growth and profitability of New Ocean. The terms of the Plan are described below, and the Plan is set forth in its entirety as Appendix E hereto.

     The Plan will provide for the grant of stock options (the "Plan Options") to purchase 25,000 shares of New Ocean Common Stock to each person who is a non-employee director of New Ocean on the effective date of the Plan or who is elected or appointed as a non-employee director of the New Ocean Board for the first time after the effective date of the Plan, as of the effective date of the Plan or the date of his or her election or appointment, as applicable, and without the exercise of the discretion of any person or persons (an "Initial Grant"). As of the date of the annual meeting of the stockholders of New Ocean in each year after 1998 that the Plan is in effect, each non-employee director who is in office immediately after such meeting and who is not then entitled to receive an Initial Grant shall receive, without the exercise of the discretion of any person or persons, Plan Options exercisable for 3,000 shares of New Ocean Common Stock (an "Annual Grant").

     The proceeds from the sale by New Ocean of the New Ocean Common Stock pursuant to the exercise of options will be used for New Ocean's general corporate purposes. Other than the automatic annual Plan Option grants to non-employee directors described below (which are subject to the limitation of the number of shares of New Ocean Common Stock available under the Plan), it is not possible to determine at this time the number of shares of New Ocean Common Stock covered by awards that may be granted in the future to any employee, director or group thereof (each, an "Optionee").

  Exercisability

     Initial Grants will be exercisable as to 50% of the shares covered thereby on the date of grant and will become exercisable for the remaining 50% on the first annual meeting following its date of grant. Annual Grants will become exercisable for 33 1/3% of the shares covered thereby on the first annual meeting following the date of the grant, and thereafter for an additional 33 1/3% of the shares covered thereby on each of the second and third annual meetings following the date of grant. The purchase price of shares covered under a Plan Option granted to a non-employee director will be the fair market value of a share on the date of grant. To the extent that the right to exercise a Plan Option has accrued and is in effect, the Plan Option may be exercised in full and at one time or in part from time to time by giving written notice, signed by the Optionee exercising the Plan Option, to New Ocean, stating the number of shares with respect to which the Plan Option is being exercised, accompanied by payment in full for such shares, which payment may be in cash, already owned shares, a "cashless-broker" exercise (through procedures approved by New Ocean) or any combination thereof, having a fair market value on the exercise date equal to the relevant exercise price in which payment of the exercise price with respect thereto may be made or deemed to have been made; provided, however, that (i) no Plan Option will be exercisable after 10 years from the date on which it was granted, and (ii) there will be no such exercise at any one time for fewer than 100 shares or for all of the remaining shares then purchasable by the Optionee exercising the Plan Option, if fewer than 100 shares. Each Plan Option will expire 10 years from the date of grant thereof, subject to earlier termination as follows: Plan Options, to the extent exercisable as of the date the director Optionee ceases to serve as director of New Ocean, must be exercised within 3 months of such date unless such event results from death, disability or retirement, in which case all outstanding Plan Options held by such director may be exercised in full by the Optionee, the Optionee's legal representative, heir, or devisee, as the case may be, within two years from the date of death, disability or retirement; provided, however, that no such event shall extend the normal expiration date of such Plan Options. Plan Options not exercisable on termination as provided above will automatically be cancelled on termination.

  Transferability of Plan Options

     Plan Options may be transferred by the Optionee to one or more permitted transferees (the "Transferees"); provided that (i) there may be no consideration for such transfer, (ii) the Optionee (or such Optionee's estate or representative) will remain obligated to satisfy all employment tax and other withholding tax obligations associated with the exercise of the Plan Options,
(iii) the Optionee will notify New Ocean in writing that such transfer has occurred, the identity and address of the Transferee and the relationship of the Transferee to the Optionee, and (iv) such transfer will be effected pursuant to transfer documents approved from time to time by the Compensation Committee. The term "permitted transferees" will mean one or more of the following: (i) any member of the Optionee's immediate family; (ii) a trust established for the exclusive benefit of one or more members of such immediate family; (iii) a partnership in which such immediate family members are the only partners; or
(iv) any other person permitted by the Committee. The term "immediate family" is defined for such purpose as spouses, children, stepchildren and grandchildren, including relationships arising from adoption.

     To the extent a transferred Plan Option is not fully exercisable as of the date of transfer thereof, the Optionee will specify in the transfer document whether and to what extent the transferred Plan Options (if less than all of the Plan Options held by the Optionee) are exercisable, subject to any limitations on exercisability. Furthermore, to the extent the Optionee transfers Plan Options that are not exercisable as of the date of transfer and such Plan Options are less than all of the Plan Options held by the Optionee, the Optionee will specify in the transfer documents, subject to any limitations on exercisability, when the transferred Plan Options become exercisable, as Plan Options under the Plan generally become exercisable subsequent to such transfer. Transferees may not further assign or transfer the transferred Plan Option otherwise than by will or the laws of descent and distribution. Following any permitted transfer, any such Plan Options will continue to be subject to all of the terms and conditions of the Plan as were applicable immediately prior to transfer.

  Eligibility

     Other than Plan Options granted to non-employee directors pursuant to the Plan, any employee of New Ocean and its affiliates will be eligible to be designated as a Plan participant. However, no employee may receive Plan Options and/or stock appreciation rights during the term of the Plan that, in the aggregate, are with respect to more than 33 1/3% of all shares that may be made subject to awards under the Plan and not more than 20% of the available shares under the Plan may be used for Restricted Stock, Performance Awards, Phantom Shares and Bonus Shares under the Plan.

     Subject to the provisions of the Plan, the Compensation Committee will have the authority to determine the employees to whom Plan Options or other awards will be granted, the number of shares to be covered by each Plan Option or such other awards and the amounts and all other terms, conditions, and limitations related to each type of such award.

  Administration

     The Plan will be administered by the Compensation Committee. All decisions as to interpretation and application of the Plan, or as to Plan Options granted thereunder, will be subject to determination by the Compensation Committee, which determination is final and binding.

     The New Ocean Board may amend, alter, suspend, discontinue or terminate the Plan without the consent of any stockholder, participant, other holder or beneficiary of an award, or other person; provided, however, no such amendment, alteration, suspension, discontinuation, or termination will be made that would increase the total number of shares available for awards under the Plan without the approval of the stockholders of New Ocean. Unless the term of the Plan has been extended or earlier terminated, the Plan will terminate on the tenth anniversary of its effective date.

  Federal Income Tax Consequences With Respect to Plan Options

     The following summary is based on the applicable provisions of the Code as currently in effect and the income tax regulations thereunder. The Plan will not be qualified under Section 401(a) of the Code.

     Nonqualified Stock Options. No federal income tax will be imposed on the Optionee upon the grant of a nonqualified stock option (a "Nonqualified Stock Option"). Upon the exercise of a Nonqualified Stock Option, the Optionee will generally be treated as receiving compensation taxable as ordinary income in the year of exercise, in an amount equal to the excess of the fair market value of the shares of New Ocean Common Stock at the time of exercise over the exercise price paid for such shares of New Ocean Common Stock. Upon a subsequent disposition of the shares of New Ocean Common Stock received upon exercise of a Nonqualified Stock Option, any difference between the fair market value of the shares of New Ocean Common Stock at the time of exercise and the amount realized on the disposition would be treated as long-term, mid-term or short-term capital gain or loss, depending on the holding period of the shares. Upon an Optionee's exercise of a Nonqualified Stock Option, New Ocean may claim a deduction for compensation paid at the same time and in the same amount as income is recognized by the Optionee, if and to the extent that New Ocean satisfies in a timely manner the applicable Form W-2 or Form 1099 reporting requirements, the amount is an ordinary expense and satisfies the test of reasonable compensation.

     Incentive Stock Options. No federal income tax will be imposed on the Optionee upon the grant of an incentive stock option (an "Incentive Stock Option"). If the Optionee does not dispose of shares acquired pursuant to his exercise of an Incentive Stock Option within two years from the date the Plan Option was granted or within one year after the shares were transferred to him (the "Holding Period"), except for the item of tax adjustment described below under "Alternative Minimum Tax," no income would be recognized by the Optionee by reason of his exercise of the Plan Option, and the difference between the Plan Option price and the amount realized upon a subsequent disposition of the shares of New Ocean Common Stock would be treated as a long-term or mid-term capital gain or loss. In such event, New Ocean would not be entitled to any deduction in connection with the grant or exercise of the Plan Option or the disposition of the shares of New Ocean Common Stock so acquired.

     If, however, an Optionee disposes of shares of New Ocean Common Stock acquired pursuant to his exercise of an Incentive Stock Option before the Holding Period has expired, the Optionee would be treated as having received, at the time of disposition, compensation taxable as ordinary income. In such event, and upon satisfaction of applicable Form W-2 or Form 1099 reporting requirements, New Ocean may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as being received by the Optionee. The amount treated as compensation would be the excess of the fair market value of the shares of New Ocean Common Stock at the time of exercise (or, in the case of a sale in which a loss, if sustained, would be recognized, the amount realized on the sale, if less) over the Plan Option price; any amount realized in excess of the fair market value of the shares of New Ocean Common Stock at the time of exercise would be treated as long-term, mid-term or short-term capital gain, depending on the holding period of the shares of New Ocean Common Stock.

     Alternative Minimum Tax. The excess of the fair market value of shares of New Ocean Common Stock acquired upon exercise of an Incentive Stock Option over the exercise price paid for such shares would be an adjustment to alternative minimum taxable income for the Optionee's taxable year in which such exercise occurs (unless the shares of New Ocean Common Stock are disposed of in the same taxable year).

     Payment of Plan Option Price in Shares. In the case of a Nonqualified Stock Option, if the Plan Option price is paid by the delivery of shares of New Ocean Common Stock previously acquired by the Optionee having a fair market value equal to the Plan Option price ("Previously Acquired Shares"), gain or loss would not be recognized on the exchange of the Previously Acquired Shares for a like number of shares of New Ocean Common Stock pursuant to such an exercise of the Plan Option, and the Optionee's basis in the number of shares of New Ocean Common Stock received equal to the Previously Acquired Shares would be the same as his basis in the Previously Acquired Shares. In addition, the Optionee would generally be treated as receiving compensation taxable as ordinary income in the year of exercise equal to fair market value at the time of exercise of the shares of New Ocean Common Stock received in excess of the number of Previously Acquired Shares, and the Optionee's basis in such excess shares of New Ocean Common Stock would generally be equal to their fair market value at the time of exercise.

     In the case of an Incentive Stock Option, the federal income tax consequences to the Optionee of the payment of the Plan Option price with Previously Acquired Shares will depend on the nature of the Previously Acquired Shares. If the Previously Acquired Shares were acquired through the exercise of an Incentive Stock Option or an option granted under an employee stock purchase plan ("Statutory Option") and if such Previously Acquired Shares are being transferred prior to the expiration of the applicable minimum statutory holding period, the transfer would be treated as a disqualifying disposition of the Previously Acquired Shares. If the Previously Acquired Shares were acquired other than pursuant to the exercise of a Statutory Option, or were acquired pursuant to the exercise of a Statutory Option but have been held for the applicable minimum statutory holding period, no gain or loss should be recognized on the exchange of the Previously Acquired Shares. In either case,
(i) the Optionee's basis in the number of shares of New Ocean Common Stock acquired equal to the number of Previously Acquired Shares would be the same as his basis in the Previously Acquired Shares, increased by any income recognized to the Optionee upon the disqualifying disposition of the Previously Acquired Shares, (ii) the Optionee's basis in the shares of NEW Ocean Common Stock acquired in excess of the number of Previously Acquired shares would be zero and
(iii) the other Incentive Stock Option rules would apply.

     Tax Consequences to Non-U.S. Optionees. An Optionee who is a non-U.S. resident or citizen and who receives options in connection with the performance of services for New Ocean or any U.S. parent or subsidiary will be subject to a 30% withholding tax (or a lower treaty rate, if applicable), on any income that would occur as a result of exercising such Optionee's Plan Options. The amount and timing of such income would be determined in the same manner as described above. An employee who is a non-U.S. resident or citizen and who receives Plan Options in connection with the performance of services for any non-U.S. parent or subsidiary of New Ocean will not be subject to U.S. income tax upon exercise of such Optionee's Plan Options. Consequently, there is no U.S. income tax withholding.

     Parachute Tax Consequences. In the event that the acceleration of vesting or any payment, distribution or issuance of stock is subject to the golden parachute 20% excise tax pursuant to Section 4999(a) of the Code, the participant whose benefit is subject to such tax will be entitled to receive a gross-up payment from New Ocean so that the amount of the "net" benefit received by such participant will equal the amount of the benefit that would have been received in the absence of a golden parachute tax. Section 280G of the Code prevents the deductibility by New Ocean of amounts subject to the excise tax under Code Section 4999.

  Income Tax Consequences of a Permitted Transfer

     The following summary is based upon an interpretation of present federal income tax laws and regulations as of the date hereof. This summary is not intended to cover all aspects of federal tax law (such as federal estate and gift tax law) or any state or local tax law that may be applicable to the Plan. Optionees and Transferees are urged to consult with their own tax advisors to determine the tax consequences that would pertain to such person's particular circumstances.

     Option Transfers. An Optionee who transfers a Nonqualified Stock Option to a permitted transferee will not recognize income at the time of the transfer. Instead, the Optionee will generally recognize ordinary compensation income at such time that the Transferee exercises the Nonqualified Stock Option in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for such Nonqualified Stock Option by the Optionee. New Ocean will generally be entitled to claim a federal income tax deduction at such time and in the same amount that the Optionee realizes ordinary income. In the event the Transferee exercises the Nonqualified Stock Option after the death of the Optionee, any such ordinary income will be recognized by the estate of the Optionee.

     Withholding Taxes. In general, upon the exercise of a Nonqualified Stock Option the Optionee will be required to pay to New Ocean his applicable withholding taxes with respect to the compensation income realized or to make other arrangements satisfactory to New Ocean for the payment of such taxes.

     The affirmative vote of a majority of the shares of Common Stock present and entitled to vote in person or by proxy at the 1998 Annual Meeting of Stockholders is required to ratify and approve the 1998 Long-Term Incentive Plan.

     THE OEI BOARD RECOMMENDS THAT STOCKHOLDERS OF OEI VOTE "FOR" RATIFICATION AND APPROVAL OF THE 1998 LONG-TERM INCENTIVE PLAN, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF OEI


     At the close of business on February 20, 1998, the record date for the determination of stockholders of OEI entitled to receive notice of, and to vote at, the OEI Annual Meeting or any adjournments thereof, 22,896,887 shares of OEI Common Stock were outstanding.


     The table below sets forth, as of January 7, 1998, certain information with respect to the shares of OEI Common Stock beneficially owned by (i) each person known by OEI to own beneficially five percent or more of the OEI Common Stock,
(ii) each director and director nominee of OEI, (iii) each of the executive officers of OEI named under "-- Election of Directors -- Executive Compensation," and (iv) all directors, director nominees and executive officers of OEI as a group.


                                                               AMOUNT AND NATURE
                NAME OF BENEFICIAL OWNER                   OF BENEFICIAL OWNERSHIP(1)    PERCENT OF CLASS
                ------------------------                   --------------------------    ----------------
James C. Flores..........................................          4,871,259(2)               21.09%
  8440 Jefferson Highway, Suite 420
  Baton Rouge, Louisiana 70809
FMR Corp.................................................          2,256,500(3)                9.86%
  82 Devonshire Street
  Boston, Massachusetts 02109
Strong Capital Management, Inc...........................          1,409,760(4)                6.16%
  100 Heritage Reserve
  Monomonee Falls, Wisconsin 53051
Robert L. Belk...........................................             68,640(5)                   *
Thomas D. Clark, Jr......................................                 --                      *
Lodwrick M. Cook.........................................                 --                      *
Charles F. Mitchell......................................              7,666(6)                   *
William W. Rucks, IV.....................................            201,607(7)                   *
Milton J. Womack.........................................              5,799(6)                   *
Richard G. Zepernick, Jr.................................            222,522(8)                   *
Robert K. Reeves.........................................             76,664(9)                   *
David J. Morgan..........................................             57,400(10)                  *
All directors, director nominees and executive officers
  as a group (13 persons)................................                   5,785,182(11)           %24.33


---------------

   * Represents less than 1%.

 (1) Unless otherwise indicated, each of the stockholders designated above has sole voting and investment power with respect to the securities shown to be owned by such stockholder.

 (2) Does not include 7,246 shares of OEI Common Stock beneficially owned by certain trusts for children of James C. Flores, for which Mr. Flores disclaims beneficial ownership. John V. Flores, the brother of James C. Flores, has sole voting and investment power with respect to such trusts. Includes 200,000 shares subject to currently exercisable stock options granted by OEI. Includes 1,600,000 shares subject to a currently exercisable call option and irrevocable proxy from Mr. Rucks.


 (3) The following information is based on a Schedule 13G/A dated February 11, 1998 with respect to beneficial ownership as of December 31, 1997. FMR Corp. is the parent holding company of Fidelity Management & Research Company ("Fidelity") and Fidelity Management Trust Company ("FMTC"). Edward
     C. Johnson III is Chairman of FMR Corp. FMR Corp. has sole voting power with respect to 880,900 shares and sole dispositive power with respect to 2,256,500 shares. Of such shares, Fidelity is the beneficial owner of 1,311,900 shares as a result of acting as investment adviser to several investment companies (the "Funds"). Mr. Johnson, FMR Corp., through its control of Fidelity, and the

Funds each has sole power to dispose of the 1,311,900 shares owned by the Funds. Neither FMR Corp. nor Mr. Johnson has voting power of the shares owned directly by the Funds, which power resides with the Funds' boards of trustees. In addition, FMTC is the beneficial owner of 867,700 shares as a result of its serving as investment manager of institutional account(s), and Mr. Johnson and FMR Corp. each has sole dispositive power over such shares through their control of FMTC. Mr. Johnson and FMR Corp. have sole voting power over 557,900 shares and no voting power over 63,700 shares through their control of FMTC. Members of Mr. Johnson's family are the predominant owners of the voting stock of FMR Corp., representing approximately 49% of the FMR Corp. voting power. Mr. Johnson owns 12% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Through their ownership of voting stock and the execution of a stockholders' voting agreement with other holders of the voting stock, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.


 (4) The following information is based on a Schedule 13G dated February 13, 1997 with respect to beneficial ownership as of December 31, 1996. Strong Capital Management, Inc. ("SCM") is an investment advisor registered under
     Section 203 of the Investment Advisers Act of 1940. Richard S. Strong is Chairman of the Board and the principal stockholder of SCM. SCM has sole voting power with respect to 1,194,850 shares and sole dispositive power with respect to 1,409,760 shares. SCM has been granted discretionary dispositive power over its clients securities and in some instances has voting power over such securities. Any and all discretionary authority which has been delegated to SCM may be revoked in whole or in part at any time. Mr. Strong reports beneficial ownership of the same securities beneficially owned by SCM as a result of his position and stock ownership in SCM.

 (5) Includes 1,000 shares owned by Mr. Belk's children under the Uniform Gifts to Minor Act for which Mr. Belk disclaims beneficial ownership and 66,665 shares subject to currently exercisable stock options granted by OEI.

 (6) Includes 1,666 shares subject to currently exercisable stock options granted by OEI.

 (7) Does not include 1,600,000 shares subject to a currently exercisable call option and irrevocable proxy held by Mr. Flores.

 (8) Includes 221,500 shares subject to currently exercisable stock options granted by OEI.

 (9) Includes 74,999 shares subject to currently exercisable stock options granted by OEI.

(10) Includes 40,000 shares subject to currently exercisable stock options granted by OEI.


(11) Includes 880,121 shares subject to currently exercisable stock options granted by OEI.


                                    EXPERTS

     The audited financial statements of OEI incorporated by reference in this Joint Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and have been incorporated herein in reliance upon the authority of said firm as experts in giving said report.

     The audited financial statements of UMC incorporated by reference in this Joint Proxy Statement/ Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and have been incorporated herein in reliance upon the authority of said firm as experts in giving said report.


     Representatives of Arthur Andersen LLP will be present at the OEI Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.



                                 LEGAL MATTERS


     The validity of the New Ocean Common Stock offered hereby will be passed upon by Andrews & Kurth L.L.P. In addition, Andrews & Kurth L.L.P. and Akin, Gump, Strauss, Hauer & Feld, L.L.P. have delivered opinions to OEI and UMC respectively, as to certain tax matters.

                             STOCKHOLDER PROPOSALS


     Any proposal of a stockholder intended to be presented at the 1999 Annual Meeting of Stockholders of OEI (or of New Ocean, if the Mergers are consummated) must be received at OEI's principal executive offices no later than November 27, 1998, if the proposal is to be considered for inclusion in OEI's proxy statement relating to such meeting. In addition, OEI has adopted bylaw provisions which require that nominations of persons for election to the Board of Directors and the proposal of business by stockholders at an annual meeting of stockholders must fulfill certain requirements which include the requirement that notice of such nominations or proposals must be delivered to the Secretary of OEI not less than 80 days prior to the annual meeting of stockholders; provided, however, that in the event that less than 90 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders of OEI, notice by the stockholder of the nomination or proposal to be timely must be so received not later than the close of business on the tenth day following the date on which such notice of the date of the annual meeting of stockholders was mailed or such public disclosure made.

                     GLOSSARY OF CERTAIN OIL AND GAS TERMS

     The following are abbreviations and definitions of terms commonly used in the oil and gas industry and this Joint Proxy Statement/Prospectus. Unless otherwise indicated in this Joint Proxy Statement/Prospectus, natural gas volumes are stated at the legal pressure base of the state or area in which the reserves are located and at 60 degrees Fahrenheit. BOEs are determined using the ratio of six Mcf of natural gas to one Bbl of oil.

     "Bbl" means a barrel of 42 U.S. gallons of oil.

     "Bcf" means billion cubic feet of natural gas.

     "BOE" means barrels of oil equivalent.

     "BOEPD" means barrels of oil equivalent per day.

     "Btu" or "British Thermal Unit" means the quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

     "Bbtu" means one billion British Thermal Units.

     "Completion" means the installation of permanent equipment for the production of oil or gas.

     "Condensate" means a hydrocarbon mixture that becomes liquid and separates from natural gas when the gas is produced and is similar to crude oil.

     "Development well" means a well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

     "Exploration drilling" is undertaken to find and produce oil or gas reserves not classified as proved, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir or to extend a known reservoir.

     "Exploration well" means a well drilled to find commercially productive hydrocarbons in an unproved area or to extend significantly a known oil or natural gas reservoir.

     "MBbls" means thousands of barrels of oil.

     "Mcf" means thousand cubic feet of natural gas.

     "MMBbls" means millions of barrels of oil.

     "MBOE" means a thousand barrels of oil equivalent.

     "Mcfe" means a thousand cubic feet equivalent, which is determined using the ratio of one barrel of crude oil, condensate or natural gas liquids to six Mcf of natural gas so that 1/6 of a barrel of crude oil, condensate or natural gas liquids is referred to as one thousand cubic feet of natural gas equivalent or one Mcfe.

     "MMBOE" means million barrels of oil equivalent.

     "MMBtu" means one million British Thermal Units.

     "MMcf" means million cubic feet of natural gas.

     "Net" when used with respect to acres or wells, refers to gross acres or wells multiplied, in each case, by the percentage working interest owned.

     "NGL" means natural gas liquids.

     "NYMEX" means New York Mercantile Exchange.

     "Oil" means crude oil or condensate.

     "Project" means a proposal to add a producing completion of oil or gas. A proposal may vary in range from work authorized to be performed to proposals that are founded in geologic and engineering principles yet require further research before funds are authorized.

     "Proved reserves" means the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

          i. Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and
     (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

          ii. Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

          iii. Estimates of proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified separately as "indicated additional reserves"; (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) crude oil, natural gas, and natural gas liquids that may occur in undrilled prospects; and (D) crude oil, natural gas, and natural gas liquids that may be recovered from oil shales, coal, gilsonite and other such sources.

     "Recompletion" means the completion for production of an existing well bore in another formation from that in which the well has been previously completed.

     "Reserves" means proved reserves.

     "Royalty" means an interest in an oil and gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner's royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

     "Working interest" means an interest in an oil and gas lease that gives the owner of the interest the right to drill for and produce oil and gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations. The share of production to which a working interest owner is entitled will always be smaller than the share of costs that the working interest owner is required to bear, with the balance of the production accruing to the owners of royalties. For example, the owner of a 100% working interest in a lease burdened only by a landowner's royalty of 12.5% would be required to pay 100% of the costs of a well but would be entitled to retain 87.5% of the production.

     "WTI" means West Texas Intermediate crude oil.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                            OEI HOLDING CORPORATION,
                          UNITED MERIDIAN CORPORATION,

                                      AND

                               OCEAN ENERGY, INC.

                         DATED AS OF DECEMBER 22, 1997

                  As Modified by Amendment No. 1 to Agreement

              and Plan of Merger dated as of January 7, 1998, and


                Amendment No. 2 to Agreement and Plan of Merger


                         dated as of February 20, 1998

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of December 22, 1997 (this "Agreement"), by and among OEI HOLDING CORPORATION, a Delaware corporation ("Newco"), UNITED MERIDIAN CORPORATION, a Delaware corporation ("UMC"), and OCEAN ENERGY, INC. a Delaware corporation ("OEI").

                                    RECITALS

     WHEREAS, UMC and OEI have determined to engage in a strategic business combination; and

     WHEREAS, (i) Newco is a newly formed corporation organized and existing under the laws of the State of Delaware, one-half of the issued and outstanding capital stock of which is owned by each of UMC and OEI; (ii) UMC is a corporation organized and existing under the laws of the State of Delaware; and
(iii) OEI is a corporation organized and existing under the laws of the State of Delaware; and

     WHEREAS, the Board of Directors of each of UMC and OEI have approved and declared fair to and advisable and in the best interests of their respective stockholders that each of UMC, OEI and Newco combine pursuant to the Mergers (as hereinafter defined) upon the terms and subject to the conditions provided in this Agreement; and

     WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers; and

     WHEREAS, for federal income tax purposes, it is intended that the mergers contemplated hereby constitute transactions described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, for financial accounting purposes, it is intended that the transactions contemplated by this Agreement will be accounted for as a "pooling of interests" (a "Pooling Transaction") in accordance with United States generally accepted accounting principles ("GAAP") and the rules, regulations and interpretations of the Securities and Exchange Commission (the "SEC"); and

     WHEREAS, immediately following the execution and delivery of this Agreement, UMC and OEI will enter into a stock option agreement (the "OEI Stock Option Agreement"), pursuant to which OEI will grant UMC the option (the "OEI Option") to purchase shares of OEI Common Stock (as hereinafter defined), upon the terms and subject to the conditions set forth therein; and

     WHEREAS, immediately following the execution and delivery of this Agreement, UMC and OEI will enter into a stock option agreement (the "UMC Stock Option Agreement" and, together with the OEI Stock Option Agreement, the "Option Agreements"), pursuant to which UMC will grant OEI the option (the "UMC Option") to purchase shares of UMC Common Stock (as hereinafter defined), upon the terms and subject to the conditions set forth therein.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                  THE MERGERS

     Section 1.1 The Newco Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Newco shall merge with and into OEI (the "Newco Merger") at the Newco Effective Time (as defined herein), and (i) each outstanding share of common stock, par value $0.01 per share, of Newco ("Newco Common Stock") shall be automatically canceled and retired, (ii) each share of OEI Common Stock issued and outstanding immediately prior to the Newco Effective Time ("Old OEI Common Stock") shall be converted into a right to receive 2.34 shares of OEI Common Stock (as defined in Section 4.2) and (iii) each share of OEI Junior

Preferred (as defined in Section 4.2) issued and outstanding immediately prior to the Newco Effective Time, if any, shall remain issued and outstanding and unchanged as a result of the Newco Merger. OEI shall be the surviving corporation in the Newco Merger (the "Newco Surviving Corporation"). From and after the Newco Effective Time, the identity and separate existence of Newco shall cease.

     (b) In connection with the Newco Merger, OEI shall take such actions as may be necessary to reserve sufficient shares of OEI Common Stock prior to the Newco Merger to permit the issuance of shares of OEI Common Stock (i) to the holders of Old OEI Common Stock in accordance with the terms of the Agreement and (ii) upon the exercise of options ("OEI Stock Options") to purchase or acquire shares of OEI Common Stock under employee incentive or benefit plans, programs or arrangements and non-employee director plans presently maintained by OEI ("OEI Option Plans") outstanding at the Newco Effective Time.

     Section 1.2 The UMC Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, UMC shall merge with and into OEI (the "UMC Merger," and together with the Newco Merger, the "Mergers") at the UMC Effective Time (as defined herein), and (i) each outstanding share of UMC Common Stock (as defined in Section 5.2) shall be converted into a right to receive 1.30 shares of OEI Common Stock and (ii) each share of OEI Common Stock issued and outstanding immediately prior to the UMC Effective Time and each share of OEI Junior Preferred issued and outstanding immediately prior to the UMC Effective Time, if any, shall remain issued and outstanding and unchanged as a result of the UMC Merger. OEI shall be the surviving corporation in the UMC Merger (the "UMC Surviving Corporation" and, together with the Newco Surviving Corporation, the "Surviving Corporations"). From and after the UMC Effective Time, the identity and separate existence of UMC shall cease.

     (b) In connection with the UMC Merger, OEI shall take such actions as may be necessary to reserve sufficient shares of OEI Common Stock prior to the UMC Merger to permit the issuance of shares of OEI Common Stock (i) to the holders of UMC Common Stock as of the UMC Effective Time in accordance with the terms of this Agreement and (ii) upon the exercise of UMC Stock Options (as defined in Section 6.5(a)) to be assumed by OEI in accordance with Section 6.5 hereof.


     Section 1.3 Closing. The closing of the Mergers (the "Closing") will take place at such time and on such date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII, unless another time or date is agreed to by the parties hereto. The Closing will be held at such location as is agreed to by the parties hereto.



     Section 1.4 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger (individually, a "Certificate of Merger" with respect to each of the Mergers, and collectively with respect to both Mergers, the "Certificates of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in order to effect both Mergers. The Newco Merger shall become effective at such time as is specified in the Certificate of Merger for the Newco Merger, which time shall be at 3:00 p.m. (Houston, Texas time) on the date of the Closing (the "Newco Effective Time"). The UMC Merger shall become effective at such time as is specified in the Certificate of Merger for the UMC Merger, which time shall be at 3:01 p.m. (Houston, Texas time) on the date of the Closing (the "UMC Effective Time" or, in some cases, the "Effective Time").


     Section 1.5  Effects of the Mergers.

     (a) DGCL. Each of the Mergers shall have the effects set forth in Section 259 of the DGCL.

     (b) Charter Documents. The Certificate of Merger for the Newco Merger shall provide that at the Newco Effective Time, the introductory paragraph to Section 4 of the certificate of incorporation of OEI shall be amended and restated in its entirety as set forth in EXHIBIT G hereto. At the Newco Effective Time, Sections 13 and 14 of Article III of the Amended and Restated Bylaws of OEI (the "OEI Bylaws") shall be amended and restated in their entirety as set forth on EXHIBIT A-1 hereto, and Articles V and VIII of the OEI Bylaws shall be amended and restated as set forth in EXHIBIT A-2 hereto. At the UMC Effective Time, the certificate of incorporation and bylaws of OEI, as in effect immediately prior to the UMC Effective Time, shall be the certificate of incorporation and bylaws, respectively, of OEI until thereafter changed or amended as provided therein or by applicable law.

     Section 1.6 Directors and Officers. The directors and officers designated in accordance with Sections 3.1 and 3.2 shall, from and after the UMC Effective Time, be the directors and officers of OEI, and, subject to the provisions of Sections 3.1 and 3.2, such directors and officers shall serve until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with OEI's certificate of incorporation and bylaws.

                                   ARTICLE II

                     EFFECT OF THE MERGERS ON THE STOCK OF
                  UMC, NEWCO AND OEI; EXCHANGE OF CERTIFICATES

     Section 2.1 Effect of the Newco Merger. As of the Newco Effective Time, by virtue of the Newco Merger and without any action on the part of OEI, Newco or the holders of any securities of OEI or Newco:

     (a) Cancellation of Newco Common Stock. Each issued and outstanding share of Newco Common Stock shall be automatically canceled and retired and shall cease to exist.

     (b) Conversion of Old OEI Common Stock. Subject to Section 2.3(e), each issued and outstanding share of Old OEI Common Stock shall be converted into the right to receive 2.34 (the "Newco Exchange Ratio") fully paid and nonassessable shares of OEI Common Stock (the "Newco Merger Consideration"). As of the Newco Effective Time, all such shares of Old OEI Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Newco Effective Time represented outstanding shares of Old OEI Common Stock (the "Old OEI Certificates") shall cease to have any rights with respect thereto, except the right to receive (i) certificates ("OEI Certificates") representing the number of whole shares of OEI Common Stock into which such shares have been converted, (ii) certain dividends and other distributions in accordance with Section 2.3(c), and (iii) cash in lieu of fractional shares of Old OEI Common Stock in accordance with Section 2.3(e), without interest.

     (c) Treatment of OEI Junior Preferred. Each share of OEI Junior Preferred issued and outstanding immediately prior to the Newco Effective Time, if any, shall remain issued and outstanding and unchanged as a result of the Newco Merger.

     Section 2.2 Effect of the UMC Merger. As of the UMC Effective Time, by virtue of the UMC Merger and without any action on the part of UMC, OEI or the holders of any securities of UMC or OEI:

     (a) Cancellation of Treasury Stock and OEI Owned Stock. Each share of UMC Common Stock that is owned by UMC or by OEI, or by a direct or indirect wholly-owned subsidiary of UMC or OEI, shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

     (b) Cancellation of Treasury Stock and UMC Owned Stock. Each share of Old OEI Common Stock that is owned by OEI or by UMC, or by a direct or indirect wholly-owned subsidiary of OEI or UMC, shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

     (c) Conversion of UMC Common Stock. Subject to Section 2.3(e), each issued and outstanding share of UMC Common Stock (other than shares to be canceled in accordance with Section 2.2(a) shall be converted into the right to receive 1.30 (the "UMC Exchange Ratio") fully paid and nonassessable shares of OEI Common Stock (the "UMC Merger Consideration"). As of the UMC Effective Time, all such shares of UMC Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to such Effective Time represented outstanding shares of UMC Common Stock (the "UMC Certificates" and, together with the OEI Certificates, the "Certificates") shall cease to have any rights with respect thereto, except the right to receive

(i) OEI Certificates, (ii) certain dividends and other distributions in accordance with Section 2.3(c), and (iii) cash in lieu of fractional shares of OEI Common Stock in accordance with Section 2.3(e), without interest.

     (d) Treatment of OEI Common Stock and OEI Junior Preferred. Each share of OEI Common Stock issued and outstanding immediately prior to the UMC Effective Time (including shares into which Old OEI Common Stock was converted pursuant to the Newco Merger, but excluding shares to be canceled in accordance with Section 2.2(b)) and each share of OEI Junior Preferred issued and outstanding immediately prior to the UMC Effective Time, if any, shall remain issued and outstanding and unchanged as a result of the UMC Merger.

     Section 2.3  Exchange of Certificates.

     (a) Exchange Agent. As of the Effective Time, OEI shall enter into an agreement with such bank or trust company as may be designated by UMC and OEI (the "Exchange Agent"), which shall provide that OEI shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of UMC Common Stock and Old OEI Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, OEI Certificates representing the number of whole shares of OEI Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of Old OEI Common Stock and issuable pursuant to Section 2.2 in exchange for outstanding shares of UMC Common Stock (such shares of OEI Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, any Excess Shares (as defined in Section 2.3(e)) and any cash (including cash proceeds from the sale of the Excess Shares) payable in lieu of any fractional shares of OEI Common Stock being hereinafter referred to as the "Exchange Fund").

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate whose shares were converted into the Newco Merger Consideration, pursuant to Section 2.1, or the UMC Merger Consideration, pursuant to Section
2.2 (collectively, the "Merger Consideration") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as UMC and OEI may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor an OEI Certificate representing that number of whole shares of OEI Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, certain dividends or other distributions in accordance with Section 2.3(c) and cash in lieu of any fractional shares in accordance with Section 2.3(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of UMC Common Stock not registered in the transfer records of UMC or of Old OEI Common Stock not registered in the transfer records of OEI, an OEI Certificate representing the proper number of shares of OEI Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other non-income taxes required by reason of the issuance of shares of OEI Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of OEI that such tax has been paid or is not applicable. Until surrendered as contemplated by this
Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender OEI Certificates representing the number of whole shares of OEI Common Stock into which the shares of UMC Common Stock or Old OEI Common Stock formerly represented by such Certificate have been converted, certain dividends or other distributions in accordance with Section 2.3(c) and cash in lieu of any fractional shares in accordance with Section 2.3(e). No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this
Article II.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to OEI Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of OEI Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.3(e), and all such dividends, other distributions and cash in lieu of fractional shares of OEI Common Stock shall be paid by OEI to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the OEI Certificate representing whole shares of OEI Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of OEI Common Stock and the amount of any cash payable in lieu of a fractional share of OEI Common Stock to which such holder is entitled pursuant to Section 2.3(e) and
(ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of OEI Common Stock. OEI shall make available to the Exchange Agent cash for these purposes.

     (d) No Further Ownership Rights in UMC Common Stock and Old OEI Common Stock. All shares of OEI Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of UMC Common Stock and Old OEI Common Stock theretofore represented by such Certificates, subject, however, to OEI's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been authorized or made by UMC on such shares of UMC Common Stock or by OEI on such shares of Old OEI Common Stock, as the case may be, which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of OEI of the shares of UMC Common Stock or Old OEI Common Stock, as the case may be, which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to OEI or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

     (e) No Fractional Shares. (i) No OEI Certificates or scrip representing fractional shares of OEI Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of OEI shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of OEI.

     (ii) As promptly as practicable following the Effective Time, the Exchange Agent will determine the excess of (A) the number of whole shares of OEI Common Stock delivered to the Exchange Agent by OEI pursuant to Section 2.3(a) over (B) the aggregate number of whole shares of OEI Common Stock to be distributed to holders of UMC Common Stock and Old OEI Common Stock pursuant to Section 2.3(b) (such excess being herein called the "Excess Shares"). Following the Effective Time, the Exchange Agent will, on behalf of former stockholders of UMC, if any, and OEI, sell the Excess Shares at then-prevailing prices on the New York Stock Exchange, Inc. (the "NYSE"), all in the manner provided in Section 2.3(e)(iii).

     (iii) The sale of the Excess Shares by the Exchange Agent will be executed on the NYSE through one or more member firms of the NYSE and will be executed in round lots to the extent practicable. The Exchange Agent will use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of UMC Common Stock and Old OEI Common Stock, the Exchange Agent will hold such proceeds in trust for the holders of UMC Common Stock and Old OEI Common Stock (the "Common Shares Trust"). OEI will pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent will determine the portion of the Common Shares Trust to which each holder of UMC Common Stock and Old OEI Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of UMC Common Stock or Old OEI

Common Stock is entitled (after taking into account all shares of UMC Common Stock or Old OEI Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of UMC Common Stock and Old OEI Common Stock are entitled.

     (iv) Notwithstanding the provisions of Section 2.3(e)(ii) and (iii), OEI may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments hereinabove contemplated, to pay each holder of UMC Common Stock or Old OEI Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of UMC Common Stock or Old OEI Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the closing price for a share of OEI Common Stock as reported on the NYSE Composite Transactions Tape (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) on the Closing Date, and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references will be deemed to mean and refer to the payments calculated as set forth in this Section 2.3(e)(iv).

     (v) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of UMC Common Stock and Old OEI Common Stock with respect to any fractional share interests, the Exchange Agent will make available such amounts to such holders of UMC Common Stock and Old OEI Common Stock subject to and in accordance with the terms of Section 2.3(c).

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to OEI upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to OEI for payment of their claim for Merger Consideration, any cash in lieu of fractional shares of OEI Common Stock and any dividends or distributions with respect to OEI Common Stock.

     (g) No Liability. None of Newco, UMC, OEI or the Exchange Agent shall be liable to any person in respect of any shares of OEI Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, any cash payable to the holder of such Certificate pursuant to this Article II or any dividends or distributions payable to the holder of such Certificate would otherwise escheat to or become the property of any governmental body or authority) any such Merger Consideration or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of OEI, free and clear of all claims or interest of any person previously entitled thereto.

     (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by OEI, on a daily basis. Any interest and other income resulting from such investments shall be paid to OEI.

     (i) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by OEI, the posting by such person of a bond in such reasonable amount as OEI may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and, if applicable, any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of OEI Common Stock deliverable in respect thereof, pursuant to this Agreement.

                                  ARTICLE III

                                   GOVERNANCE

     Section 3.1  Board of Directors of OEI Subsequent to Effective
Time. Immediately subsequent to the UMC Effective Time, the Board of Directors of OEI shall have 14 members and shall be divided into three classes, Class I, Class II and Class III, with the term of Class I expiring at OEI's first annual meeting following the Effective Time, the term of Class II expiring at OEI's second annual meeting following the Effective Time and the term of Class III expiring at OEI's third annual meeting following the Effective Time. Prior to the UMC Effective Time, (i) the Board of Directors of OEI shall select from among the current members of the Board of Directors of OEI seven individuals (the "OEI Director Nominees") for nomination as directors of OEI, which nominees shall include James C. Flores, and (ii) the Board of Directors of UMC shall select from among the current members of the Board of Directors of UMC seven individuals (the "UMC Director Nominees") for nomination as directors of OEI, which nominees shall include John B. Brock. If an individual so selected consents to serve as a director, such individual shall be elected as a director of OEI, effective as of the UMC Effective Time, for a term expiring at OEI's next annual meeting of stockholders following the Effective Time at which the term of the class to which such director belongs expires, subject to being renominated as a director at the discretion of OEI's Board of Directors. Each class shall consist of an equal, or as near as equal as possible, number of directors (as provided in OEI's certificate of incorporation and the DGCL) and the specific designation of UMC Director Nominees and OEI Director Nominees to a particular class shall be determined by UMC and OEI prior to the UMC Effective Time; provided, however, that (i) James C. Flores shall be designated by the Board of Directors of OEI as a Class III Director and shall serve as President and Chief Executive Officer as of the UMC Effective Time until the earlier of his resignation or removal or until his successor is duly elected and qualified in accordance with the Bylaws of OEI in effect subsequent to the UMC Effective Time and (ii) John B. Brock shall be designated by the Board of Directors of UMC as a Class III Director and shall serve as Chairman of the Board as of the UMC Effective Time until the earlier of his resignation or removal or until his successor is duly elected and qualified in accordance with the Bylaws of OEI in effect subsequent to the UMC Effective Time. If at any time prior to the UMC Effective Time, any UMC Director Nominee or OEI Director Nominee shall be unable to serve as a director at the UMC Effective Time, the respective Board of Directors that designated such individual as provided herein shall designate another individual to serve in such individual's place; provided that in the event John Brock is unable to serve as Chairman of the Board, James C. Flores shall serve as Chairman of the Board as of the Effective Time until his successor is duly elected and qualified in accordance with the Bylaws of OEI in effect subsequent to the UMC Effective Time; provided, further, in the event James C. Flores is unable to serve as President and Chief Executive Officer, John Brock shall serve as President and Chief Executive Officer of the Company as of the Effective Time until his successor is duly elected and qualified in accordance with the Bylaws of OEI in effect subsequent to the UMC Effective Time.



     Section 3.2 Board Committees and Executive Officers. The committees of the Board of Directors of OEI immediately subsequent to the UMC Effective Time shall contain an equal number of UMC Director Nominees and OEI Director Nominees and the composition of such committees (including chairmen thereof) shall be as designated prior to the UMC Effective Time until the earlier of the resignation or removal of any individual so designated or until their respective successors are duly elected and qualified, as the case may be, it being agreed that if at any time prior to the UMC Effective Time any director nominee designated as a member of a committee shall be unable to serve as a member of a committee (including as a chairman of any committee) at the UMC Effective Time, the respective Board of Directors that designated such individual as provided herein (or in the case of Messrs. Brock and Flores, the respective Board of Directors on which they presently serve) shall designate another individual to serve in such individual's place. The chairman of each of the Finance and Audit Committees of the Board of Directors of OEI immediately subsequent to the UMC Effective Time shall be UMC Director Nominees and the chairman of each of the Nominating and Compensation Committees of the Board of Directors of OEI immediately subsequent to the UMC Effective Time shall be OEI Director Nominees. Subsequent to the UMC Effective Time, those individuals set forth on EXHIBIT B hereto shall be executive officers of OEI having the titles and positions set forth opposite their respective names on such Exhibit until the earlier of the resignation or removal of any such individual or until their respective successors are duly elected and qualified, as the case may be. Prior to the UMC Effective Time, OEI and UMC may mutually agree to designate additional individuals to serve as executive officers of OEI subsequent to the UMC Effective Time. Subject to Section 3.1, if any executive officer set forth on EXHIBIT B or designated in accordance with this Section 3.2 ceases to be a full-time employee of either OEI or UMC (or otherwise declines to serve in such designated capacity) at or before the UMC Effective Time,

OEI and UMC will agree upon another person to serve in such person's stead or agree to leave such office vacant through the UMC Effective Time.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF OEI

     Except as set forth on the Disclosure Schedule (the "OEI Disclosure Schedule") included in the letter and delivered by OEI to UMC prior to the execution of this Agreement, OEI represents and warrants to UMC as follows:

     Section 4.1  Organization and Qualification.

     (a) OEI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. OEI is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 4.1(a) of the OEI Disclosure Schedule, which includes each jurisdiction in which the character of OEI's properties owned or leased by it or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not, individually or in the aggregate, result in an OEI Material Adverse Effect (as defined in Section 4.1(c)). OEI has all requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. OEI has made available to UMC a complete and correct copy of its certificate of incorporation and bylaws, each as amended to date, and OEI's certificate of incorporation and bylaws as so delivered are in full force and effect. OEI is not in default in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws.

     (b) Section 4.1(b) of the OEI Disclosure Schedule lists the name and jurisdiction of organization of each Subsidiary (as defined in Section 4.1(c)) of OEI and the jurisdictions in which each such Subsidiary is qualified or holds licenses to do business as a foreign corporation or other organization as of the date hereof. Each of OEI's Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to do business as a foreign entity and is in good standing in the jurisdictions set forth in Section 4.1(b) of the OEI Disclosure Schedule, which includes each jurisdiction in which the character of such Subsidiary's properties owned or leased by it or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not, individually or in the aggregate, result in an OEI Material Adverse Effect. Each of OEI's Subsidiaries has all requisite corporate (or other organizational) power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. OEI has made available to UMC a complete and correct copy of the certificate of incorporation and bylaws (or similar organizational documents) of each of OEI's Subsidiaries, each as amended to date, and the certificate of incorporation and bylaws (or similar organizational documents) as so delivered are in full force and effect. No Subsidiary of OEI is in default in any material respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws (or similar organizational documents). Other than OEI's Subsidiaries, OEI does not beneficially own or control, directly or indirectly, any class of equity or similar securities of any corporation or other organization, whether incorporated or unincorporated.

     (c) For purposes of this Agreement, (i) an "OEI Material Adverse Effect" shall mean any event, circumstance, condition, development or occurrence causing, resulting in or having a material adverse effect on the condition (financial or otherwise), business, assets, properties or results of operations of OEI and its Subsidiaries taken as a whole; and (ii) "Subsidiary" shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (A) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, or (B) such party or any Subsidiary of such party is a general partner of a partnership or a manager of a limited liability company.

     Section 4.2  Capitalization.


     (a) As of the date hereof, the authorized capital stock of OEI consists of
(i) 100,000,000 shares of common stock, par value $.01 per share ("OEI Common Stock"), of which 22,896,787 shares are issued and outstanding as of the date of this Agreement, 100 shares are held as treasury shares, and 3,023,955 shares are reserved for issuance upon exercise of options under OEI Stock Plans and (ii) 10,000,000 shares of preferred stock, par value $.01 per share, which have not yet been issued or designated as to a series by the Board of Directors of OEI; provided that 2,000,000 of such shares have been or will be designated by OEI as "Series A Junior Participating Preferred Stock" (the "OEI Junior Preferred") in connection with the adoption by the Board of Directors of OEI, concurrently with the authorization of this Agreement, of a stockholder rights plan (the "OEI Rights Plan") pursuant to which a preferred share purchase right (an "OEI Right") has been or will be declared payable as a dividend on all outstanding shares of OEI Common Stock, which Rights will be issued pursuant to a OEI Rights Agreement of even date with this Agreement between OEI and Harris Trust and Savings Bank (the "OEI Rights Agreement"). All of the aforesaid outstanding shares of capital stock have been validly issued, are fully paid and nonassessable, and are free of preemptive rights. Except as described above, including pursuant to the OEI Rights Plan, as of the date hereof, there are no shares of capital stock or other equity securities of OEI outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock of OEI, or contracts, commitments, understandings, or arrangements by which OEI is or may become bound to issue additional shares of its capital stock (other than previously reserved shares described above) or options, warrants or rights to purchase or acquire any shares of its capital stock.


     (b) Except as set forth in Section 4.2(b) of the OEI Disclosure Schedule, OEI is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity securities, as the case may be, of each of OEI's Subsidiaries, there are no irrevocable proxies with respect to any such shares, and no equity securities of any Subsidiary of OEI are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Subsidiary of OEI, and there are no contracts, commitments, understandings or arrangements by which OEI or any Subsidiary of OEI is or may be bound to either sell any outstanding securities of any Subsidiary or issue additional shares of capital stock of any Subsidiary of OEI or securities convertible into or exchangeable or exercisable for any such shares. Except as set forth in Section 4.2(b) of the OEI Disclosure Schedule, all of such shares so owned by OEI are validly issued, fully paid and nonassessable and are owned by it free and clear of any liens, mortgages, pledges, security interests, encumbrances, claims or charges of any kind (collectively, "Liens"). There are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which OEI is a party or by which it is bound relating to the voting of any shares of the capital stock of OEI that will limit in any way the solicitation of proxies by or on behalf of OEI from, or the casting of votes by, the stockholders of OEI with respect to the Mergers. There are no restrictions on OEI to vote the stock of any of its Subsidiaries.

     Section 4.3 Authority. The Board of Directors of OEI has approved the Newco Merger, the UMC Merger and this Agreement, and declared the Newco Merger, the UMC Merger and this Agreement to be in the best interests of the stockholders of OEI. The Board of Directors of OEI has taken all necessary corporate action to approve the transactions contemplated by the Agreement to Vote and Proxy dated as of the date hereof between UMC and each of James C. Flores and the Flores Family Limited Partnership (the "OEI Proxies") pursuant to
Section 203(a) of the DGCL. The directors of OEI have advised OEI and Newco that they intend to vote or cause to be voted all of the shares of OEI Common Stock beneficially owned by them and their affiliates in favor of approval of the Mergers and this Agreement. OEI has full corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby (the "Ancillary Agreements") to which OEI is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which OEI is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by OEI's Board of Directors, and no other corporate proceedings on the part of OEI are necessary to authorize this Agreement and the Ancillary Agreements to which OEI is or will be a party or to consummate the transactions contemplated hereby or thereby, other than the approval of this Agreement, the Newco Merger and the UMC Merger by its stockholders as contemplated by Section 6.3(c). This Agreement has been, and the Ancillary Agreements to which OEI is or will be a party are, or upon execution and delivery will be, duly and validly executed and delivered by OEI and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute, or upon execution and delivery will constitute, valid and binding obligations of OEI enforceable against OEI in accordance with their respective terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and of general principles of equity (the "Enforceability Exception").

     Section 4.4  Consents and Approvals; No Violation. Except as set forth in
Section 4.4 of the OEI Disclosure Schedule, the execution and delivery of this Agreement and the Ancillary Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien, security interest, charge or encumbrance upon any of the properties or assets of OEI or any of its Subsidiaries under, any provision of (a) the certificate of incorporation or bylaws of OEI or any provision of the comparable charter or organization documents of any of its Subsidiaries, (b) any material loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license which OEI or any of its Subsidiaries is a party or by which OEI or any of its Subsidiaries or any of their respective properties or assets may be bound or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to OEI or any of its Subsidiaries or any of their respective properties or assets, other than in the case of clause (b) or (c), any such conflicts, violations, defaults, terminations, cancellations, accelerations, Liens, security interests, charges or encumbrances that, individually or in the aggregate, would not result in an OEI Material Adverse Effect, materially impair the ability of OEI to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any domestic (Federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Authority") is required by or with respect to OEI or any of its Subsidiaries in connection with the execution and delivery of this Agreement by OEI or the consummation by OEI of the transactions contemplated hereby, except for (a) the filing with the SEC of the Joint Proxy Statement/Prospectus and such reports in connection, or in compliance, with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations of the SEC thereunder as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required, (b) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which OEI or any of its Subsidiaries is qualified to do business, (c) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Mergers or the transactions contemplated by this Agreement, (d) such filings as may be required in connection with applicable taxes, (e) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the corporation, takeover or "Blue Sky" laws of various states, (f) such filings and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (g) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have an OEI Material Adverse Effect, materially impair the ability of OEI to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

     Section 4.5 OEI SEC Reports. OEI has filed with the SEC, and has heretofore made available to UMC true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto, but excluding preliminary materials), including without limitation its Annual Reports to Stockholders incorporated by reference in certain of such reports, which OEI was required to file with the SEC since December 31, 1994, and prior to or on the date of this Agreement under the Securities Act or the Exchange Act (collectively, the "OEI SEC Reports"). As of the respective dates such OEI SEC Reports were filed or, if any such OEI SEC Reports were amended, as of the date such amendment was filed, each of the OEI SEC Reports, including without limitation any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 4.6 OEI Financial Statements. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of OEI (including any related notes and schedules) included (or incorporated by reference) in the OEI SEC Reports (collectively, the "OEI Financial Statements") have been prepared from, and are in accordance with, the books and records of OEI and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of OEI and its consolidated Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of OEI and its consolidated Subsidiaries for the periods presented therein (subject to normal year-end adjustments, none of which are material, and the absence of financial footnotes in the case of any unaudited interim financial statements).

     Section 4.7 Absence of Undisclosed Liabilities. Except as disclosed in the OEI SEC Reports, as of the date hereof, there are no liabilities of OEI or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are reasonably likely to have an OEI Material Adverse Effect, other than: (a) liabilities adequately provided for on the balance sheet of OEI dated as of December 31, 1996 (including the notes thereto), contained in OEI's Annual Report on Form 10-K for the year ended December 31, 1996; (b) financial liabilities and contractual obligations incurred in the ordinary course of business subsequent to December 31, 1996; and (c) liabilities under this Agreement.

     Section 4.8 Absence of Certain Changes. Except as disclosed in the OEI SEC Reports, as contemplated by this Agreement, as set forth in Section 4.8 of the OEI Disclosure Schedule or as disclosed in OEI Financial Statements, since December 31, 1996, (a) OEI and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices, (b) there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have an OEI Material Adverse Effect, (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of OEI, or any repurchase, redemption or other acquisition by OEI or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, OEI or any of its Subsidiaries,
(d) there has not been any amendment of any term of any outstanding security of OEI or any of its Subsidiaries, (e) there has not been any change in any method of accounting or accounting practice by OEI or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP, (f) there has not been any material change in any tax method, practice or election by OEI or any of its Subsidiaries and (g) there has not been any other transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that is reasonably likely to have an OEI Material Adverse Effect, except for general economic changes and changes that may affect the industries of OEI and its Subsidiaries generally.

     Section 4.9 No Default. Neither OEI nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (a) the certificate of incorporation or bylaws of OEI or the comparable charter or organizational documents of any of its Subsidiaries, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which OEI or any
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of its Subsidiaries is now a party or by which OEI or any of their respective properties or assets is bound or (c) any order, writ, injunction, decree, statute, rule or regulation applicable to OEI or any of its Subsidiaries, except in the case of (b) and (c) for defaults or violations which in the aggregate would not have an OEI Material Adverse Effect.

     Section 4.10 Taxes. Except as otherwise disclosed in Section 4.10 of the OEI Disclosure Schedule (and for matters that would not be an OEI Material Adverse Effect, individually or in the aggregate):

     (a) OEI and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all Tax Returns (as defined in Section 4.10(j)) required by applicable law to be filed by, with respect to, or include any of them prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects.

     (b) OEI and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all material Taxes (as defined in Section 4.10(j)) for which OEI or any of its Subsidiaries could be held liable with respect to any period ending prior to or as of the Closing Date.

     (c) No Audit (as defined in Section 4.10(j)) by a Tax Authority (as defined in Section 4.10(j)) is pending or, to the knowledge of OEI, threatened with respect to any Tax Returns filed by, or Taxes due from, OEI or any Subsidiary. No issue has been raised by any Tax Authority in any Audit of OEI or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against OEI or any of its Subsidiaries. There are no Liens for Taxes upon the assets of OEI or any of its Subsidiaries, except Liens for current Taxes not yet delinquent.

     (d) Neither OEI nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

     (e) Prior to the date hereof, OEI and its Subsidiaries have disclosed, and provided or made available to UMC true and complete copies of, all material Tax sharing, Tax indemnity, or similar agreements to which OEI or any of its Subsidiaries is a party, is bound by, or has any obligation or liability for Taxes.

     (f) Neither OEI nor any of its Subsidiaries has filed a consent under section 341(f) of the Code concerning collapsible corporations. Neither OEI nor any of its Subsidiaries has made any material payments, is obligated to make any material payments, or is a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under sections 162(m), 263, or 280G of the Code. Neither OEI nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code. Neither OEI nor any of its Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal Tax Return (other than a group the common parent of which was OEI) or
(ii) has any liability for the Taxes of any person (other than any of OEI and its Subsidiaries) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

     (g) Neither OEI nor any of its Subsidiaries has agreed to or is required to make any adjustment pursuant to section 481(a) of the Code (or any predecessor provision), and there is no application pending with any taxing authority requesting permission for any changes in any accounting method of OEI or any of its Subsidiaries. The Internal Revenue Service has not proposed any such adjustment or change in accounting method with respect to OEI or any of its Subsidiaries.

     (h) Neither OEI nor any of its Subsidiaries has been or is in violation (or with notice or lapse of time or both, would be in violation) of any applicable law relating to the payment or withholding of Taxes. OEI and its Subsidiaries have duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

     (i) The unpaid Taxes of OEI and its Subsidiaries (i) did not, as of the most recent fiscal month end included in OEI Financial Statements, exceed by any material amount the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet included in OEI Financial Statements (rather than in any notes thereto) and (ii) will not exceed by any material amount that reserve as adjusted for operations and transactions through the Effective Time in accordance with the past custom and practice of OEI and its Subsidiaries in filing their Tax Returns.

     (j) As used in this Agreement, (i) "Audit" shall mean any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes; (ii) "Taxes" shall mean all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto; (iii) "Tax Authority" shall mean the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration of any Taxes; (iv) "Tax Returns" shall mean all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes; and (v) "Affiliated Group" means any affiliated group within the meaning of section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.

     Section 4.11  Litigation. Except as disclosed in the OEI SEC Reports or
Section 4.11 of the OEI Disclosure Schedule, as of the date of this Agreement, there is no suit, claim, action, proceeding, arbitration or investigation pending or, to the knowledge of OEI, threatened against or directly affecting OEI, any of its Subsidiaries or any of the directors or officers of OEI or any of its Subsidiaries in their capacity as such by or before any court, Governmental Authority or any arbitrator of any kind ("OEI Litigation"), and neither OEI nor its Subsidiaries is aware of any facts that are likely to give rise to any OEI Litigation, that (in any case) could reasonably be expected to have an OEI Material Adverse Effect or could reasonably be expected to materially adversely affect OEI's ability to consummate the transactions contemplated by this Agreement, if adversely determined. Neither OEI nor any of its Subsidiaries, nor any officer, director or employee of OEI or any of its Subsidiaries, has been permanently or temporarily enjoined by any order, judgment, injunction or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of OEI or such Subsidiary nor, to the knowledge of OEI, is OEI, any Subsidiary or any officer, director or employee of OEI or its Subsidiaries under investigation by any Governmental Authority. Except as disclosed in the OEI SEC Reports or Section 4.11 of the OEI Disclosure Schedule, there is not in existence any order, judgment, injunction or decree of any court or other tribunal against OEI or any of its Subsidiaries that is reasonably likely to have an OEI Material Adverse Effect or is reasonably expected to materially adversely affect OEI's ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby. Notwithstanding the foregoing, no representation or warranty in this Section 4.11 is made with respect to Environmental Laws (as defined in Section 4.13(a)), which are covered exclusively by the provisions set forth in Section 4.13.

     Section 4.12  Employee Benefit Plans; ERISA.

     (a) Section 4.12(a) of the OEI Disclosure Schedule contains a true and complete list of the written and oral plans, policies and arrangements of any type (including but not limited to plans described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), currently sponsored, maintained or contributed to by OEI or any trade or business, whether or not incorporated, which together with OEI would be deemed a "single employer" within the meaning of section 414(b), (c) or (m) of the Code or section 4001(b)(1) of ERISA (an "OEI ERISA Affiliate"), which provide compensation, insurance or other coverage, or any other benefits to the employees, independent contractors or non-employee directors of OEI or any Subsidiary of OEI ("OEI Benefit Plans").

     (b) With respect to each OEI Benefit Plan: (i) if intended to qualify under section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter
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

from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under section 501(a) of the Code and, to the knowledge of OEI, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) each such plan has been administered in substantial compliance with its terms and applicable law; (iii) neither OEI nor any OEI ERISA Affiliate has engaged in, and OEI and each OEI ERISA Affiliate do not have any knowledge of any person that has engaged in, any transaction or acted or failed to act in any manner that would subject OEI or any OEI ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA that could reasonably be expected to result in an OEI Material Adverse Effect; (iv) no disputes are pending or, to the knowledge of OEI or any OEI ERISA Affiliate, threatened; (v) neither OEI nor any OEI ERISA Affiliate has engaged in, and OEI and each OEI ERISA Affiliate do not have any knowledge of any person that has engaged in, any transaction in violation of section 406(a) or (b) of ERISA for which no exemption exists under section 4975(c)(2) of the Code or section 4975(d) of the Code that could reasonably be expected to result in an OEI Material Adverse Effect; (vi) there have been no "reportable events" within the meaning of section 4043 of ERISA for which the 30 day notice requirement of ERISA has not been waived by the Pension Benefit Guaranty Corporation (the "PBGC"); (vii) all contributions due have been made on a timely basis (within, where applicable, the time limit established under section 302 of ERISA or section 412 of the Code); (viii) no notice of intent to terminate such plan has been given under section 4041 of ERISA and no proceeding has been instituted under section 4042 of ERISA to terminate such plan; and (ix) except for defined benefit plans, such plan may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination. All contributions made or required to be made under any OEI Benefit Plan meet the requirements for deductibility under the Code, and all contributions which are required and which have not been made have been properly recorded on the books of OEI or an OEI ERISA Affiliate.

     (c) No OEI Benefit Plan is a "multiemployer plan" (as defined in section 4001(a)(3) of ERISA) or a "multiple employer plan" (as described in section 413(c) of the Code), and, except as provided in Section 4.12(c) of the OEI Disclosure Schedule, no OEI Benefit Plan is or was subject to section 302 of ERISA or section 412 of the Code. No event has occurred with respect to OEI or an OEI ERISA Affiliate in connection with which OEI could be subject to any liability, Lien or encumbrance with respect to any OEI Benefit Plan or any employee benefit plan described in section 3(3) of ERISA maintained, sponsored or contributed to by an OEI ERISA Affiliate under ERISA or the Code. Except as provided in Part 6 of Title I of ERISA, no welfare plan (as defined in section 3(1) of ERISA) provides any benefits to any retiree or former employee or service provider of OEI.

     (d) Except as set forth in Section 4.12(d) of the OEI Disclosure Schedule, no employees of OEI or any of its Subsidiaries are covered by any severance plan or similar arrangement.

     Section 4.13  Environmental Matters. Except as set forth in (i) Section
4.13 of the OEI Disclosure Schedule or (ii) the OEI SEC Reports:

     (a) The businesses of OEI and its Subsidiaries have been and are operated in compliance with all Federal, state and local environmental protection, health and safety or similar laws, statutes, ordinances, restrictions, licenses, rules, regulations, permit conditions and legal requirements, including without limitation the Federal Clean Water Act, Safe Drinking Water Act, Resource Conservation & Recovery Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right to Know Act, Oil Pollution Act of 1990, and the Toxic Substances Control Act, each as amended and currently in effect (collectively, "Environmental Laws").

     (b) Neither OEI nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any chemicals, pollutants, contaminants, wastes, solid wastes, toxic substances, hazardous substances, hazardous wastes, petroleum, petroleum products or any substance regulated under any Environmental Law ("Hazardous Substances") at any of its properties or facilities, except in material compliance with all Environmental Laws or except as would not result in an OEI Material Adverse Effect, and, to OEI's knowledge, no generation, manufacture, processing, distribution, use, treatment, handling, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by OEI or any of its Subsidiaries except in material compliance with all Environmental Laws.

     (c) Neither OEI nor any of its Subsidiaries has received any written notice from any Governmental Authority or other third party or, to the knowledge of OEI, any other communication alleging or concerning any violation by OEI or any of its Subsidiaries of, or responsibility or liability of OEI or any of its Subsidiaries under, any Environmental Law or for personal injuries and/or property damages. There are no pending, or to the knowledge of OEI, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of OEI or any of its Subsidiaries alleging or concerning any violation of or responsibility or liability under any Environmental Law or alleging personal injuries and/or property damages, nor does OEI have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

     (d) OEI and its Subsidiaries are in possession of and in material compliance with all approvals, permits, licenses, registrations and similar type authorizations from all Governmental Authorities under all Environmental Laws with respect to the operation of the businesses of OEI and its Subsidiaries; there are no pending or, to the knowledge of OEI, threatened, actions, proceedings or investigations seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations; and OEI does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations. No notice to, approval of, or authorization or consent from any Governmental Authority is necessary for the transfer of or modification to any approval, permit, license, registration or authorization, and the consummation of the transactions contemplated by this Agreement will not violate, alter, impair or invalidate, in any respect, any approval, permit, license, registration or authorization.

     (e) Without in any way limiting the generality of the foregoing, (i) none of the off-site locations where OEI or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of Hazardous Substances is listed on CERCLIS or the NPL or, to the knowledge of OEI, is the subject of pending or threatened claims, suits, actions, proceedings or investigations by any Governmental Authority or other third party, (ii) to OEI's knowledge, all underground storage tanks owned or operated by OEI or any of its Subsidiaries are in compliance with Environmental Laws, and there have been no releases of Hazardous Substances from such underground storage tanks, (iii) to the knowledge of OEI, there is no asbestos contained in or forming part of any equipment, building, building component, structure or office space owned or leased by OEI, and (iv) no polychlorinated biphenyls ("PCBs") or PCB-containing items are used or stored at any property owned, leased or operated by OEI or any of its Subsidiaries.

     Section 4.14  Compliance with Applicable Laws. Except as set forth in
Section 4.14 of the OEI Disclosure Schedule or as disclosed in the OEI SEC Reports, neither OEI nor any of its Subsidiaries has received notice of any revocation or modification of any Federal, state, local or foreign governmental license, certification, tariff, permit, authorization or approval, the revocation or modification of which would have an OEI Material Adverse Effect. The conduct of the business of each of OEI and its Subsidiaries complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable hereto, except for violations or failures to comply, if any, that, individually or in the aggregate, would not have an OEI Material Adverse Effect. Notwithstanding the foregoing, no representation or warranty in this Section 4.14 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 4.13.

     Section 4.15 Insurance. Section 4.15 of the OEI Disclosure Schedule lists each of the insurance policies relating to OEI or its Subsidiaries which are currently in effect. OEI has provided UMC with a true, complete and correct copy of each such policy or the binder therefor. With respect to each such insurance policy or binder, none of OEI, any of its Subsidiaries or any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and OEI does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such

                                      A-15
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breaches or defaults which, individually or in the aggregate, would not result in an OEI Material Adverse Effect. Section 4.15 of the OEI Disclosure Schedule describes any self-insurance arrangements affecting OEI or its Subsidiaries. The insurance policies listed in Section 4.15 of the OEI Disclosure Schedule include all policies which are required in connection with the operation of the businesses of OEI and its Subsidiaries as currently conducted by applicable laws and all agreements relating to OEI and its Subsidiaries.

     Section 4.16  Labor Matters; Employees.

     (a) Except as set forth in Section 4.16(a) of the OEI Disclosure Schedule,
(i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of OEI, threatened against or affecting OEI or any of its Subsidiaries and, during the past five years, there has not been any such action, (ii) none of OEI or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to a material number of employees of OEI or any of its Subsidiaries, (iii) no material number of the employees of OEI or any of its Subsidiaries are represented by any labor organization and none of OEI or any of its Subsidiaries have any knowledge of any current union organizing activities among a material number of employees of OEI or any of its Subsidiaries nor does any question concerning representation exist concerning such employees, (iv) OEI and its Subsidiaries have each at all times been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (v) there is no material unfair labor practice charge or complaint against any of OEI or any of its Subsidiaries pending or, to the knowledge of OEI, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) there is no material grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to OEI or any of its Subsidiaries, and (vii) neither the Occupational Safety and Health Administration, the Department of Labor, the Equal Employment Opportunity Commission nor any corresponding state agency has threatened to file any citation, and there are no pending citations, relating to OEI or any of its Subsidiaries.

     (b) Except as set forth in Section 4.16(b) of the OEI Disclosure Schedule, since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 ("WARN Act"), none of OEI or any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of OEI or any of its Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of OEI or any of its Subsidiaries, nor has OEI or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, that could reasonably be expected to have an OEI Material Adverse Effect. The Mergers are not anticipated to result in any "plant closing" or "mass layoff" which would require any action to comply with the WARN Act.

     (c) Except as disclosed in Section 4.11 of the OEI Disclosure Schedule and for matters which would not have an OEI Material Adverse Effect, there is no suit, claim, action, proceeding or investigation regarding any labor or employment matter pending or threatened against or directly affecting OEI, any of its Subsidiaries or any of the directors or officers of OEI or any of its Subsidiaries in their capacity as such by or before any administrative agency, court, Governmental Authority or any arbitrator of any kind, that could reasonably be expected to have an OEI Material Adverse Effect, if adversely determined.

     Section 4.17 Beneficial Ownership of UMC Common Stock. As of the date hereof, neither OEI nor its Subsidiaries "beneficially owns" (as defined in Rule 13d-3 under the Exchange Act) any of the outstanding UMC Common Stock or any of UMC's outstanding debt securities.

     Section 4.18 Permits. Immediately prior to the Effective Time and except for approvals that are ministerial in nature and are customarily obtained from Governmental Authorities after the Effective Time in connection with transactions of the same nature as are contemplated hereby ("Customary Post-Closing Consents"), OEI or its Subsidiaries will hold all of the permits, licenses, certificates, consents, approvals, entitlements, plans, surveys, relocation plans, environmental impact reports and other authorizations of
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

Governmental Authorities ("Permits") required or necessary to construct, run, own, operate, use and maintain its properties and conduct its operations as presently conducted, except for such Permits, the lack of which, individually or in the aggregate, would not have an OEI Material Adverse Effect; provided, however, that notwithstanding the foregoing, no representation or warranty in this Section 4.18 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively by the provisions set forth in
Section 4.13. OEI is in compliance with the terms of its Permits, except where the failure to comply would not have an OEI Material Adverse Effect.

     Section 4.19  Material Contracts.

     (a) Set forth in Section 4.19(a) of the OEI Disclosure Schedule is a list of each contract, lease, indenture, agreement, arrangement or understanding to which OEI or any of its Subsidiaries is subject that is of a type that would be required to be included as an exhibit to a Form S-1 Registration Statement pursuant to the rules and regulations of the SEC if such a registration statement was filed by OEI (collectively, the "OEI Material Contracts").

     (b) Except as set forth in Section 4.19(a) or 4.19(b) of the OEI Disclosure Schedule, the Oil and Gas Interests (as defined herein) of OEI and its Subsidiaries are not subject to (i) any instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly, or
(ii) any agreement not entered into in the ordinary course of business in which the amount involved is in excess of $500,000. With respect to the Oil and Gas Interests of OEI and its Subsidiaries, (i) all OEI Material Contracts are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms;
(ii) no party to any OEI Material Contract is in material breach or default with respect to its obligations thereunder, including with respect to payments or otherwise; (iii) no party to any OEI Material Contract has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof; and (iv) no OEI Material Contract contains any provision that prevents OEI or any of its Subsidiaries from owning, managing and operating the Oil and Gas Interests of OEI and its Subsidiaries in accordance with historical practices. For purposes of this Agreement "Oil and Gas Interests" means direct and indirect interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other nonworking interests and nonoperating interests; all interests in rights with respect to oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons (collectively, "Hydrocarbons") and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.

     (c) As of the date of this Agreement, except as set forth in Section 4.19(c) of the OEI Disclosure Schedule, with respect to authorizations for expenditures executed on or after January 1, 1997, (i) there are no material outstanding calls for payments that are due or that OEI or its Subsidiaries are committed to make that have not been made; (ii) there are no material operations with respect to which OEI or its Subsidiaries have become a non-consenting party; and (iii) there are no commitments for the material expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

     (d) Except as set forth in Section 4.19(d) of the OEI Disclosure Schedule,
(i) there are no express contractual obligations to engage in continuous development operations in order to maintain any producing

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

material Oil and Gas Interest of OEI or any of its Subsidiaries in force and effect; (ii) there are no provisions applicable to the material Oil and Gas Interests of OEI or any of its Subsidiaries which increase the royalty percentage of the lessor thereunder; and (iii) none of the material Oil and Gas Interests of OEI or any of its Subsidiaries are limited by terms fixed by a certain number of years (other than primary terms under oil and gas leases).

     Section 4.20 Required Stockholder Vote or Consent. The affirmative vote of the holders of no greater than a majority of the outstanding shares of OEI Common Stock is required to (a) adopt this Agreement and approve the Newco Merger and the UMC Merger, (b) approve the benefit plans to be adopted by OEI and/or the amendments to existing benefit plans of OEI to be adopted in accordance with Section 6.17 (to the extent OEI and UMC determine such stockholder approval is required and advisable) and (c) approve the other matters contemplated hereby (the "OEI Stockholders' Approval"). No other vote of the holders of any class or series of OEI's capital stock is required by law, the certificate of incorporation or bylaws of OEI or otherwise to adopt this Agreement and approve the Mergers and the other matters contemplated hereby.

     Section 4.21  Joint Proxy Statement/Prospectus; Registration
Statement. None of the information supplied or to be supplied by OEI for inclusion or incorporation by reference in (a) the Joint Proxy Statement/Prospectus relating to the OEI Stockholders Meeting and the UMC Stockholders Meeting (in each case, as defined herein) (also constituting the prospectus in respect of OEI Common Stock into which shares of Old OEI Common Stock and UMC Common Stock will be converted) (the "Joint Proxy Statement/Prospectus"), to be filed by OEI and UMC with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement on Form S-4 (the "Registration Statement") to be filed by OEI with the SEC in connection with the Mergers and the issuance of OEI Common Stock in connection therewith, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Joint Proxy Statement/Prospectus, at the time the Joint Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of OEI and UMC, at the time such stockholders vote on approval and adoption of this Agreement and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain, in the case of the Joint Proxy Statement/Prospectus, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and, in the case of the Registration Statement, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. If at any time prior to the Effective Time any event with respect to OEI, its officers and directors or any of its Subsidiaries shall occur which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement/Prospectus or the Registration Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of OEI and UMC. The Registration Statement will comply (with respect to OEI) as to form in all material respects with the provisions of the Securities Act, and the Joint Proxy Statement/Prospectus will comply (with respect to OEI) as to form in all material respects with the provisions of the Exchange Act.

     Section 4.22 Intellectual Property. OEI and its Subsidiaries own, or are licensed or otherwise have the right to use, all patents, patent rights, trademarks, rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs (collectively, "Intellectual Property") currently used in the conduct of the business of OEI and its Subsidiaries, except where the failure to so own or otherwise have the right to use such Intellectual Property would not, individually or in the aggregate, have an OEI Material Adverse Effect. No person has notified either OEI or any of its Subsidiaries that their use of the Intellectual Property infringes on the rights of any person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of OEI and its Subsidiaries that could have an OEI Material Adverse Effect, and, to OEI's knowledge, no person is infringing on any right of OEI or any of its Subsidiaries with respect to any such Intellectual Property. No claims are pending or, to OEI's knowledge, threatened that OEI or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property.

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

     Section 4.23 Hedging. Section 4.23 of the OEI Disclosure Schedule sets forth for the periods shown obligations of OEI and each of its Subsidiaries for the delivery of Hydrocarbons attributable to any of the properties of OEI or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth in Section 4.23 of the OEI Disclosure Schedule, as of the date of this Agreement, neither OEI nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.

     Section 4.24 Brokers. No broker, finder or investment banker (other than Lehman Brothers Inc., the fees and expenses of which will be paid by OEI) is entitled to any brokerage, finder's fee or other fee or commission payable by OEI or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of OEI or any of its Subsidiaries. True and correct copies of all agreements and engagement letters currently in effect with Lehman Brothers Inc. (the "OEI Engagement Letters") have been provided to UMC.

     Section 4.25 Tax-Free Reorganization and Pooling. Neither OEI nor, to the knowledge of OEI, any of its affiliates has taken or agreed to take any action or failed to take any action which action or failure (without giving effect to any actions or failures to act by UMC or any of its affiliates) would prevent the Mergers and the other transactions contemplated herein from being treated for financial accounting purposes as a Pooling Transaction or would prevent the Mergers from constituting reorganizations within the meaning of section 368(a)(1)(A) of the Code.

     Section 4.26 Section 203 of the DGCL Not Applicable. The Board of Directors of OEI has approved the Newco Merger, the UMC Merger, this Agreement, the OEI Option, the OEI Proxies and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Mergers and the other transactions contemplated hereby the restrictions contained in
Section 203 of the DGCL.

     Section 4.27 Opinion of Financial Advisor. The Board of Directors of OEI has received an opinion from Lehman Brothers Inc., dated the date of this Agreement, to the effect that, as of such date and subject to the assumptions and other matters set forth therein, the Newco Exchange Ratio, in relation to the UMC Exchange Ratio, is fair, from a financial point of view, to the holders of Old OEI Common Stock.

     Section 4.28 OEI Rights Plan. Under the terms of the OEI Rights Plan, the transactions contemplated by this Agreement will not cause any person to become an Acquiring Person or cause a Distribution Date or Stock Acquisition Date (as each such term is defined in the OEI Rights Plan) to occur or cause the rights to be issued pursuant to the OEI Rights Plan to become exercisable.

                                   ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF UMC

     Except as set forth on the Disclosure Schedule (the "UMC Disclosure Schedule," together with the OEI Disclosure Schedule, the "Disclosure Schedule"), included in the letter and delivered by UMC to OEI prior to the execution of this Agreement UMC represents and warrants to OEI as follows:

     Section 5.1  Organization and Qualification.

     (a) UMC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. UMC is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 5.1(a) of the UMC Disclosure Schedule, which includes each jurisdiction in which the character of UMC's properties owned or leased by it or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not, individually or in the aggregate, result in a UMC Material Adverse Effect (as defined in Section 5.1(c)). UMC has all requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. UMC has made available to OEI a complete and correct copy of its certificate of incorporation and bylaws, each as amended to date, and UMC's certificate of incorporation and bylaws as so delivered are in full force and effect. UMC is not in default in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws.

     (b) Section 5.1(b) of the UMC Disclosure Schedule lists the name and jurisdiction of organization of each Subsidiary of UMC and the jurisdictions in which each such Subsidiary is qualified or holds licenses to do business as a foreign corporation or other organization as of the date hereof. Each of UMC's Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to do business as a foreign entity and is in good standing in the jurisdictions set forth in Section 5.1(b) of the UMC Disclosure Schedule, which includes each jurisdiction in which the character of such Subsidiary's properties owned or leased by it or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not, individually or in the aggregate, result in a UMC Material Adverse Effect. Each of UMC's Subsidiaries has all requisite corporate (or other organizational) power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. UMC has made available to OEI a complete and correct copy of the certificate of incorporation and bylaws (or similar organizational documents) of each of UMC's Subsidiaries, each as amended to date, and the certificate of incorporation and bylaws (or similar organizational documents) as so delivered are in full force and effect. No Subsidiary of UMC is in default in any material respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws (or similar organizational documents). Other than UMC's Subsidiaries, UMC does not beneficially own or control, directly or indirectly, any class of equity or similar securities of any corporation or other organization, whether incorporated or unincorporated.

     (c) For purposes of this Agreement, a "UMC Material Adverse Effect" shall mean any event, circumstance, condition, development or occurrence causing, resulting in or having a material adverse effect on the condition (financial or otherwise), business, assets, properties or results of operations of UMC and its Subsidiaries, taken as a whole.

     Section 5.2  Capitalization.

     (a) As of the date hereof, the authorized capital stock of UMC consists of
(i) 45,000,000 shares of common stock, of which par value $0.01 per share ("UMC Common Stock"), of which 35,792,891 shares are issued and outstanding as of the date of this Agreement, none are held as treasury shares, a sufficient number are reserved for issuance upon conversion of shares of Series B Nonvoting Common Stock, par value $.01 per share (the "UMC Series B Common"), in accordance with the terms of UMC's certificate of incorporation, as amended, 583,749 are reserved for issuance upon exercise of options under UMC's 1987 Nonqualified Stock Option Plan, 3,124,263 are reserved for issuance upon exercise of options under UMC's 1994 Nonqualified Stock Option Plan, and 247,000 are reserved for issuance upon exercise of options under UMC's 1994 Outside Directors' Nonqualified Stock Option Plan (collectively, the "UMC Option Plans"); (ii) 1,000,000 shares of UMC Series B Common, of which, as of the date of this Agreement, none are issued and outstanding and none are held as treasury shares;
(iii) 450,000 shares of Series A Junior Preferred Stock, par value $.01 per share, of which, as of the date of this Agreement, none are issued and outstanding, none are held as treasury shares and all of which are reserved for issuance upon exercise of rights under the Rights Agreement, dated February 13, 1996, between UMC and ChaseMellon Shareholder Services, L.L.C. (the "UMC Rights Plan"); and (iv) 32,000,000 shares of Preferred Stock, par value $.01 per share, which have not yet been issued or designated as to a series by the Board of Directors of UMC. All of the aforesaid outstanding shares of capital stock have been validly issued, are fully paid and nonassessable, and are free of preemptive rights. Except as described above, as of the date hereof, there are no shares of capital stock or other equity securities of UMC outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock of UMC, or contracts, commitments, understandings, or arrangements by which UMC is or may become bound to issue additional shares of its capital stock (other than the previously reserved shares described above) or options, warrants or rights to purchase or acquire any shares of its capital stock.

     (b) Except as set forth in Section 5.2(b) of the UMC Disclosure Schedule, UMC is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity securities, as the case may be, of each Subsidiary of UMC, there are no irrevocable proxies with respect to any such shares, and no equity securities of any Subsidiary of UMC are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Subsidiary of UMC, and there are no contracts, commitments, understandings or arrangements by which UMC or any Subsidiary of UMC is or may be bound to either sell any outstanding securities of any Subsidiary or issue additional shares of capital stock of any Subsidiary of UMC or securities convertible into or exchangeable or exercisable for any such shares. Except as set forth in Section 5.2(b) of the UMC Disclosure Schedule, all of such shares so owned by UMC are validly issued, fully paid and nonassessable and are owned by it free and clear of all Liens. There are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which UMC is a party or by which it is bound relating to the voting of any shares of the capital stock of UMC that will limit in any way the solicitation of proxies by or on behalf of UMC from, or the casting of votes by, the stockholders of UMC with respect to the Merger. There are no restrictions on UMC to vote the stock of any of its Subsidiaries.

     Section 5.3 Authority. The Board of Directors of UMC has approved the UMC Merger and this Agreement, and declared the UMC Merger and this Agreement to be in the best interests of the stockholders of UMC. The Board of Directors of UMC has taken all necessary corporate action to approve the transactions contemplated by the Agreement to Vote and Proxy dated as of the date hereof between OEI and John B. Brock (the "UMC Proxy") pursuant to Section 203(a) of the DGCL. The directors of UMC have advised UMC and Newco that they intend to vote or cause to be voted all of the shares of UMC Common Stock beneficially owned by them and their affiliates in favor of approval of the UMC Merger and this Agreement. UMC has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by UMC's Board of Directors, and no other corporate proceedings on the part of UMC are necessary to authorize this Agreement or the Ancillary Agreements to which UMC is or will be a party or to consummate the transactions contemplated hereby or thereby, other than the approval of this Agreement and the UMC Merger by its stockholders as contemplated by Section 6.3(c). This Agreement has been, and the Ancillary Agreements to which UMC is or will be a party are, or upon execution and delivery will be, duly and validly executed and delivered by UMC and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute, or upon execution and delivery will constitute, valid and binding obligations of UMC enforceable against UMC in accordance with their respective terms, except for the Enforceability Exception.

     Section 5.4  Consents and Approvals; No Violation. Except as set forth in
Section 5.4 of the UMC Disclosure Schedule, the execution and delivery of this Agreement and the Ancillary Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien, security interest, charge or encumbrance upon any of the properties or assets of UMC or any of its Subsidiaries under, any provision of (a) the certificate of incorporation or bylaws of UMC or any provision of the comparable charter or organization documents of any of its Subsidiaries, (b) any material loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license which UMC or any of its Subsidiaries is a party or by which UMC or any of its Subsidiaries or any of their respective properties or assets may be bound or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to UMC or any of its Subsidiaries or any of their respective properties or assets, other than in the case of clause (b) or (c), any such conflicts, violations, defaults, terminations, cancellations, accelerations, Liens, security interests, charges or encumbrances that, individually or in their aggregate, would not result in a UMC Material Adverse Effect, materially impair the ability of UMC to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of any Governmental Authority is required by or with

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respect to UMC or any of its Subsidiaries in connection with the execution and delivery of this Agreement by UMC or the consummation by UMC of the transactions contemplated hereby, except for (a) the filing with the SEC of the Joint Proxy Statement/Prospectus, the Registration Statement and such reports in connection, or in compliance, with the provisions of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required, (b) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which UMC or any of its Subsidiaries is qualified to do business, (c) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Mergers or the transactions contemplated by this Agreement, (d) such filings as may be required in connection with applicable taxes, (e) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the corporation, takeover or "Blue Sky" laws of various states, (f) such filings and approvals as may be required under the HSR Act, and (g) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a UMC Material Adverse Effect, materially impair the ability of UMC to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

     Section 5.5 UMC SEC Reports. UMC has filed with the SEC, and has heretofore made available to OEI true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto, but excluding preliminary materials), including without limitation its Annual Reports to Stockholders incorporated by reference in certain of such reports, which UMC was required to file with the SEC since December 31, 1994, and prior to or on the date of this Agreement under the Securities Act or the Exchange Act (collectively, the "UMC SEC Reports"). As of the respective dates such UMC SEC Reports were filed or, if any such UMC SEC Reports were amended, as of the date such amendment was filed, each of the UMC SEC Reports, including without limitation any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 5.6 UMC Financial Statements. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of UMC (including any related notes and schedules) included (or incorporated by reference) in the UMC SEC Reports (collectively, the "UMC Financial Statements") have been prepared from, and are in accordance with, the books and records of UMC and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of UMC and its consolidated Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of UMC and its consolidated Subsidiaries for the periods presented therein (subject to normal year-end adjustments, none of which are material, and the absence of financial footnotes in the case of any unaudited interim financial statements).

     Section 5.7 Absence of Undisclosed Liabilities. Except as disclosed in the UMC SEC Reports, as of the date hereof, there are no liabilities of UMC or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are reasonably likely to have a UMC Material Adverse Effect, other than: (a) liabilities adequately provided for on the balance sheet of UMC dated as of December 31, 1996 (including the notes thereto), contained in UMC's Annual Report on Form 10-K for the year ended December 31, 1996; (b) financial liabilities and contractual obligations incurred in the ordinary course of business subsequent to December 31, 1996; and
(c) liabilities under this Agreement.

     Section 5.8 Absence of Certain Changes. Except as disclosed in the UMC SEC Reports, as contemplated by this Agreement, as set forth in Section 5.8 of the UMC Disclosure Schedule or as disclosed in UMC Financial Statements, since December 31, 1996, (a) UMC and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices, (b) there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have a UMC Material Adverse Effect, (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of UMC or any repurchase, redemption or other acquisition by UMC or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, UMC or any of its Subsidiaries, (d) there has not been any amendment of any term of any outstanding security of UMC or any of its Subsidiaries, (e) there has not been any change in any method of accounting or accounting practice by UMC or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP, (f) there has not been any material change in any tax method, practice or election by UMC or any of its Subsidiaries and (g) there has not been any other transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that is reasonably likely to have a UMC Material Adverse Effect, except for general economic changes and changes that may affect the industries of UMC and its Subsidiaries generally.

     Section 5.9 No Default. Neither UMC nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (a) the certificate of incorporation or bylaws of UMC or the comparable charter or organizational documents of any of its Subsidiaries, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which UMC or any of its Subsidiaries is now a party or by which UMC or any of its Subsidiaries or any of their respective properties or assets is bound or (c) any order, writ, injunction, decree, statute, rule or regulation applicable to UMC or any of its Subsidiaries, except in the case of (b) and (c) for defaults or violations which in the aggregate would not have a UMC Material Adverse Effect.

     Section 5.10 Taxes. Except as otherwise disclosed in Section 5.10 of the UMC Disclosure Schedule (and for matters that would not be a UMC Material Adverse Effect, individually or in the aggregate):

     (a) UMC and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all Tax Returns required by applicable law to be filed by, with respect to, or include any of them prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects.

     (b) UMC and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all Taxes for which UMC or any of its Subsidiaries could be held liable with respect to any period ending prior to or as of the Closing Date.

     (c) No Audit by a Tax Authority is pending, to the knowledge of UMC, or threatened with respect to any Tax Returns filed by, or Taxes due from, UMC or any Subsidiary. No issue has been raised by any Tax Authority in any Audit of UMC or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against UMC or any of its Subsidiaries. There are no Liens for Taxes upon the assets of UMC or any of its Subsidiaries, except Liens for current Taxes not yet delinquent.

     (d) Neither UMC nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

     (e) Prior to the date hereof, UMC and its Subsidiaries have disclosed, and provided or made available to OEI true and complete copies of, all material Tax sharing, Tax indemnity, or similar agreements to which UMC or any of its Subsidiaries is a party, is bound by, or has any obligation or liability for Taxes.

     (f) Neither UMC nor any of its Subsidiaries has filed a consent under section 341(f) of the Code concerning collapsible corporations. Neither UMC nor any of its Subsidiaries has made any material payments, is obligated to make any material payments, or is a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under sections 162(m), 263, or 280G of the Code. Neither UMC nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code. Neither UMC nor any of its Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal Tax Return (other than a group the common parent of which was UMC) or
(ii) has any liability for the taxes of any person (other than any of UMC and its Subsidiaries) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

     (g) Neither UMC nor any of its Subsidiaries has agreed to or is required to make any adjustment pursuant to section 481(a) of the Code (or any predecessor provision), and there is no application pending with any taxing authority requesting permission for any changes in any accounting method of UMC or any of its Subsidiaries. The Internal Revenue Service has not proposed any such adjustment or change in accounting method with respect to UMC or any of its Subsidiaries.

     (h) Neither UMC nor any of its Subsidiaries has been or is in violation (or with notice or lapse of time or both, would be in violation) of any applicable law relating to the payment or withholding of Taxes. UMC and its Subsidiaries have duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

     (i) The unpaid Taxes of UMC and its Subsidiaries (i) did not, as of the most recent fiscal month end included in UMC Financial Statements, exceed by any material amount the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet included in UMC Financial Statements (rather than in any notes thereto) and (ii) will not exceed by any material amount that reserve as adjusted for operations and transactions through the Effective Time in accordance with the past custom and practice of UMC and its Subsidiaries in filing their Tax Returns.

     Section 5.11  Litigation. Except as disclosed in the UMC SEC Reports or
Section 5.11 of the UMC Disclosure Schedule, as of the date of this Agreement, there is no suit, claim, action, proceeding, arbitration, or investigation pending or, to the knowledge of UMC, threatened against or directly affecting UMC, any of its Subsidiaries or any of the directors or officers of UMC or any of its Subsidiaries in their capacity as such by or before any court, Governmental Authority or any arbitrator of any kind ("UMC Litigation"), and neither UMC nor its Subsidiaries is aware of any facts that are likely to give rise to any UMC Litigation, that (in any case) could reasonably be expected to have a UMC Material Adverse Effect or could reasonably be expected to materially adversely affect UMC's ability to consummate the transactions contemplated by this Agreement, if adversely determined. Neither UMC nor any of its Subsidiaries, nor any officer, director or employee of UMC or any of its Subsidiaries, has been permanently or temporarily enjoined by any order, judgment, injunction or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of UMC or such Subsidiary nor, to the knowledge of UMC, is UMC, any Subsidiary or any officer, director or employee of UMC or its Subsidiaries under investigation by any Governmental Authority. Except as disclosed in the UMC SEC Reports or Section 5.11 of the UMC Disclosure Schedule, there is not in existence any order, judgment, injunction or decree of any court or other tribunal against UMC or any of its Subsidiaries that is reasonably likely to have a UMC Material Adverse Effect or is reasonably expected to materially adversely affect UMC's ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

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

Notwithstanding the foregoing, no representation or warranty in this Section
5.11 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 5.13.

     Section 5.12  Employee Benefit Plans; ERISA.

     (a) Section 5.12(a) of the UMC Disclosure Schedule contains a true and complete list of the written and oral plans, policies and arrangements of any type (including but not limited to plans described in section 3(3) of ERISA), currently sponsored, maintained or contributed to by UMC or any trade or business, whether or not incorporated, which together with UMC would be deemed a "single employer" within the meaning of section 414(b), (c) or (m) of the Code or section 4001(b)(1) of ERISA (a "UMC ERISA Affiliate"), which provide compensation, insurance or other coverage, or any other benefits to the employees, independent contractors or non-employee directors of UMC or any Subsidiary of UMC ("UMC Benefit Plans").

     (b) With respect to each UMC Benefit Plan: (i) if intended to qualify under section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under section 501(a) of the Code and, to the knowledge of UMC, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) each such plan has been administered in substantial compliance with its terms and applicable law; (iii) neither UMC nor any UMC ERISA Affiliate has engaged in, and UMC and each UMC ERISA Affiliate do not have any knowledge of any person that has engaged in, any transaction or acted or failed to act in any manner that would subject UMC or any UMC ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA that could reasonably be expected to result in a UMC Material Adverse Effect; (iv) no disputes are pending, or, to the knowledge of UMC or any UMC ERISA Affiliate, threatened; (v) neither UMC nor any UMC ERISA Affiliate has engaged in, and UMC and each UMC ERISA Affiliate do not have any knowledge of any person that has engaged in, any transaction in violation of section 406(a) or (b) of ERISA for which no exemption exists under section 4975(c)(1) of the Code or section 4975(d) of the Code that could reasonably be expected to result in a UMC Material Adverse Effect; (vi) there have been no "reportable events" within the meaning of section 4043 of ERISA for which the 30 day notice requirement of ERISA has not been waived by the PBGC; (vii) all contributions due have been made on a timely basis (within, where applicable, the time limit established under section 302 of ERISA or section 412 of the Code); (viii) no notice of intent to terminate such plan has been given under section 4041 of ERISA and no proceeding has been instituted under section 4042 of ERISA to terminate such plan; and (ix) except for defined benefit plans, such plan may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination. All contributions made or required to be made under any UMC Benefit Plan meet the requirements for deductibility under the Code, and all contributions which are required and which have not been made have been properly recorded on the books of UMC or a UMC ERISA Affiliate.

     (c) No UMC Benefit Plan is a "multiemployer plan" (as defined in section 4001(a)(3) of ERISA) or a "multiple employer plan" (within the meaning of section 413(c) of the Code), and except as provided in Section 5.12(c) of the UMC Disclosure Schedule, no UMC Benefit Plan is or was subject to section 302 of ERISA or section 412 of the Code. No event has occurred with respect to UMC or a UMC ERISA Affiliate in connection with which UMC could be subject to any liability, Lien or encumbrance with respect to any UMC Benefit Plan or any employee benefit plan described in section 3(3) of ERISA maintained, sponsored or contributed to by a UMC ERISA Affiliate under ERISA or the Code. Except as provided in Part 6 of Title I of ERISA, no welfare plan (as defined in section 3(1) of ERISA) provides any benefits to any retiree or former employee or service provider of UMC.

     (d) Except as set forth in Section 5.12(d) of the UMC Disclosure Schedule, no employees of UMC or any of its Subsidiaries are covered by any severance plan or similar arrangement.

     Section 5.13  Environmental Matters. Except as set forth in (i) Section
5.13 of the UMC Disclosure Schedule or (ii) the UMC SEC Reports:

     (a) The businesses of UMC and its Subsidiaries have been and are operated in compliance with all Environmental Laws.

     (b) Neither UMC nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances at any of its properties or facilities, except in material compliance with all Environmental Laws or except as would not result in a UMC Material Adverse Effect, and, to UMC's knowledge, no generation, manufacture, processing, distribution, use, treatment, handling, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by UMC or any of its Subsidiaries except in material compliance with all Environmental Laws.

     (c) Neither UMC nor any of its Subsidiaries has received any written notice from any Governmental Authority or other third party or, to the knowledge of UMC, any other communication alleging or concerning any violation by UMC or any of its Subsidiaries of, or responsibility or liability of UMC or any of its Subsidiaries under, any Environmental Law or for personal injuries and/or property damages. There are no pending, or to the knowledge of UMC, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of UMC or any of its Subsidiaries alleging or concerning any violation of or responsibility or liability under any Environmental Law or alleging personal injuries and/or property damages, nor does UMC have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

     (d) UMC and its Subsidiaries are in possession of and in material compliance with all approvals, permits, licenses, registrations and similar type authorizations from all Governmental Authorities under all Environmental Laws with respect to the operation of the businesses of UMC and its Subsidiaries; there are no pending or, to the knowledge of UMC, threatened, actions, proceedings or investigations seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses registrations and authorizations; and UMC does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations. No notice to, approval of, or authorization or consent from any Governmental Authority is necessary for the transfer of or modification to any approval, permit, license, registration or authorization, and the consummation of the transactions contemplated by this Agreement will not violate, alter, impair or invalidate, in any respect, any approval, permit, license, registration or authorization.

     (e) Without in any way limiting the generality of the foregoing, (i) none of the off-site locations where UMC or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of Hazardous Substances is listed on CERCLIS or the NPL or, to the knowledge of UMC, is the subject of pending or threatened claims, suits, actions, proceedings or investigations by any Governmental Authority or other third party, (ii) to UMC's knowledge, all underground storage tanks owned or operated by UMC or any of its Subsidiaries are in compliance with Environmental Laws, and there have been no releases of Hazardous Substances from such underground storage tanks, (iii) to the knowledge of UMC, there is no asbestos contained in or forming part of any equipment, building, building component, structure or office space owned or leased by UMC and (iv) no PCBs or PCB-containing items are used or stored at any property owned, leased or operated by UMC or any of its Subsidiaries.

     Section 5.14  Compliance with Applicable Laws. Except as set forth in
Section 5.14 of the UMC Disclosure Schedule or as disclosed in the UMC SEC Reports, neither UMC nor any of its Subsidiaries has received notice of any revocation or modification of any Federal, state, local or foreign governmental license, certification, tariff, permit, authorization or approval, the revocation or modification of which would have a UMC Material Adverse Effect. The conduct of the business of each of UMC and its Subsidiaries complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable hereto, except for violations or failures to comply, if any, that, individually or in the aggregate, would not have a UMC Material Adverse Effect. Notwithstanding the foregoing, no representation or warranty in this Section 5.14 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 5.13.

     Section 5.15 Insurance. Section 5.15 of the UMC Disclosure Schedule lists each of the insurance policies relating to UMC or its Subsidiaries which are currently in effect. UMC has provided OEI with a true, complete and correct copy of each such policy or the binder therefor. With respect to each such insurance policy or binder, none of UMC, any of its Subsidiaries or any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and UMC does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not result in a UMC Material Adverse Effect. Section 5.15 of the UMC Disclosure Schedule describes any self-insurance arrangements affecting UMC or its Subsidiaries. The insurance policies listed in Section 5.15 of the UMC Disclosure Schedule include all policies which are required in connection with the operation of the businesses of UMC and its Subsidiaries as currently conducted by applicable laws and all agreements relating to UMC and its Subsidiaries.

     Section 5.16  Labor Matters; Employees.

     (a) Except as set forth in Section 5.16(a) of the UMC Disclosure Schedule,
(i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of UMC, threatened against or affecting UMC or any of its Subsidiaries and, during the past five years, there has not been any such action, (ii) none of UMC or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to a material number of employees of UMC or any of its Subsidiaries, (iii) no material number of the employees of UMC or any of its Subsidiaries are represented by any labor organization and none of UMC or any of its Subsidiaries have any knowledge of any current union organizing activities among a material number of employees of UMC or any of its Subsidiaries nor does any question concerning representation exist concerning such employees, (iv) UMC and its Subsidiaries have each at all times been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (v) there is no material unfair labor practice charge or complaint against any of UMC or any of its Subsidiaries pending or, to the knowledge of UMC, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) there is no material grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to UMC or any of its Subsidiaries, and (vii) neither the Occupational Safety and Health Administration, the Department of Labor, the Equal Employment Opportunity Commission nor any corresponding state agency has threatened to file any citation, and there are no pending citations, relating to UMC or any of its Subsidiaries.

     (b) Except as set forth in Section 5.16(b) of the UMC Disclosure Schedule, since the enactment of the WARN Act, none of UMC or any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of UMC or any of its Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of UMC or any of its Subsidiaries, nor has UMC or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that could reasonably be expected to have a UMC Material Adverse Effect. The UMC Merger is not anticipated to result in any "plant closing" or "mass layoff" which would require any action to comply with the WARN Act.

     (c) Except as disclosed in Section 5.11 of the UMC Disclosure Schedule and for matters which would not have a UMC Material Adverse Effect, there is no suit, claim, action, proceeding or investigation regarding any labor or employment matter pending or threatened against or directly affecting UMC, any of its Subsidiaries or any of the directors or officers of UMC or any of its Subsidiaries in their capacity as such by or before any administrative agency, court, Governmental Authority or any arbitrator of any kind, that could reasonably be expected to have a UMC Material Adverse Effect, if adversely determined.

     Section 5.17 Beneficial Ownership of OEI Common Stock. As of the date hereof, neither UMC nor its Subsidiaries beneficially owns any of the outstanding OEI Common Stock or any of OEI's outstanding debt securities.

     Section 5.18 Permits. Immediately prior to the Effective Time and except for Customary Post-Closing Consents, UMC or its Subsidiaries will hold all of the Permits required or necessary to construct, run, operate, use and maintain their properties and conduct their operations as presently conducted, except for such Permits, the lack of which, individually or in the aggregate, would not have a UMC Material Adverse Effect; provided, however, that notwithstanding the foregoing, no representation or warranty in this Section 5.18 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively by the provisions set forth in Section 5.13. UMC is in compliance with the terms of its Permits, except where the failure to comply would not have a UMC Material Adverse Effect.

     Section 5.19  Material Contracts.

     (a) Set forth in Section 5.19(a) of the UMC Disclosure Schedule is a list of each contract, lease, indenture, agreement, arrangement or understanding to which UMC or any of its Subsidiaries is subject that is of a type that would be required to be included as an exhibit to a Form S-1 Registration Statement pursuant to the rules and regulations of the SEC if such a registration statement was filed by UMC (collectively, the "UMC Material Contracts").

     (b) Except as set forth in Section 5.19(a) or 5.19(b) of the UMC Disclosure Schedule, the Oil and Gas Interests of UMC and its Subsidiaries are not subject to (i) any instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly, or (ii) any agreement not entered into in the ordinary course of business in which the amount involved is in excess of $500,000. With respect to the Oil and Gas Interests of UMC and its Subsidiaries, (i) all UMC Material Contracts are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms; (ii) no party to any UMC Material Contract is in material breach or default with respect to its obligations thereunder, including with respect to payments or otherwise; (iii) no party to any UMC Material Contract has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof; and (iv) no UMC Material Contract contains any provision that prevents UMC or any of its Subsidiaries from owning, managing and operating the Oil and Gas Interests of UMC and its Subsidiaries in accordance with historical practices.

     (c) As of the date of this Agreement, except as set forth in Section 5.19(c) of the UMC Disclosure Schedule, with respect to authorizations for expenditures executed on or after January 1, 1997, (i) there are no material outstanding calls for payments that are due or that UMC or its Subsidiaries are committed to make that have not been made; (ii) there are no material operations with respect to which UMC or its Subsidiaries have become a non-consenting party; and (iii) there are no commitments for the material expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

     (d) Except as set forth in Section 5.19(d) of the UMC Disclosure Schedule,
(i) there are no express contractual obligations to engage in continuous development operations in order to maintain any producing material Oil and Gas Interest of UMC or any of its Subsidiaries in force and effect; (ii) there are no provisions applicable to the material Oil and Gas Interests of UMC or any of its Subsidiaries which increase the royalty percentage of the lessor thereunder; and (iii) none of the material Oil and Gas Interests of UMC or any of its Subsidiaries are limited by terms fixed by a certain number of years (other than primary terms under oil and gas leases).

     Section 5.20 Required Stockholder Vote or Consent. The affirmative vote of the holders of no greater than a majority of the outstanding shares of UMC Common Stock is required to adopt this Agreement and approve the UMC Merger and the other transactions contemplated hereby (the "UMC Stockholders' Approval"). No other vote of the holders of any class or series of UMC's capital stock is required by law, the certificate of incorporation or bylaws of UMC or otherwise to adopt this Agreement and approve the UMC Merger and the other transactions contemplated hereby.

     Section 5.21  Joint Proxy Statement/Prospectus; Registration
Statement. None of the information supplied or to be supplied by UMC for inclusion or incorporation by reference in (a) the Joint Proxy Statement/Prospectus to be filed by OEI and UMC with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement to be filed by OEI with the SEC in connection with the Mergers and the issuance of OEI Common Stock in connection therewith, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Joint Proxy Statement/ Prospectus, at the time the Joint Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of OEI and UMC, at the time such stockholders vote on approval and adoption of this Agreement and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain, in the case of the Joint Proxy Statement/Prospectus, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and, in the case of the Registration Statement, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. If at any time prior to the Effective Time any event with respect to UMC, its officers and directors or any of its Subsidiaries shall occur which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement/Prospectus or the Registration Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of OEI and UMC. The Registration Statement will comply (with respect to UMC) as to form in all material respects with the provisions of the Securities Act, and the Joint Proxy Statement/ Prospectus will comply (with respect to UMC) as to form in all material respects with the provisions of the Exchange Act.

     Section 5.22 Intellectual Property. UMC and its Subsidiaries own, or are licensed or otherwise have the right to use all Intellectual Property currently used in the conduct of the business of UMC and its Subsidiaries, except where the failure to so own or otherwise have the right to use such Intellectual Property would not, individually or in the aggregate, have a UMC Material Adverse Effect. No person has notified either UMC or any of its Subsidiaries that their use of the Intellectual Property infringes on the rights of any person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of UMC and its Subsidiaries that could have a UMC Material Adverse Effect, and, to UMC's knowledge, no person is infringing on any right of UMC or any of its Subsidiaries with respect to any such Intellectual Property. No claims are pending or, to UMC's knowledge, threatened that UMC or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property.

     Section 5.23 Hedging. Section 5.23 of the UMC Disclosure Schedule sets forth for the periods shown obligations of UMC and each of its Subsidiaries for the delivery of Hydrocarbons attributable to any of the properties of UMC or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth in Section 5.23 of the UMC Disclosure Schedule, as of the date of this Agreement, neither UMC nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.

     Section 5.24 Brokers. No broker, finder or investment banker (other than Merrill Lynch, Pierce, Fenner & Smith Incorporated, the fees and expenses of which will be paid by UMC) is entitled to any brokerage, finder's fee or other fee or commission payable by UMC or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of UMC or any of its Subsidiaries. True and correct copies of all agreements and engagement letters currently in effect with Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "UMC Engagement Letters") have been provided to OEI.

     Section 5.25 Tax-Free Reorganization and Pooling. Neither UMC nor, to the knowledge of UMC, any of its affiliates has taken or agreed to take any action or failed to take any action which action or failure (without giving effect to any actions or failures to act by OEI or any of its affiliates) would prevent the Mergers and the other transactions contemplated herein from being treated for financial accounting purposes as a Pooling Transaction or would prevent the Mergers from constituting reorganizations within the meaning of section 368(a)(1)(A) of the Code.

     Section 5.26 Section 203 of the DGCL Not Applicable. The Board of Directors of UMC has approved the UMC Merger, this Agreement, the UMC Option, the UMC Proxy and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the UMC Merger and the other transactions contemplated hereby the restrictions contained in Section 203 of the DGCL.

     Section 5.27 Opinion of Financial Advisor. The Board of Directors of UMC has received an opinion from Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated the date of this Agreement, to the effect that, as of such date, and subject to the assumptions and other matters set forth therein, the UMC Exchange Ratio is fair, from a financial point of view, to the holders of UMC Common Stock.

     Section 5.28 UMC Rights Plan. Under the terms of the UMC Rights Plan, the transactions contemplated by this Agreement will not cause any person to become an Acquiring Person or cause a Distribution Date or Stock Acquisition Date (as each such term is defined in the UMC Rights Plan) to occur or cause the rights issued pursuant to the UMC Rights Plan to become exercisable.

                                   ARTICLE VI

                            COVENANTS AND AGREEMENTS

     It is further agreed as follows:

     Section 6.1 Conduct of Business by OEI and UMC. From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (the "Termination Date"), and except as may be agreed in writing by the other parties hereto or as may be permitted pursuant to this Agreement:

     (a) Except as set forth in Section 6.1 of the OEI Disclosure Schedule, OEI:

     (i) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their ordinary and usual course of business in substantially the same manner as heretofore conducted, and shall use all commercially reasonable efforts to preserve intact its present business organization, keep available the services of its current officers and employees and endeavor to preserve relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Effective Time;

     (ii) shall not, and it shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or any of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, other than any such acquisition or acquisitions having a purchase price not exceeding $50,000,000 in the aggregate;

     (iii) shall not, other than: (A) as may be necessary or required by law to consummate the transactions contemplated hereby or (B) sales, leases, encumbrances or other dispositions in the ordinary course of business consistent with past practice that are not material, individually or in the aggregate, to OEI and its Subsidiaries taken as a whole, and it shall not permit any of its Subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, any of its material assets;

     (iv) shall not, and shall not permit any of its Subsidiaries to, (A) incur any indebtedness for borrowed money (except (w) intercompany debt, (x) indebtedness incurred to finance any transactions or capital or other expenditures permitted by this Agreement and regular borrowings under credit facilities made in the ordinary course of OEI's cash management practices, (y) refinancings of existing debt and (z) immaterial borrowings that, in each such case, permit prepayment of such debt without penalty (other than LIBOR breakage costs)) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of OEI or any of its Subsidiaries or guarantee any debt securities of others, (B) except in the ordinary course of business, enter into any material lease (whether such lease is an operating or capital lease) or create any material mortgages, Liens, security interests or other encumbrances on the property of OEI or any of its Subsidiaries in connection with any indebtedness thereof, (C) make or commit to make aggregate capital expenditures in excess of an amount equal to the aggregate capital expenditures budgeted by OEI for the fiscal years ending December 31, 1997 as set forth in the capital expenditure budgets delivered to UMC, less any budgeted capital expenditures expended prior to the date of this Agreement, or (D) make or commit to make aggregate capital expenditures in excess of an amount equal to the sum of (y) the aggregate capital expenditures budgeted by OEI for the fiscal year ending December 31, 1998, as set forth in the capital expenditure budgets delivered to UMC, plus (z) capital expenditures (not otherwise included in budgeted capital expenditures) that may be incurred in connection with acquisitions permitted by this Agreement;

     (v) shall not, and shall not (except in the ordinary course of business consistent with past practice) permit any of its Subsidiaries that is not wholly owned to: (A) declare, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of OEI's capital stock, or (C) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock, except as required by the terms of its securities outstanding on the date hereof or as contemplated by any existing employee benefit plan;

     (vi) shall not, and shall not permit any of its Subsidiaries to, except (A) in the ordinary course of business consistent with past practice or (B) as otherwise provided in this Agreement, enter into or amend any employment, severance or similar agreements or arrangements with any of their respective directors or executive officers, enter into, adopt or amend any bonus, deferred compensation, stock purchase, stock option, pension, retirement or other employee benefit plan, program, agreement or arrangement ("Plan") or grant any increases in the compensation of any of its directors, officers or employees, except increases to employees who are not directors or officers made in the ordinary course of business and in accordance with past practice; provided, however, that nothing in this Section 6.1(a)(vi) shall prevent OEI or its Subsidiaries from paying or reimbursing, to the extent necessary, any of its respective directors, officers or employees relocation expenses;

     (vii) shall not, and shall not permit any of its Significant Subsidiaries to, except as otherwise permitted or contemplated by this Agreement, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

     (viii) shall not, nor shall it permit any of its Subsidiaries to, enter into any agreement or arrangement with any of their respective Affiliates (as such term is defined in Rule 405 under the Securities Act, an "Affiliate"), other than with its wholly owned Subsidiaries, on terms less favorable to it or its Subsidiary, as the case may be, than could be reasonably expected to have been obtained with an unaffiliated third party on an arm's-length basis;

     (ix) shall not propose or adopt any amendments to its certificate of incorporation or by-laws;

     (x) shall not, and shall not permit any of its Significant Subsidiaries to, issue, deliver or sell or authorize or propose to issue, deliver or sell, any shares of their capital stock of any class or other voting securities or any securities convertible into such shares (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), except as specifically set forth in Section 4.2 and except pursuant to the OEI Rights Plan;

     (xi) shall not, and shall not permit any of its Subsidiaries to, take any actions which would, or would be reasonably likely to, prevent accounting for the Mergers in accordance with the pooling of interests method of accounting under the requirements of Opinion No. 16 "Business Combinations" of the Accounting Principles

Board of the American Institute of Certified Public Accountants, as amended by applicable pronouncements by the Financial Accounting Standards Board ("APB No. 16");

     (xii) shall not, and shall not permit any of its Subsidiaries to (A) make or rescind any material express or deemed election relating to Taxes unless it is reasonably expected that such action will not have an OEI Material Adverse Effect, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where it has the capacity to make such binding election, (B) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except where such settlement or compromise will not have an OEI Material Adverse Effect, or (C) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Returns that have been filed for prior taxable years, except as may be required by applicable law or except for changes that are reasonably expected not to have an OEI Material Adverse Effect; and

     (xiii) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions or take any action which would (A) make any representation or warranty in Article IV hereof untrue or incorrect or (B) result in any of the conditions to the Mergers set forth in
Article VII not being satisfied.

     (b) Except as set forth in Section 6.1 of the UMC Disclosure Schedule, UMC:

     (i) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their ordinary and usual course of business in substantially the same manner as heretofore conducted, and shall use all commercially reasonable efforts to preserve intact its present business organization, keep available the services of its current officers and employees and endeavor to preserve relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Effective Time;

     (ii) shall not, and it shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or any of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, other than any such acquisition or acquisitions having a purchase price not exceeding $50,000,000 in the aggregate;

     (iii) shall not, other than: (A) as may be necessary or required by law to consummate the transactions contemplated hereby or (B) sales, leases, encumbrances or other dispositions in the ordinary course of business consistent with past practice that are not material, individually or in the aggregate, to UMC and its Subsidiaries taken as a whole, and it shall not permit any of its Subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, any of its material assets;

     (iv) shall not, and shall not permit any of its Subsidiaries to, (A) incur any indebtedness for borrowed money (except (t) intercompany debt, (u) indebtedness incurred by Lion GPL, S.A. in connection with the Lion Liquid Propane Gas Extraction Plant, (v) indebtedness incurred to finance any transactions or capital or other expenditures permitted by this Agreement and regular borrowings under credit facilities made in the ordinary course of UMC's cash management practices, (w) refinancings of existing debt, (x) immaterial borrowings that, in each such case, permit prepayment of such debt without penalty (other than LIBOR breakage costs), (y) for indebtedness incurred by UMC Equatorial Guinea Corporation in connection with Block B and any guarantees thereof and (z) for indebtedness incurred by Havre Pipeline Company L.L.C.) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of UMC or any of its Subsidiaries or guarantee any debt securities of others, (B) except in the ordinary course of business, enter into any material lease (whether such lease is an operating or capital lease) or create any material mortgages, Liens, security interests or other encumbrances on the property of UMC or any of its Subsidiaries in connection with any indebtedness thereof, (C) make or commit to make aggregate capital expenditures in excess of an amount equal to the aggregate capital expenditures budgeted by UMC for the fiscal years ending December 31, 1997 as set forth in the capital expenditure budgets delivered to OEI, less any budgeted capital expenditures expended prior to the date of this Agreement, or (D) make or commit to make aggregate capital expenditures in excess of an amount equal to the sum of
(y) the aggregate capital expenditures budgeted by UMC for the fiscal year ending December 31, 1998, as set forth in the capital expenditure budgets delivered to OEI, plus (z) capital expenditures (not otherwise included in budgeted capital expenditures) that may be incurred in connection with acquisitions permitted by this Agreement;

     (v) shall not, and shall not (except in the ordinary course of business consistent with past practice) permit any of its Subsidiaries that is not wholly owned to: (A) declare, authorize or pay any dividends on or make any distribution with respect to their outstanding shares of capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of UMC's capital stock; or (C) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock, except as required by the terms of its securities outstanding on the date hereof or as contemplated by any existing employee benefit plan;

     (vi) shall not, and shall not permit any of its Subsidiaries to, except (A) in the ordinary course of business consistent with past practice or (B) as otherwise provided in this Agreement, enter into or amend any Plan or grant any increases in the compensation of any of its directors, officers or employees, except increases to employees who are not directors or officers made in the ordinary course of business and in accordance with past practice; provided, however, the foregoing shall not prohibit the payment of bonuses under the UMC Incentive Compensation Plan; provided, further, that nothing in this Section 6.1(b)(vi) shall prevent UMC or its Subsidiaries from paying or reimbursing, to the extent necessary, any of its respective directors, officers or employees relocation expenses;

     (vii) shall not, and shall not permit any of its Significant Subsidiaries to, except as otherwise permitted or contemplated by this Agreement, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

     (viii) shall not, nor shall it permit any of its Subsidiaries to, enter into any agreement or arrangement with any of their respective Affiliates, other than with its wholly owned Subsidiaries, on terms less favorable to it or its Subsidiary, as the case may be, than could be reasonably expected to have been obtained with an unaffiliated third party on an arm's-length basis.

     (ix) shall not propose or adopt any amendments to its certificate of incorporation or by-laws;

     (x) shall not, and shall not permit any of its Significant Subsidiaries to, issue, deliver or sell or authorize or propose to issue, deliver or sell, any shares of their capital stock of any class or other voting securities or any securities convertible into such shares (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), except as specifically set forth in Section 5.2 and except pursuant to the UMC Rights Plan;

     (xi) shall not, and shall not permit any of its Subsidiaries to, take any actions which would, or would be reasonably likely, to, prevent accounting for the Mergers in accordance with the pooling of interests method of accounting under the requirements of APB No. 16;

     (xii) shall not, and shall not permit any of its Subsidiaries to (A) make or rescind any material express or deemed election relating to Taxes unless it is reasonably expected that such action will not have a UMC Material Adverse Effect, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where it has the capacity to make such binding election, (B) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except where such settlement or compromise will not have a UMC Material Adverse Effect, or (C) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Returns that have been filed for prior taxable years, except as may be required by applicable law or except for changes that are reasonably expected not to have a UMC Material Adverse Effect;

     (xiii) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions or take any action which would (A) make any representation or warranty in Article V hereof untrue or incorrect or (B) result in any of the conditions to the Mergers set forth in Article VII not being satisfied; and

     (xiv) shall not, under any of the UMC Option Plans, provide notice of the UMC Merger to the optionees thereunder more than 15 days prior to the UMC Effective Time.

Notwithstanding any other provision of this Agreement and the Ancillary Agreements, including, but not limited to, Sections 6.1(b)(iii), (v) and (viii) of this Agreement, nothing in this Agreement or in the Ancillary Agreements shall:

          (1) to the extent that such restriction would constitute a breach of
     Section 10.19 of UMC's Indenture governing its 10.375% Senior Subordinated Notes due 2005, restrict the right or ability of UMC's Subsidiaries to (a) pay dividends or make other distributions to UMC and its Subsidiaries, (b) pay any indebtedness owed to UMC or any of its Subsidiaries, (c) make an investment in UMC or any of its Subsidiaries, or (d) transfer any property to UMC or any of its Subsidiaries; or

          (2) to the extent that such prohibition, restriction or requirement would constitute a breach of Section 9.14 or Section 9.18 of the Global Credit Agreement among UMC, UMC Petroleum Corporation and the agents and lenders parties thereto, (a) in any way prohibit or restrict the granting, conveying, creation or imposition of any Lien on any property of UMC or any of its Subsidiaries, or require the consent of or notice to any other person or entity in connection therewith, or (b) restrict payments from the Subsidiaries of UMC Petroleum Corporation to UMC Petroleum Corporation or Subsidiaries of UMC to UMC.

     Section 6.2 Investigation. Upon reasonable notice, each of OEI and UMC shall afford to one another and to one another's officers, employees, accountants, counsel and other authorized representatives full and complete access during normal business hours, throughout the period prior to the earlier of the Effective Time or the date of termination of this Agreement, to its and its Subsidiaries' properties, contracts, commitments, books, and records (including but not limited to Tax Returns) and any report, schedule or other document filed or received by it pursuant to the requirements of federal or state securities laws and shall use their reasonable best efforts to cause their respective representatives to furnish promptly to one another such additional financial and operating data and other information as to its and its Subsidiaries' respective businesses and properties as the other or its duly authorized representatives may from time to time reasonably request. The parties hereby agree that each of them will treat any such information in accordance with the Confidentiality Agreement, dated as of April 16, 1997, between OEI and UMC (the "Confidentiality Agreement"). Notwithstanding any provision of this Agreement to the contrary, no party shall be obligated to make any disclosure in violation of applicable laws or regulations, including any such laws or regulations.

     Section 6.3 Cooperation. (a) OEI and UMC shall together, or pursuant to an allocation of responsibility to be agreed upon between them:

     (i) prepare and file with the SEC as soon as is reasonably practicable the Joint Proxy Statement/ Prospectus and use their reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC under the Exchange Act and the Registration Statement declared effective by the SEC under the Securities Act as promptly as possible after such filing;

     (ii) cooperate with one another in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein; and

     (iii) cooperate with one another in obtaining opinions of Andrews & Kurth L.L.P., counsel to OEI, and Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel to UMC, dated as of the Effective Time, to the effect that the Newco Merger and the UMC Merger, respectively, will constitute transactions described in Section 368(a) of the Code. In connection therewith, each of OEI and UMC shall deliver to Andrews & Kurth L.L.P. and Akin, Gump, Strauss, Hauer & Feld, L.L.P. customary representation letters in form and substance reasonably satisfactory to such counsel and OEI and UMC shall use their reasonable best efforts to obtain any representation letters drafted by their counsel from their respective appropriate stockholders and shall deliver any such letters obtained to Andrews & Kurth L.L.P. and Akin, Gump, Strauss, Hauer & Feld, L.L.P. (the representation letters referred to in this sentence are collectively, the "Tax Certificates").

     (b) Subject to the limitations contained in Section 6.2, OEI and UMC shall each furnish to one another and to one another's counsel all such information as may be required in order to effect the foregoing actions and each represents and warrants to the other that no information furnished by it in connection with such actions or otherwise in connection with the consummation of the transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in order to make any information so furnished, in light of the circumstances under which it is so furnished, not misleading.

     (c)(i) OEI shall cause the Joint Proxy Statement/Prospectus to be mailed to OEI's stockholders, and UMC shall cause the Joint Proxy Statement/Prospectus to be mailed to UMC's stockholders, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

     (ii) OEI shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "OEI Stockholders Meeting") for the purpose of obtaining the OEI Stockholders' Approval and shall, through its Board of Directors, recommend to its stockholders the adoption of this Agreement and the approval of (A) the Newco Merger and the UMC Merger, (B) the benefit plans to be adopted by OEI and/or the amendments to existing benefit plans of OEI to be adopted in accordance with Section 6.17 (to the extent OEI and UMC determine such stockholder approval is required or advisable) and (C) the other matters contemplated hereby. Without limiting the generality of the foregoing but subject to its rights to terminate this Agreement pursuant to Section 6.9(b), OEI agrees that its obligations pursuant to the first sentence of this Section 6.3(c)(ii) shall not be affected by the commencement, public proposal, public disclosure or communication to OEI of any OEI Takeover Proposal (as defined in Section 6.9(a)). The OEI Stockholders Meeting shall also be OEI's annual meeting of stockholders for 1998, and OEI shall elect directors at such meeting.

     (iii) UMC shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "UMC Stockholders Meeting") for the purpose of obtaining the UMC Stockholders' Approval and shall, through its Board of Directors, recommend to its stockholders the adoption of this Agreement, the UMC Merger and the other transactions contemplated hereby. Without limiting the generality of the foregoing but subject to its rights to terminate this Agreement pursuant to
Section 6.10(b), UMC agrees that its obligations pursuant to the first sentence of this Section 6.3(c)(iii) shall not be affected by the commencement, public proposal, public disclosure or communication to UMC of any UMC Takeover Proposal (as defined in Section 6.10(a)).

     (iv) Each of UMC and OEI will use their best efforts to hold the OEI Stockholders Meeting and the UMC Stockholders Meeting on the same date and as soon as practicable after the date hereof.

     (v) Each of UMC and OEI shall cause Newco to adopt this Agreement, approve the Newco Merger and take all additional actions as may be necessary to cause Newco to effect the transactions contemplated hereby.

     (vi) OEI shall (A) promptly prepare to file with the SEC the Registration Statement on Form S-4 under the Securities Act with respect to the OEI Common Stock issuable in the Mergers; (B) as soon as is reasonably practicable, take all such action as may be required under state blue sky or securities laws in connection with the issuance of shares of OEI Common Stock in the UMC Merger and as contemplated by this Agreement; and (C) promptly prepare and file with the NYSE and such other stock exchanges as shall be agreed upon listing applications covering the shares of OEI Common Stock issuable in the UMC Merger or upon exercise of OEI and UMC stock options, warrants, conversion rights or other rights or vesting or payment of other OEI and UMC equity-based awards and use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such OEI Common Stock, subject only to official notice of issuance.

     Section 6.4 Affiliate Agreements. (a) OEI shall, as soon as practicable, deliver to UMC a list (reasonably satisfactory to counsel for UMC), setting forth the names and addresses of all persons who will be, at the time of the OEI Stockholders Meeting, in OEI's reasonable judgment, "affiliates" of OEI for purposes of Rule 145 under the Securities Act or under applicable SEC accounting releases with respect to
                                      A-35
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pooling of interests accounting treatment. OEI shall furnish such information and documents as UMC may reasonably request for the purpose of reviewing such list. OEI shall use its reasonable best efforts to cause each person who is identified as an "affiliate" in the list furnished pursuant to this Section 6.4 to execute a written agreement on or prior to the mailing of the Joint Proxy Statement/Prospectus, in substantially the form of EXHIBIT C hereto.

     (b) UMC shall, as soon as practicable, deliver to OEI a list (reasonably satisfactory to counsel for OEI) setting forth the names and addresses of all persons who will be, at the time of the UMC Stockholders Meeting, in UMC's reasonable judgment, "affiliates" of UMC for purposes of Rule 145 under the Securities Act or under applicable SEC accounting releases with respect to pooling of interests accounting treatment. UMC shall furnish such information and documents as OEI may reasonably request for the purpose of reviewing such list. UMC shall use its reasonable best efforts to cause each person who is identified as an "affiliate" in the list furnished pursuant to this Section 6.4 to execute a written agreement on or prior to the mailing of the Joint Proxy Statement/Prospectus, in substantially the form of EXHIBIT D hereto.

     Section 6.5 Employee Stock Options, Incentive and Benefit Plans. (a) Simultaneously with the UMC Merger, (i) to the extent that the holders of such options so elect, each outstanding option ("UMC Stock Options") (and related stock appreciation right ("UMC SAR"), if any) to purchase or acquire a share of UMC Common Stock under UMC Option Plans shall be converted into an option (together with a related stock appreciation right of UMC, if applicable) to purchase the number of shares of OEI Common Stock equal to 1.30 times the number of shares of UMC Common Stock which could have been obtained prior to the Effective Time upon the exercise of each such option, at an exercise price per share equal to the exercise price for each such share of UMC Common Stock subject to an option (and related UMC SAR, if any) under the UMC Option Plans divided by 1.30, and all references in each such option (and related UMC SAR, if any) to UMC shall be deemed to refer to OEI, where appropriate, and (ii) OEI shall assume the obligations of UMC under the UMC Option Plans. The other terms of each such option and UMC SAR, and the plans under which they were issued, shall continue to apply in accordance with their terms, including any provisions providing for acceleration.

     (b) Simultaneously with the UMC Merger, each outstanding award (including restricted stock, phantom stock, stock equivalents and stock units) ("UMC Award") under any employee incentive or benefit plans, programs or arrangements and non-employee director plans presently maintained by UMC which provide for grants of equity-based awards shall be amended or converted into a similar instrument of OEI, in each case with such adjustments to the terms of such UMC Awards as are appropriate to preserve the value inherent in such UMC Awards with no detrimental effects on the holders thereof. The other terms of each UMC Award, and the plans or agreements under which they were issued, shall continue to apply in accordance with their terms, including any provisions providing for acceleration. With respect to any restricted stock awards as to which the restrictions shall have lapsed on or prior to the Effective Time in accordance with the terms of the applicable plans or award agreements, shares of such previously restricted stock shall be converted in accordance with the provisions of Section 2.2(c).

     (c) UMC agrees that its employee incentive or benefit plans, programs and arrangements and non-employee director plans shall be amended, to the extent necessary and appropriate, to reflect the transactions contemplated by this Agreement, including, but not limited to the conversion of shares of UMC Common Stock held or to be awarded or paid pursuant to such benefit plans, programs or arrangements into shares of OEI Common Stock on a basis consistent with the transactions contemplated by this Agreement; provided that any present employees of UMC shall be credited for their service with UMC and its predecessor entities in connection with such amendments. The actions to be taken by UMC pursuant to this Section 6.5(c) shall include the submission by UMC of the amendments to the plans, programs or arrangements referred to herein to its stockholders at the UMC Meeting, if such submission is determined to be necessary or advisable by counsel to UMC; provided, however, that such approval shall not be a condition to the consummation of the UMC Merger. At the UMC Effective Time, OEI shall automatically assume the Severance Protection Agreements between UMC and certain employees of UMC and its Subsidiaries.

     (d) Simultaneously with the Newco Merger, to the extent that the holders of such options so elect, each outstanding OEI Stock Option (and related stock appreciation right ("OEI SAR"), if any) to purchase or acquire a share of Old OEI Common Stock under OEI Option Plans shall be converted into an option (together with a related stock appreciation right of OEI, if applicable) to purchase the number of shares of OEI Common Stock equal to 2.34 times the number of shares of Old OEI Common Stock which could have been obtained prior to the Newco Effective Time upon the exercise of each such option, at an exercise price per share equal to the exercise price for each such share of OEI Common Stock subject to an option (and related OEI SAR, if any) under the OEI Option Plans divided by 2.34. The other terms of each such option and OEI SAR, and the plans under which they were issued, shall continue to apply in accordance with their terms, including any provisions providing for acceleration.

     Section 6.6 Filings; Other Action. Subject to the terms and conditions herein provided, OEI and UMC shall (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act, (b) use reasonable efforts to cooperate with one another in (i) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any third party or other governmental or regulatory bodies or authorities of federal, state, local and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby and (ii) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, and (c) use reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including, without limitation, taking all such further action as reasonably may be necessary to resolve such objections, if any, as the Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under relevant antitrust or competition laws with respect to the transactions contemplated hereby and to ensure that it is a "poolable entity" eligible to participate in a transaction to be accounted for under the pooling of interests method of accounting.

     Section 6.7 Further Assurances. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of OEI and UMC shall take all such necessary action.

     Section 6.8 Takeover Statute. If any "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, each of OEI and UMC and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

     Section 6.9 No Solicitation by OEI. (a) OEI shall not, nor shall it authorize or permit any of its directors or officers or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes an OEI Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding an OEI Takeover Proposal; provided, however, that if the Board of Directors of OEI determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to OEI's stockholders under applicable law, OEI may, in response to an OEI Superior Proposal (as defined in Section 6.9(b)) which was not solicited by it or which did not otherwise result from a breach of this Section 6.9(a), and subject to providing at least one business day's prior written notice of its decision to take such action to UMC (the "OEI Notice") and compliance with Section 6.9(c), (x) furnish information with respect to OEI and its Subsidiaries to any person making an OEI Superior Proposal pursuant to a customary confidentiality agreement (as determined by OEI after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such OEI Superior Proposal. For purposes of this Agreement, "OEI Takeover Proposal" means any inquiry, proposal or offer (or any improvement, restatement, amendment, renewal or reiteration thereof) from any person relating to
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

(i) any direct or indirect acquisition or purchase of a business or assets that
(A) constitutes 25% or more of the net revenues, net income or assets of OEI and its Subsidiaries, taken as a whole, or (B) is reasonably expected to result in the receipt of cash, securities and/or property having a value of at least $400 million, (ii) the direct or indirect acquisition of a substantial portion of shares of any class of equity securities of OEI or any of its Subsidiaries,
(iii) any tender offer or exchange offer that if consummated would result in any person beneficially owning a substantial portion of any class of equity securities of OEI or any of its Subsidiaries or (iv) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving OEI or any of its Subsidiaries, other than the transactions contemplated by this Agreement. OEI shall be permitted to deliver only one OEI Notice with respect to each person making an OEI Superior Proposal.

     (b) Except as expressly permitted by this Section 6.9, neither the Board of Directors of OEI nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to UMC, the approval or recommendation by such Board of Directors or such committee of the Mergers or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any OEI Takeover Proposal, or (iii) cause OEI or any of its Subsidiaries to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "OEI Acquisition Agreement") related to any OEI Takeover Proposal. Notwithstanding the foregoing, in the event that the Board of Directors of OEI determines in good faith that there is a substantial probability that the adoption of this Agreement by holders of OEI Common Stock will not be obtained due to the existence of an OEI Superior Proposal, the Board of Directors of OEI may (subject to this and the following sentences) terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause OEI to enter into any OEI Acquisition Agreement with respect to any OEI Superior Proposal), but only at a time that is after the third business day following UMC's receipt of written notice advising UMC that the Board of Directors of OEI is prepared to accept an OEI Superior Proposal, specifying the material terms and conditions of such OEI Superior Proposal and identifying the person making such OEI Superior Proposal. For purposes of this Agreement, an "OEI Superior Proposal" means any OEI Takeover Proposal which the Board of Directors of OEI determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to OEI's stockholders than the Mergers and for which financing, to the extent required, is then committed or as to which the Board of Directors of OEI has received a "highly confident letter" from a nationally recognized investment bank or financial institution.

     (c) In addition to the obligations of OEI set forth in paragraphs (a) and
(b) of this Section 6.9, OEI shall immediately advise UMC orally and in writing of any request for information or of any OEI Takeover Proposal, the material terms and conditions of such request or OEI Takeover Proposal and the identity of the person making such request or OEI Takeover Proposal. OEI will keep Newco reasonably informed of the status and details (including amendments or proposed amendments) of any such request or OEI Takeover Proposal.

     (d) Nothing contained in this Section 6.9 shall prohibit OEI from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to OEI's stockholders if, in the good faith judgment of the Board of Directors of OEI, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that neither OEI nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement, the Newco Merger, the UMC Merger, the issuance of OEI Common Stock in connection with the UMC Merger, or approve or recommend, or propose publicly to approve or recommend, an OEI Takeover Proposal.

     Section 6.10 No Solicitation by UMC. (a) UMC shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes a UMC Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding a UMC Takeover Proposal; provided, however, that if the Board of Directors of UMC determines in
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

good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to UMC's stockholders under applicable law, UMC may, in response to a UMC Superior Proposal (as defined in Section 6.10(b)) which was not solicited by it or which did not otherwise result from a breach of this Section 6.10(a), and subject to providing at least one business day's prior written notice of its decision to take such action to OEI (the "UMC Notice") and compliance with Section 6.10(c), (x) furnish information with respect to UMC and its Subsidiaries to any person making a UMC Superior Proposal pursuant to a customary confidentiality agreement (as determined by UMC after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such UMC Superior Proposal. For purposes of this Agreement, "UMC Takeover Proposal" means any inquiry, proposal or offer (or any improvement, restatement, amendment, renewal or reiteration thereof) from any person relating to (i) any direct or indirect acquisition or purchase of a business or assets that (A) constitutes 25% or more of the net revenues, net income or assets of UMC and its Subsidiaries, taken as a whole, or (B) is reasonably expected to result in the receipt of cash, securities and/or property having a value of at least $400 million, (ii) the direct or indirect acquisition of a substantial portion of shares of any class of equity securities of UMC or any of its Subsidiaries, (iii) any tender offer or exchange offer that if consummated would result in any person beneficially owning a substantial portion of any class of equity securities of UMC or any of its Subsidiaries or (iv) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving UMC or any of its Subsidiaries, other than the transactions contemplated by this Agreement. UMC shall be permitted to deliver only one UMC Notice with respect to each person making a UMC Superior Proposal.

     (b) Except as expressly permitted by this Section 6.10, neither the Board of Directors of UMC nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to UMC, the approval or recommendation by such Board of Directors or such committee of the UMC Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any UMC Takeover Proposal, or (iii) cause UMC or any of its Subsidiaries to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "UMC Acquisition Agreement") related to any UMC Takeover Proposal. Notwithstanding the foregoing, in the event that the Board of Directors of UMC determines in good faith that there is a substantial probability that the adoption of this Agreement by holders of UMC Common Stock will not be obtained due to the existence of a UMC Superior Proposal, the Board of Directors of UMC may (subject to this and the following sentences) terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause UMC to enter into any UMC Acquisition Agreement, with respect to any UMC Superior Proposal), but only at a time that is after the third business day following OEI's receipt of written notice advising OEI that the Board of Directors of UMC is prepared to accept a UMC Superior Proposal, specifying the material terms and conditions of such UMC Superior Proposal and identifying the person making such UMC Superior Proposal. For purposes of this Agreement, a "UMC Superior Proposal" means any UMC Takeover Proposal which the Board of Directors of UMC determine in its good faith judgment (based on the advice of a financial adviser of nationally recognized reputation) to be more favorable to UMC's stockholders than the UMC Merger and for which financing, to the extent required, is then committed or as to which the Board of Directors of UMC has received a "highly confident letter" from a nationally recognized investment bank or financial institution.

     (c) In addition to the obligations of UMC set forth in paragraphs (a) and
(b) of this Section 6.10, UMC shall immediately advise OEI orally and in writing of any request for information or of any UMC Takeover Proposal, the material terms and conditions of such request or UMC Takeover Proposal and the identity of the person making such request or UMC Takeover Proposal. UMC will keep OEI reasonably informed of the status and details (including amendments or proposed amendments) of any such request or UMC Takeover Proposal.

     (d) Nothing contained in this Section 6.10, shall prohibit UMC from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to UMC's stockholders if, in the good faith judgment of the Board of Directors of UMC, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that neither UMC nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement, the UMC Merger, the issuance of OEI Common Stock in connection with the UMC Merger, or approve or recommend, or propose publicly to approve or recommend, a UMC Takeover Proposal.

     Section 6.11 Public Announcements. OEI and UMC will consult with and provide each other the opportunity to review and comment upon any press release prior to the issuance of any press release relating to this Agreement or the transactions contemplated herein and shall not issue any such press release without the other party's consent except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange.

     Section 6.12  Indemnification and Insurance.

     (a) From and after the Effective Time, OEI shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of OEI or any of its Subsidiaries or an employee of OEI or any of its Subsidiaries who acts as a fiduciary under any OEI Benefit Plans (the "OEI Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, or such employee of OEI or any Subsidiary whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("OEI Indemnified Liabilities"), including all OEI Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent permitted under applicable law (and OEI will pay expenses in advance of the final disposition of any such action or proceeding to each OEI Indemnified Party to the fullest extent permitted by law). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any OEI Indemnified Parties (whether arising before or after the Effective Time), (i) the OEI Indemnified Parties may retain counsel reasonably satisfactory to them and OEI, and OEI shall pay all fees and expenses of such counsel for the OEI Indemnified Parties; and (ii) OEI will use all commercially reasonable efforts to assist in the vigorous defense of any such matter, provided that no party shall be liable for any settlement effected without its written consent, which consent shall not be unreasonably withheld. Any OEI Indemnified Party wishing to claim indemnification under this Section 6.12(a), upon learning of any such claim, action, suit, proceeding or investigation, shall notify OEI, but the failure so to notify shall not relieve a party from any liability that it may have under this Section 6.12(a), except to the extent such failure materially prejudices such party. The OEI Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more OEI Indemnified Parties. The parties agree that the rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the OEI Indemnified Parties in the charter and bylaws of OEI with respect to matters occurring through the Effective Time, shall survive the Mergers and shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any OEI Indemnified Liabilities asserted or made within such period shall continue until the disposition of such OEI Indemnified Liabilities. The foregoing provisions of this Section 6.12(a) shall not limit or impair the rights of the OEI Indemnified Parties arising under any indemnification or other agreements to which they are a party, the charter, bylaws or other organizational documents of OEI and its Subsidiaries or applicable laws.

     (b) For three years from the Effective Time, OEI shall maintain in effect its current directors' and officers' liability insurance policy (the "OEI Policy") covering those persons who are currently covered by the OEI Policy (a copy of which has been heretofore delivered to UMC); provided, however, that in no event shall OEI be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by OEI for such insurance, and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, OEI shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.
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

     (c) From and after the Effective Time, OEI shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective time, an officer or director of Newco, UMC or any of its Subsidiaries or an employee of UMC or any of its Subsidiaries who acts as a fiduciary under any UMC Benefit Plans (the "UMC Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, or such employee of UMC or any Subsidiary whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("UMC Indemnified Liabilities"), including all UMC Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent permitted under applicable law (and OEI will pay expenses in advance of the final disposition of any such action or proceeding to each UMC Indemnified Party to the fullest extent permitted by law). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any UMC Indemnified Parties (whether arising before or after the Effective Time), (i) the UMC Indemnified Parties may retain counsel reasonably satisfactory to them and OEI, and OEI shall pay all fees and expenses of such counsel for the UMC Indemnified Parties; and (ii) OEI will use all commercially reasonable efforts to assist in the vigorous defense of any such matter, provided that no party shall be liable for any settlement effected without its written consent, which consent shall not be unreasonably withheld. Any UMC Indemnified Party wishing to claim indemnification under this Section 6.12(c), upon learning of any such claim, action, suit, proceeding or investigation, shall notify OEI, but the failure so to notify shall not relieve a party from any liability that it may have under this Section 6.12(c), except to the extent such failure materially prejudices such party. The UMC Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more UMC Indemnified Parties. The parties agree that the rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the UMC Indemnified Parties in the charter and bylaws of UMC with respect to matters occurring through the Effective Time, shall survive the UMC Merger and shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any UMC Indemnified Liabilities asserted or made within such period shall continue until the disposition of such UMC Indemnified Liabilities. The foregoing provisions of this Section 6.12(c) shall not limit or impair the rights of the UMC Indemnified Parties arising under any indemnification or other agreements to which they are a party, the charter, bylaws or other organizational documents of UMC and its Subsidiaries or applicable laws.

     (d) For three years from the Effective Time, OEI shall maintain in effect UMC's directors' and officers' liability insurance policy (the "UMC Policy"), which policy UMC shall obtain prior to the Effective Time and which policy shall be substantially similar to the OEI Policy, covering those persons who are covered by the UMC Policy and persons who are directors of OEI; provided, however, that in no event shall OEI be required to expend in any one year an amount in excess of 150% of the annual premiums to be paid by UMC for such insurance, and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, OEI shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     (e) In the event that OEI or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then, in each such case, proper provisions shall be made so that the successors and assigns of OEI shall assume the obligations set forth in this
Section 6.12. The provisions of this Section 6.12 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 6.12, his heirs and representatives.

     Section 6.13 Accountants' "Comfort" Letters. OEI and UMC will each use reasonable best efforts to cause to be delivered to each other letters from their respective independent accountants, dated a date within two business days before the date of the Registration Statement, in form reasonably satisfactory to the recipient and customary in scope for comfort letters delivered by independent accountants in connection with registration statements on Form S-4 under the Securities Act.

     Section 6.14 Additional Reports. OEI and UMC shall each furnish to the other copies of any reports of the type referred to in Sections 4.5, 4.6, 5.5 and 5.6 which it files with the SEC on or after the date hereof and (ii) any other filings made by such party or its Subsidiaries with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby, and each of OEI and UMC, as the case may be, represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present the financial position of OEI and its consolidated Subsidiaries or UMC and its consolidated Subsidiaries, as the case may be, as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the date then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

     Section 6.15 Advice of Changes. OEI and UMC, as the case may be, shall confer on a regular basis with each other, report on operational matters and promptly advise each other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have an OEI Material Adverse Effect or UMC Material Adverse Effect, as the case may be.

     Section 6.16 Stockholder Litigation. Each of OEI and UMC shall give the other the reasonable opportunity to participate in the defense of any litigation against OEI or UMC, as applicable, and its directors relating to the transactions contemplated by this Agreement and the Option Agreements.

     Section 6.17 OEI Benefit Plans. Prior to the mailing to the stockholders of the Joint Proxy Statement/ Prospectus, but to become effective immediately after the Effective Time, OEI shall adopt new employee benefit plans (and/or amend existing employee benefit plans) having terms and conditions acceptable to OEI and UMC.

     Section 6.18 Indenture Matters. OEI and UMC shall, and shall cause their respective Subsidiaries to, take all actions that are necessary or appropriate in order for OEI, certain of OEI's Subsidiaries and certain of UMC's Subsidiaries, as applicable, to assume or guarantee by supplemental indenture the indentures for the outstanding publicly-held notes of UMC and OEI referred to in the UMC SEC Reports and the OEI SEC Reports.

     Section 6.19 New Bank Credit Facility. OEI and UMC shall use their reasonable best efforts, and shall cooperate, to obtain as promptly as practicable commitments from financing sources to refinance on an unsecured basis the existing bank credit facilities of UMC, OEI and their respective Subsidiaries (excluding, in the case of UMC, Havre Pipeline Company L.L.C.).

     Section 6.20 Place of Business. As soon as practicable after the Effective Time, the executive offices and corporate headquarters of OEI shall be relocated to the current offices of UMC in Houston, Texas.

                                  ARTICLE VII

                           CONDITIONS TO THE MERGERS

     Section 7.1 Conditions to Each Party's Obligation to Effect the Mergers. The respective obligations of each party to effect the Mergers shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

     (a) The OEI Stockholders' Approval and the UMC Stockholders' Approval shall have been obtained all in accordance with applicable law.

     (b) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or governmental body or authority which prohibits the consummation of the Mergers substantially on the terms contemplated hereby. In the event any order, decree or injunction shall have been issued, each party shall use its reasonable efforts to remove any such order, decree or injunction.

     (c) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending such effectiveness shall have been issued and remain in effect.

     (d) The shares of OEI Common Stock issuable in the UMC Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance.

     (e) Any applicable waiting period under the HSR Act shall have expired or been terminated and any other OEI Required Approvals and UMC Required Approvals shall have been obtained, except where the failure to obtain such other OEI Required Approvals and UMC Required Approvals would not have a Material Adverse Effect on OEI or UMC, as the case may be.

     (f) UMC shall have received an opinion of its tax counsel, Akin, Gump, Strauss, Hauer & Feld, L.L.P., in form and substance reasonably satisfactory to it, and dated as of the Effective Time, to the effect that the UMC Merger will constitute a transaction described in Section 368(a) of the Code. OEI shall have received an opinion of its tax counsel, Andrews & Kurth L.L.P., in form and substance reasonably satisfactory to it, and dated as of the Effective Time, to the effect that the Mergers will constitute transactions described in Section 368(a) of the Code. In rendering such opinions, Akin, Gump, Strauss, Hauer & Feld, L.L.P. and Andrews & Kurth L.L.P. may require delivery of and rely upon the Tax Certificates.

     (g) Each of UMC and OEI shall have received from Arthur Andersen LLP a written opinion dated the Effective Time to the effect that the transactions contemplated by this Agreement, including the Mergers, when effected in accordance with the terms hereof, shall be accounted for in the consolidated financial statements of OEI and its Subsidiaries as a Pooling Transaction, and a copy of each party's respective opinion shall have been delivered to the other.

     Section 7.2 Conditions to Obligations of OEI to Effect the Mergers. The obligation of OEI to effect the Newco Merger and the UMC Merger is further subject to the conditions that (a) the representations and warranties of UMC contained herein that are qualified as to materiality shall be true and correct in all respects and each of the representations and warranties of UMC contained herein that are not so qualified shall be true and correct in all material respects as of the Effective Time with the same effect as though made as of the Effective Time except (i) for changes specifically permitted by the terms of this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (iii) where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a UMC Material Adverse Effect, (b) UMC shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time, (c) UMC shall have delivered to OEI a certificate, dated the Effective Time and signed by its Chairman of the Board and Chief Executive Officer or a Senior Vice President, certifying to both such effects,
(d) OEI shall have received from each person named in the UMC list referred to in Section 6.4(b) an executed copy of an agreement as provided in such Section and (e) Mr. James C. Flores shall have entered into an employment agreement with OEI substantially in the form attached hereto as EXHIBIT E.

     Section 7.3 Conditions to Obligations of UMC to Effect the UMC Merger. The obligation of UMC to effect the UMC Merger is further subject to the conditions that (a) the representations and warranties of OEI contained herein that are qualified as to materiality shall be true and correct in all respects and each of the representations and warranties of OEI contained herein that are not so qualified shall be true and correct in all material respects as of the Effective Time with the same effect as though made as of the Effective Time except (i) for changes specifically permitted by the terms of this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (iii) where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have an OEI Material Adverse Effect,
(b) OEI shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time, (c) OEI shall have delivered to UMC a certificate, dated the Effective Time and signed by its Chairman of the Board, Chief Executive Officer and President or a Senior Vice President, certifying to both such effects, (d) UMC shall have received from each person named in the OEI list referred to in Section 6.4(a) an executed copy of an agreement as provided in such Section, (e) all necessary actions to effect the provisions of Sections 3.1 and 3.2 shall have been taken and (f) Mr. John B. Brock shall have entered into an employment agreement with OEI substantially in the form attached hereto as EXHIBIT F.

                                  ARTICLE VIII

                   TERMINATION, WAIVER, AMENDMENT AND CLOSING

     Section 8.1 Termination or Abandonment. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Mergers by the respective stockholders of OEI and UMC:

     (a) by the mutual written consent of OEI and UMC;

     (b) by either UMC or OEI if the Effective Time shall not have occurred on or before July 31, 1998; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Mergers on or before such date;

     (c) by either UMC or OEI if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Mergers substantially on the terms contemplated hereby or
(ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Mergers substantially on the terms contemplated hereby and such order, decree, ruling or injunction shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(c)(ii) shall have used its reasonable best efforts to remove such injunction, order or decree;

     (d) by either UMC or OEI, if the approvals of the stockholders of either UMC or OEI contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof;

     (e) by UMC in accordance with Section 6.10(b); provided that, in order for the termination of this Agreement pursuant to this paragraph (e) to be deemed effective, UMC shall have complied with all provisions contained in Section 6.10, including the notice provisions therein, with applicable requirements, including the payment of the Termination Fee, of Section 8.3 and with the requirements of Section 9.2(b);

     (f) by UMC, if OEI or any of its directors or officers shall participate in discussion or negotiations in breach of Section 6.9;

     (g) by OEI in accordance with Section 6.9(b); provided that, in order for the termination of this Agreement pursuant to this paragraph (g) to be deemed effective, OEI shall have complied with all provisions of Section 6.9, including the notice provisions therein, with applicable requirements, including the payment of the Termination Fee, of Section 8.3 and with the requirements of
Section 9.2(b);

     (h) by OEI, if UMC or any of its directors or officers shall participate in discussions or negotiations in breach of Section 6.10; or

     (i) by OEI or UMC if there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach shall not have been cured within 30 days after notice thereof shall have been received by the party alleged to be in breach.

     Section 8.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall terminate (except for the provisions of Sections 6.2, 8.3 and 9.2), and there shall be no other liability on the part of UMC or OEI to the other except liability arising out of a willful and material breach of this Agreement or as provided for in the Confidentiality Agreement.

     Section 8.3 Termination Fee. (a) In the event that (i) after the date hereof and prior to the OEI Stockholders Meeting an OEI Takeover Proposal shall have been made known to OEI or any of its Subsidiaries or shall have been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make an OEI Takeover Proposal and thereafter this Agreement is terminated by either UMC or OEI pursuant to Section 8.1(b) or 8.1(d) (provided that the basis for such termination is that the OEI Stockholders' Approval shall not have been obtained and provided, further, that the UMC stockholders shall not have voted to disapprove this Agreement) or (ii) this Agreement is terminated (A) by OEI pursuant to Section 8.1(g) or (B) by UMC pursuant to Section 8.1(f), then OEI shall promptly, but in no event later than two days after the date of such termination, pay UMC a fee equal to $40 million (the "Termination Fee"), payable by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to UMC in any circumstance in which UMC stockholders vote to disapprove this Agreement and provided further, that no Termination Fee shall be payable to UMC pursuant to clause (i) of this paragraph (a) or pursuant to a termination by UMC pursuant to Section 8.1(f) unless and until within 12 months of such termination OEI or any of its Subsidiaries consummates any OEI Takeover Proposal, in which event the Termination Fee shall be payable upon such consummation. OEI acknowledges that the agreements contained in this Section 8.3(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, UMC would not enter into this Agreement; accordingly, if OEI fails promptly to pay the amount due pursuant to this
Section 8.3(a), and, in order to obtain such payment, UMC commences a suit which results in a judgment against OEI for the fee set forth in this Section 8.3(a), OEI shall pay to UMC its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made.

     (b) In the event that (i) after the date hereof and prior to the UMC Stockholders Meeting a UMC Takeover Proposal shall have been made known to UMC or any of its Subsidiaries or shall have been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a UMC Takeover Proposal and thereafter this Agreement is terminated by either UMC or OEI pursuant to Section 8.1(b) or 8.1(d) (provided that the basis for such termination is that the UMC Stockholders' Approval shall not have been obtained and provided, further, that the OEI stockholders shall not have voted to disapprove this Agreement) or (ii) this Agreement is terminated (A) by UMC pursuant to Section 8.1(e) or (B) by OEI pursuant to Section 8.1(h), then UMC shall promptly, but in no event later than two days after the date of such termination, pay OEI the Termination Fee, payable by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to OEI in any circumstance in which OEI stockholders vote to disapprove this Agreement and provided further, that no Termination Fee shall be payable to OEI pursuant to clause (i) of this paragraph
(b) or pursuant to a termination by OEI pursuant to Section 8.1(h) unless and until within 12 months of such termination UMC or any of its Subsidiaries consummates any UMC Takeover Proposal, in which event the Termination Fee shall be payable upon such consummation. UMC acknowledges that the agreements contained in this Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, OEI would not enter into this Agreement; accordingly, if UMC fails promptly to pay the amount due pursuant to this Section 8.3(b), and, in order to obtain such payment, OEI commences a suit which results in a judgment against UMC for the fee set forth in this Section 8.3(b), UMC shall pay to OEI its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made.

     Section 8.4 Amendment or Supplement. At any time before or after approval of the matters presented in connection with the Mergers by the respective stockholders of OEI and UMC and prior to the Effective Time, this Agreement may be amended or supplemented in writing by OEI and UMC with respect to any of the terms contained in this Agreement; provided, however that following approval by the stockholders of OEI and UMC there shall be no amendment or change to the provisions hereof with respect to the conversion ratio of shares of Old OEI Common Stock or UMC Common Stock into shares of OEI Common Stock as provided herein nor any amendment or change not permitted under applicable law, without further approval by the stockholders of OEI and UMC.

     Section 8.5 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may:

     (a) extend the time for the performance of any of the obligations or acts of the other party;

     (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

     (c) subject to the proviso of Section 8.4, waive compliance with any of the agreements or conditions of the other party contained herein.

     Notwithstanding the foregoing, no failure or delay by OEI or UMC in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                                 MISCELLANEOUS

     Section 9.1 No Survival of Representations and Warranties. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Mergers, except for the agreements set forth in Article II and Article III, the agreements of "affiliates" of OEI and UMC to be delivered pursuant to Section 6.4, the provisions of Sections 6.5, 6.11, 6.12 and 6.20 and this Article IX.

     Section 9.2 Expenses. (a) Whether or not the Mergers are consummated, all Expenses (as defined herein) shall be paid by the party incurring such Expenses, except that (i) the filing fee in connection with any HSR Act filing, (ii) the commissions and other out-of-pocket transaction costs, including the Expenses and compensation of the Exchange Agent, incurred in connection with the sale of Excess Shares, (iii) the Expenses incurred in connection with the printing and mailing of the Joint Proxy Statement/Prospectus, (iv) all transfer taxes and (v) any other Expenses that were agreed to be shared by the parties prior to their incurrence shall be shared equally by OEI and UMC.

     (b) Notwithstanding the foregoing, in the event that this Agreement is terminated (A) by OEI pursuant to Section 8.1(g) or (B) by UMC pursuant to
Section 8.1(e), then the terminating party shall reimburse the non-terminating party for all Expenses incurred by such party, such reimbursement not to exceed $3 million. As used in this Agreement, "Expenses" shall include all reasonable out-of-pocket expenses (including, without limitations, all reasonable fees and expenses of counsel, accountants, investment bankers experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparations, negotiations, execution and performance of this Agreement and the Option Agreements, the preparation, printing, filing and mailing of the Registration Statement, the Joint Proxy Statement/Prospectus, the solicitation of stockholder approvals, requisite HSR Act filings and all other matters related to the consummation of the transactions contemplated hereby and thereby.

     Section 9.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

     Section 9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

     Section 9.5 Notices. All notices and other communications hereunder shall be in writing (including telecopy or similar writing) and shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 9.5 and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section 9.5:

     To UMC:
          United Meridian Corporation
        1201 Louisiana
        Suite 1400
        Houston, Texas 77002
        Attention: Chairman and Chief Executive Officer
        Telecopy: (713) 653-5024

     copy to:
          Akin, Gump, Strauss, Hauer & Feld, L.L.P.
        1700 Pacific Avenue, Suite 4100
        Dallas, Texas 75201-4675
        Attention: Michael E. Dillard, P.C.
        Telecopy: (214) 969-4343

     To OEI:
          Ocean Energy, Inc.
        8440 Jefferson Highway, Suite 420
        Baton Rouge, Louisiana 70809
        Attention: Chairman and Chief Executive Officer
        Telecopy: (504) 927-1109

     copy to:

          Andrews & Kurth L.L.P.
        4200 Texas Commerce Tower
        Houston, Texas 77002
        Attention: John F. Wombwell
        Telecopy: (713) 220-4285

     Section 9.6 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     Section 9.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

     Section 9.8 Enforcement of Agreement. The parties hereto agree that money damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required.

     Section 9.9 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Confidentiality Agreement and the Option Agreements constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and except for the provisions of Section 6.5 and 6.12 hereof, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

     Section 9.10 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     Section 9.11 Definitions. References in this Agreement to "Significant Subsidiaries" shall mean Subsidiaries (as defined in Section 4.1(c)) which constitute "significant subsidiaries" under Rule 405 promulgated by the SEC under the Securities Act. References in this Agreement (except as specifically otherwise defined) to "affiliates" shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership of other ownership interests, by contract or otherwise. References in the Agreement to "person" shall mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including, without limitation, a governmental body or authority. Notwithstanding the foregoing, Newco shall not be deemed to be an "affiliate" or a "subsidiary" of either UMC or OEI.

     Section 9.12 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

           [The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                            OEI HOLDING CORPORATION

                                            By:      /s/ JOHN B. BROCK

                                            ------------------------------------
                                            Name: John B. Brock
                                            Title: Chairman

                                            UNITED MERIDIAN CORPORATION

                                            By:      /s/ JOHN B. BROCK

                                            ------------------------------------
                                            Name: John B. Brock
                                            Title: Chairman and Chief Executive
                                            Officer

                                            OCEAN ENERGY, INC.

                                            By:     /s/ JAMES C. FLORES

                                            ------------------------------------
                                            Name: James C. Flores
                                            Title:Chairman, President and Chief
                                                  Executive Officer

                                                                     EXHIBIT A-1

                                                         TO THE MERGER AGREEMENT

                    AMENDMENTS TO ARTICLE III OF OEI BYLAWS

COMMITTEES OF DIRECTORS

     Section 13.

     (a) In addition to the committees set forth in Section 14(a) of this
Article III, the Board of Directors may, by resolution passed by a two-thirds vote of the entire Board of Directors, designate one or more additional committees, with each such committee consisting of one or more directors of the Corporation and having such powers and authority as the Board of Directors shall designate by such resolutions. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the certificate of incorporation (except pursuant to a resolution relating to the issuance of capital stock pursuant to Section 151 of Title 8 of the Delaware General Corporation Law); adopting an agreement of merger or consolidation; recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets; recommending to the stockholders the dissolution of the Corporation or a revocation of a dissolution; or amending the bylaws of the Corporation and, unless the resolution, certificate of incorporation expressly so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock. Such committee or committees shall have such members as may be determined from time to time by resolution adopted by the Board of Directors.

     (b) Any modification to the powers and authority of any committee shall require the adopting of a resolution by a two-thirds vote of the entire Board of Directors.

     (c) All acts done by any committee within the scope of its powers and authority pursuant to these Bylaws and the resolutions adopted by the Board of Directors in accordance with the terms hereof shall be deemed to be, and may be certified as being, done or conferred under authority of the Board of Directors. The Secretary or any Assistant Secretary is empowered to certify that any resolutions duly adopted by any such committee is binding upon the Corporation and to execute and deliver such certifications from time to time as may be necessary or proper to conduct of the business of the Corporation.

     (d) Regular meetings of committees shall be held at such times as may be determined by resolution of the Board of Directors or the committee in question and no notice shall be required for any regular meeting other than such resolution. A special meeting of any committee shall be called by resolution of the Board of Directors, or by the Secretary or an Assistant Secretary upon the request of the chairman or a majority of the members of any committee. Notice of special meetings shall be given to each member of the committee in the same manner as that provided for in Article IV, Section 1 of these Bylaws.

     (e) Each committee shall keep regular minutes of its meeting and report the same to the Board of Directors.

     Section 14.

     (a) The Corporation shall have four standing committees: the finance committee, the nominating committee, the audit committee and the compensation committee.

                  (1) The finance committee shall have those powers and authority as are delegated to it from time to time pursuant to a resolution passed by a two-thirds vote of the total number of directors fixed by the Board of Directors pursuant to Article III, Section 1 of these Bylaws which the Corporation would have if there were not vacancies (the "entire Board of Directors").

                  (2) The nominating committee shall have the following exclusive powers and authority: (i) evaluating and recommending director candidates to the Board of Directors, (ii) recommending director compensation and benefits philosophy for the Corporation, (iii) reviewing individual director performance as issues arise and (iv) periodically reviewing the Corporation's corporate governance profile.

                  (3) The audit committee shall have the following powers and authority: (i) employing independent public accountants to audit the books of account, accounting procedures and financial statements of the Corporation and to perform such other duties from time to time as the audit committee may prescribe, (ii) receiving the reports and comments of the Corporation's internal auditors and of the independent public accountants employed by the committee and to take such action with respect thereto as may seem appropriate, (iii) requesting the Corporation's consolidated subsidiaries and affiliated companies to employ independent public accountants to audit their respective books of account, accounting procedures and financial statements, (iv) requesting the independent public accountants to furnish to the compensation committee the certifications required under any present or future stock option, incentive compensation or employee benefit plan of the Corporation, (v) reviewing the adequacy of internal financial controls,
        (vi) approving the accounting principles employed in financial reporting, (vii) approving the appointment or removal of the Corporation's general auditor, and (viii) reviewing the accounting principles employed in financial reporting. None of the members of the audit committee shall be an officer or full-time employee of the Corporation or of any subsidiary or affiliate of the Corporation.

                  (4) The compensation committee shall have the following powers and authority: (i) determining and fixing the compensation for all senior officers of the Corporation and those of its subsidiaries that the compensation committee shall from time to time consider appropriate, as well as all employees of the Corporation and its subsidiaries compensated at a rate in excess of such amount per annum as may be fixed or determined from time to time by the Board of Directors, (ii) performing the duties of the committees of the Board of Directors provided for in any present or future stock option, incentive compensation or employee benefit plan of the Corporation or, if the compensation committee shall so determine, any such plan of any subsidiary and (iii) reviewing the operations of and policies pertaining to any present or future stock option, incentive compensation or employee benefit plan of the Corporation or any subsidiary that the compensation committee shall from time to time consider appropriate.

     (b) The Board of Directors may elect a secretary of any such committee. If the Board of Directors does not elect such a secretary, the committee shall do so. The secretary of any committee need not be a member of the committee, but shall be selected from a member of the staff of the office of the Secretary of the Corporation, unless otherwise provided by the Board of Directors or the committee, as applicable.

     (c) Each member of any committee of the Board of Directors shall hold office until such member's successor is elected and has qualified, unless such member sooner dies, resigns or is removed. The number of directors which shall constitute any committee shall be determined by resolution adopted by the Board of Directors.

     (d) The Board of Directors may remove a director from a committee or change the chairmanship of a committee by resolution adopted by the Board of Directors, provided that a resolution to remove John Brock or James C. Flores from a committee or the chairmanship of a committee shall require a two-thirds vote of the entire Board of Directors.

     (e) The Board of Directors may designate one or more directors as alternate members of any committee to fill any vacancy on a committee and to fill a vacant chairmanship of a committee, occurring as a result of a member or chairman leaving the committee, whether through death, resignation, removal or otherwise.

                                                                     EXHIBIT A-2

                                                         TO THE MERGER AGREEMENT

                AMENDMENTS TO ARTICLES V AND VIII OF OEI BYLAWS

                                   ARTICLE V

                                    OFFICERS

GENERAL

     Section 1. The officers of the Corporation shall be elected by the Board of Directors and shall consist of a Chairman of the Board; a President and Chief Executive Officer (which shall be the same person holding both such offices); and may also consist of a Chief Operating Officer; a Chief Financial Officer; one or more vice presidents; a secretary; one or more assistant secretaries; a treasurer; one or more assistant treasurers; a controller; and such other officers as in the judgment of the Board of Directors may be necessary or desirable.

     Section 2. All officers chosen by the Board of Directors shall have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article V. Such officers shall also have powers and duties as from time to time may be conferred by the Board of Directors or any committee thereof.

     Section 3. Any number of officers may be held by the same person, unless otherwise prohibited by law, the certificate of incorporation or these Bylaws. The officers of the Corporation need not be stockholders or directors of the Corporation.

     Section 4. The salaries of all officers and agents of the Corporation shall be fixed from time to time by the Board of Directors.

ELECTION AND TERM OF OFFICE

     Section 5. Subject to Section 15 of this Article V, the elected officers of the Corporation shall be elected annually by the Board of Directors at the regular meeting of the Board of Directors held after each annual meeting of the stockholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as convenient. Subject to Section 15 of this Article V, each officer shall hold office until his successor shall have been duly elected and shall have qualified or until his death or until he shall resign or be removed.

CHAIRMAN OF THE BOARD

     Section 6. The Chairman of the Board shall be a member of the Board of Directors and shall be an officer of the Corporation. The Chairman of the Board, if present, shall preside at all meetings of the Board of Directors.

VICE CHAIRMAN OF THE BOARD

     Section 7. The Vice Chairman of the Board shall be a member of the Board of Directors and shall be an officer of the Corporation. The Vice Chairman of the Board shall have such duties and powers as shall be assigned to him from time to time by the President and Chief Executive Officer of the Corporation.

PRESIDENT AND CHIEF EXECUTIVE OFFICER

     Section 8. Subject to the penultimate sentence of this Section, the offices of President and Chief Executive Officer shall be held by a single individual who is a member of the Board of Directors and such person shall be an officer of the Corporation. The President and Chief Executive Officer shall supervise, coordinate and manage the Corporation's business and activities and supervise, coordinate and manage its operating expenses and capital allocation, shall make recommendations as to compensation and benefits to the Compensation Committee of the Board of Directors with respect to the employees of the Corporation and its subsidiaries, shall have general authority to exercise all the powers necessary for the President and Chief Executive Officer of the Corporation and shall perform such other duties and have such other powers as may be prescribed by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors. In the absence or disability of the Chairman of the Board, the duties of the Chairman of the Board shall be performed and the Chairman of the Board's authority may be exercised by the President and Chief Executive Officer, and in the event the President and Chief Executive Officer is absent or disabled, such duties shall be performed and such authority may be exercised by a director designated for this purpose by the Board of Directors. Notwithstanding the foregoing, the Board of Directors may designate the Chief Operating Officer, if one is so designated by the Board of Directors, as President of the Corporation provided that the duties and authority of the Chief Executive Officer are not materially diminished. The Vice Chairman and all executive vice presidents shall report directly to the Chief Executive Officer or such other officer of the Corporation that the President and Chief Executive Officer may designate.

CHIEF FINANCIAL OFFICER

     Section 9. The Chief Financial Officer shall have responsibility for the financial affairs of the Corporation and shall exercise supervisory responsibility for the performance of the duties of the Treasurer and the Controller. The Chief Financial Officer shall perform such other duties and have such other powers as may be prescribed by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of the Directors, the Chairman and Chief Executive Officer and the President and Chief Operating Officer.

THE EXECUTIVE VICE PRESIDENTS, SENIOR VICE PRESIDENTS AND VICE PRESIDENTS

     Section 10. In the absence of the president or in the event of his inability or refusal to act, an executive vice president or, in the absence of an executive vice president, a senior vice president or a vice president (in either case in the order determined by the Board of Directors, or, if there be no such determination, then in the order of their election), shall perform the duties of the president, and when so acting, shall have all the powers of and be subject to all the restrictions imposed upon the president. The executive vice presidents, senior vice presidents and vice presidents shall perform such other duties and have such other powers as the president or Board of Directors may from time to time prescribe.

THE SECRETARY AND THE ASSISTANT SECRETARY

     Section 11. The secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings of the meetings to be kept for that purpose and shall perform like duties for the standing committees when required. He shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or president, under whose supervision he shall be. He shall have custody of the corporate seal of the Corporation, if any such seal be adopted by resolution of the Board of Directors, and he, or an assistant secretary, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by his signature or by the signature of such assistant secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his signature.

     Section 12. The assistant secretary (or if there be more than one, the assistant secretaries in the order determined by the Board of Directors, or, if there be no such determination, then in the order of their election) shall, in the absence of the secretary or in the event of his inability or refusal to act, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

THE TREASURER AND ASSISTANT TREASURER

     Section 13. The treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. He shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the president and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as treasurer and of the financial condition of the Corporation.

     Section 14. The assistant treasurer (or, if there shall be more than one, the assistant treasurers in the order determined by the Board of Directors, or, if there be no such determination, then in the order of their election) shall, in the absence of the treasurer or in the event of his inability or refusal to act, perform the duties and exercise the powers of the treasurer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

CERTAIN ACTIONS

     Section 15. Notwithstanding anything to the contrary contained in these Bylaws, the removal of the current Chairman of the Board and President and Chief Executive Officer as of [DATE OF THE EFFECTIVE TIME], or any material modification to either of their respective roles, duties or authority shall require a two-thirds vote of the entire Board of Directors.

                                  ARTICLE VIII

                                   AMENDMENTS

     Section 1. These Bylaws may be altered, amended or repealed, or new bylaws may be adopted by the affirmative vote of a majority of the entire Board of Directors at any meeting and without the consent or vote of the stockholders; provided, however, that the affirmative vote of no less than two-thirds of the entire Board of Directors is required to alter, amend or repeal the bylaws set forth in Article III, Sections 13 and 14, Article V, Section 15 and this proviso. These Bylaws may be altered, amended or repealed, or new bylaws may be adopted by the stockholders at any regular meeting of the stockholders or at any special meeting of the stockholders, if notice of such alteration, amendment, repeal or adoption of new bylaws is contained in the notice of such meeting, by the holders of at least 66-2/3% of the total voting power of all shares of stock of the Corporation entitled to vote in the election of directors, considered for purposes of this Article VIII as one class.

                                                                       EXHIBIT B
                                                         TO THE MERGER AGREEMENT

                       CERTAIN EXECUTIVE OFFICERS OF OEI
                          FOLLOWING THE EFFECTIVE TIME

CERTAIN OFFICERS

     At the Effective Time, the following persons shall be designated as officers of OEI to serve in their indicated capacity:

John B. Brock                  Chairman
James C. Flores                President and Chief Executive Officer
James Dunlap                   Vice Chairman
Robert L. Belk                 Executive Vice President -- Administration
                               Executive Vice President -- Chief Financial
Jonathan M. Clarkson             Officer
Robert K. Reeves               Executive Vice President and General Counsel
James Smitherman               Executive Vice President -- International
Richard G. Zepernick, Jr.      Executive Vice President -- North America

                                                                       EXHIBIT C
                                                         TO THE MERGER AGREEMENT

                         [Affiliate's Name and Address]

                                           , 199

Ocean Energy, Inc.
8440 Jefferson Highway, Suite 420
Baton Rouge, Louisiana 70809
Attention: President and Chief Executive Officer

Ladies and Gentlemen:

     I have been advised that, as of the date of this letter, I may be deemed to be an "affiliate" of Ocean Energy, Inc., a Delaware corporation ("OEI"), as that term is defined for purposes of Rule 145(c) and (d) promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to the terms of the Agreement and Plan of Merger, dated as of December 22, 1997, among OEI Holding Corporation, a Delaware corporation ("Newco"), United Meridian Corporation, a Delaware corporation ("UMC"), and OEI, (i) Newco will be merged with and into OEI and
(ii) UMC will be merged with and into OEI (the merger listed in clause (i) above being referred to herein as the "Merger" and such agreement being referred to herein as the "Merger Agreement"). As a result of the Merger, I may receive shares of common stock, par value $.01 per share, of OEI (the "OEI Common Stock") in exchange for shares of OEI Common Stock issued and outstanding immediately prior to the Merger ("Old OEI Common Stock").

     I hereby represent and warrant to, and covenant and agree with, OEI that:

     1. I will not make any sale, transfer or other disposition of any OEI Common Stock I may receive as a result of the Merger in violation of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

     2. I will not make any sale, transfer or other disposition of Old OEI Common Stock owned by me from the date that is 30 days prior to the Effective Time (as defined in the Merger Agreement) and I will not make any sale, transfer or other disposition of any shares of OEI Common Stock I may receive as a result of the Merger until after such time as results covering at least 30 days of combined operations of Newco, OEI and UMC have been published by OEI, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes the results of at least 30 days of combined operations. OEI shall notify the "affiliates" of the publication of such results.

     3. I have read this letter and the Merger Agreement and have discussed their requirements and other applicable limitations on my ability to sell, transfer or otherwise dispose of the Old OEI Common Stock owned by me and the OEI Common Stock I may receive as a result of the Merger, to the extent I believed necessary, with my counsel or counsel for OEI.

     4. I have been advised that the issuance of OEI Common Stock pursuant to the Merger has been registered under the Securities Act on a Registration Statement on Form S-4. I have also been advised, however, that, to the extent I am considered an "affiliate" of OEI at the time the Merger Agreement is submitted for a vote of the stockholders of OEI, any public offering or sale by me of any shares of OEI Common Stock that I receive pursuant to the Merger will, under current law, require either (a) the further registration under the Securities Act of any shares of OEI Common Stock to be sold by me, (b) compliance with Rule 145 under the Securities Act, or (c) the availability of another exemption from such registration under the Securities Act.

     5. I understand that stop transfer instructions will be given to OEI's transfer agent with respect to shares of OEI Common Stock received by me pursuant to the Merger and that a legend substantially as follows will be placed on the certificates for the shares of OEI Common Stock issued to me pursuant to the Merger.

        THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND OEI HOLDING CORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF OEI HOLDING CORPORATION.

     I also understand that, unless the transfer by me of my OEI Common Stock has been registered under the Securities Act or is a sale made in conformity with the provisions of Rule 145, OEI reserves the right to put the following legend on the certificates issued to my transferee:

        THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

     It is understood and agreed that the legends set forth in this Paragraph 4 shall be removed by delivery of substitute certificates without such legends if such legends are not required for purposes of the Securities Act or this Agreement. It is understood and agreed that such legends referred to above will be removed if (a) one year shall have elapsed from the date the undersigned acquired the OEI Common Stock received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (b) two years shall have elapsed from the date the undersigned acquired the OEI Common Stock received in the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or (c) OEI has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to OEI, or a "no action" letter obtained from the staff of the SEC, to the effect that the restrictions imposed by Rule 145 under the Securities Act no longer apply to the undersigned. Prior to any transfer of any of the OEI Common Stock, I will give written notice to OEI of my intention to effect such offer, sale or transfer, describing the proposed transaction in sufficient detail to enable OEI and its counsel to determine that the proposed transaction will not violate the Securities Act.

     6. I have no present intention, plan or arrangement to offer, sell or transfer, or otherwise make any disposition of, the OEI Common Stock received in the Merger.

     Execution of this letter should not be considered an admission on my part that I am an "affiliate" of OEI as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                            Sincerely,

                                            ------------------------------------

                                            Print Name:
                                            ------------------------------------

Accepted on the      day
of           , 199

OCEAN ENERGY, INC.

By:
----------------------------------------

Name:
----------------------------------------

Title:
----------------------------------------

                                                                       EXHIBIT D
                                                         TO THE MERGER AGREEMENT

                         [Affiliate's Name and Address]

                                           , 199

Ocean Energy, Inc.
8440 Jefferson Highway, Suite 420
Baton Rouge, Louisiana 70809
Attention: President and Chief Executive Officer

Ladies and Gentlemen:

     I have been advised that, as of the date of this letter, I may be deemed to be an "affiliate" of United Meridian Corporation., a Delaware corporation ("UMC"), as that term is defined for purposes of Rule 145(c) and (d) promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of December 22, 1997, among OEI Holding Corporation, a Delaware corporation ("Newco"), Ocean Energy, Inc., a Delaware corporation ("OEI"), and UMC, (i) Newco will be merged with and into OEI and
(ii) UMC will be merged with and into OEI (the merger listed in clause (ii) above being referred to herein as the "Merger" and such agreement being referred to herein as the "Merger Agreement"). As a result of the Merger, I may receive shares of common stock, par value $.01 per share, of OEI (the "OEI Common Stock") in exchange for shares of common stock, par value $.01 per share, of UMC ("UMC Common Stock").

     I hereby represent and warrant to, and covenant and agree with, OEI that:

     1. I will not make any sale, transfer or other disposition of any OEI Common Stock I may receive as a result of the Merger in violation of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

     2. I will not make any sale, transfer or other disposition of UMC Common Stock owned by me from the date that is 30 days prior to the Effective Time (as defined in the Merger Agreement) and I will not make any sale, transfer or other disposition of any shares of OEI Common Stock I may receive as a result of the Merger until after such time as results covering at least 30 days of combined operations of Newco, OEI and UMC have been published by OEI, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes the results of at least 30 days of combined operations. OEI shall notify the "affiliates" of the publication of such results.

     3. I have read this letter and the Merger Agreement and have discussed their requirements and other applicable limitations on my ability to sell, transfer or otherwise dispose of the UMC Common Stock owned by me and the OEI Common Stock I may receive as a result of the Merger, to the extent I believed necessary, with my counsel or counsel for UMC.

     4. I have been advised that the issuance of OEI Common Stock pursuant to the Merger has been registered under the Securities Act on a Registration Statement on Form S-4. I have also been advised, however, that, to the extent I am considered an "affiliate" of UMC at the time the Merger Agreement is submitted for a vote of the stockholders of UMC, any public offering or sale by me of any shares of OEI Common Stock that I receive pursuant to the Merger will, under current law, require either (a) the further registration under the Securities Act of any shares of OEI Common Stock to be sold by me, (b) compliance with Rule 145 under the Securities Act, or (c) the availability of another exemption from such registration under the Securities Act.

     5. I understand that stop transfer instructions will be given to OEI's transfer agent with respect to shares of OEI Common Stock received by me pursuant to the Merger and that a legend substantially as follows will be placed on the certificates for the shares of OEI Common Stock issued to me pursuant to the Merger.

       THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND OEI HOLDING CORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF OEI HOLDING CORPORATION.

     I also understand that, unless the transfer by me of my OEI Common Stock has been registered under the Securities Act or is a sale made in conformity with the provisions of Rule 145, OEI reserves the right to put the following legend on the certificates issued to my transferee:

       THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

     It is understood and agreed that the legends set forth in this Paragraph 4 shall be removed by delivery of substitute certificates without such legends if such legends are not required for purposes of the Securities Act or this Agreement. It is understood and agreed that such legends referred to above will be removed if (a) one year shall have elapsed from the date the undersigned acquired the OEI Common Stock received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (b) two years shall have elapsed from the date the undersigned acquired the OEI Common Stock received in the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or (c) OEI has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to OEI, or a "no action" letter obtained from the staff of the SEC, to the effect that the restrictions imposed by Rule 145 under the Securities Act no longer apply to the undersigned. Prior to any transfer of any of the OEI Common Stock, I will give written notice to OEI of my intention to effect such offer, sale or transfer, describing the proposed transaction in sufficient detail to enable OEI and its counsel to determine that the proposed transaction will not violate the Securities Act.

     6. I have no present intention, plan or arrangement to offer, sell or transfer, or otherwise make any disposition of, the OEI Common Stock received in the Merger.

     Execution of this letter should not be considered an admission on my part that I am an "affiliate" of UMC as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                            Sincerely,

                                            ------------------------------------

                                            Print Name:

                                                  ------------------------------

Accepted on the      day
of           , 199

OCEAN ENERGY, INC.

By:

    -----------------------------------------------------
Name:

      ----------------------------------------------------
Title:

     ----------------------------------------------------

                                                                       EXHIBIT E
                                                         TO THE MERGER AGREEMENT

                              EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is entered into effective as of [date of the Effective Time] (the "Effective Date") by and between Ocean Energy, Inc., a Delaware corporation ("Company"), and James C. Flores ("Employee").

     WHEREAS, the Company employs Employee and desires to continue such employment relationship and Employee desires to continue such employment;

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

     1. Employment. The Company hereby employs Employee, and Employee hereby accepts employment by the Company, on the terms and conditions set forth in this Agreement.

     2. Term of Employment. Subject to the provisions for earlier termination provided in the Agreement, the term of this Agreement (the "Term") shall commence on the Effective Date and shall terminate on the third anniversary of the Effective Date; provided, however, commencing on the Effective Date and on each day thereafter, the Term shall automatically be extended one additional day unless the Board of Directors of the Company (the "Board") shall give written notice to Employee that the Term shall cease to be so extended as of a specified future date, in which event the Agreement shall terminate on the third anniversary of the specified future date. Notwithstanding any provision of this Agreement to the contrary, termination of this Agreement shall not alter or impair any rights or benefits of Employee (or Employee's estate or beneficiaries) that have arisen under this Agreement on or prior to such termination.

     3. Employee's Duties. During the Term, Employee shall serve as the Chief Executive Officer and President of the Company, with such customary duties and responsibilities as may from time to time be assigned to him by the Board, provided that such duties are at all times consistent with the duties of such positions. Employee shall report directly to the Board. All other employees of the Company shall report to Employee.

     Employee agrees to devote his full attention and time during normal business hours to the business and affairs of the Company and to use reasonable best efforts to perform faithfully and efficiently such duties and responsibilities. Notwithstanding the foregoing, during the Term Employee may engage in the following activities so long as they do not interfere in any material respect with the performance of Employee's duties and responsibilities hereunder: (i) serve on corporate, civic or charitable boards or committees,
(ii) deliver lectures, fulfill speaking engagements or teach on a part-time basis at educational institutions, and (iii) manage his personal investments; provided, however, in no event shall the conduct of any of such activities by Employee be deemed to materially interfere with Employee's duties hereunder until Employee has been notified in writing thereof by the Board and given a reasonable period in which to cure such interference.

     The Company agrees to use its reasonable best efforts to cause Employee to be elected or appointed, or re-elected or re-appointed, as a director of the Company at all times during the Term.

     4. Base Compensation. For services rendered by Employee under this Agreement the Company shall pay to Employee a base salary ("Base Compensation") of $600,000 per annum payable in accordance with the Company's customary payroll practice for its senior executive officers. The amount of Base Compensation shall be reviewed periodically by the Board and may be increased from time to time as the Board may deem appropriate. Base Compensation, as in effect at any time, may not be decreased.

     5. Annual Bonus. In addition to his Base Compensation, Employee shall be eligible to receive each year during the Term, a cash incentive payment in an amount equal to 200% of Employee's Base Compensation

(the "Target Bonus"). The amount of the Target Bonus earned for any year shall be determined by the Compensation Committee of the Board based on Employee's individual performance and the performance by the Company.

     6. Other Benefits. Employee shall be entitled to participate in all incentive compensation plans and to receive all fringe benefits and perquisites offered by the Company to any of its senior executive officers, including, without limitation, participation in the various employee benefit plans or programs provided to the employees of the Company in general, subject to the regular eligibility requirements with respect to each of such benefit plans or programs, and such other benefits or prerequisites as may be approved by the Board during the Term, all on a basis at least as favorable to Employee as may be provided or offered to any other senior executive officer of the Company.

     In addition, and not in limitation of the foregoing, Employee shall be entitled to the following:

          (a) Business Expenses. The Company shall reimburse Employee for all business expenses reasonably incurred by Employee in the performance of his duties. It is understood that Employee is authorized to incur reasonable business expenses for promoting the business of the Company, including reasonable expenditures for travel, lodging, meals and client or business associate entertainment. Request for reimbursement for such expenses must be accompanied by appropriate documentation.

          (b) Automobile. The Company shall either provide Employee with an automobile of a make and model selected by Employee or promptly reimburse Employee in full for his cost of leasing or purchasing an automobile. In addition, the Company shall pay or reimburse Employee for all reasonable costs and expenses associated with the use, maintenance, insurance and repair of such automobile.

          (c) Clubs. The Company shall reimburse Employee for the cost and expenses (including initiation fees, assessments and annual dues) of such social clubs and business clubs as Employee determines, in his good faith opinion, to be helpful or appropriate to the performance of his duties.

          (d) Relocation Expenses. In conjunction with Employee's relocation of his principal residence to the greater Houston, Texas metropolitan area, the Company shall reimburse Employee for all out-of-pocket expenses involved in such move, including, without limitation, packing and transport of personal, family, and household goods and vehicles by suitable service providers, for any brokerage fees for the sale or purchase of any residences, of any loss of economic value occasioned by the timing of the sale or by Employee's inability to recover monies invested in any personal residence sold, temporary housing costs in suitable alternative housing, all utility severance and hook-up costs, and any other relocation expenses, all such sums to be grossed-up for the impact of any federal, state or local taxes levied against Employee for such portions of such reimbursement as shall be taxable and non-deductible to Employee.

     7. Termination. This Agreement may be terminated prior to the end of its Term as set forth below.

     (a) Resignation. Employee may resign his position at any time. In the event of such resignation, except in the case of resignation for Good Reason (as defined below), Employee shall not be entitled to further compensation pursuant to this Agreement.

     (b) Death. If Employee's employment is terminated due to his death, this Agreement shall terminate and the Company shall have no obligations to his legal representatives with respect to this Agreement other than the payment of any compensation which had accrued hereunder at the date of Employee's death.

     (c) Discharge.

     (i) The Company may terminate this Agreement and Employee's employment for any reason deemed sufficient by the Company upon notice as provided in Section
10. However, in the event that Employee's employment is terminated during the Term by the Company for any reason other than his Misconduct or Disability (as such terms are defined below), then, subject to Section 7(h) below: (A) within five business days of the Date of Termination, the Company shall pay to Employee a lump sum amount in cash equal to three times the sum of (1) Employee's Base Compensation and (2) Employee's Target Bonus; (B) for the

36-month period after such Date of Termination the Company, at its sole expense, shall continue to provide or arrange to provide Employee (and Employee's dependents) with health insurance benefits no less favorable than the health plan benefits provided by the Company (or any successor) during such 36-month period to any senior executive officer of the Company; provided, further, to the extent the coverage or benefits received are taxable to Employee, the Company shall make Employee "whole" on a net after tax basis; and (C) on the Date of Termination all then outstanding Company stock-based awards of Employee, whether under this Agreement, a Company stock plan or otherwise, shall become immediately exercisable and payable in full, as the case may be, with any performance goals associated therewith being deemed to have been achieved at the maximum levels. Notwithstanding anything in this Agreement to the contrary, if any payment to Employee in respect of a Company stock-based award would give rise to a short-swing profit liability to Employee under Section 16(b) of the Securities Exchange Act of 1934, then both the payment and the entitlement to payment thereof shall automatically be deferred until the earliest date at which the payment of such benefit would not result in a short-swing profit liability to Employee.

     (ii) Notwithstanding the foregoing provisions of this Section 7, in the event Employee is terminated because of Misconduct, the Company shall have no obligations pursuant to this Agreement after the Date of Termination. As used herein, "Misconduct" means (a) the willful and continued failure by Employee to substantially perform his duties with the Company (other than any such failure resulting from Employee's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by Employee for Good Reason), after a written demand for substantial performance is delivered to Employee by the Board, which demand specifically identifies the manner in which the Board believes that Employee has not substantially performed his duties, or (b) the willful engaging by Employee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes hereof, no act, or failure to act, on Employee's part shall be deemed "willful" unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that Employee's action or omission was in the best interest of the Company. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Misconduct unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for such purpose, finding that in the good faith opinion of the Board Employee was guilty of conduct set forth above and specifying the particulars thereof in detail.

     (d) Disability.

     (i) If Employee shall have been absent from the full-time performance of Employee's duties with the Company for six consecutive months as a result of Employee's incapacity due to physical or mental illness, as determined by Employee's physician, and within 30 days after written Notice of Termination is given by the Company Employee shall not have returned to the full-time performance of Employee's duties, Employee's employment may be terminated by the Company for "Disability", provided Employee is entitled to and receiving benefits under an insured long term disability plan of the Company. Thereafter, Employee shall not be entitled to further compensation pursuant to this Agreement.

     (ii) If Employee fails during any period during the Term to perform Employee's full-time duties with the Company as a result of incapacity due to physical or mental illness, as determined by Employee's physician, Employee shall continue to receive his Base Compensation, less any amount payable to Employee under a Company disability plan, and all other compensation and benefits during such period until this Agreement is terminated.

     (e) Resignation for Good Reason. Employee shall be entitled to terminate his employment for Good Reason as defined herein. If Employee terminates his employment for Good Reason, Employee shall be entitled to the compensation and benefits provided in Paragraph 7(c)(i) hereof. "Good Reason" shall mean (1) the breach of any of the Company's obligations under this Agreement without Employee's express written consent or (2) the occurrence of any of the following circumstances, as the case may be, without Employee's express written consent unless such breach or circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination pursuant to Subsection 7(f) given in respect thereof:

     (i) the assignment by the Board to Employee of any duties that, in the good faith opinion of Employee, are inconsistent with Employee's positions with the Company, or an adverse alteration (as determined in good faith by Employee) in the nature or status of Employee's office, title, responsibilities, including reporting responsibilities, or the conditions of Employee's employment from those in effect immediately prior to such alteration;

     (ii) the failure by the Company to continue in effect any compensation plan in which Employee participates that is material to Employee's total compensation unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue Employee's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable to Employee, both in terms of the amount of benefits provided and the level of Employee's participation relative to other participants;

     (iii) the taking of any action by the Company which would directly or indirectly materially reduce or deprive Employee of any material fringe benefit then enjoyed by Employee;

     (iv) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in
Section 12 hereof;

     (v) the relocation of the Company's principal executive offices outside the greater Houston, Texas metropolitan area, or the Company's requiring Employee to relocate anywhere other than the location of the Company's principal executive offices, except for required travel on the Company's business to an extent substantially consistent with Employee's past business travel obligations; or

     (vi) any purported termination of Employee's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (f) hereof, which purported termination shall not be effective for purposes of this Agreement.

     Employee's right to terminate employment pursuant to this subsection shall not be affected by Employee's incapacity due to physical or mental illness. In addition, Employee's continued employment following any event, act or omission, regardless of the length of such continued employment, shall not constitute Employee's consent to, or a waiver of Employee's rights with respect to, such event, act or omission constituting a Good Reason circumstance hereunder.

     (f) Notice of Termination. Any purported termination of Employee's employment by the Company or by Employee shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall set forth in reasonable detail the reason for termination of Employee's employment, or in the case of resignation for Good Reason, said notice must specify in reasonable detail the basis for such resignation. No purported termination which is not effected pursuant to this Section 7(f) shall be effective.

     (g) Date of Termination, Etc. "Date of Termination" shall mean the date specified in the Notice of Termination. Either party may, within 15 days after any Notice of Termination is given, provide notice to the other party pursuant to Section 10 hereof that a dispute exists concerning the termination. Notwithstanding the pendency of any such dispute, the Company will continue to pay Employee his full Base Compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Compensation) and continue Employee as a participant in all compensation, benefit and insurance plans in which Employee was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with
Section 16 hereof, but in no event past the expiration date of this Agreement. Any payments and benefits provided during such period of dispute shall not reduce any other payments or benefits due Employee under this Agreement nor shall Employee be liable to repay the Company for such payments and benefits if it is finally determined the Employee is not entitled to payments under the other provisions of this Agreement following Employee's termination of employment.

     (h) Mitigation. Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Section 7 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation or benefit earned by Employee as a result of employment by another employer, self-employment earnings, by retirement benefits, by offset against any amount claimed to be owing by Employee to the Company, or otherwise, except that any cash severance amount payable to Employee pursuant to a Company maintained severance plan or policy for employees in general shall reduce the amount otherwise payable to Employee pursuant to Section 7(c)(i)(A).

     (i) Gross-Up of Parachute Payments. If, during the Term, any payment, including without limitation any imputed income, made or benefit provided to or on behalf of Employee, including any accelerated vesting or any deferred compensation or other award, in connection with a "change in control" of the Company, whether or not made or provided pursuant to this Agreement, results in Employee being subject to the excise tax imposed by section 4999 of the Internal Revenue Code of 1986, as amended (or any successor or similar provision), the Company shall pay Employee an additional amount of cash (the "Additional Amount") such that the net amount of all payments and benefits received by Employee after paying all applicable taxes thereon, including on such Additional Amount, shall be equal to the net after-tax amount of payments and benefits that Employee would have received if section 4999 were not applicable.

     8. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Employee's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliated companies and for which Employee may qualify, nor shall anything herein limit or otherwise adversely affect such rights as Employee may have under any stock option or other agreements with the Company or any of its affiliated companies.

     9. Assignability. The obligations of Employee hereunder are personal and may not be assigned or delegated by him or transferred in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer. The Company shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder, either in whole or in part, to any parent, affiliate, successor or subsidiary organization or company of the Company, provided that no such assignment or delegation shall relieve the Company of its duties and obligations hereunder nor affect the rights of Employee hereunder.

     10. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, sent by overnight courier or by facsimile with confirmation of receipt or on the third business day after being mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Company at its principal office address and facsimile number, directed to the attention of the Board with a copy to the Secretary of the Company, and to Employee at Employee's residence address and facsimile number on the records of the Company or to such other address as either party may have furnished to the other in writing in accordance herewith except that notice of change of address shall be effective only upon receipt.

     11. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     12. Successors; Binding Agreement.

     (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and assets of the Company ("Successor") or any corporation which becomes the ultimate parent corporation of the Company or any such Successor ("Ultimate Parent") to expressly assume and agree in writing satisfactory to the Employee to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such written agreement prior to the effectiveness of any such succession or creation of the parent corporation relationship shall be a breach of this Agreement and shall entitle Employee to compensation and benefits from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession (or creation of the parent corporation relationship) becomes effective shall be deemed the Date of Termination.

As used in this Agreement, including, without limitation, in Section 3, the term "Company" shall include any Successor and Ultimate Parent which executes and delivers the Agreement as provided for in this Section 12 or which otherwise becomes bound by all terms and provisions of this Agreement by operation of law.

     (b) This Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     13. Indemnification. During the Term and for a period of six years thereafter, the Company shall cause Employee to be covered by and named as an insured under any policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Company or service in other capacities at the request of the Company. The coverage provided to Employee pursuant to this Section 8 shall be of a scope and on terms and conditions at least as favorable as the most favorable coverage provided to any other officer or director of the Company (or any successor).

     In addition, to the maximum extent permitted under applicable law, during the Term and for a period of six years thereafter, the Company shall indemnify Employee against and hold Employee harmless from any costs, liabilities, losses and exposures for Employee's services as an employee, officer and director of the Company (or any successor).

     14. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and such officer as may be specifically authorized by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement is an integration of the parties agreement; no agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas.

     15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     16. Arbitration. Employee shall be permitted (but not required) to elect that any dispute or controversy arising under or in connection with this Agreement be settled by arbitration in the city in which Employee resides at such time in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. All legal fees and costs incurred by Employee in connection with the resolution of any dispute or controversy under or in connection with this Agreement shall be paid by the Company as bills for such services are presented by Employee to the Company.

     17. Prior Employment Agreement. This Agreement supersedes and replaces in full any existing employment agreement (written or oral) between the parties.

     IN WITNESS WHEREOF, the parties have executed this Agreement on , 1998, effective for all purposes as provided above.

                               OCEAN ENERGY, INC.

                               By: ------------------------------------

                               Name: ----------------------------------
                                     Chairman of the Compensation
                                     Committee of the Board

                               EMPLOYEE

                               ----------------------------------------
                                            James C. Flores

                                                                       EXHIBIT F
                                                         TO THE MERGER AGREEMENT

                              EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is entered into effective as of [date of the Effective Time] (the "Effective Date") by and between Ocean Energy, Inc., a Delaware corporation ("Company"), and John B. Brock ("Employee").

     WHEREAS, the Company employs Employee and desires to continue such employment relationship and Employee desires to continue such employment;

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

     1. Employment. The Company hereby employs Employee, and Employee hereby accepts employment by the Company, on the terms and conditions set forth in this Agreement.

     2. Term of Employment. Subject to the provisions for earlier termination provided in the Agreement, the term of this Agreement (the "Term") shall commence on the Effective Date and shall terminate on the third anniversary of the Effective Date; provided, however, commencing on the Effective Date and on each day thereafter, the Term shall automatically be extended one additional day unless the Board of Directors of the Company (the "Board") shall give written notice to Employee that the Term shall cease to be so extended as of a specified future date, in which event the Agreement shall terminate on the third anniversary of the specified future date. Notwithstanding any provision of this Agreement to the contrary, termination of this Agreement shall not alter or impair any rights or benefits of Employee (or Employee's estate or beneficiaries) that have arisen under this Agreement on or prior to such termination.

     3. Employee's Duties. During the Term, Employee shall assume and discharge the responsibilities of the Chairman of the Board, as well as such other responsibilities as may be assigned to him by the Board; provided that such duties are at all times consistent with the duties of such positions.

     Employee agrees to devote his full attention and time during normal business hours to the business and affairs of the Company and to use reasonable best efforts to perform faithfully and efficiently such duties and responsibilities. Notwithstanding the foregoing, during the Term, Employee may engage in the following activities so long as they do not interfere in any material respect with the performance of Employee's duties and responsibilities hereunder: (i) serve on corporate, civic or charitable boards or committees,
(ii) deliver lectures, fulfill speaking engagements or teach on a part-time basis at educational institutions, and (iii) manage his personal investments; provided, however, in no event shall the conduct of any of such activities by Employee be deemed to materially interfere with Employee's duties hereunder until Employee has been notified in writing thereof by the Board and given a reasonable period in which to cure such interference.

     The Company agrees to use its reasonable best efforts to cause Employee to be elected or appointed, or re-elected or re-appointed, as a director of the Company at all times during the Term.

     4. Base Compensation. For services rendered by Employee under this Agreement the Company shall pay to Employee a base salary ("Base Compensation") of $475,000 per annum payable in accordance with the Company's customary payroll practice for its senior executive officers. The amount of Base Compensation shall be reviewed periodically by the Board and may be increased from time to time as the Board may deem appropriate. Base Compensation, as in effect at any time, may not be decreased.

     5. Annual Bonus. In addition to his Base Compensation, Employee shall be eligible to receive each year during the Term, a cash incentive payment in an amount equal to 200% of Employee's Base Compensation (the "Target Bonus"). The amount of the Target Bonus earned for any year shall be determined by the Compensation Committee of the Board based on Employee's individual performance and the performance by the Company.

     6. Other Benefits. Employee shall be entitled to participate in all incentive compensation plans and to receive all fringe benefits and perquisites offered by the Company to any of its senior executive officers, including, without limitation, participation in the various employee benefit plans or programs provided to the employees of the Company in general, subject to the regular eligibility requirements with respect to each of such benefit plans or programs, and such other benefits or prerequisites as may be approved by the Board during the Term, all on a basis at least as favorable to Employee as may be provided or offered to any other senior executive officer of the Company.

     7. Termination. This Agreement may be terminated prior to the end of its Term as set forth below.

     (a) Resignation. Employee may resign his position at any time. In the event of such resignation, except in the case of resignation for Good Reason (as defined below), Employee shall not be entitled to further compensation pursuant to this Agreement.

     (b) Death. If Employee's employment is terminated due to his death, this Agreement shall terminate and the Company shall have no obligations to his legal representatives with respect to this Agreement other than the payment of any compensation which had accrued hereunder at the date of Employee's death.

     (c) Discharge.

     (i) The Company may terminate this Agreement and Employee's employment for any reason deemed sufficient by the Company upon notice as provided in Section
10. However, in the event that Employee's employment is terminated during the Term by the Company for any reason other than his Misconduct or Disability (as such terms are defined below), then, subject to Section 7(h) below: (A) within five business days of the Date of Termination, the Company shall pay to Employee a lump sum amount in cash equal to three times the sum of (1) Employee's Base Compensation and (2) Employee's Target Bonus; (B) for the 36-month period after such Date of Termination the Company, at its sole expense, shall continue to provide or arrange to provide Employee (and Employee's dependents) with health insurance benefits no less favorable than the health plan benefits provided by the Company (or any successor) during such 36-month period to any senior executive officer of the Company; provided, further, to the extent the coverage or benefits received are taxable to Employee, the Company shall make Employee "whole" on a net after tax basis; and (C) on the Date of Termination all then outstanding Company stock-based awards of Employee, whether under this Agreement, a Company stock plan or otherwise, shall become immediately exercisable and payable in full, as the case may be, with any performance goals associated therewith being deemed to have been achieved at the maximum levels. Notwithstanding anything in this Agreement to the contrary, if any payment to Employee in respect of a Company stock-based award would give rise to a short-swing profit liability to Employee under Section 16(b) of the Securities Exchange Act of 1934, then both the payment and the entitlement to payment thereof shall automatically be deferred until the earliest date at which the payment of such benefit would not result in a short-swing profit liability to Employee.

     (ii) Notwithstanding the foregoing provisions of this Section 7, in the event Employee is terminated because of Misconduct, the Company shall have no obligations pursuant to this Agreement after the Date of Termination. As used herein, "Misconduct" means (a) the willful and continued failure by Employee to substantially perform his duties with the Company (other than any such failure resulting from Employee's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by Employee for Good Reason), after a written demand for substantial performance is delivered to Employee by the Board, which demand specifically identifies the manner in which the Board believes that Employee has not substantially performed his duties, or (b) the willful engaging by Employee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes hereof, no act, or failure to act, on Employee's part shall be deemed "willful" unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that Employee's action or omission was in the best interest of the Company. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Misconduct unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for such purpose, finding that in the good faith opinion of the Board Employee was guilty of conduct set forth above and specifying the particulars thereof in detail.

     (d) Disability.

     (i) If Employee shall have been absent from the full-time performance of Employee's duties with the Company for six consecutive months as a result of Employee's incapacity due to physical or mental illness, as determined by Employee's physician, and within 30 days after written Notice of Termination is given by the Company Employee shall not have returned to the full-time performance of Employee's duties, Employee's employment may be terminated by the Company for "Disability", provided Employee is entitled to and receiving benefits under an insured long term disability plan of the Company. Thereafter, Employee shall not be entitled to further compensation pursuant to this Agreement.

     (ii) If Employee fails during any period during the Term to perform Employee's full-time duties with the Company as a result of incapacity due to physical or mental illness, as determined by Employee's physician, Employee shall continue to receive his Base Compensation, less any amount payable to Employee under a Company disability plan, and all other compensation and benefits during such period until this Agreement is terminated.

     (e) Resignation for Good Reason. Employee shall be entitled to terminate his employment for Good Reason as defined herein. If Employee terminates his employment for Good Reason, Employee shall be entitled to the compensation and benefits provided in Paragraph 7(c)(i) hereof. "Good Reason" shall mean (1) the breach of any of the Company's obligations under this Agreement without Employee's express written consent or (2) the occurrence of any of the following circumstances, as the case may be, without Employee's express written consent unless such breach or circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination pursuant to Subsection 7(f) given in respect thereof:

     (i) the assignment by the Board to Employee of any duties that, in the good faith opinion of Employee, are inconsistent with Employee's positions with the Company, or an adverse alteration (as determined in good faith by Employee) in the nature or status of Employee's office, title, responsibilities, including reporting responsibilities, or the conditions of Employee's employment from those in effect immediately prior to such alteration;

     (ii) the failure by the Company to continue in effect any compensation plan in which Employee participates that is material to Employee's total compensation unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue Employee's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable to Employee, both in terms of the amount of benefits provided and the level of Employee's participation relative to other participants;

     (iii) the taking of any action by the Company which would directly or indirectly materially reduce or deprive Employee of any material fringe benefit then enjoyed by Employee;

     (iv) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in
Section 12 hereof;

     (v) the relocation of the Company's principal executive offices outside the greater Houston, Texas metropolitan area, or the Company's requiring Employee to relocate anywhere other than the location of the Company's principal executive offices, except for required travel on the Company's business to an extent substantially consistent with Employee's past business travel obligations; or

     (vi) any purported termination of Employee's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (f) hereof, which purported termination shall not be effective for purposes of this Agreement.

     Employee's right to terminate employment pursuant to this subsection shall not be affected by Employee's incapacity due to physical or mental illness. In addition, Employee's continued employment following any event, act or omission, regardless of the length of such continued employment, shall not constitute Employee's consent to, or a waiver of Employee's rights with respect to, such event, act or omission constituting a Good Reason circumstance hereunder.

     (f) Notice of Termination. Any purported termination of Employee's employment by the Company or by Employee shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall set forth in reasonable detail the reason for termination of Employee's employment, or in the case of resignation for Good Reason, said notice must specify in reasonable detail the basis for such resignation. No purported termination which is not effected pursuant to this Section 7(f) shall be effective.

     (g) Date of Termination, Etc. "Date of Termination" shall mean the date specified in the Notice of Termination. Either party may, within 15 days after any Notice of Termination is given, provide notice to the other party pursuant to Section 10 hereof that a dispute exists concerning the termination. Notwithstanding the pendency of any such dispute, the Company will continue to pay Employee his full Base Compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Compensation) and continue Employee as a participant in all compensation, benefit and insurance plans in which Employee was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with
Section 16 hereof, but in no event past the expiration date of this Agreement. Any payments and benefits provided during such period of dispute shall not reduce any other payments or benefits due Employee under this Agreement nor shall Employee be liable to repay the Company for such payments and benefits if it is finally determined the Employee is not entitled to payments under the other provisions of this Agreement following Employee's termination of employment.

     (h) Mitigation. Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Section 7 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation or benefit earned by Employee as a result of employment by another employer, self-employment earnings, by retirement benefits, by offset against any amount claimed to be owing by Employee to the Company, or otherwise, except that any cash severance amount payable to Employee pursuant to a Company maintained severance plan or policy for employees in general shall reduce the amount otherwise payable to Employee pursuant to Section 7(c)(i)(A).

     (i) Gross-Up of Parachute Payments. If, during the Term, any payment, including without limitation any imputed income, made or benefit provided to or on behalf of Employee, including any accelerated vesting or any deferred compensation or other award, in connection with a "change in control" of the Company, whether or not made or provided pursuant to this Agreement, results in Employee being subject to the excise tax imposed by section 4999 of the Internal Revenue Code of 1986, as amended (or any successor or similar provision), the Company shall pay Employee an additional amount of cash (the "Additional Amount") such that the net amount of all payments and benefits received by Employee after paying all applicable taxes thereon, including on such Additional Amount, shall be equal to the net after-tax amount of payments and benefits that Employee would have received if section 4999 were not applicable.

     8. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Employee's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliated companies and for which Employee may qualify, nor shall anything herein limit or otherwise adversely affect such rights as Employee may have under any stock option or other agreements with the Company or any of its affiliated companies.

     9. Assignability. The obligations of Employee hereunder are personal and may not be assigned or delegated by him or transferred in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer. The Company shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder, either in whole or in part, to any parent, affiliate, successor or subsidiary organization or company of the Company, provided that no such assignment or delegation shall relieve the Company of its duties and obligations hereunder nor affect the rights of Employee hereunder.

     10. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, sent by overnight courier or by facsimile with confirmation of receipt or on the third business day after being mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Company at its principal office address and facsimile number, directed to the attention of the Board with a copy to the

Secretary of the Company, and to Employee at Employee's residence address and facsimile number on the records of the Company or to such other address as either party may have furnished to the other in writing in accordance herewith except that notice of change of address shall be effective only upon receipt.

     11. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     12. Successors; Binding Agreement.

     (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and assets of the Company ("Successor") or any corporation which becomes the ultimate parent corporation of the Company or any such Successor ("Ultimate Parent") to expressly assume and agree in writing satisfactory to the Employee to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such written agreement prior to the effectiveness of any such succession or creation of the parent corporation relationship shall be a breach of this Agreement and shall entitle Employee to compensation and benefits from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession (or creation of the parent corporation relationship) becomes effective shall be deemed the Date of Termination. As used in this Agreement, including, without limitation, in Section 3, the term "Company" shall include any Successor and Ultimate Parent which executes and delivers the Agreement as provided for in this Section 12 or which otherwise becomes bound by all terms and provisions of this Agreement by operation of law.

     (b) This Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     13. Indemnification. During the Term and for a period of six years thereafter, the Company shall cause Employee to be covered by and named as an insured under any policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Company or service in other capacities at the request of the Company. The coverage provided to Employee pursuant to this Section 8 shall be of a scope and on terms and conditions at least as favorable as the most favorable coverage provided to any other officer or director of the Company (or any successor).

     In addition, to the maximum extent permitted under applicable law, during the Term and for a period of six years thereafter, the Company shall indemnify Employee against and hold Employee harmless from any costs, liabilities, losses and exposures for Employee's services as an employee, officer and director of the Company (or any successor).

     14. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and such officer as may be specifically authorized by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement is an integration of the parties agreement; no agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas.

     15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     16. Arbitration. Employee shall be permitted (but not required) to elect that any dispute or controversy arising under or in connection with this Agreement be settled by arbitration in the city in which Employee resides at such time in accordance with the rules of the American Arbitration Association then in effect.

Judgment may be entered on the arbitrator's award in any court having jurisdiction. All legal fees and costs incurred by Employee in connection with the resolution of any dispute or controversy under or in connection with this Agreement shall be paid by the Company as bills for such services are presented by Employee to the Company.

     17. Prior Employment Agreement. This Agreement supersedes and replaces in full any existing employment agreement (written or oral) between the parties.

     IN WITNESS WHEREOF, the parties have executed this Agreement on        ,
1998, effective for all purposes as provided above.

                                            OCEAN ENERGY, INC.

                                            By: ------------------------------

                                            Name: ----------------------------
                                                  Chairman of the Compensation
                                                  Committee of the Board

                                            EMPLOYEE

                                            ----------------------------------
                                            John B. Brock

                                                                    APPENDIX B-1

                               OCEAN ENERGY, INC.
                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of December 22, 1997 (the "Agreement"), between OCEAN ENERGY, INC., a Delaware corporation ("Issuer"), and UNITED MERIDIAN CORPORATION, a Delaware corporation ("Grantee").

                                    RECITALS

     WHEREAS, Issuer, Grantee and OEI Holding Corporation, a Delaware corporation ("Newco"), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; defined terms used but not otherwise defined herein have the meanings set forth in the Merger Agreement), providing for, among other things, the merger of (i) Newco with Issuer and (ii) Grantee with Issuer;

     WHEREAS, as a condition and inducement to Grantee's willingness to enter into the Merger Agreement and the UMC Option Agreement (as defined below), Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below); and

     WHEREAS, as a condition and inducement to Issuer's willingness to enter into the Merger Agreement and this Agreement, Issuer has requested that Grantee agree, and Grantee has agreed to, grant Issuer an option to purchase shares of Grantee's common stock on substantially the same terms as the Option (the "UMC Option Agreement").

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

     1. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 2,267,300 (as adjusted as set forth herein) shares (the "Option Shares") of Common Stock, par value $0.01 per share ("Issuer Common Stock"), of Issuer at a purchase price of $49 13/16 (as adjusted as set forth herein) per Option Share (the "Purchase Price").

     2. Exercise of Option. (a) Grantee may exercise the Option, in whole but not in part, at any one time after the occurrence of any event as a result of which Grantee is entitled to receive the Termination Fee pursuant to the Merger Agreement (a "Purchase Event"); provided, however, that except as provided in the last sentence of this Section 2(a), the Option shall terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Time,
(B) 18 months after the first occurrence of a Purchase Event, and (C) termination of the Merger Agreement in accordance with its terms prior to the occurrence of a Purchase Event, unless Grantee has the right to receive a Termination Fee following such termination upon the occurrence of certain events, in which case the Option shall not terminate until the later of (x) six months following the time such Termination Fee becomes payable and (y) the expiration of the period in which Grantee has such right to receive a Termination Fee. Notwithstanding the termination of the Option, Grantee shall be entitled to purchase the Option Shares if it has exercised the Option in accordance with the terms hereof prior to the termination of the Option, and the termination of the Option will not affect any rights hereunder which by their terms do not terminate or expire prior to or as of such termination.

     (b) In the event that Grantee wishes to exercise the Option, it will send to Issuer a written notice (an "Exercise Notice"; the date of which being herein referred to as the "Notice Date") to that effect, which Exercise Notice shall specify the number of Option Shares, if any, Grantee wishes to purchase pursuant to this Section 2(b), the denominations of the certificate or certificates evidencing the Option Shares which Grantee wishes to purchase pursuant to this
Section 2(b) and a date not earlier than three business days nor later than 20 business days from the Notice Date for the closing of such purchase (an "Option Closing Date"); provided, however, that (i) if a closing of the purchase and sale pursuant to the Option (an "Option Closing") cannot be consummated by reason of any applicable judgment, decree, order, law or regulation, the period of time that
                                      B-1-1
otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation related to such Option Closing has expired or been terminated and (ii) without limiting the foregoing, if prior notification to or approval of any regulatory authority is required in connection with any such purchase, Grantee and Issuer shall promptly file the required notice or application for approval and shall cooperate in the expeditious filing of such notice or application, and the period of time that otherwise would run pursuant to this sentence with respect to any Option Closing, shall run instead from the date on which, as the case may be, (A) any required notification period has expired or been terminated or (B) any required approval has been obtained, and in either event, any requisite waiting period has expired or been terminated. Any Option Closing will be at an agreed location and time in New York, New York on the applicable Option Closing Date or at such later date as may be necessary so as to comply with the provisions of this
Section 2(b).

     3. Payment and Delivery of Certificates. (a) At any Option Closing, Grantee will pay to Issuer in immediately available funds by wire transfer to a bank account designated in writing by Issuer an amount equal to the Purchase Price multiplied by the number of Option Shares.

     (b) At any Option Closing, simultaneously with the delivery of immediately available funds as provided in Section 3(a), Issuer shall deliver to Grantee a certificate or certificates representing the Option Shares to be purchased at such Option Closing, which Option Shares will be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. If at the time of issuance of Option Shares pursuant to an exercise of the Option hereunder, Issuer shall have issued and outstanding rights under a shareholder rights plan or similar securities, then each Option Share issued pursuant to such exercise will also represent such a corresponding right with terms substantially the same as and at least as favorable to Grantee as are provided under any Issuer shareholder rights agreement or any similar agreement then in effect.

     (c) Certificates for the Option Shares delivered at an Option Closing shall have typed or printed thereon a restrictive legend which will read substantially as follows:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

It is understood and agreed that the reference to restrictions arising under the Securities Act in the above legend will be removed by delivery of substitute certificate(s) without such reference if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Grantee has delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

     4. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

          (a) Corporate Authorization. Issuer has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer, and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Issuer, and assuming this Agreement constitutes a valid and binding agreement of Grantee, this Agreement constitutes a valid and binding agreement of Issuer, enforceable against Issuer in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

          (b) Authorized Stock. Issuer has taken all necessary corporate and other action to authorize and reserve and, subject to the expiration or termination of any required waiting period under the HSR Act, to

                                      B-1-2
     permit it to issue, and, at all times from the date hereof until the obligation to deliver Option Shares upon the exercise of the Option terminates, shall have reserved for issuance, upon exercise of the Option, shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 6 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable upon exercise of the Option or any other securities which may be issued pursuant to Section 6, upon issuance pursuant hereto, will be duly and validly issued, fully paid and nonassessable and will be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including without limitation any preemptive rights of any stockholder of Issuer.

     5. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that:

          (a) Corporate Authorization. Grantee has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Grantee, and no other corporate proceedings on the part of Grantee are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Grantee, and assuming this Agreement constitutes a valid and binding agreement of Issuer, this Agreement constitutes a valid and binding agreement of Grantee, enforceable against Grantee in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

          (b) Purchase Not for Distribution. Any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be transferred or otherwise disposed of except in a transaction registered, or exempt from registration, under the Securities Act.

     6. Adjustment upon Changes in Capitalization, Etc. (a) In the event of any changes in Issuer Common Stock by reason of a stock dividend, stock split, reverse stock split, merger, recapitalization, combination, exchange of shares, or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Grantee shall receive upon exercise of the Option the number and class of shares or other securities or property that Grantee would have received with respect to Issuer Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

     (b) Without limiting the parties' relative rights and obligations under the Merger Agreement, in the event that the Issuer enters into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and Issuer shall not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but in connection with such merger, the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property, or the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger will, after such merger represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and condition set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such consolidation, merger, sale, or transfer, or the record date therefor, as applicable.

                                      B-1-3

     (c) If, prior to the termination of the Option in accordance with Section 2, Issuer enters into any agreement (x) pursuant to which all outstanding shares of Issuer Common Stock are to be purchased for, or converted into the right to receive in whole or in part (other than in respect of fractional shares) cash or
(y) with respect to any transaction described in clauses (i), (ii) and (iii) of
Section 6(b) (each of (x) and (y), a "Transaction"), the Issuer covenants that proper provision shall be made in such agreement to provide that, if the Option shall not theretofore have been exercised, then upon the consummation of the Transaction (which in the case of a Transaction involving a tender offer shall be when shares of Issuer Common Stock are accepted for payment), Grantee shall have the right, at its election, by not less than two business days' prior written notice to Issuer, to receive in exchange for cancellation of the remaining Option an amount in cash equal to the Spread. For purposes of this Agreement, the term "Spread" means the number of Option Shares multiplied by the excess of (A) the closing sales price per share of Issuer Common Stock on the principal securities exchange or quotation system on which Issuer Common Stock is then listed or traded, as reported by The Wall Street Journal, on the day immediately prior to the consummation of such Transaction, over (B) the Purchase Price. Notwithstanding the foregoing, the amount of the Spread, when added to any Termination Fee paid or payable to Grantee, shall not exceed $50 million.

     (d) Following exercise of the Option by Grantee, in the event that Grantee sells, pledges or otherwise disposes of (including, without limitation, by merger or exchange) any of the Option Shares (a "Sale"), then;

          (i) any Termination Fee due and payable by Issuer following such time shall be reduced by an amount, if any, equal to the excess of (1) the total of (A) the Termination Fee and (B) the excess of (w) the aggregate amounts received (whether in cash, securities or otherwise) by Grantee in all such Sales, over (x) the aggregate Purchase Price of the Option Shares sold in such Sales (such excess in this sub-clause (B) being the "Offset Amounts") over (2) $50 million;

          (ii) if Issuer has paid to Grantee the Termination Fee prior to a Sale, then Grantee shall immediately remit to Issuer, as additional Purchase Price for the Option Shares, the excess, if any, of (y) the total of the Termination Fee and the Offset Amounts of all Sales over (z) $50 million; and

          (iii) if a Sale or Sales occur prior to the payment of the Termination Fee to Grantee by Issuer, and the aggregate amount received (whether in cash, securities or otherwise) by Grantee in such Sales exceeds $50 million, Grantee shall remit to Issuer the aggregate amount received in excess of $50 million and deliver to Issuer for cancellation any remaining Option Shares owned by Grantee.

     (e) Notwithstanding anything to the contrary in this Agreement or the Merger Agreement, in no event shall the aggregate of any Termination Fee, all Offset Amounts and the Spread exceed $50 million, and to the extent such items would otherwise exceed $50 million, Grantee, at its sole election, shall either
(i) reduce the number of Option Shares subject to the Option, (ii) deliver to Issuer for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to issuer or (iv) take a combination of any of the foregoing actions.

     7. Registration Rights. Issuer shall, if requested by Grantee at any time and from time to time within two years after the date of the exercise of an Option, as expeditiously as possible prepare and file up to two registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all securities that have been acquired by Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grantee, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such securities under any applicable state securities laws. Grantee agrees to use reasonable efforts to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis. Issuer shall use reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor, and to keep such registration statement effective for such period not in excess of 90 calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 90 calendar days in the aggregate if the Board of Directors of Issuer shall have determined that the filing of such registration statement or the maintenance of its effectiveness would
                                      B-1-4
require premature disclosure of material nonpublic information that would materially and adversely affect Issuer. Any registration statement prepared and filed under this Section 7, and any sale covered thereby, shall be at Issuer's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto. Grantee shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If, during the time periods referred to in the first sentence of this Section 7, Issuer effects a registration under the Securities Act of Issuer Common Stock for its own account or for any other stockholders of Issuer (other than on Form S-4 or Form S-8, or any successor form), it shall allow Grantee the right to participate in such registration, and such participation will not affect the obligation of Issuer to effect demand registration statements for Grantee under this Section 7; provided that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of shares of Issuer Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, priority shall be given to the securities intended to be included therein by the Issuer for its own account and, thereafter, Issuer will include the securities requested to be included therein by Grantee pro rata with the securities intended to be included therein by other security holders of the Issuer. In connection with any registration pursuant to this Section 7, Issuer and Grantee shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification, and contribution in connection with such registration. The registration rights set forth in this Section 7 are subject to any other registration rights in effect on the date hereof.

     8. Listing. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then listed on the NYSE (or any other national securities exchange or national securities quotation system), Issuer, upon the request of Grantee, shall promptly file an application to list the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the NYSE (and any such other national securities exchange or national securities quotation system) and shall use reasonable efforts to obtain approval of such listing as promptly as practicable.

     9. Loss or Mutilation. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer shall execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed, or mutilated shall at any time be enforceable by anyone.

     10. Miscellaneous. (a) Expenses. Except as otherwise provided herein or in the Merger Agreement, each of the parties hereto will pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     (b) Amendment. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties.

     (c) Extension; Waiver. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for performance, will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

     (d) Entire Agreement; No Third-Party Beneficiaries. This Agreement, the UMC Option Agreement, the Merger Agreement (including the documents and instruments attached thereto as exhibits or schedules or delivered in connection therewith) and the Confidentiality Agreement (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, and
(ii) except as provided in Section 9.9 of the Merger Agreement, are not intended to confer upon any person other than the parties hereto any rights or remedies.

     (e) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

                                      B-1-5

     (f) Notices. All notices, requests, claims, demands, and other communications under this Agreement must be in writing and will be deemed given if delivered personally, telecopied (which is confirmed), or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     To Issuer:

        Ocean Energy, Inc.
        8440 Jefferson Highway, Suite 420
        Baton Rouge, Louisiana 70809
        Attention: Chairman and Chief Executive Officer
        Telecopy: (504) 927-1109

     copy to:

        Andrews & Kurth L.L.P.
        4200 Texas Commerce Tower
        Houston, Texas 77002
        Attention: John F. Wombwell
        Telecopy: (713) 220-4285

     To Grantee:

        United Meridian Corporation
        1201 Louisiana, Suite 1400
        Houston, Texas 77002
        Attention: Chairman and Chief Executive Officer
        Telecopy: (713) 653-5024

     copy to:

        Akin, Gump, Strauss, Hauer & Feld, L.L.P.
        1700 Pacific Avenue, Suite 4100
        Dallas, Texas 75201-4675
        Attention: Michael E. Dillard, P.C.
        Telecopy: (214) 969-4343

     (g) Assignment. Neither this Agreement, the Option nor any of the rights, interests, or obligations under this Agreement may be assigned, transferred or delegated, in whole or in part, by operation of law or otherwise, by Issuer or Grantee without the prior written consent of the other. Any assignment, transfer or delegation in violation of the preceding sentence will be void. Subject to the first and second sentences of this Section 10(g), this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

     (h) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee will execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

     (i) Enforcement. THE PARTIES AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR AND THAT THE PARTIES WOULD NOT HAVE ANY ADEQUATE REMEDY AT LAW IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES WILL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS AGREEMENT IN ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR IN DELAWARE STATE COURT, THE FOREGO-

                                      B-1-6

ING BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY. IN ADDITION, EACH OF THE PARTIES HERETO (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY DELAWARE STATE COURT IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN A FEDERAL COURT SITTING IN THE STATE OF DELAWARE OR A DELAWARE STATE COURT.

     (j) Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

                                          OCEAN ENERGY, INC.

                                          By: /s/ JAMES C. FLORES
                                            ------------------------------------
                                          Name:  James C. Flores
                                          Title: Chairman of the Board,
                                                 President, and
                                                 Chief Executive Officer

                                          UNITED MERIDIAN CORPORATION

                                          By: /s/ JOHN B. BROCK
                                            ------------------------------------
                                          Name:  John B. Brock
                                          Title: Chairman of the Board and
                                                 Chief Executive Officer

                                      B-1-7

                                                                    APPENDIX B-2

                          UNITED MERIDIAN CORPORATION
                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of December 22, 1997 (the "Agreement"), between UNITED MERIDIAN CORPORATION, a Delaware corporation ("Issuer"), and OCEAN ENERGY, INC., a Delaware corporation ("Grantee").

                                    RECITALS

     WHEREAS, Issuer, Grantee and OEI Holding Corporation, a Delaware corporation ("Newco"), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; defined terms used but not otherwise defined herein have the meanings set forth in the Merger Agreement), providing for, among other things, the merger of (i) Newco with Grantee and (ii) Issuer with Grantee;

     WHEREAS, as a condition and inducement to Grantee's willingness to enter into the Merger Agreement and the OEI Option Agreement (as defined below), Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below); and

     WHEREAS, as a condition and inducement to Issuer's willingness to enter into the Merger Agreement and this Agreement, Issuer has requested that Grantee agree, and Grantee has agreed to, grant Issuer an option to purchase shares of Grantee's common stock on substantially the same terms as the Option (the "OEI Option Agreement").

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

     1. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 3,543,000 (as adjusted as set forth herein) shares (the "Option Shares") of common stock, par value $0.01 per share ("Issuer Common Stock"), of Issuer at a purchase price of $32 3/16 (as adjusted as set forth herein) per Option Share (the "Purchase Price").

     2. Exercise of Option. (a) Grantee may exercise the Option, in whole but not in part, at any one time after the occurrence of any event as a result of which Grantee is entitled to receive the Termination Fee pursuant to the Merger Agreement (a "Purchase Event"); provided, however, that except as provided in the last sentence of this Section 2(a), the Option shall terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Time,
(B) 18 months after the first occurrence of a Purchase Event, and (C) termination of the Merger Agreement in accordance with its terms prior to the occurrence of a Purchase Event, unless Grantee has the right to receive a Termination Fee following such termination upon the occurrence of certain events, in which case the Option shall not terminate until the later of (x) six months following the time such Termination Fee becomes payable and (y) the expiration of the period in which Grantee has such right to receive a Termination Fee. Notwithstanding the termination of the Option, Grantee shall be entitled to purchase the Option Shares if it has exercised the Option in accordance with the terms hereof prior to the termination of the Option, and the termination of the Option will not affect any rights hereunder which by their terms do not terminate or expire prior to or as of such termination.

     (b) In the event that Grantee wishes to exercise the Option, it will send to Issuer a written notice (an "Exercise Notice"; the date of which being herein referred to as the "Notice Date") to that effect, which Exercise Notice shall specify the number of Option Shares, if any, Grantee wishes to purchase pursuant to this Section 2(b), the denominations of the certificate or certificates evidencing the Option Shares which Grantee wishes to purchase pursuant to this
Section 2(b) and a date not earlier than three business days nor later than 20 business days from the Notice Date for the closing of such purchase (an "Option Closing Date"); provided, however, that (i) if a closing of the purchase and sale pursuant to the Option (an "Option Closing") cannot be consummated by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on
                                      B-2-1
consummation related to such Option Closing has expired or been terminated and
(ii) without limiting the foregoing, if prior notification to or approval of any regulatory authority is required in connection with any such purchase, Grantee and Issuer shall promptly file the required notice or application for approval and shall cooperate in the expeditious filing of such notice or application, and the period of time that otherwise would run pursuant to this sentence with respect to any Option Closing, shall run instead from the date on which, as the case may be, (A) any required notification period has expired or been terminated or (B) any required approval has been obtained, and in either event, any requisite waiting period has expired or been terminated. Any Option Closing will be at an agreed location and time in New York, New York on the applicable Option Closing Date or at such later date as may be necessary so as to comply with the provisions of this Section 2(b).

     3. Payment and Delivery of Certificates. (a) At any Option Closing, Grantee will pay to Issuer in immediately available funds by wire transfer to a bank account designated in writing by Issuer an amount equal to the Purchase Price multiplied by the number of Option Shares.

     (b) At any Option Closing, simultaneously with the delivery of immediately available funds as provided in Section 3(a), Issuer shall deliver to Grantee a certificate or certificates representing the Option Shares to be purchased at such Option Closing, which Option Shares will be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. If at the time of issuance of Option Shares pursuant to an exercise of the Option hereunder, Issuer shall have issued and outstanding rights under a shareholder rights plan or similar securities, then each Option Share issued pursuant to such exercise will also represent such a corresponding right with terms substantially the same as and at least as favorable to Grantee as are provided under any Issuer shareholder rights agreement or any similar agreement then in effect.

     (c) Certificates for the Option Shares delivered at an Option Closing shall have typed or printed thereon a restrictive legend which will read substantially as follows:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

It is understood and agreed that the reference to restrictions arising under the Securities Act in the above legend will be removed by delivery of substitute certificate(s) without such reference if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Grantee has delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

     4. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

          (a) Corporate Authorization. Issuer has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer, and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Issuer, and assuming this Agreement constitutes a valid and binding agreement of Grantee, this Agreement constitutes a valid and binding agreement of Issuer, enforceable against Issuer in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

          (b) Authorized Stock. Issuer has taken all necessary corporate and other action to authorize and reserve and, subject to the expiration or termination of any required waiting period under the HSR Act, to permit it to issue, and, at all times from the date hereof until the obligation to deliver Option Shares upon the exercise of the Option terminates, shall have reserved for issuance, upon exercise of the Option,
                                      B-2-2
     shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 6 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable upon exercise of the Option or any other securities which may be issued pursuant to Section 6, upon issuance pursuant hereto, will be duly and validly issued, fully paid and nonassessable and will be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including without limitation any preemptive rights of any stockholder of Issuer.

     5. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that:

          (a) Corporate Authorization. Grantee has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Grantee, and no other corporate proceedings on the part of Grantee are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Grantee, and assuming this Agreement constitutes a valid and binding agreement of Issuer, this Agreement constitutes a valid and binding agreement of Grantee, enforceable against Grantee in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

          (b) Purchase Not for Distribution. Any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be transferred or otherwise disposed of except in a transaction registered, or exempt from registration, under the Securities Act.

     6. Adjustment upon Changes in Capitalization, Etc. (a) In the event of any changes in Issuer Common Stock by reason of a stock dividend, stock split, reverse stock split, merger, recapitalization, combination, exchange of shares, or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Grantee shall receive upon exercise of the Option the number and class of shares or other securities or property that Grantee would have received with respect to Issuer Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

     (b) Without limiting the parties' relative rights and obligations under the Merger Agreement, in the event that the Issuer enters into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and Issuer shall not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but in connection with such merger, the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property, or the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger will, after such merger represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and condition set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such consolidation, merger, sale, or transfer, or the record date therefor, as applicable.

     (c) If, prior to the termination of the Option in accordance with Section 2, Issuer enters into any agreement (x) pursuant to which all outstanding shares of Issuer Common Stock are to be purchased for, or converted into the right to receive in whole or in part (other than in respect of fractional shares) cash or
(y)
                                      B-2-3
with respect to any transaction described in clauses (i), (ii) and (iii) of
Section 6(b) (each of (x) and (y), a "Transaction"), the Issuer covenants that proper provision shall be made in such agreement to provide that, if the Option shall not theretofore have been exercised, then upon the consummation of the Transaction (which in the case of a Transaction involving a tender offer shall be when shares of Issuer Common Stock are accepted for payment), Grantee shall have the right, at its election, by not less than two business days' prior written notice to Issuer, to receive in exchange for cancellation of the remaining Option an amount in cash equal to the Spread. For purposes of this Agreement, the term "Spread" means the number of Option Shares multiplied by the excess of (A) the closing sales price per share of Issuer Common Stock on the principal securities exchange or quotation system on which Issuer Common Stock is then listed or traded, as reported by The Wall Street Journal, on the day immediately prior to the consummation of such Transaction, over (B) the Purchase Price. Notwithstanding the foregoing, the amount of the Spread, when added to any Termination Fee paid or payable to Grantee, shall not exceed $50 million.

     (d) Following exercise of the Option by Grantee, in the event that Grantee sells, pledges or otherwise disposes of (including, without limitation, by merger or exchange) any of the Option Shares (a "Sale"), then;

          (i) any Termination Fee due and payable by Issuer following such time shall be reduced by an amount, if any, equal to the excess of (1) the total of (A) the Termination Fee and (B) the excess of (w) the aggregate amounts received (whether in cash, securities or otherwise) by Grantee in all such Sales, over (x) the aggregate Purchase Price of the Option Shares sold in such Sales (such excess in this sub-clause (B) being the "Offset Amounts") over (2) $50 million;

          (ii) if Issuer has paid to Grantee the Termination Fee prior to a Sale, then Grantee shall immediately remit to Issuer, as additional Purchase Price for the Option Shares, the excess, if any, of (y) the total of the Termination Fee and the Offset Amounts of all Sales over (z) $50 million; and

          (iii) if a Sale or Sales occur prior to the payment of the Termination Fee to Grantee by Issuer, and the aggregate amount received (whether in cash, securities or otherwise) by Grantee in such Sales exceeds $50 million, Grantee shall remit to Issuer the aggregate amount received in excess of $50 million and deliver to Issuer for cancellation any remaining Option Shares owned by Grantee.

     (e) Notwithstanding anything to the contrary in this Agreement or the Merger Agreement, in no event shall the aggregate of any Termination Fee, all Offset Amounts and the Spread exceed $50 million, and to the extent such items would otherwise exceed $50 million, Grantee, at its sole election, shall either
(i) reduce the number of Option Shares subject to the Option, (ii) deliver to Issuer for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to issuer or (iv) take a combination of any of the foregoing actions.

     7. Registration Rights. Issuer shall, if requested by Grantee at any time and from time to time within two years after the date of the exercise of an Option, as expeditiously as possible prepare and file up to two registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all securities that have been acquired by Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grantee, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such securities under any applicable state securities laws. Grantee agrees to use reasonable efforts to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis. Issuer shall use reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor, and to keep such registration statement effective for such period not in excess of 90 calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 90 calendar days in the aggregate if the Board of Directors of Issuer shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require premature disclosure of material nonpublic information that would materially and adversely affect Issuer. Any registration statement prepared and filed under this Section 7, and any sale covered thereby, shall be at Issuer's expense except for underwriting discounts or commissions, brokers' fees and the fees and
                                      B-2-4
disbursements of Grantee's counsel related thereto. Grantee shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If, during the time periods referred to in the first sentence of this Section 7, Issuer effects a registration under the Securities Act of Issuer Common Stock for its own account or for any other stockholders of Issuer (other than on Form S-4 or Form S-8, or any successor form), it shall allow Grantee the right to participate in such registration, and such participation will not affect the obligation of Issuer to effect demand registration statements for Grantee under this Section 7; provided that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of shares of Issuer Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, priority shall be given to the securities intended to be included therein by the Issuer for its own account and, thereafter, Issuer will include the securities requested to be included therein by Grantee pro rata with the securities intended to be included therein by other security holders of the Issuer. In connection with any registration pursuant to this Section 7, Issuer and Grantee shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification, and contribution in connection with such registration. The registration rights set forth in this
Section 7 are subject to any other registration rights in effect on the date hereof.

     8. Listing. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then listed on the NYSE (or any other national securities exchange or national securities quotation system), Issuer, upon the request of Grantee, shall promptly file an application to list the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the NYSE (and any such other national securities exchange or national securities quotation system) and shall use reasonable efforts to obtain approval of such listing as promptly as practicable.

     9. Loss or Mutilation. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer shall execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed, or mutilated shall at any time be enforceable by anyone.

     10. Miscellaneous. (a) Expenses. Except as otherwise provided herein or in the Merger Agreement, each of the parties hereto will pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     (b) Amendment. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties.

     (c) Extension; Waiver. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for performance, will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

     (d) Entire Agreement; No Third-Party Beneficiaries. This Agreement, the OEI Option Agreement, the Merger Agreement (including the documents and instruments attached thereto as exhibits or schedules or delivered in connection therewith) and the Confidentiality Agreement (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, and
(ii) except as provided in Section 9.9 of the Merger Agreement, are not intended to confer upon any person other than the parties hereto any rights or remedies.

     (e) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

     (f) Notices. All notices, requests, claims, demands, and other communications under this Agreement must be in writing and will be deemed given if delivered personally, telecopied (which is confirmed), or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
                                      B-2-5

     To Issuer:
        United Meridian Corporation
        1201 Louisiana, Suite 1400
        Houston, Texas 77002
        Attention: Chairman and Chief Executive Officer
        Telecopy: (713) 653-5024

     copy to:
        Akin, Gump, Strauss, Hauer & Feld, L.L.P.
        1700 Pacific Avenue, Suite 4100
        Dallas, Texas 75201-4675
        Attention: Michael E. Dillard, P.C.
        Telecopy: (214) 969-4343

     To Grantee:
        Ocean Energy, Inc.
        8440 Jefferson Highway, Suite 420
        Baton Rouge, Louisiana 70809
        Attention: Chairman and Chief Executive Officer
        Telecopy: (504) 927-1109

     copy to:
        Andrews & Kurth L.L.P.
        4200 Texas Commerce Tower
        Houston, Texas 77002
        Attention: John F. Wombwell
        Telecopy: (713) 220-4285

     (g) Assignment. Neither this Agreement, the Option nor any of the rights, interests, or obligations under this Agreement may be assigned, transferred or delegated, in whole or in part, by operation of law or otherwise, by Issuer or Grantee without the prior written consent of the other. Any assignment, transfer or delegation in violation of the preceding sentence will be void. Subject to the first and second sentences of this Section 10(g), this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

     (h) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee will execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

     (i) Enforcement. THE PARTIES AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR AND THAT THE PARTIES WOULD NOT HAVE ANY ADEQUATE REMEDY AT LAW IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES WILL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS AGREEMENT IN ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR IN DELAWARE STATE COURT, THE FOREGOING BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY. IN ADDITION, EACH OF THE PARTIES HERETO (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY DELAWARE STATE COURT IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY
                                      B-2-6

THIS AGREEMENT IN ANY COURT OTHER THAN A FEDERAL COURT SITTING IN THE STATE OF DELAWARE OR A DELAWARE STATE COURT.

     (j) Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

                                          UNITED MERIDIAN CORPORATION

                                          By: /s/ JOHN B. BROCK

                                            ------------------------------------
                                          Name: John B. Brock
                                          Title: Chairman of the Board and
                                             Chief Executive Officer

                                          OCEAN ENERGY, INC.

                                          By: /s/ JAMES C. FLORES

                                            ------------------------------------
                                          Name: James C. Flores
                                          Title: Chairman of the Board,
                                                 President, and Chief Executive
                                                 Officer

                                      B-2-7

                                                                APPENDIX C

                             [LEHMAN BROTHERS LOGO]

                               December 22, 1997

Board of Directors
Ocean Energy, Inc.
8440 Jefferson Highway, Suite 420
Baton Rouge, Louisiana 70809

Members of the Board:

     We understand that Ocean Energy, Inc. (the "Company"), United Meridian Corporation ("UMC") and OEI Holding Corporation, a newly formed Delaware corporation owned equally by the Company and UMC ("Newco"), are considering entering into an Agreement and Plan of Merger (the "Agreement") pursuant to which each of UMC and Newco will merge with and into the Company (together, the "Merger"), with the Company being the surviving corporation in the Merger ("New Ocean"). Upon effectiveness of the Merger (a) each outstanding share of common stock of the Company ("Company Common Stock") will be converted into the right to receive 2.34 shares of the common stock of New Ocean (the "Company Exchange Ratio") and (b) each outstanding share of common stock of UMC ("UMC Common Stock") will be converted into the right to receive 1.3 shares of the common stock of New Ocean (the "UMC Exchange Ratio"). The terms and conditions of the Merger are set forth in more detail in the draft of the Agreement dated December 19, 1997.

     We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's stockholders of the Company Exchange Ratio to be offered to such stockholders in the Merger in relation to the UMC Exchange Ratio. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Merger.

     In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Agreement dated December 19, 1997, the related Stock Option Agreements and Stockholder Agreements and the specific terms of the Merger, including provisions therein relating to corporate governance and management of New Ocean following the Merger; (2) such publicly available information concerning the Company and UMC that we believe to be relevant to our analysis, including, without limitation, each of the periodic reports and proxy statements filed by the Company and UMC since January 1, 1997 and the Prospectus dated November 12, 1997 of the Company (including the audited and unaudited financial statements included in such reports, statements and prospectus); (3) financial and operating information with respect to the respective businesses, operations and prospects of the Company and UMC as furnished to us by the Company and UMC, respectively, including financial projections based on the respective

                                      LOGO
business plans of the Company and UMC and, in particular, (A) certain estimates of proved and non-proved reserves, as well as the reports of independent reserve engineers and company engineers, (B) projected annual production of such reserves in certain domestic and international areas and (C) amounts and timing of the cost savings expected to result from the Merger; (4) a trading history of the Company Common Stock from December 3, 1996 to the present and a comparison of that trading history with those of other companies that we deemed relevant, including UMC; (5) a trading history of the UMC Common Stock from December 3, 1996 to the present and a comparison of that trading history with those of other companies that we deemed relevant, including the Company; (6) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant; (7) a comparison of the historical financial results and present financial condition of UMC with those of other companies that we deemed relevant; and (8) a comparison of the financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant. In addition, we have (i) had discussions with the senior managements of the Company and UMC concerning their respective businesses, operations, assets, financial conditions and prospects and the cost savings and strategic benefits expected by the managements of the Company and UMC to result from a combination of the businesses of the Company and UMC, (ii) had discussions with the independent auditors and reserve engineers of the Company and UMC and (iii) undertaken such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of managements of the Company and UMC that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, UMC and New Ocean following the consummation of the Merger (including the cost savings expected to result from a combination of the businesses), upon advice of the Company and UMC, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of the Company and UMC, respectively, as to the future financial performance of the Company, UMC and New Ocean, and that each of the Company and UMC would perform, and New Ocean will perform, substantially in accordance with such projections. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or UMC and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or UMC. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. Upon advice of the Company and its legal and accounting advisors, we have assumed that the Merger will qualify (i) for pooling-of-interests accounting treatment and (ii) as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the stockholders of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     In addition, we express no opinion as to the prices at which shares of common stock of New Ocean actually will trade following consummation of the Merger and this opinion should not be viewed as providing any assurance that the market value of the shares of common stock of New Ocean to be held by stockholders of the Company after the Merger will be in excess of the market value of the shares of Company Common Stock owned by such stockholders at any time prior to announcement or consummation of the Merger.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view and in relation to the UMC Exchange Ratio, the Company Exchange Ratio to be offered to the stockholders of the Company in the Merger is fair to such stockholders.

     We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary compensation for such services. In the ordinary course of our business, we actively trade in the debt and equity securities of the Company and UMC for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Merger. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how the stockholders of the Company should vote with respect to the Merger.

                                            Very truly yours,

                                            LEHMAN BROTHERS

                                                                      APPENDIX D

                                                        Investment Banking

                                                        Corporate and
                                                        Institutional
                                                        Client Group

                                                        One Houston Center
                                                        1221 McKinney
                                                        Suite 2700
                                                        Houston, Texas 77010
                                                        713 759 2500
                                                        FAX 713 759 2580

[MERRILL LYNCH LOGO]

                                                               December 22, 1997

United Meridian Corporation
1201 Louisiana, Suite 1400
Houston, Texas 77002

Attention:  John B. Brock
          Chairman and Chief Executive Officer

Gentlemen:

     You have informed us that Purple (the "Company"), Gold ("Gold") and a newly formed corporation, one-half of the issued and outstanding capital stock of which is owned by each of Purple and Gold ("Newco"), propose to enter into an agreement and plan of merger dated as of December 22, 1997 (the "Agreement") pursuant to which (1) Newco shall merge with and into Gold (the "Newco Merger") and (2) Purple shall merge with and into Gold (the "Purple Merger" and together with the Newco Merger, the "Mergers"). In the Newco Merger, each outstanding share of the common stock, par value $.01 per share, of Newco shall be automatically cancelled and retired. Gold shall be the surviving corporation of the Newco Merger. As a result of the Newco Merger, each share of Gold common stock, par value $.01 per share issued and outstanding immediately prior to the Newco Merger (the "Old Gold Common Stock") shall be converted into the right to receive 2.34 shares of common stock, par value $.01 per share of Gold ("Gold Common Stock"). In the Purple Merger, each outstanding share of the common stock, par value $.01 per share, of Purple ("Company Common Stock") shall be converted into the right to receive 1.30 shares (the "Company Conversion Ratio") of Gold Common Stock. Gold shall be the surviving corporation in the Purple Merger.

     You have asked us whether, in our opinion, the Company Conversion Ratio is fair from a financial point of view to the holders of the Company Common Stock.

     In arriving at the opinion set forth below, we have, among other things:

          (1) Reviewed the Annual Reports, Forms 10-K and related financial information for the Company for the three years ended December 31, 1996 and for Gold for the two years ended December 31, 1996 and the Forms 10-Q and the related unaudited financial information for the Company and Gold for the quarterly periods ending March 31, 1997, June 30, 1997 and September 30, 1997;

          (2) Reviewed certain historical reserve reports as of December 31, 1996 and certain projected reserve reports as of December 31, 1997 (the "Company Reserve Reports") prepared by the Company and by the Company's independent petroleum engineers (the "Company's Petroleum Engineers");

[MERRILL LYNCH LOGO]

          (3) Reviewed certain reserve reports as of December 31, 1996 and certain projected reserve reports as of December 31, 1997 (the "Gold Reserve Reports" and together with the Company Reserve Reports, the "Reserve Reports") prepared by Gold and Gold's independent petroleum engineers ("Gold's Petroleum Engineers" and together with the Company's Petroleum Engineers, the "Petroleum Engineers");

          (4) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Gold and the Company, furnished to us by Gold and the Company, respectively;

          (5) Conducted discussions with members of senior management of Gold and the Company concerning their respective businesses and prospects before and after giving effect to the Mergers;

          (6) Conducted discussions with representatives of Arthur Andersen & Co., the independent certified public accountants for the Company and Gold;

          (7) Reviewed the market prices and valuation multiples for Old Gold Common Stock and the Company Common Stock and compared them with those of certain publicly traded companies that we deemed to be relevant;

          (8) Reviewed the results of operations of Gold and the Company and compared them with those of certain companies that we deemed to be relevant;

          (9) Compared the proposed financial terms of the Mergers with the financial terms of certain other transactions which we deemed to be relevant;

          (10) Reviewed the potential pro forma impact of the Mergers;

          (11) Reviewed a draft of the Agreement dated December 19, 1997; and

          (12) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us or publicly available or discussed with or reviewed by or for us, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of Gold or the Company or been furnished with any such evaluation or appraisal other than the Reserve Reports. In addition, we have not conducted any physical inspection of the properties or facilities of Gold or the Company. With respect to the financial forecast information furnished to or discussed with us by Gold or the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the management of Gold or the Company as to the expected future financial performance of Gold or the Company, as the case may be. In addition, we have assumed that the Reserve Reports have been reasonably prepared and reflect the best currently available estimates and judgments of Gold and the Company and their respective Petroleum Engineers as to their respective reserves, their future hydrocarbon production volume and associated costs. We have further assumed that the Mergers will be accounted for as poolings-of-interests under generally accepted accounting principles and that the Mergers will qualify as tax-free reorganizations for U.S. federal income tax purposes. Further, we have assumed that Purple will adopt full-cost accounting principles with respect to its oil and gas operations and that any write-downs associated therewith have been reasonably prepared and reflect the best currently available estimates and judgment of the management of Purple and Gold. We have also assumed that the final form of the Agreement will be substantially in the form of the last draft reviewed by us.

[MERRILL LYNCH LOGO]

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof.

     We are acting as financial advisor to the Company in connection with the Mergers and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Mergers. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to Gold and/or its affiliates and to the Company and/or its affiliates and have received fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Common Stock and other securities of the Company, as well as Gold Common Stock and other securities of Gold, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Mergers, and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Mergers.

     We are not expressing any opinion herein as to the prices at which the Gold Common Stock will trade following the consummation of the Mergers.

     On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the Company Conversion Ratio is fair from a financial point of view to the holders of the Company Common Stock.

                                        Very truly yours,

                                        MERRILL LYNCH, PIERCE, FENNER &
                                          SMITH INCORPORATED

                                                                      APPENDIX E

                               OCEAN ENERGY, INC.
                         1998 LONG-TERM INCENTIVE PLAN

     Section 1. Purpose of the Plan. The Ocean Energy, Inc. 1998 Long-Term Incentive Plan (the "Plan") is intended to promote the interests of Ocean Energy, Inc., a Delaware corporation (the "Company"), by encouraging employees of the Company, its subsidiaries and affiliated entities and Directors (as defined below) to acquire or increase their equity interest in the Company and to provide a means whereby employees may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company thereby advancing the interests of the Company and its stockholders. The Plan is also contemplated to enhance the ability of the Company, its subsidiaries and affiliated entities to attract and retain the services of individuals who are essential for the growth and profitability of the Company.

     Section 2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

        "Affiliate" shall mean (i) any entity that, directly or through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

        "Award" shall mean any Option, Stock Appreciation Right, Restricted Stock, Performance Award, Phantom Shares, Bonus Shares or Cash Award.

        "Award Agreement" shall mean any written agreement, contract, or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

        "Board" shall mean the Board of Directors of the Company.

        "Bonus Shares" shall mean an award of Shares granted pursuant to Section 6(e) of the Plan.

        "Cash Award" shall mean an award payable in cash granted pursuant to
        Section 6(g) of the Plan.

        "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder.

        "Committee" shall mean the Compensation Committee of the Board.

        "Director" shall mean a member of the Board who is not also an Employee.

        "Employee" shall mean any employee of the Company or an Affiliate.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Fair Market Value" shall mean, with respect to Shares, the closing price of a Share quoted on the Composite Tape, or if the Shares are not listed on the New York Stock Exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or if the Shares are not listed on any such stock exchange, the last sale price, or if none is reported, the highest closing bid quotation on the National Association of Securities Dealers, Inc., Automated Quotations System or any successor system then in use on the Date of Grant, or if none are available on such day, on the next preceding day for which are available, or if no such quotations are available, the fair market value on the date of grant of a Share as determined in good faith by the Board. In the event the Shares are not publicly traded at the time a determination of its fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee.

        "Incentive Stock Option" or "ISO" shall mean an option granted under
        Section 6(a) of the Plan that is intended to qualify as an "incentive stock option" under Section 422 of the Code or any successor provision thereto.

        "Non-Qualified Stock Option" or "NQO" shall mean an option granted under Sections 6(a) or 6(h) of the Plan that is not intended to be an Incentive Stock Option.

        "Option" shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

        "Participant" shall mean any individual granted an Award under the Plan.

        "Performance Award" shall mean any right granted under Section 6(d) of the Plan.

        "Person" shall mean individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

        "Phantom Shares" shall mean an Award of the right to receive Shares issued at the end of a Restricted Period which is granted pursuant to
        Section 6(f) of the Plan.

        "Restricted Period" shall mean the period established by the Committee with respect to an Award during which the Award either remains subject to forfeiture or is not exercisable by the Participant.

        "Restricted Stock" shall mean any Share, prior to the lapse of restrictions thereon, granted under Section 6(c) of the Plan.

        "Rule 16b-3" shall mean Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

        "SEC" shall mean the Securities and Exchange Commission, or any successor thereto.

        "Shares" or "Common Shares" or "Common Stock" shall mean the common stock of the Company, $0.01 par value, and such other securities or property as may become the subject of Awards of the Plan.

        "Stock Appreciation Right" or "Right" shall mean any right to receive the appreciation of Shares granted under Section 6(b) of the Plan.

        "Substitute Award" shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by (i) a company acquired by the Company or one or more of its Affiliates, or (ii) a company with which the Company or one or more of its Affiliates combines. To the extent reasonably practical, as determined by the Committee in its sole discretion, Substitute Awards shall contain the same terms and conditions as the award they replace.

     Section 3. Administration. The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to an eligible Employee; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, any stockholder and any Employee.

     Section 4.  Shares Available for Awards.

     (a) Shares Available. Subject to adjustment as provided in Section 4(c) and below, the number of Shares with respect to which Awards may be granted under the Plan shall be 2,900,000. If any Shares covered by an Award granted under the Plan, or to which such an Award relates, are forfeited, or if an Award otherwise terminates or is canceled without the delivery of Shares or of other consideration, then the Shares covered by such Award, or to which such Award relates, or the number of Shares otherwise counted against the aggregate number of Shares with respect to which Awards may be granted, to the extent of any such forfeiture, termination or cancellation, shall again be, or shall become, Shares with respect to which Awards may be granted. Further, (i) to the extent an Award is exercised through the Participant's delivery of Shares, the number of Shares available for Awards (other than Incentive Stock Options) under the Plan shall be increased by the number of Shares so delivered and (ii) Shares underlying Substitute Awards shall not be counted against the number of Shares available for Awards under the Plan (other than Incentive Stock Options), but only to the extent such provision(s) would not cause the Plan to violate Section 422(b)(1) of the Code or Section 162(m)(4)(C) of the Code.

     (b) Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

     (c) Adjustments. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) with respect to which Awards may be granted,
(ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, in each case, that with respect to Awards of Incentive Stock Options and Awards intended to qualify as performance based compensation under Section 162(m)(4)(C) of the Code, no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate
Section 422(b)(1) of the Code or would cause such Award to fail to so qualify under Section 162(m) of the Code, as the case may be, or any successor provisions thereto; and provided, further, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

     Section 5.  Eligibility. Other than Awards granted to Directors pursuant to
Section 6(h) of the Plan, any Employee shall be eligible to be designated a Participant. However, no Employee may receive Options and/or Stock Appreciation Rights during the term of the Plan that, in the aggregate, are with respect to more than 33-1/3% of all Shares that may be made subject to Awards under the Plan. Further, Restricted Stock, Performance Awards, Phantom Shares and Bonus Shares paid in Shares may not, in the aggregate, exceed 20% of all Shares that may be the subject of Awards under the Plan.

     Section 6.  Awards.

     (a) Options. Subject to the provisions of the Plan, the Committee shall have the authority to determine the Employees to whom Options shall be granted, the number of Shares to be covered by each Option, the purchase price therefor and the conditions and limitations applicable to the exercise of the Option, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

          (i) Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee at the time each Option is granted, but shall not be less than the Fair Market Value of a Share on such date, unless such Option is a Substitute Award.

          (ii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms (which may include, without limitation, cash, already-owned Shares, outstanding Awards, Shares that would otherwise be acquired upon exercise of the Option, a "cashless-broker" exercise (through procedures approved by the Company), other securities or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price) in which payment of the exercise price with respect thereto may be made or deemed to have been made.

          (iii) Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder. Incentive Stock Options may be granted only to employees of the Company and its subsidiaries, within the meaning of Section 424(f) of the Code.

          (iv) Expiration. Each Option shall expire ten (10) years from the date of grant thereof, and, unless provided otherwise in the Award Agreement, shall be subject to earlier termination as follows: Options, to the extent exercisable as of the date a Participant ceases to be an Employee, must be exercised within three (3) months of such date unless such event results from death, disability or retirement, in which case all outstanding Options held by such Participant may be exercised in full by the optionee, the optionee's legal representative, heir or devisee, as the case may be, within two (2) years from the date of the Participant's death, disability or retirement; provided, however, that no such event shall extend the expiration date of an Option beyond the 10th anniversary of its date of grant. Options that are not exercisable on termination of employment shall be automatically canceled on termination of employment. For purposes hereof, (x) "disability" means the Participant is receiving benefits under a long-term disability plan of the Company or, if the Company does not maintain such a plan, a determination by the Committee, upon the basis of medical evidence satisfactory to it, that the Participant is totally disabled, whether due to a physical or mental condition, such that he is expected to be unable to continue his employment for a continuous period of 12 or more months, and (y) "retirement" means a termination of employment on or after the Participant has reached age 65 or, with the consent of the Committee, on or after reaching age 55.

     (b) Stock Appreciation Rights. Subject to the provisions of the Plan, the Committee shall have the authority to determine the Employees to whom Stock Appreciation Rights shall be granted, the number of Shares to be covered by each Stock Appreciation Right Award, the grant price thereof and the conditions and limitations applicable to the exercise thereof. A Stock Appreciation Right may be granted in tandem with another Award, in addition to another Award, or freestanding and unrelated to another Award. A Stock Appreciation Right granted in tandem with or in addition to another Award may be granted either at the same time as such other Award or at a later time.

          (i) Grant Price. The grant price of a Stock Appreciation Right shall be determined by the Committee on the date of grant, but shall not be less than the Fair Market Value of a Share on such date, unless such Stock Appreciation Right is a Substitute Award.

          (ii) Other Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine, at or after the grant of a Stock Appreciation Right, the term, methods of exercise, methods of settlement, and any other terms and conditions of any Stock Appreciation Right. Any such determination by the Committee may be changed by the Committee from time to time and may govern the exercise of Stock Appreciation Rights granted or exercised prior to such determination as well as Stock Appreciation Rights granted or exercised thereafter. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it shall deem appropriate.

          (iii) Expiration. Each Right shall expire ten (10) years from the date of grant thereof, or, if granted in tandem with another Award, upon the expiration of such tandem Award, if earlier, and, unless provided otherwise in the Award Agreement, shall be subject to earlier termination as follows: Rights, to the extent exercisable as of the date a Participant ceases to be an Employee, must be exercised within three (3) months of such date unless such event results from death, disability or retirement, in which case all outstanding Rights held by such Participant may be exercised in full by the Participant, the Participant's legal representative, heir or devisee, as the case may be, within two (2) years from the date of the Participant's death, disability or retirement; provided, however, that no such event shall extend the expiration date of an Right beyond the 10th anniversary of its date of grant. Rights that are not exercisable on termination of employment shall be automatically canceled on termination of employment. For purposes hereof, "disability" and "retirement" shall have their respective meanings as set forth in Section 6(a)(iv).

     (c) Restricted Stock. Subject to the provisions of the Plan, the Committee shall have the authority to determine the Employees to whom Restricted Stock shall be granted, the number of Shares of Restricted Stock to be granted to each such Participant, the duration of the Restricted Period during which, and the conditions, including performance criteria, if any, under which, the Restricted Stock may be forfeited to the Company, and the other terms and conditions of such Awards.

          (i) Dividends. Dividends paid on Restricted Stock may be paid directly to the Participant, may be subject to risk of forfeiture and/or transfer restrictions during any period established by the Committee or sequestered and held in a bookkeeping cash account (with or without interest) or reinvested on an immediate or deferred basis in additional shares of Common Stock, which credit or shares may be subject to the same restrictions as the underlying Award or such other restrictions, all as determined by the Committee in its discretion.

          (ii) Registration. Any Restricted Stock may be evidenced in such manner as the Committee shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

          (iii) Forfeiture and Restrictions Lapse. Except as otherwise determined by the Committee or the terms of the Award that granted the Restricted Stock, upon termination of a Participant's employment (as determined under criteria established by the Committee) for any reason during the applicable Restricted Period, all Restricted Stock shall be forfeited by the Participant and re-acquired by the Company. The Committee may, when it finds that a waiver would be in the best interests of the Company and not cause such Award, if it is intended to qualify as performance based compensation under Section 162(m) of the Code, to fail to so qualify under Section 162(m) of the Code, waive in whole or in part any or all remaining restrictions with respect to such Participant's Restricted Stock. Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be issued to the holder of Restricted Stock promptly after the applicable restrictions have lapsed or otherwise been satisfied.

          (iv) Transfer Restrictions. During the Restricted Period, Restricted Stock will be subject to the limitations on transfer as provided in Section 6(i)(iii).

     (d) Performance Awards. The Committee shall have the authority to determine the Employees who shall receive a Performance Award, which shall be denominated as a cash amount at the time of grant and confer on the Participant the right to receive payment of such Award, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish with respect to the Award.

          (i) Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount of any payment or transfer to be made pursuant to any Performance Award.

          (ii) Payment of Performance Awards. Performance Awards may be paid (in cash and/or in Shares, in the sole discretion of the Committee) in a lump sum or in installments following the close of the performance period, in accordance with procedures established by the Committee with respect to such Award.

     (e) Bonus Shares. The Committee shall have the authority, in its discretion, to grant Bonus Shares to eligible Employees. Each Bonus Share shall constitute a transfer of an unrestricted Share to the Participant, without other payment therefor, as additional compensation for the Participant's services to the Company.

     (f) Phantom Shares. The Committee shall have the authority to grant Awards of Phantom Shares to eligible Employees upon such terms and conditions as the Committee may determine.

          (i) Terms and Conditions. Each Phantom Share Award shall constitute an agreement by the Company to issue or transfer a specified number of Shares or pay an amount of cash equal to a specified number of Shares, or a combination thereof to the Participant in the future, subject to the fulfillment during the Restricted Period of such conditions, including performance objectives, if any, as the Committee may specify at the date of grant. During the Restricted Period, the Participant shall not have any right to transfer any rights under the subject Award, shall not have any rights of ownership in the Phantom Shares and shall not have any right to vote such shares.

          (ii) Dividends. Any Phantom Share award may provide that any or all dividends or other distributions paid on Shares during the Restricted Period be credited in a cash bookkeeping account (without interest) or that equivalent additional Phantom Shares be awarded, which account or shares may be subject to the same restrictions as the underlying Award or such other restrictions as the Committee may determine.

     (g) Cash Awards. The Committee shall have the authority to determine the Employees to whom Cash Awards shall be granted, the amount, and the terms or conditions, if any, as additional compensation for the Employee's services to the Company or its Affiliates. A Cash Award may be granted (simultaneously or subsequently) separately or in tandem with another Award and may entitle a Participant to receive a specified amount of cash from the Company upon such other Award becoming taxable to the Participant, which cash amount may be based on a formula relating to the anticipated taxable income associated with such other Award and the payment of the Cash Award.

     (h) Granting of Options to Directors. Each individual who serves as a Director on the effective date of the Plan or who is elected or appointed as a Director for the first time after such date shall receive, as of the effective date of the Plan or the date of his or her election or appointment as a Director for the first time after such date, whichever is applicable, and without the exercise of the discretion of any person or persons, a Non-Qualified Stock Option (an "Initial Grant") exercisable for 25,000 Shares (subject to adjustment in the same manner as provided in Section 7 hereof with respect to Shares subject to Options then outstanding). As of the date of the annual meeting of the stockholders of the Company ("Annual Meeting") in each year after 1998 that the Plan is in effect, each Director who is in office immediately after such meeting and who is not then entitled to receive an Initial Grant pursuant to the preceding provisions of this Section 6(h) shall receive, without the exercise of the discretion of any person or persons, a Non-Qualified Stock Option exercisable for 3,000 Shares (an "Annual Grant") (subject to adjustment in the same manner as provided in Section 7 hereof with respect to shares of Stock subject to Options then outstanding).

          (i) Other Terms and Conditions. The following provisions are applicable to Options granted pursuant to this Section 6(h):

             A. Subject to the following provisions, (1) an Initial Grant shall become exercisable for 50% of the Shares covered thereby on the date of grant, and for the remaining 50% thereof on the first Annual Meeting following its date of grant and (2) an Annual Grant shall become exercisable for 33 1/3% of the Shares covered thereby on the first Annual Meeting following the date of grant, and thereafter, for an additional 33 1/3% of the Shares covered thereby on each of the second and third Annual Meetings following the date of grant.

             B. The purchase price of a Share covered under an Option granted under this Section 6(h) shall be the Fair Market Value of a Share on the date of grant.

             C. To the extent that the right to exercise an Option has accrued and is in effect, the Option may be exercised in full at one time or in part from time to time by giving written notice, signed by the optionee exercising the Option, to the Company, stating the number of Shares with respect to which the Option is being exercised, accompanied by payment in full for such Shares, which payment may be in cash, already-owned Shares, a "cashless-broker" exercise (through procedures approved by the Company), or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price in which payment of the exercise price with respect thereto may be made or deemed to have been made; provided however, that (i) no Option shall be exercisable after ten (10) years from the date on which it was granted, and (ii) there shall be no such exercise at any one time for fewer than one hundred (100) Shares or for all of the remaining Shares then purchasable by the optionee exercising the Option, if fewer than one hundred (100) Shares.

             D. Each Option shall expire ten (10) years from the date of grant thereof, subject to earlier termination as follows: Options, to the extent exercisable as of the date a Director optionee ceases to serve as a director of the Company, must be exercised within three (3) months of such date unless such event results from death, or disability or retirement, as such disability or retirement is determined by the Committee, in which case all outstanding Options held by such Director may be exercised in full by the optionee, the optionee's legal representative, heir or devisee, as the case may be, within two (2) years from the date of death, disability or retirement; provided, however, that no such event shall extend the normal expiration date of such Options. Options not exercisable on termination as provided above shall be automatically canceled on termination.

             E. Upon exercise of the Option, delivery of a certificate for fully paid and nonassessable Shares shall be made at the corporate office of the Company to the optionee exercising the Option either at such time during ordinary business hours after fifteen (15) days but not more than thirty (30) days from the date of receipt of the notice by the Company as shall be designated in such notice, or at such time, place and manner as may be agreed upon by the Company and the optionee exercising the Option.

          (ii) Number of Available Shares. In the event that the number of Shares available for grants under the Plan is insufficient to make all grants provided for in this Section 6(h) hereby made on the applicable date, then all Directors who are entitled to a grant on such date shall share ratably in the number of Shares then available for grant under the Plan, and shall have no right to receive a grant with respect to the deficiencies in the number of available Shares and the grants under this
     Section 6(h) shall terminate.

     (i)  General.

          (i) Awards May Be Granted Separately or Together. Awards to Employees may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

          (ii) Forms of Payment by Company Under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments.

     (iii)  Limits on Transfer of Awards.

             (A) Except as provided in (C) below, each Award, and each right under any Award, shall be exercisable only by the Participant during the Participant's lifetime, or, if permissible under applicable law, by the Participant's guardian or legal representative or by a transferee receiving such Award pursuant to a qualified domestic relations order (a "QDRO") as determined by the Committee.

             (B) Except as provided in (C) below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution (or, in the case of Restricted Stock, to the Company) or pursuant to a QDRO and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

             (C) Notwithstanding anything in the Plan to the contrary, except to the extent specifically provided otherwise by the Committee is an Award Agreement, Non-qualified Stock Options may be transferred by the optionee to one or more permitted transferees; provided that (i) there may be no consideration given for such transfer, (ii) the optionee (or such optionee's estate or representative) shall remain obligated to satisfy all employment tax and other withholding tax obligations associated with the exercise of the transferred Options, (iii) the optionee shall notify the Company in writing that such transfer has occurred, the identity and address of the permitted transferee and the relationship of the permitted transferee to the optionee, and (iv) such transfer shall be effected pursuant to transfer documents approved from time to time by the Company. Any permitted transferee may not further assign or transfer the transferred Option otherwise than by will or the laws of descent and distribution. Following any permitted transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable to the Option immediately prior to the transfer, provided that the term "optionee" as used in the Plan shall be deemed to refer also to each permitted transferee where required by the context. A transferred Option may only be exercised by a transferee to the same extent such Option could, at such time, be exercised by the optionee "but for" such transfer. The term "permitted transferees" shall mean one or more of the following: (i) any member of the optionee's immediately family; (ii) a trust established for the exclusive benefit of one or more members of such immediately family; (iii) a partnership in which such immediately family members are the only partners; or (iv) any other person approved from time to time by the Committee. The term "immediate family" is defined for such purpose as spouses, children, stepchildren and grandchildren, including relationships arising from adoption.

          (iv) Term of Awards. The term of each Award (other than pursuant to Section 6(h)) shall be for such period as may be determined by the Committee; provided, that in no event shall the term of any Award exceed a period of ten (10) years from the date of its grant.

          (v) Share Certificates. All certificates for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

          (vi) Consideration for Grants. Awards may be granted for no cash consideration or for such consideration as the Committee determines including, without limitation, such minimal cash consideration as may be required by applicable law.

          (vii) Delivery of Shares or other Securities and Payment by Participant of Consideration. No Shares or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement is received by the Company, including without limitation, all applicable withholding taxes. Such payment may be made by such method or methods and in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards or other property, withholding of Shares, cashless exercise with simultaneous sale, or any combination thereof; provided that the combined value, as determined by the Committee, of all cash and cash equivalents and the Fair Market Value of any such Shares or other property so tendered to the Company, as of the date of such tender, is at least equal to the full amount required to be paid pursuant to the Plan or the applicable Award Agreement to the Company.

          (viii) Performance Criteria and Payment Limits. Where necessary, the Committee shall establish performance goals applicable to those Awards the payment of which is intended by the Committee to qualify as "performancebased compensation" as described in Section 162(m)(4)(C) of the Code. Until changed by the Committee, the performance goals shall be based upon the attainment of such target levels of net income, cash flows, reserve additions or revisions, acquisitions, total capitalization, total or comparative shareholder return, assets, exploration successes, production volumes, findings and development costs, costs reductions and savings, reportable incidents in safety or environmental matters, return on equity, profit margin or sales, and/or earnings per share as may be specified by the Committee. Which factor or factors to be used with respect to any grant, and the weight to be accorded thereto if more than one factor is used, shall be determined by the Committee at the time of grant. The maximum amount of compensation that may be paid to any Participant with respect to any single Performance Award or Cash Award in any calendar year shall be $1.5 million. With respect to any Restricted Stock Award, Phantom Stock Award, or Cash Award granted in tandem with, and expressed as a percentage of, a Share-denominated Award which is intended to qualify as "performance-based compensation", the maximum payment to any Participant with respect to such Award in any calendar year shall be an amount (in cash and/or in Shares) equal to the Fair Market Value of the number of Shares subject to such Award.

     Section 7. Amendment and Termination. Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

          (a) Amendments to the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of any stockholder, Participant, other holder or beneficiary of an Award, or other Person; provided, however, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the stockholders of the Company no such amendment, alteration, suspension, discontinuation, or termination shall be made that would (i) increase the total number of Shares available for Awards under the Plan, except as provided in Section 4(c) of the Plan;
     (ii) increase the class of eligible Participants; or (iii) amend the eligibility requirements for Awards under the Plan.

          (b) Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted (other than Awards granted under Section 6(h)), provided no change, other than pursuant to Section 7(c), in any Award shall reduce the benefit to Participant without the consent of such Participant. Notwithstanding the foregoing, with respect to any Award intended to qualify as performance-based compensation under Section 162(m) of the Code, no adjustment shall be authorized to the extent such adjustment would cause the Award to fail to so qualify.

          (c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(c) of the Plan) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Notwithstanding the foregoing, with respect to any Award intended to qualify as performance-based compensation under Section 162(m) of the Code, no adjustment shall be authorized to the extent such adjustment would cause the Award to fail to so qualify.

     Section 8. Change in Control. Notwithstanding any other provision of this Plan to the contrary, in the event of a Change in Control of the Company, all outstanding Awards granted prior to the date of the Change in Control automatically shall become fully vested on such Change in Control, all restrictions, if any, with respect to such Awards shall lapse, and all performance criteria, if any, with respect to such Awards shall be deemed to have been met in full (at the maximum performance level). For purposes of this Plan, a "Change in Control" shall be deemed to occur:

          (i) if any person (as such term is used in sections 13(d) and 14(d)(2) of the Exchange Act), other than the Company, any parent corporation or subsidiary corporation of the Company or any employee benefit plan of the Company or any such entity, is or becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities,

          (ii) upon the first purchase of the Company's common stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by the Company),

          (iii) on the date of consummation of a merger, consolidation, recapitalization, reorganization, sale or disposition of all or a substantial portion of the Company's assets, or the issuance of shares of stock of the Company in connection with the acquisition of the stock or assets of another entity, provided, however, that a Change in Control shall not occur under this clause (iii) if consummation of the transaction would result in at least 66 2/3% of the total voting power represented by the voting securities of the Company (or, if not the Company, the entity that succeeds to all or substantially all of the Company's business) outstanding immediately after such transaction being beneficially owned (within the meaning of Rule 13d-3 promulgated pursuant to the Exchange Act) by at least 66 2/3% of the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction, or

          (iv) if, during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election or nomination for the election by the Company's stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     Section 9. Parachute Tax Gross-Up. To the extent that the grant, payment, or acceleration of vesting or payment, whether in cash or stock, of any Award made to a Participant under the Plan is subject to an excise tax under Section 4999(a) of the Code, or any similar or successor provision (a "Parachute Tax"), the Company shall pay such Participant an additional amount of cash (the "Grossup Amount") such that the "net" after-tax benefit received by the Participant, after paying all applicable Parachute Taxes with respect to such Awards (including those on the Gross-up Amount) and any federal or state taxes on the Gross-up Amount, shall be equal to the net after-tax benefit that such Participant would have received if such Parachute Tax had not been applicable.

     Section 10.  General Provisions.

          (a) No Rights to Awards. No Employee, Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Employees, Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each recipient.

          (b) Withholding. The Company or any Affiliate is authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, Shares that would otherwise be issued pursuant to such Award, other Awards or other property) of any applicable taxes payable in respect of an Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. Any Participant who is subject to Rule 16b-3 may direct the Company to withhold Shares or may tender Shares to the Company to satisfy his tax withholding obligations.

          (c) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

          (d) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable Federal law.

          (e) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

          (f) Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance of transfer or such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

          (g) No Trust or Fund Created. Neither the Plan nor the Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or any Affiliate.

          (h) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be cancelled, terminated, or otherwise eliminated.

          (i) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

     Section 11. Effective Date of the Plan. The Plan shall be effective as of the date of its approval by the Board, provided the Plan is subsequently approved by the stockholders of the Company within 12 months thereafter.

     Section 12. Effectiveness and Term of the Plan. The Plan shall become effective on the Effective Time, as such term is defined in the Agreement and Plan of Merger, dated as of December 22, 1997, as amended, by and among the Company, United Meridian Corporation, and OEI Holding Corporation, subject to the approval of the Plan by the stockholders of the Company. No Award shall be granted under the Plan after the tenth anniversary of the date the Plan was adopted by the Board or approved by the stockholders, whichever is earlier. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under any such Award shall, extend beyond such date.

                      [FORM OF OCEAN ENERGY, INC. PROXY]


                              OCEAN ENERGY, INC.

            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
       THE COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS MARCH 27, 1998

P The undersigned hereby constitutes and appoints James C. Flores, Robert L. Belk and Robert K. Reeves and each or any of them, his true and lawful
R attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to attend the Annual Meeting of
O Stockholders of Ocean Energy, Inc. (the "Company") to be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas on Friday, March 27, 1998
X at 9:30 a.m. Houston Time, and any adjournment(s) thereof, with all powers the undersigned would possess if personally present and to vote thereat, as
Y provided on the reverse side of this card, the number of shares the undersigned would be entitled to vote if personally present. In accordance with their discretion, said attorneys and proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

     Every properly signed proxy will be voted in accordance with the specifications made on the reverse side of this card. If not otherwise specified, this proxy will be voted for proposals 1, 2, 3 and 4. All prior proxies are hereby revoked.

                                                               See Reverse Side

      ---                                                                                                       ---
                                                    OCEAN ENERGY, INC.
                         PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.        [X]

1.   Approval and adoption of the        For   Against  Abstain         3. Ratification of the appointment     For  Against  Abstain
     Agreement and Plan of Merger,       [ ]     [ ]     [ ]               of Arthur Andersen LLP as the       [ ]    [ ]      [ ]
     dated as of December 22, 1997                                         independent auditors of the
     as amended by Amendments No. 1                                        Company for the fiscal year 1998.
     and 2, among the Company,
     United Meridian Corporation
     And OEI Holding Corporation.                                       4. Ratification and                    For  Against  Abstain
                                                                           approval of the Ocean               [ ]    [ ]      [ ]
                                                                           Energy, Inc. 1998
2.   Election of Directors                                For All          Long-Term Incentive Plan.
     Nominees: James C. Flores             For  Withheld  Except
               Thomas D. Clark, Jr.        [ ]     [ ]     [ ]

                                         ___________________
                                           Nominee Exception


                                                    Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give
 [_] Check if Change of Address.                    full title as such.

                                                    Signature _________________________________ Date _____________________, 1998
                                                    Signature _________________________________ Date _____________________, 1998


                     ----                                                                             ----

                [UNITED MERIDIAN CORPORATION LOGO APPEARS HERE]

                                FORM OF PROXY

                          UNITED MERIDIAN CORPORATION
                 1201 Louisiana, Suite 1400, Houston, TX 77002

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints John B. Brock, Jonathan M. Clarkson and John
    J. Patton as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Series A Voting Common Stock of United Meridian Corporation held of record by the undersigned on February 20, 1998, at the special meeting of stockholders to be held on March 27, 1998 or any adjournment thereof.

              [reverse]
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY                          Please mark
THE UNDERSIGNED STOCKHOLDER.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE                                 your votes as  [X]
VOTED "FOR" PROPOSALS 1 AND 2.                                                                            indicated in
                                                                                                          this example

A VOTE "FOR" PROPOSALS 1 AND 2 IS RECOMMENDED BY THE BOARD OF DIRECTORS.
                                                                                                          FOR  AGAINST  ABSTAIN
Item 1- Proposal to adopt the Agreement and Plan of Merger, dated as of December
        22, 1997, as amended by that certain Amendment No. 1 thereto dated as of                           [ ]    [ ]      [ ]
        January 7, 1998 and that certain Amendment No. 2 thereto dated as of
        February 20, 1998 (the "Merger Agreement"), among OEI Holding                                      [ ]    [ ]      [ ]
        Corporation, United Meridian Corporation ("UMC") and Ocean Energy, Inc.
        ("OEI"), and to approve the merger of UMC with and into OEI and the other transactions contemplated by the Merger Agreement.

Item 2- In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the special meeting.

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

--------------------------------------------------------

                                                                            Please sign exactly as name appears below.  When
                                                                            shares are held by joint tenants, both should sign.
                                                                            When signing as attorney, as executor, administrator,
                                                                            trustee or guardian, please give full title as such.
                                                                            If a corporation, please sign in full corporate name
                                                                            by President or other authorized officer.  If a
                                                                            partnership, please sign in partnership name by
                                                                            authorized person.

                                                                            DATED ___________________________________, 1998

                                                                            _______________________________________________
                                                                            SIGNATURE

                                                                            ------------------------------------------------
                                                                            SIGNATURE

                                                                            PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                                                                            PROMPTLY USING THE ENCLOSED ENVELOPE


                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding inferred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys; fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

     Section 7(d) of the OEI Certificate, as amended at the Effective Time, will state that:

          "A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the

     General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this Section by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification."

     Section 7(c) of the OEI Certificate and Article IX of the OEI Bylaws, each as amended at the Effective Time, will further provide that OEI shall indemnify its officers and directors to the fullest extent permitted by the DGCL. Pursuant to such provision, OEI has entered into agreements with its officers and directors which provide for indemnification of such persons.

     OEI maintains insurance coverage providing directors and officers with indemnification, subject to certain exclusions and to the extent not otherwise indemnified by OEI, against loss (including expenses incurred in the defense of actions, suits or proceeds in connection therewith) arising from any negligent act, error, omission or breach of duty while acting in their capacity as directors and officers of OEI. The policies also reimburse OEI for liability incurred in the indemnification of its directors and officers.

     OEI has entered into indemnification agreements with its directors and certain executive officers which provide for indemnification of such persons to the fullest extent allowed by Delaware law.

ITEM 21. EXHIBITS


        EXHIBIT
          NO.                                EXHIBIT DESCRIPTION
        -------                              -------------------
           2.1           -- Agreement and Plan of Merger, dated as of December 22,
                            1997 among Newco, UMC and OEI (incorporated by reference
                            to Exhibit 2.1 to United Meridian Corporation's Current
                            Report on Form 8-K filed on December 23, 1997).
          *2.2           -- Amendment No. 1 to Agreement and Plan of Merger, dated as of January 7, 1997, among Newco, UMC and OEI.
         **2.3           -- Amendment No. 2 to Agreement and Plan of Merger, dated as of February 20, 1998, among Newco, UMC and OEI.
           3.1           -- Certificate of Incorporation of OEI (incorporated by
                            reference to Exhibit 3.1 to the Registrant's Registration
                            Statement on Form S-1 (No. 33-84308)).
           3.2           -- Amendment to Certificate of Incorporation of OEI
                            (incorporated by reference to Exhibit 3.1 to the
                            Registrant's Quarterly Report on Form 10-Q for the
                            quarterly period ended June 30, 1997).
           3.3           -- Amended and Restated Bylaws of OEI (incorporated by
                            reference to Exhibit 3.3 to the Registrant's Annual
                            Report on Form 10-K for the fiscal year ended December
                            31, 1997).
           4.1           -- Rights Agreement, dated as of December 22, 1997, between
                            OEI and Harris Trust and Savings Bank, as Rights Agent
                            (incorporated by reference to Exhibit 1 to the
                            Registrant's Form 8-A filed on December 23, 1997).
           4.2           -- First Amendment to Rights Agreement, dated as of February
                            20, 1998, between OEI and Harris Trust and Savings Bank,
                            as Rights Agent (incorporated by reference to Exhibit 4.7
                            to the Registrant's Annual Report on Form 10-K for the
                            fiscal year ended December 31, 1997).
          *5.1           -- Opinion of Andrews & Kurth L.L.P. regarding legality of the securities to be registered.
         **8.1           -- Opinion of Andrews & Kurth L.L.P. regarding tax matters.
         **8.2           -- Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                            regarding tax matters.
          23.1           -- Consents of Andrews & Kurth L.L.P. (included in the
                            opinions filed as Exhibits 5.1 and 8.1 to this
                            Registration Statement).

        EXHIBIT
          NO.                                EXHIBIT DESCRIPTION
        -------                              -------------------
          23.2           -- Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                            (included in the opinion filed as Exhibit 8.2 to this
                            Registration Statement).
        **23.3           -- Consent of Independent Public Accountants -- OEI.
        **23.4           -- Consent of Independent Public Accountants -- UMC.
        **23.5           -- Consent of Netherland, Sewell & Associates, Inc. -- OEI.
        **23.6           -- Consent of Netherland, Sewell & Associates, Inc. -- UMC.
        **23.7           -- Consent of McDaniel & Associates Consultants,
                            Ltd. -- UMC.
        **23.8           -- Consent of Ryder Scott Company -- UMC.
         *24.1           -- Powers of Attorney (included in the signature pages of
                            this Registration Statement).


---------------


 * Previously filed.



** Filed herewith.


ITEM 22. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

          (1) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
     Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (2) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information;

          (3) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

          (4) That every prospectus: (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (5) To respond to requests for information that is incorporated by reference into this Joint Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

          (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on February 20, 1998.


                                            OCEAN ENERGY, INC.


                                            By:    /s/ JAMES C. FLORES*


                                              ----------------------------------
                                                       James C. Flores
                                               Chairman of the Board, President
                                                 and Chief Executive Officer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, AS AMENDED, THIS AMENDMENT NO. 1 TO THIS REGISTRATION STATEMENT ON FORM S-4 HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON FEBRUARY 20, 1998.



                        NAME                                               TITLE
                        ----                                               -----

                /s/ JAMES C. FLORES*                   Chairman of the Board of Directors, President
-----------------------------------------------------    and Chief Executive Officer (Principal
                   James C. Flores                       Executive Officer)

                 /s/ ROBERT L. BELK*                   Executive Vice President, Chief Financial
-----------------------------------------------------    Officer, Treasurer and Director (Principal
                   Robert L. Belk                        Financial and Accounting Officer)

           /s/ RICHARD G. ZEPERNICK, JR.*              Executive Vice President -- Exploration &
-----------------------------------------------------    Production and Director
              Richard G. Zepernick, Jr.

                /s/ THOMAS D. CLARK*                   Director
-----------------------------------------------------
                   Thomas D. Clark

                /s/ LODWRICK M. COOK*                  Director
-----------------------------------------------------
                  Lodwrick M. Cook

              /s/ CHARLES F. MITCHELL*                 Director
-----------------------------------------------------
                 Charles F. Mitchell

              /s/ WILLIAM W. RUCKS, IV*                Director
-----------------------------------------------------
                William W. Rucks, IV

                /s/ MILTON J. WOMACK*                  Director
-----------------------------------------------------
                  Milton J. Womack

             * By: /s/ ROBERT K. REEVES
   -----------------------------------------------
                  Robert K. Reeves
     (pursuant to a power of attorney filed with
   this Registration Statement on January 8, 1998)

                               INDEX TO EXHIBITS


        EXHIBIT
          NO.                                EXHIBIT DESCRIPTION
        -------                              -------------------
           2.1           -- Agreement and Plan of Merger, dated as of December 22,
                            1997 among Newco, UMC and OEI (incorporated by reference
                            to Exhibit 2.1 to United Meridian Corporation's Current
                            Report on Form 8-K filed on December 23, 1997).
          *2.2           -- Amendment No. 1 to Agreement and Plan of Merger, dated as of January 7, 1997, among Newco, UMC and OEI.
         **2.3           -- Amendment No. 2 to Agreement and Plan of Merger, dated as of February 20, 1998, among Newco, UMC and OEI.
           3.1           -- Certificate of Incorporation of OEI (incorporated by
                            reference to Exhibit 3.1 to the Registrant's Registration
                            Statement on Form S-1 (No. 33-84308)).
           3.2           -- Amendment to Certificate of Incorporation of OEI
                            (incorporated by reference to Exhibit 3.1 to the
                            Registrant's Quarterly Report on Form 10-Q for the
                            quarterly period ended June 30, 1997).
           3.3           -- Amended and Restated Bylaws of OEI (incorporated by
                            reference to Exhibit 3.3 to the Registrant's Annual
                            Report on Form 10-K for the fiscal year ended December
                            31, 1997).
           4.1           -- Rights Agreement, dated as of December 22, 1997, between
                            OEI and Harris Trust and Savings Bank, as Rights Agent
                            (incorporated by reference to Exhibit 1 to the
                            Registrant's Form 8-A filed on December 23, 1997).
           4.2           -- First Amendment to Rights Agreement, dated as of February
                            20, 1998, between OEI and Harris Trust and Savings Bank,
                            as Rights Agent (incorporated by reference to Exhibit 4.7
                            to the Registrant's Annual Report on Form 10-K for the
                            fiscal year ended December 31, 1997).
          *5.1           -- Opinion of Andrews & Kurth L.L.P. regarding legality of the securities to be registered.
         **8.1           -- Opinion of Andrews & Kurth L.L.P. regarding tax matters.
         **8.2           -- Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                            regarding tax matters.
          23.1           -- Consents of Andrews & Kurth L.L.P. (included in the
                            opinions filed as Exhibits 5.1 and 8.1 to this
                            Registration Statement).
          23.2           -- Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                            (included in the opinion filed as Exhibit 8.2 to this
                            Registration Statement).
        **23.3           -- Consent of Independent Public Accountants -- OEI.
        **23.4           -- Consent of Independent Public Accountants -- UMC.
        **23.5           -- Consent of Netherland, Sewell & Associates, Inc. -- OEI.
        **23.6           -- Consent of Netherland, Sewell & Associates, Inc. -- UMC.
        **23.7           -- Consent of McDaniel & Associates Consultants,
                            Ltd. -- UMC.
        **23.8           -- Consent of Ryder Scott Company -- UMC.
         *24.1           -- Powers of Attorney (included in the signature pages of
                            this Registration Statement).


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 * Previously filed.



** Filed herewith.